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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           HILTON HOTELS CORPORATION

            (Exact name of registrants as specified in its charter)

           DELAWARE                        7011                    362058176
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial           Identification Number)
incorporation or organization)  Classification Code Number)

               9336 CIVIC CENTER DRIVE, BEVERLY HILLS, CA 90210,
                            TELEPHONE (310) 278-4321
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 THOMAS E. GALLAGHER, EXECUTIVE VICE PRESIDENT,
          CHIEF ADMINISTRATIVE OFFICER, GENERAL COUNSEL AND SECRETARY,
                            9336 CIVIC CENTER DRIVE,
                            BEVERLY HILLS, CA 90210,
                            TELEPHONE (310) 278-4321
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                WITH COPIES TO:


        ANDREW E. BOGEN, ESQ.                    JOSEPH RINALDI, ESQ.                   J. KENDALL HUBER, ESQ.
     GIBSON, DUNN & CRUTCHER LLP                DAVIS POLK & WARDWELL                 EXECUTIVE VICE PRESIDENT,
        333 South Grand Avenue                   450 Lexington Avenue               GENERAL COUNSEL AND SECRETARY
        Los Angeles, CA 90071                     New York, NY 10017                   PROMUS HOTEL CORPORATION
            (213) 229-7000                          (212) 450-4000              755 Crossover Lane, Memphis, TN 38117
                                                                                            (901) 374-5103


                         ------------------------------


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE AND ALL OTHER CONDITIONS TO THE MERGER OF PROMUS HOTEL CORPORATION ("PROMUS") WITH A SUBSIDIARY OF HILTON HOTELS CORPORATION ("HILTON") PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF SEPTEMBER 3, 1999, DESCRIBED IN THE ENCLOSED JOINT PROXY STATEMENT/PROSPECTUS, HAVE BEEN SATISFIED OR WAIVED.

                         ------------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


           TITLE OF EACH CLASS                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
             OF SECURITIES TO                  AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING      REGISTRATION
              BE REGISTERED                    REGISTERED(1)         PER UNIT(2)           PRICE(2)              FEE(3)
Common Stock, par value $2.50 per share
  ("Hilton Common Stock").................      272,017,518              N/A             $913,019,868           $253,820



(1) Represents the maximum number of shares of the Registrant's Common Stock to be issued in connection with the transaction, based on 78,692,352 shares of Promus Common Stock outstanding, and 5,895,470 shares of Promus Common Stock issuable pursuant to exercisable options and warrants to purchase shares of Promus Common Stock. Also includes associated preferred share rights to purchase shares of the Registrant's capital stock, which preferred share rights are not currently separable from the shares of the Registrant's Common Stock and are not currently exercisable.



(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1), 457(f)(3) and 457(c) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price is based on $31.96875, the average of the high and low prices of Promus Common Stock as reported on the New York Stock Exchange on October 19, 1999. Pursuant to Rule 457(f)(3), the proposed maximum aggregate offering price reflects the subtraction of the cash to be paid by the Registrant as consideration in the transaction, which will equal $38.50 times 55% of the total number of shares of Promus Common Stock outstanding immediately prior to the effectiveness of the transaction.



(3) In accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, $592,511 was paid on October 1, 1999 in connection with the filing of preliminary proxy materials relating to the transaction in which the securities being registered are proposed to be issued. Pursuant to Rule 457(b) under the Securities Act of 1933, the amount previously paid is credited against the fee payable upon filing this Registration Statement.


    Hilton hereby amends this Registration Statement on such date or dates as may be necessary to delay its effectiveness date until Hilton shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

    POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                                October 21, 1999

To Our Stockholders:

    Accompanying this letter are proxy materials concerning the proposed acquisition by Hilton of Promus Hotel Corporation. The transaction requires the approval of Hilton stockholders at a special meeting to be held on November 30, 1999. Promus has scheduled a stockholders meeting the same day and we expect to complete the merger immediately following the stockholder approvals.

    The entire Hilton board and I believe that the acquisition provides a superb opportunity to increase the profitability of our company and the value of our shares by:

    - enhancing Hilton's competitive position;

    - increasing revenues from management and franchising;

    - broadening our portfolio of hotel brands and geographic and brand segment diversification; and

    - achieving significant synergies and economies of scale.

    YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED TRANSACTION AND RECOMMENDS A FAVORABLE VOTE BY STOCKHOLDERS.

    In connection with the proposed acquisition, stockholders will also vote on proposals to amend the Hilton certificate of incorporation to increase the authorized number of shares of common stock and to amend the Hilton bylaws to provide flexibility in determining the number of Hilton directors. YOUR BOARD OF DIRECTORS HAS ALSO UNANIMOUSLY RECOMMENDED APPROVAL OF THESE IMPORTANT MATTERS.

    Details of the proposed acquisition and related proposals are contained in the enclosed materials. I urge you to review them carefully. PLEASE BE CERTAIN THAT YOUR SHARES ARE VOTED AT THE SPECIAL MEETING.

                                          Sincerely yours,

                                                     [LOGO]

                                          Stephen F. Bollenbach,
                                          President and Chief Executive Officer

                                     [LOGO]

Dear Fellow Stockholder:                                        October 21, 1999

    We are pleased to enclose information about a Special Meeting of Stockholders of Promus Hotel Corporation on November 30, 1999. At the meeting, you will be asked to approve an Agreement and Plan of Merger dated as of September 3, 1999, as amended, among Promus, Hilton Hotels Corporation and PRH Acquisition Corporation.

    The merger agreement provides for Hilton's acquisition of Promus. In the acquisition, you may elect to receive, for each share of Promus common stock, either (1) $38.50 in cash or (2) not less than 2.9096 shares or more than 3.2158 shares of Hilton common stock, determined by a formula in the merger agreement. Your election may be subject to proration to ensure that 55% of the outstanding Promus shares are converted into cash, while the remaining 45% are converted to Hilton common stock. Receipt of the Hilton stock may or may not be a taxable event to you, depending on the circumstances described in the enclosed Joint Proxy Statement/Prospectus. We urge you to read the Joint Proxy Statement/Prospectus carefully.

    The acquisition represents an attractive transaction because of the strategic fit between Promus and Hilton. Promus's own strategic planning process had identified several strategic needs which the acquisition specifically addresses, such as the need for: (1) a global brand which could provide overarching support for market acceptance of our family of brands; (2) a stronger national sales force and international market access which could draw group business; (3) a customer loyalty/frequency program which could increase property-level revenues; (4) further expansion of cross-selling efforts which could drive revenue growth; and (5) the acquisition or development of owner/operator time-sharing expertise to complement our strong position in this market.

    In each case, we believe the combination with Hilton satisfies our strategic needs, resulting in a compelling strategic fit. Hilton is probably the most recognized global brand in the industry. Our Doubletree brand will benefit from the new brand affiliation. Hilton has one of the most effective national sales forces. Its strategic alliance with Hilton International will also provide Promus with global market access. Hilton HHonors frequency program is one of the most recognized and effective in the industry. With a total of approximately 1700 hotels and very large, high quality Hilton hotels in major urban markets (e.g., Waldorf Astoria in New York City), the opportunity for cross-selling and regional cost synergies are significant. Hilton is an established owner/operator of time-sharing resorts which provides expertise to be more successful in this market. Moreover, our Harrison Conference Centers business will fit nicely with Hilton's existing conference centers and large-scale hotels.

    This transaction will benefit all of our stakeholders. Our stockholders benefit from a purchase premium and the opportunity to become stockholders in a larger, more competitive company with greater profit potential. Our owners and franchisees will benefit from significant revenue and cost synergies as well as their involvement with a company which has a broader array of quality brands. Our guests will benefit from our continued high-quality service, involvement in the Hilton HHonors program and a broader selection of brands and locations. Our employees can benefit from being involved with a larger company, which will offer greater career opportunities.

    MY FELLOW DIRECTORS AND I HAVE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMEND YOU VOTE FOR ITS APPROVAL.

                                         [LOGO]

                                         Norman P. Blake, Jr.
                                         CHAIRMAN OF THE BOARD, PRESIDENT AND
                                           CHIEF EXECUTIVE OFFICER

          HILTON HOTELS CORPORATION                          PROMUS HOTEL CORPORATION
           9336 CIVIC CENTER DRIVE                              755 CROSSOVER LANE
       BEVERLY HILLS, CALIFORNIA 90210                       MEMPHIS, TENNESSEE 38117


                        JOINT PROXY STATEMENT/PROSPECTUS

    Hilton Hotels Corporation and Promus Hotel Corporation have entered into a merger agreement that provides for Hilton's acquisition of Promus. In the acquisition, Promus stockholders will receive, at their election, for each share of Promus common stock, either:

    - $38.50 in cash; or

    - not less than 2.9096 shares or more than 3.2158 shares of Hilton common stock, determined as described below.


    Each Promus stockholder's election may be subject to proration depending on the form of consideration other Promus stockholders elect to receive. The proration will ensure that 55% of the outstanding Promus shares will be converted into cash, while the remaining 45% will be converted into Hilton common stock.


    Promus stockholders who receive Hilton common stock will receive a number of shares equal to $38.50 divided by the average Hilton stock price, but in any event not less than 2.9096 shares or more than 3.2158 shares for each share of Promus common stock. The average Hilton stock price is the average of the volume weighted average per share sales price of Hilton common stock on the NYSE for 20 trading days selected by lot from the 30 trading days ending on the fifth trading day before the closing of the acquisition.

    The acquisition requires the approval of both Promus and Hilton stockholders.

    Hilton is also asking its stockholders to approve an amendment to Hilton's certificate of incorporation to increase the authorized number of shares of Hilton common stock from 400 million shares to 500 million shares. If approved, the amendment to the certificate of incorporation will take effect only if the acquisition is completed. Hilton is also asking its stockholders to approve an amendment to Hilton's by-laws to change the authorized number of directors from 12 to a range of 10 to 20 directors, with the exact number to be set from time to time by the Hilton board of directors. If approved, the amendment to the by-laws will take effect regardless of the outcome of the votes on the acquisition and the amendment to Hilton's certificate of incorporation. APPROVAL OF THE MERGER AGREEMENT AND COMPLETION OF THE ACQUISITION ARE NOT DEPENDENT ON APPROVAL OF THE PROPOSED AMENDMENTS TO THE HILTON CERTIFICATE OF INCORPORATION OR BY-LAWS.

    THE BOARDS OF DIRECTORS OF HILTON AND PROMUS UNANIMOUSLY RECOMMEND THAT YOU VOTE IN FAVOR OF THE ACQUISITION AND, IN THE CASE OF HILTON, THE OTHER MATTERS. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend a meeting, please take the time to vote by completing and mailing the enclosed proxy card to us or voting by telephone.


    This joint proxy statement/prospectus provides you with detailed information about the acquisition, a description of which begins on page 32. YOU SHOULD ALSO CAREFULLY READ THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 23 FOR A DISCUSSION OF SPECIFIC RISKS THAT YOU SHOULD CONSIDER IN DETERMINING HOW TO VOTE ON THE PROPOSED ACQUISITION.


    NEITHER THE SEC NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE SECURITIES TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    This joint proxy statement/prospectus is dated October 21, 1999, and is first being mailed to stockholders of Hilton and Promus on October 25, 1999

                                     [LOGO]


                           HILTON HOTELS CORPORATION
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 30, 1999


To the stockholders of Hilton Hotels Corporation:


    NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Hilton Hotels Corporation, a Delaware corporation, will be held at the Hilton Beverly Hills, 9876 Wilshire Boulevard, Beverly Hills, California 90210, on
November 30, 1999, at 10:00 a.m., local time, for the following purposes:



    1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of September 3, 1999, as amended, among Promus Hotel Corporation, Hilton Hotels Corporation and a wholly-owned subsidiary of Hilton, and the issuance of Hilton common stock in the acquisition.


    2. To consider and vote upon a proposal to amend Hilton's certificate of incorporation to increase the authorized number of shares of Hilton common stock from 400 million shares to 500 million shares.

       If approved, the amendment to the certificate of incorporation will take effect only if the acquisition is completed.

    3. To consider and vote upon a proposal to amend Hilton's by-laws to change the authorized number of directors from 12 to a range of 10 to 20, with the exact number to be set from time to time by the Hilton board of directors.

       If approved, the amendment to the by-laws will take effect regardless of the outcome of the votes on the acquisition and the amendment to Hilton's certificate of incorporation.

    4. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

       APPROVAL OF THE MERGER AGREEMENT AND COMPLETION OF THE ACQUISITION ARE NOT DEPENDENT ON APPROVAL OF THE PROPOSED AMENDMENTS TO THE HILTON CERTIFICATE OF INCORPORATION OR BY-LAWS.

    YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE ACQUISITION IS IN THE BEST INTERESTS OF HILTON AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AGREEMENT AND THE ISSUANCE OF HILTON COMMON STOCK IN THE ACQUISITION. YOUR BOARD OF DIRECTORS HAS ALSO UNANIMOUSLY DETERMINED THAT THE AMENDMENTS TO THE CERTIFICATE OF INCORPORATION AND THE BY-LAWS ARE IN THE BEST INTERESTS OF HILTON AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE TO APPROVE THE AMENDMENTS. Each of the items of business to be submitted to a vote at the Hilton meeting is more fully described in this joint proxy statement/prospectus, which we urge you to read carefully.


    Stockholders of record on the close of business on October 15, 1999 are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the meeting. Stockholders are cordially invited to attend the special meeting in person. The three proposals to be voted on by Hilton stockholders will require the following votes:


       - THE MERGER AGREEMENT AND THE ISSUANCE OF HILTON COMMON STOCK IN THE
         ACQUISITION: affirmative vote of the holders of a majority of the Hilton common stock represented at the special meeting.

       - THE AMENDMENT TO THE HILTON CERTIFICATE OF INCORPORATION: affirmative vote of a majority of the outstanding shares of Hilton common stock.

       - THE AMENDMENT TO THE HILTON BY-LAWS: affirmative vote of 75% of the outstanding shares of Hilton common stock.

    YOUR VOTE IS VERY IMPORTANT. TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. ANY EXECUTED BUT UNMARKED PROXY CARDS WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND THE ISSUANCE OF HILTON COMMON STOCK IN THE ACQUISITION AND THE AMENDMENTS TO THE CERTIFICATE OF INCORPORATION AND THE BY-LAWS. YOU MAY ALSO VOTE BY CALLING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD AND FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THE STOCKHOLDER HAS RETURNED A PROXY OR VOTED BY TELEPHONE.

                                          By Order of the Board of Directors

                                          /s/ Thomas E. Gallagher

                                          Thomas E. Gallagher
                                          EXECUTIVE VICE PRESIDENT, CHIEF
                                          ADMINISTRATIVE OFFICER, GENERAL
                                          COUNSEL AND SECRETARY


Beverly Hills, California
October 21, 1999

                                     [LOGO]


                            PROMUS HOTEL CORPORATION
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 30, 1999


To the stockholders of Promus Hotel Corporation:


    NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Promus Hotel Corporation, a Delaware corporation, will be held at the Fogelman Executive Center, Room 136, Lower Level, at The University of Memphis,
330 Deloach Street, Memphis, Tennessee 38152, on November 30, 1999, at
1:00 p.m., local time, for the following purposes:



    1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of September 3, 1999, as amended, by and among Promus Hotel Corporation, Hilton Hotels Corporation and Hilton's wholly-owned subsidiary, PRH Acquisition Corporation, formerly known as Chicago Hilton, Inc., and to approve the acquisition of Promus by Hilton.


       We anticipate that the acquisition will be effected by the merger of Promus into PRH Acquisition, with PRH Acquisition being the surviving corporation. We call this the forward merger structure. However, we will use a reverse merger structure in which PRH Acquisition will merge into Promus, with Promus being the surviving corporation and a wholly-owned subsidiary of Hilton, if either of the following occurs:

       - the value of the Hilton stock delivered in the acquisition is less than 40% of the total consideration paid in connection with the acquisition; or

       - legal opinions as to the tax-free nature of the acquisition cannot otherwise be delivered.


       Because the value of the Hilton common stock for tax purposes will be determined on the closing date, we will not know at the time of the stockholder meeting whether the forward merger structure or the reverse merger structure will be used. The structure of the acquisition will affect the tax consequences to you of the acquisition. If the forward merger structure is used, you will be taxed on any gain realized only to the extent of the cash consideration received in exchange for your shares of Promus stock. However, if the reverse merger structure is used, you will be taxed on any gain realized regardless of the form of consideration that you receive in exchange for your shares of Promus stock. Details are provided in the joint proxy statement/prospectus. Based on current information, we will use the forward merger structure so long as the volume weighted average per share sales price of Hilton common stock on the closing date is at least $9.84. The volume weighted average per share sales price of Hilton stock on October 18, 1999 was $8.97. Accordingly, if the closing had occurred on that day, we would have used the reverse merger structure and you would have been taxed on any gain realized, regardless of the form of consideration you received.


    2. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

    YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE ACQUISITION IS IN THE BEST INTERESTS OF PROMUS AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE TO APPROVE THE ACQUISITION. Each of the items of business to be submitted to a vote at the Promus meeting is more fully described in this proxy statement/prospectus, which we urge you to read carefully.


    Stockholders of record on the close of business on October 15, 1999 are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the meeting. Approval of the acquisition will require the affirmative vote of holders of Promus common stock representing a majority of the outstanding shares of Promus common stock. Stockholders are cordially invited to attend the special meeting in person.

    YOUR VOTE IS VERY IMPORTANT. TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. ANY EXECUTED BUT UNMARKED PROXY CARDS WILL BE VOTED FOR APPROVAL OF THE ACQUISITION. YOU MAY ALSO VOTE BY CALLING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD AND FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/ PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THE STOCKHOLDER HAS RETURNED A PROXY OR VOTED BY TELEPHONE.

                                          By Order of the Board of Directors

                                          /s/ J. Kendall Huber

                                          J. Kendall Huber
                                          EXECUTIVE VICE PRESIDENT, GENERAL
                                          COUNSEL AND SECRETARY


Memphis, Tennessee
October 21, 1999

                               TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE
  ACQUISITION.........................    iii

SUMMARY...............................      1

SELECTED HISTORICAL AND PRO FORMA
  FINANCIAL INFORMATION...............     15
  Historical Financial Information....     15
  Unaudited Pro Forma Financial
    Information.......................     15
  Selected Pro Forma Financial
    Information.......................     16
  Selected Historical Financial
    Information--Hilton...............     18
  Selected Historical Financial
    Information--Promus...............     20

COMPARATIVE PER SHARE MARKET PRICE AND
  DIVIDEND INFORMATION................     22

RISK FACTORS..........................     23
  Risks Relating to the Acquisition...     23
  Risks Relating to the Business of
    Hilton After the Acquisition......     26

THE MEETINGS--GENERAL PROXY
  INFORMATION.........................     28
  The Hilton Stockholders Meeting.....     28
    General; Date, Time and Place of
      the Special Meeting.............     28
    Matters to be Considered at the
      Special Meeting.................     28
    Record Date for Voting on the
      Acquisition; Stockholders
      Entitled to Vote................     28
    Security Ownership................     28
    Voting and Revocation of
      Proxies.........................     29
    Proxy Solicitation................     29
    Stockholder Vote Required for
      Hilton Proposals................     29
    Hilton Board Recommendation.......     29
  The Promus Stockholders Meeting.....     30
    General; Date, Time and Place of
      the Special Meeting.............     30
    Matters to be Considered at the
      Special Meeting.................     30
    Security Ownership................     30
    Record Date for Voting on the
      Acquisition; Stockholders
      Entitled to Vote................     30
    Voting and Revocation of
      Proxies.........................     30
    Proxy Solicitation................     31
    Stockholder Vote Required to
      Approve the Acquisition.........     31
    Promus Board Recommendation.......     31

THE ACQUISITION.......................     32
  General.............................     32
  Background of the Acquisition.......     32
  Reasons for the Acquisition.........     35
    Hilton's Reasons for the
      Acquisition.....................     35
    Promus' Reasons for the
      Acquisition.....................     36
  Opinions of Hilton Financial
    Advisors..........................     39
    Opinion of Morgan Stanley & Co.
      Incorporated....................     39
    Opinion of Donaldson, Lufkin &
      Jenrette Securities
      Corporation.....................     46
  Opinion of Promus Financial
    Advisor...........................     51
    Opinion of Salomon Smith Barney
      Inc.............................     51
  Structure of the Acquisition........     55
  Interests of Certain Persons in the
    Acquisition.......................     56
    Directors and Executive
      Officers........................     56
    Incentive Compensation and Stock
      Ownership Arrangements..........     56
    Severance Agreements and
      Arrangements....................     58
    Arrangements with Mr. Blake.......     59
    Deferred Compensation Benefits....     59
    Other Employee Benefits...........     60
    Directors' and Officers'
      Insurance; Indemnification of
      Promus Directors and Officers...     60
  Governmental and Regulatory
    Matters...........................     60
  Certain Federal Income Tax
    Consequences of the Acquisition...     60
    Summary...........................     61
    Tax Consequences of the Forward
      Merger Structure................     62
    The Receipt of Solely Hilton
      Common Stock by a Promus
      Stockholder in Exchange for
      Promus Common Stock under the
      Forward Merger Structure........     62
    The Receipt of a Combination of
      Cash and Hilton Common Stock by
      a Promus Stockholder in Exchange
      for Promus Common Stock under
      the Forward Merger Structure....     62
    The Receipt of Solely Cash by a
      Promus Stockholder in Exchange
      for Promus Common Stock under
      the Forward Merger Structure....     64
    Tax Consequences of the Reverse
      Merger Structure................     64
    Cash Received in Lieu of
      Fractional Shares...............     65
    Transfer Taxes....................     65
    Backup Withholding................     65

  Delisting and Deregistration of
    Promus Common Stock; Listing of
    Hilton Common Stock Issued in
    Connection with the Acquisition...     65
  Accounting Treatment................     65
  Recent Litigation...................     66
  Dissenters' Appraisal Rights of
    Promus Stockholders...............     66

THE MERGER AGREEMENT..................     68
  Closing.............................     68
  Consideration to be Received for
    Promus Common Stock in the
    Acquisition.......................     68
  Election and Proration..............     68
    Election..........................     68
    Proration.........................     69
  Procedures for Exchange of Promus
    Common Stock......................     71
  Treatment of Fractional Shares......     71
  Treatment of Promus Employee and
    Director Stock Options............     72
  Treatment of GE Warrants and
    Options...........................     72
  Registration and Listing of Hilton
    Common Stock......................     72
  Representations and Warranties......     72
  Covenants Regarding Conduct of
    Business Before the Acquisition...     73
  Conditions to the Completion of the
    Acquisition.......................     75
  Termination of the Merger
    Agreement.........................     75
  Termination Fees and Expenses.......     76
  No Solicitation; Covenant to
    Recommend.........................     77
  Amendment or Waiver of the Merger
    Agreement.........................     77

HILTON AFTER THE ACQUISITION..........     78
  Management..........................     78
    Directors.........................     78
    Executive Officers................     78
  Hilton Capital Stock................     78
  Description of Hilton's Bank Credit
    Facilities........................     79
  Independent Accountants.............     79
  Transfer Agent and Registrar........     80
  Exchange Agent......................     80

HILTON UNAUDITED PRO FORMA FINANCIAL
  STATEMENTS..........................     81

INFORMATION ABOUT HILTON..............     88

HILTON'S RECENT DEVELOPMENTS..........     88

INFORMATION ABOUT PROMUS..............     88

PROMUS' RECENT DEVELOPMENTS...........     88

COMPARISON OF STOCKHOLDER RIGHTS......     89
  Classes of Common Stock of Hilton
    and Promus........................     89
  Classified Board of Directors.......     89
  Removal of Directors................     89
  Filling Vacancies on the Board of
    Directors.........................     90
  Limits on Stockholder Action by
    Written Consent...................     90
  Ability to Call Special Meetings....     90
  Advance Notice Provisions for
    Stockholder Nominations and
    Proposals.........................     90
  Preferred Stock.....................     90
  Amendment of Certificate of
    Incorporation and By-Laws.........     90
  Delaware Anti-Takeover Statutes.....     91
  Limitation of Liability of
    Directors.........................     92
  Indemnification of Directors and
    Officers..........................     92
  Stockholder Rights Plan.............     93

AMENDMENT TO HILTON'S CERTIFICATE OF
  INCORPORATION.......................     93

AMENDMENT TO HILTON'S BY-LAWS.........     93

STOCKHOLDER PROPOSALS.................     93

EXPERTS...............................     94

LEGAL MATTERS.........................     94

WHERE YOU CAN FIND MORE INFORMATION...     94

APPENDICES:
A-- Agreement and Plan of Merger
B-- Opinion of Morgan Stanley & Co.
   Incorporated, financial advisor to
   Hilton
C-- Opinion of Donaldson, Lufkin &
   Jenrette Securities Corporation,
   financial advisor to Hilton
D-- Opinion of Salomon Smith Barney
   Inc., financial advisor to Promus
E-- Section 262 of the Delaware
   General Corporation Law--Appraisal
   Rights
F-- Amendment to Hilton's Restated
   Certificate of Incorporation
G--Amendment to Hilton's By-Laws
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
                  QUESTIONS AND ANSWERS ABOUT THE ACQUISITION

Q: WHAT AM I BEING ASKED TO VOTE UPON?

A: HILTON STOCKHOLDERS:  You are being asked to approve:

    - the merger agreement and the issuance of Hilton common stock in the acquisition.

    - the amendment of Hilton's certificate of incorporation to increase the authorized number of shares of Hilton common stock from 400 million to 500 million. If approved, the amendment to the certificate of incorporation will take effect only if the acquisition is completed.

    - the amendment to Hilton's by-laws to change the authorized number of directors from 12 to a range of 10 to 20, with the exact number to be set from time to time by the board of directors. If approved, the amendment to the by-laws will take effect regardless of the outcome of the votes on the acquisition and the amendment to the certificate of incorporation.

    Approval of the merger agreement and completion of the acquisition are not dependent on approval of the proposed amendments to the Hilton certificate of incorporation or by-laws.

    PROMUS STOCKHOLDERS: You are being asked to approve the acquisition and the merger agreement, which provides that Promus will become a wholly-owned subsidiary of Hilton.

Q: WHAT WILL I RECEIVE IN THE ACQUISITION?

A: HILTON STOCKHOLDERS: You will not receive any consideration in the acquisition.


    PROMUS STOCKHOLDERS: You will receive, for each share of Promus common stock you hold, at your election but subject to proration depending on the form of consideration other stockholders elect to receive in the merger, either:


    - $38.50 in cash; or


    - not less than 2.9096 shares or more than 3.2158 shares of Hilton common stock, depending on the average Hilton common stock price before the closing of the acquisition. The formula for calculating the number of shares is described in detail on page 69 of this joint proxy statement/prospectus.


Q: IF I AM A PROMUS STOCKHOLDER, HOW DO I ELECT THE FORM OF PAYMENT I PREFER?


A: You will receive in a separate mailing a form of election and letter of transmittal. You should return your completed and executed form of election and letter of transmittal to the exchange agent, together with your Promus stock certificates, in the appropriate envelope. DO NOT MAIL YOUR FORM OF
   ELECTION OR YOUR STOCK CERTIFICATES WITH YOUR PROXY. IN ORDER TO BE
   CONSIDERED VALID, YOUR ELECTION MUST BE RECEIVED BY THE EXCHANGE AGENT BY
   5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 29, 1999.


Q: IF I AM A PROMUS STOCKHOLDER, CAN I MAKE ONE ELECTION FOR SOME OF MY SHARES
   AND ANOTHER ELECTION FOR THE REST?

A: Yes. You may elect to receive a combination of cash and Hilton stock by electing cash for some of your Promus shares and Hilton stock for your remaining shares, subject to proration.

Q: IF I AM A PROMUS STOCKHOLDER, HOW SHOULD I SEND IN MY STOCK CERTIFICATES?


A: If you make an election of consideration by returning a completed form of election, you must send in your Promus stock certificates with your completed form of election and letter of transmittal to the exchange agent. If you do not make an election, then you must keep your stock certificates until after the closing, when you will receive a letter of transmittal describing how you may exchange your certificates for acquisition consideration. DO NOT SEND
   YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.


                                      iii

Q: HOW DOES MY BOARD OF DIRECTORS RECOMMEND THAT I VOTE ON THE PROPOSALS?


A: HILTON STOCKHOLDERS: The Hilton board of directors unanimously recommends that you vote FOR:


    - the merger agreement and the issuance of Hilton common stock in the acquisition;

    - the amendment to Hilton's certificate of incorporation; and

    - the amendment to Hilton's by-laws.

    PROMUS STOCKHOLDERS: The Promus board of directors unanimously recommends that you vote FOR the proposal to approve the merger agreement.

Q: WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSALS?

A: HILTON STOCKHOLDERS: The three proposals to be voted upon by the Hilton stockholders will require the following votes:

    - holders of a majority of the shares of Hilton common stock represented at the special meeting must approve the merger agreement and the issuance of Hilton common stock in the acquisition;

    - holders of a majority of the outstanding shares of Hilton common stock must approve the amendment to Hilton's certificate of incorporation to increase the authorized number of shares of Hilton common stock; and

    - holders of 75% of the outstanding shares of Hilton common stock must approve the amendment to Hilton's by-laws to change the authorized number of directors.

    PROMUS STOCKHOLDERS: Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Promus common stock.

Q: WHAT DO I NEED TO DO NOW?

A: VOTING: After you read and consider the information in this document, just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the appropriate stockholders meeting. You may also vote by calling the toll-free number on your proxy card and following the telephonic procedures for delivering your proxy. You should return your proxy card or vote telephonically whether or not you plan to attend your stockholders meeting. If you attend your stockholders meeting, you may revoke your proxy at any time before it is voted and vote in person if you wish.


   ELECTION: If you are a Promus stockholder, you will receive a form of election and a letter of transmittal in a separate mailing. To make an election as to the form of consideration you would like to receive, you must send in your completed form of election to the exchange agent by 5:00 p.m., New York City time, on November 29, 1999.



Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE AFTER I HAVE SENT IN MY PROXY CARD
   OR VOTED BY TELEPHONE?



A: You can change your vote at any time before your proxy is voted at the meetings. You can do this in one of three ways. You can send a written notice stating that you would like to revoke your proxy. You can also complete and submit a new proxy card or vote by telephone at a later date. If you choose either of these methods, you must submit your notice of revocation or your new proxy card to Hilton or Promus, as the case may be, or vote by telephone, before your stockholders meeting. Finally, you can attend your meeting and vote in person. Simply attending your meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.



Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?



A: HILTON STOCKHOLDERS: Your broker will vote your shares on the proposal to approve the merger agreement and the issuance of Hilton common stock in the acquisition and


                                       iv

   the proposal to amend the certificate of incorporation only if you provide instructions on how to vote. For the proposal to amend the by-laws, your broker may vote your shares without instructions from you. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.



    PROMUS STOCKHOLDERS: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.


Q: WHAT CONSTITUTES A QUORUM AT THE STOCKHOLDERS' MEETINGS?

A: A quorum is a majority of the outstanding shares entitled to vote which are present or represented by proxy at the special meetings. A quorum must exist for the transaction of business at the special meeting. If you submit a properly executed proxy card or a telephonic proxy, even if you abstain from voting, your shares will be considered part of the quorum. Broker non-votes, which are shares held by a broker or nominee that are represented at the special meeting, but with respect to which the broker or nominee is not empowered to vote on a proposal, are included in determining the presence of a quorum.

Q: WHO CAN I CALL WITH QUESTIONS?

A: HILTON STOCKHOLDERS:


        D.F. King & Co. at (800) 714-3310.


    PROMUS STOCKHOLDERS:


        Morrow & Co., Inc. at (800) 566-9061.


                                       v

                                    SUMMARY


    THIS IS A SUMMARY AND IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE
IMPORTANT TO YOU. EVEN THOUGH WE HAVE HIGHLIGHTED WHAT WE BELIEVE IS THE MOST
IMPORTANT INFORMATION FOR YOU, WE ENCOURAGE YOU TO READ THE ENTIRE JOINT PROXY
STATEMENT/PROSPECTUS FOR A COMPLETE UNDERSTANDING OF THE PROPOSED ACQUISITION.
SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 94.



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THE COMPANIES

Hilton Hotels Corporation (page 88).......  Hilton is primarily engaged in the ownership, management and franchising of hotels. As of September 30, 1999, all
                                            of these properties were located in the United States,
                                            with the exception of 19 hotels which are located in 10
                                            foreign countries.

                                            On September 30, 1999, Hilton owned an interest in or
                                            leased and operated 43 hotels and managed 23 hotels
                                            owned by third parties. In addition, 217 hotels were
                                            operated under the Hilton-Registered Trademark-, Hilton
                                            Garden Inn-Registered Trademark- and Hilton Suites-TM-
                                            names by others pursuant to franchises granted by
                                            Hilton. Hilton operates vacation ownership resorts under
                                            the Hilton Grand Vacations name. Hilton is also engaged
                                            in various other activities related to the operation of
                                            hotels.

                                            Hilton's address is:

                                            Hilton Hotels Corporation
                                            9336 Civic Center Drive
                                            Beverly Hills, California 90210
                                            Tel.: (310) 278-4321

Promus Hotel Corporation (page 88)........  Promus franchises and manages hotels with the following brands: Doubletree, Doubletree Guest Suites, Club Hotel
                                            by Doubletree, Embassy Suites, Hampton Inn, Hampton
                                            Inn & Suites, Homewood Suites and Red Lion Inn. Promus
                                            may also own all or a portion of these hotels or lease
                                            these hotels from others. In addition, Promus leases and
                                            manages some hotels that are not Promus-branded.

                                            As of September 30, 1999, Promus franchised 1,112 hotels
                                            and operated 331 hotels, of which 184 were managed for
                                            third party owners, 51 were wholly-owned, 23 were
                                            partially-owned through joint ventures and 73 were
                                            leased from third parties. These hotels are located in
                                            all 50 states, the District of Columbia, Puerto Rico,
                                            the U.S. Virgin Islands and six foreign countries.
                                            Promus also operates and franchises vacation interval
                                            ownership systems under the Embassy Vacation Resort and
                                            Hampton Vacation Resort names.

                                            Promus' address is:

                                            Promus Hotel Corporation
                                            755 Crossover Lane
                                            Memphis, Tennessee 38117
                                            Tel.: (901) 374-5000
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                                       1


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Share Price Information...................  Hilton common stock is currently listed on the New York
                                            Stock Exchange under the symbol "HLT."

                                            Promus common stock is currently listed on the NYSE
                                            under the symbol "PRH."

                                            On August 31, 1999, the last trading day before the
                                            issuance of a press release confirming the acquisition
                                            discussions between the managements of Hilton and
                                            Promus, the closing price on the NYSE of Hilton common
                                            stock was $12.25 per share and of Promus common stock
                                            was $29.0625 per share. On September 3, 1999, the last
                                            trading day before the public announcement of the
                                            acquisition, the closing price on the NYSE of Hilton
                                            common stock was $11.8125 per share and of Promus common
                                            stock was $31.375 per share. On October 18, 1999, the
                                            closing price on the NYSE of Hilton common stock was
                                            $9.00 per share and of Promus common stock was $31.875
                                            per share.

                                            You may obtain more recent stock price quotations from
                                            most newspapers, the Internet or other financial
                                            sources.

THE MEETINGS (PAGE 28)

Time, Date and Place......................  The Hilton stockholders meeting will be held at
                                            10:00 a.m., local time, on November 30, 1999 at:

                                                Hilton Beverly Hills
                                                9876 Wilshire Boulevard
                                                Beverly Hills, California 90210

                                            The Promus stockholders meeting will be held at
                                            1:00 p.m., local time, on November 30, 1999 at:

                                                Fogelman Executive Center
                                                Room 136, Lower Level
                                                The University of Memphis
                                                330 Deloach Street
                                                Memphis, Tennessee 38152

Record Dates, Shares Entitled to Vote and
  Votes Required..........................  Hilton stockholders may cast one vote per share of
                                            Hilton common stock that they held on the close of
                                            business on October 15, 1999. On that date, 254,978,461
                                            shares of Hilton common stock were outstanding and
                                            entitled to vote, of which 29,272,946 shares were held
                                            by Hilton's directors and executive officers. The three
                                            proposals to be voted upon by the Hilton stockholders
                                            will require the following votes:

                                                - holders of a majority of the shares of Hilton
                                                  common stock represented at the special meeting
                                                  must approve the merger agreement and the issuance
                                                  of Hilton common stock in the acquisition;

                                                - holders of a majority of the outstanding shares of
                                                  Hilton common stock must approve the amendment to
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                                       2


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                                                  Hilton's certificate of incorporation to increase
                                                  the authorized number of shares of Hilton common
                                                  stock; and

                                                - holders of 75% of the outstanding shares of Hilton
                                                  common stock must approve the amendment to
                                                  Hilton's by-laws to change the authorized number
                                                  of directors.

                                            Promus stockholders may cast one vote per share of
                                            Promus common stock they held on the close of business
                                            on October 15, 1999. On that date, 78,692,352 shares of
                                            Promus common stock were outstanding and entitled to
                                            vote, of which 1,634,477 shares were held by Promus'
                                            directors and executive officers. The holders of a
                                            majority of outstanding shares of Promus common stock
                                            must approve the acquisition.

Matters to be Considered at the
  Meetings................................  At the Hilton stockholders meeting, Hilton's stockholders will consider and vote upon:

                                                - the merger agreement and the issuance of Hilton
                                                  common stock in the acquisition;

                                                - the amendment to Hilton's certificate of
                                                  incorporation to increase the authorized number of
                                                  shares of Hilton common stock from 400 million
                                                  shares to 500 million shares;

                                                - the amendment to Hilton's by-laws to change the
                                                  authorized number of directors from 12 to a range
                                                  of 10 to 20 directors, with the exact number to be
                                                  set from time to time by the Hilton board of
                                                  directors; and

                                                - such other business as may properly come before
                                                  the special meeting or any postponement or
                                                  adjournment of the special meeting.

                                            If approved, the amendment to the certificate of
                                            incorporation will take effect only if the acquisition
                                            is completed. If approved, the amendment to the by-laws
                                            will take effect regardless of the outcome of the votes
                                            on the acquisition and the amendment to Hilton's
                                            certificate of incorporation. APPROVAL OF THE MERGER
                                            AGREEMENT AND COMPLETION OF THE ACQUISITION ARE NOT
                                            DEPENDENT ON APPROVAL OF THE PROPOSED AMENDMENTS TO THE
                                            HILTON CERTIFICATE OF INCORPORATION OR BY-LAWS.

                                            At the Promus stockholders meeting, Promus stockholders
                                            will consider and vote upon:

                                                - the merger agreement and the acquisition; and

                                                - such other business as may properly come before
                                                  the special meeting or any postponement or
                                                  adjournment of the special meeting.

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REASONS FOR THE ACQUISITION (PAGE 35).....  Hilton and Promus believe that the acquisition will provide the opportunity to:

                                                - enhance Hilton's competitive position as a multi-
                                                  branded owner, operator, manager and franchisor of
                                                  hotels, comparable in size to its principal
                                                  competitors;

                                                - diversify and balance the income stream for Hilton
                                                  by significantly increasing its revenues from
                                                  third party-owned hotel management and
                                                  franchising;

                                                - consolidate corporate functions and regional
                                                  offices by combining strengths in all core
                                                  functional areas, such as finance, legal, human
                                                  resources, operations, technology and development;

                                                - achieve significant economies of scale in such
                                                  areas as marketing, purchasing, operations and
                                                  technology;

                                                - expand more aggressively with multiple brands and
                                                  market segments, including growing the Embassy
                                                  Suites and Hampton Inns brands and growing and
                                                  maintaining Doubletree as a complementary brand to
                                                  Hilton;

                                                - blend both companies' products in the
                                                  extended-stay, conference hotel and time-share
                                                  markets;

                                                - include the Promus brands in Hilton's
                                                  award-winning HHonors-TM- frequent guest program
                                                  and its central reservation system, Hilton
                                                  Reservations Worldwide, as well as Hilton's
                                                  international sales organization, consisting of 39
                                                  sales offices worldwide, Hilton.com and Hilton
                                                  Direct, Hilton's group business booking operation;
                                                  and

                                                - spread fixed overhead expenses across a wider base
                                                  of properties.

                                            For a detailed description of the factors considered by
                                            the Hilton board of directors and the Promus board of
                                            directors in approving the acquisition, see "The
                                            Acquisition--Reasons for the Acquisition."

Recommendations of Boards of Directors
  (pages 29 and 31).......................  The Hilton board of directors believes that the terms of the acquisition are fair to and in the best interests of
                                            Hilton's stockholders, has unanimously approved the
                                            acquisition and unanimously recommends that Hilton's
                                            stockholders vote to approve the merger agreement and
                                            the issuance of Hilton common stock in the acquisition.
                                            The Hilton board of directors also unanimously
                                            recommends that Hilton stockholders vote to approve the
                                            amendments to the certificate of incorporation and the
                                            by-laws.

                                            The board of directors of Promus believes that the terms
                                            of the acquisition are fair to and in the best interests
                                            of Promus'
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                                       4

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                                            stockholders, has unanimously approved the acquisition
                                            and unanimously recommends that Promus' stockholders
                                            vote to approve the merger agreement and the
                                            transactions contemplated by the merger agreement.

Appraisal Rights (page 66)................  If the acquisition is completed, Promus stockholders who file a written objection with Promus prior to the Promus
                                            stockholders meeting and do not vote for the acquisition
                                            are entitled to dissenters' appraisal rights under
                                            Delaware law. Hilton stockholders will have no
                                            dissenters' appraisal rights.

STRUCTURE OF THE ACQUISITION (PAGE 55)....  As long as the value, as measured on the closing date, of the Hilton common stock to be delivered in the
                                            acquisition is at least 40% of the total consideration
                                            paid in connection with the acquisition, the acquisition
                                            will be effected by the forward merger structure, in
                                            which Promus will merge into PRH Acquisition, a
                                            wholly-owned subsidiary of Hilton, with PRH Acquisition
                                            being the surviving corporation.

                                            However, we will use the reverse merger structure in
                                            which PRH Acquisition will merge into Promus, with
                                            Promus being the surviving corporation and a
                                            wholly-owned subsidiary of Hilton, if the value of the
                                            shares of Hilton common stock to be delivered in the
                                            acquisition is less than 40% of the total consideration
                                            paid in connection with the acquisition or if legal
                                            opinions as to the tax-free nature of the transaction
                                            cannot otherwise be delivered. The purpose of this
                                            modification to the structure is to avoid the
                                            substantial corporate level tax that would result if the
                                            acquisition were to be structured as a forward merger
                                            and were to fail to satisfy the requirements for a
                                            tax-free reorganization under Section 368(a) of the
                                            Internal Revenue Code.

                                            Because the value of the shares of Hilton common stock
                                            for purposes of the 40% test will be determined on the
                                            closing date, we will not know at the time of the
                                            stockholder meeting whether the forward merger structure
                                            or the reverse merger structure will be used. The
                                            structure of the acquisition will affect the tax
                                            consequences of the acquisition to Promus stockholders.
                                            If the forward merger structure is used, Promus
                                            stockholders will be taxed on any gain realized only to
                                            the extent of cash received in exchange for their shares
                                            of Promus stock. However, if the reverse merger
                                            structure is used, Promus stockholders will be taxed on
                                            any gain realized regardless of the form of
                                            consideration that they receive in exchange for their
                                            shares of Promus stock. Based on current information,
                                            the forward merger structure will be used so long as the
                                            volume weighted average per share sales price of Hilton
                                            common stock on the closing date is at least $9.84. The
                                            volume weighted average per share sales price of Hilton
                                            stock on October 18, 1999 was $8.97. Accordingly, if the
                                            closing had occurred on that date, we would have used
                                            the reverse merger structure. Details of the tax
                                            consequences of the acquisition to
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                                       5

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                                            Promus stockholders are more fully described under "The
                                            Acquisition--Certain Federal Income Tax Consequences of
                                            the Acquisition" on page 60.

ACQUISITION STEPS

General...................................  The rights and obligations of all parties under the merger agreement are governed by the exact language of
                                            the merger agreement, not the description in this joint
                                            proxy statement/ prospectus. A copy of the merger
                                            agreement is included in this joint proxy
                                            statement/prospectus as Appendix A.

Election of Cash or Hilton Shares
  (page 68)...............................  Subject to the requirement that 55% of the Promus shares be converted into $38.50 in cash per share and the
                                            balance be converted into Hilton common stock, Promus
                                            stockholders will have the right to elect to receive
                                            either cash or Hilton common stock for each share of
                                            Promus common stock. Subject to proration, a Promus
                                            stockholder may elect to receive all cash, all stock or
                                            a combination of cash and stock for Promus shares.
                                            Promus is sending a form of election and letter of
                                            transmittal to its stockholders in a separate mailing.
                                            Dissenting stockholders must follow the procedures
                                            provided under Delaware law and are not entitled to make
                                            an election. Promus stockholders must submit their
                                            completed forms of election to the exchange agent, First
                                            Union National Bank, by the election deadline of
                                            5:00 p.m., New York City time, on November 29, 1999.
                                            Stockholders electing the form of consideration to be
                                            received must include the Promus stock certificates that
                                            represent the shares subject to their election.

                                            Promus stockholders who do any of the following will be
                                            deemed to have made a non-election:

                                                - fail to submit a form of election prior to the
                                                  election deadline;

                                                - submit and then revoke their forms of election and
                                                  do not re-submit forms of election and other
                                                  required documents that are timely received by the
                                                  exchange agent; or

                                                - submit forms of election without corresponding
                                                  certificates or a guarantee of delivery.

                                            Stockholders who are deemed to have made a non-election
                                            will receive cash or shares of Hilton common stock as
                                            described below.

Cash Election (page 68)...................  Promus stockholders who make a cash election will receive $38.50 for each share of Promus common stock
                                            covered by the cash election, subject to proration
                                            described below.

Stock Election (page 68)..................  Promus stockholders who have made a stock election will receive shares of Hilton common stock for each share of
                                            Promus common stock covered by the stock election,
                                            subject
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                                       6


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                                            to proration described below. The number of shares of
                                            Hilton common stock deliverable for each share of Promus
                                            common stock will depend on an exchange ratio determined
                                            by the average of the volume weighted average per share
                                            sales price of Hilton common stock on the NYSE for 20
                                            trading days selected by lot from the 30 trading days
                                            ending on the fifth trading day before the closing of
                                            the acquisition. The exchange ratio will be fixed as
                                            follows:

                                                - If the average Hilton stock price is between
                                                  $11.97 and $13.23, the exchange ratio will equal
                                                  $38.50 divided by the average Hilton stock price.

                                                - If the average Hilton stock price is more than
                                                  $13.23, the exchange ratio will be 2.9096.

                                                - If the average Hilton stock price is less than
                                                  $11.97, the exchange ratio will be 3.2158.

                                            We will issue a press release prior to closing that
                                            announces the exchange ratio.

Cash or Stock Proration (page 69).........  Hilton has agreed to pay for 55% of the outstanding shares of Promus common stock in cash and to pay for the
                                            remaining 45% of the outstanding shares of Promus common
                                            stock in shares of Hilton common stock. If Promus
                                            stockholders as a group elect to receive more cash or
                                            more shares of Hilton common stock in the acquisition
                                            than the amount available, those stockholders who make
                                            an election for the oversubscribed category will not
                                            receive the acquisition consideration entirely in the
                                            form that they elect. Instead, their election will be
                                            prorated as described below, so that on an overall basis
                                            Hilton will pay the acquisition consideration in the
                                            agreed-upon percentages of cash and shares of Hilton
                                            common stock.

                                            If Promus stockholders make cash elections for more than
                                            55% of the outstanding shares of Promus common stock,
                                            the acquisition consideration will be allocated as
                                            follows:

                                                - shares for which a stock election or a
                                                  non-election has been made will be converted into
                                                  Hilton common stock; and

                                                - shares for which a cash election has been made
                                                  will be converted into both cash and the Hilton
                                                  common stock on a pro rata basis in accordance
                                                  with the merger agreement. The maximum permitted
                                                  number of shares, as described above, will be
                                                  converted into cash. The remaining shares will be
                                                  converted into shares of Hilton common stock.

                                            If Promus stockholders make stock elections for more
                                            than 45% of the outstanding shares of Promus common
                                            stock, the acquisition consideration will be allocated
                                            as follows:

                                                - shares for which a cash election or a non-election
                                                  has been made will be converted into cash; and

                                                - shares for which a stock election has been made
                                                  will be converted into both Hilton common stock
                                                  and cash on a pro rata basis in accordance with
                                                  the merger agreement. The maximum permitted number
                                                  of shares, as described above, will be converted
                                                  into shares of Hilton common stock. The remaining
                                                  shares will be converted into cash.

                                            THE FORM OF THE CONSIDERATION ULTIMATELY RECEIVED BY A
                                            PROMUS STOCKHOLDER WILL DEPEND UPON THE ELECTIONS MADE
                                            BY OTHER PROMUS STOCKHOLDERS AND THE PRORATION
                                            PROCEDURES DESCRIBED IN THIS JOINT PROXY
                                            STATEMENT/PROSPECTUS.

Promus Employee and Director Stock Options
  (page 72)...............................  Generally, each outstanding Promus employee and director stock option will be canceled in the acquisition.
                                            Payment for each stock option will equal an amount of
                                            cash determined by multiplying:

                                                - the excess, if any, of $38.50 over the exercise
                                                  price of the Promus stock option by

                                                - the number of Promus shares the option holder
                                                  could have purchased, assuming full vesting of the
                                                  option, had the holder exercised the option in
                                                  full immediately prior to the effective time.

                                            If the payment is made at the closing, Promus will pay
                                            the holder of the stock option. If the payment is made
                                            after the closing, Hilton will pay the holder.

Opinions of Financial Advisors (pages 39,
  46 and 51)..............................  In deciding to approve the proposed acquisition, the
                                            Hilton board considered the opinion of Morgan Stanley &
                                            Co. Incorporated that, as of the date of the opinion,
                                            the consideration that Hilton will pay in the
                                            acquisition pursuant to the merger agreement was fair to
                                            Hilton from a financial point of view. In addition, the
                                            Hilton board considered the opinion of Donaldson,
                                            Lufkin & Jenrette Securities Corporation, that, as of
                                            the date of the opinion, the consideration that Hilton
                                            will pay in the acquisition, taken as a whole, was fair
                                            to Hilton and its stockholders from a financial point of
                                            view. The opinions are subject to the qualifications and
                                            limitations referred to in their text. We attach copies
                                            of the Morgan Stanley opinion as Appendix B and the DLJ
                                            opinion as Appendix C and encourage you to read each of
                                            them.

                                            Promus' financial advisor, Salomon Smith Barney Inc.,
                                            has given a written opinion to the Promus board that, as
                                            of the date of the opinion, the acquisition
                                            consideration for the Promus common stock, taken as a
                                            whole, was fair to Promus stockholders from a financial
                                            point of view. The opinion is subject to the
                                            qualifications and limitations referred to in the
                                            opinion. We attach a copy of the Salomon Smith Barney
                                            opinion as Appendix D and encourage you to read it.

Conditions to Completing the Acquisition
  (page 75)...............................  Hilton and Promus will complete the acquisition only if the conditions specified in the merger agreement are
                                            either satisfied or waived. These conditions include:

                                                - the Hilton stockholders and the Promus
                                                  stockholders approve the acquisition;

                                                - there is no law or court order prohibiting the
                                                  acquisition;

                                                - the representations and warranties of the
                                                  respective parties made in the merger agreement
                                                  remain accurate in all material respects, with
                                                  permitted exceptions;

                                                - each of Hilton and Promus has performed in all
                                                  material respects all of its respective
                                                  obligations under the merger agreement;

                                                - if the forward merger structure is used, Hilton
                                                  and Promus receive legal opinions as to tax
                                                  matters relating to the acquisition; and

                                                - funds are available to Hilton in an amount
                                                  sufficient to pay the cash consideration
                                                  contemplated by the acquisition, to refinance
                                                  certain existing indebtedness of Promus and to pay
                                                  related fees and expenses, subject to specified
                                                  limitations.

Termination of the Merger Agreement
  (page 75)...............................  Both companies may mutually agree to terminate the merger agreement at any time without completing the
                                            acquisition. Either company may terminate the merger
                                            agreement if:

                                                (1) the acquisition is not completed by March 31,
                                                2000, unless funds are not available to Hilton
                                                    because of a Year 2000 problem that causes a
                                                    material adverse change in the financial
                                                    markets, in which case the deadline is extended
                                                    to April 30, 2000. Neither Hilton nor Promus may
                                                    terminate the merger agreement on this basis,
                                                    however, if its breach of the merger agreement
                                                    results in the acquisition not being completed
                                                    by the applicable deadline;

                                                (2) a court or other governmental authority issues a
                                                final, non-appealable order prohibiting the
                                                    acquisition, or any law or regulation makes
                                                    completion of the

                                                    acquisition illegal. Neither Hilton nor Promus
                                                    may terminate the merger agreement on this
                                                    basis, however, if its breach of the merger
                                                    agreement results in the imposition of the order
                                                    or the application of the law or regulation to
                                                    the acquisition; or

                                                (3) the Hilton stockholders or the Promus
                                                stockholders do not approve the acquisition.

                                            In addition, Hilton may terminate the merger agreement
                                            if any of the following events occurs:

                                                (4) any person or group of persons acting in
                                                concert, other than Hilton or its affiliates,
                                                    acquires beneficial ownership of more than 50%
                                                    of the shares of Promus common stock;

                                                (5) the Promus board of directors withdraws or
                                                amends in a manner adverse to Hilton its
                                                    recommendation of the acquisition and approves a
                                                    proposal deemed by the Promus board of directors
                                                    to be superior to the Hilton acquisition, as
                                                    described under the "The Merger
                                                    Agreement--Termination of the Merger Agreement";
                                                    or

                                                (6) Promus enters into or announces its intention to
                                                    enter into an agreement with a third party based
                                                    on a superior proposal.

                                            Furthermore, Promus may terminate the merger agreement
                                            if any of the following events occurs:

                                                (7) the Promus board of directors approves a
                                                superior, unsolicited proposal or withdraws or
                                                    amends in a manner adverse to Hilton its
                                                    recommendation of the acquisition, so long as
                                                    Promus has complied with the requirements of the
                                                    non-solicitation, board recommendation, notice
                                                    and termination fee provisions of the merger
                                                    agreement and Hilton has not offered adjustments
                                                    to the merger agreement that would allow the
                                                    Promus board of directors to recommend the
                                                    acquisition by Hilton; or

                                                (8) the Hilton board of directors withdraws or
                                                amends in a manner adverse to Promus its
                                                    recommendation of the acquisition.

Termination Fees and Expenses
  (page 76)...............................  Promus has agreed to pay Hilton a termination fee of
                                            $75 million if:

                                                - the merger agreement is terminated in the
                                                  circumstances described in paragraphs (4), (5),
                                                  (6) or (7) above;

                                                - the merger agreement is terminated by Hilton under
                                                  the circumstances described in paragraph
                                                  (1) above and:

                                                    --prior to the termination, a third party has
                                                      made a proposal for an alternative transaction
                                                      with Promus and, after the proposal is made,
                                                      Promus materially and intentionally breaches
                                                      any of its material obligations under the
                                                      merger agreement; and

                                                    --within 12 months of the termination, Promus
                                                      enters into an agreement for or consummates an
                                                      alternative transaction with any third party;
                                                      or

                                                - the merger agreement is terminated by Hilton
                                                  because the Promus stockholders do not approve the
                                                  merger agreement and:

                                                    --any person or group of persons acting in
                                                      concert, other than Hilton or its affiliates,
                                                      acquires beneficial ownership of 25% or more
                                                      of the outstanding shares of Promus common
                                                      stock and, within 12 months of termination of
                                                      the merger agreement, Promus enters into an
                                                      agreement for an alternative transaction with
                                                      that person or group; or

                                                    --prior to the Promus stockholder meeting, a
                                                      third party has made a proposal for an
                                                      alternative transaction with Promus and,
                                                      within 12 months of termination of the merger
                                                      agreement, Promus enters into an agreement for
                                                      or consummates an alternative transaction with
                                                      any third party.

                                            Hilton has agreed to pay Promus a termination fee of
                                            $150 million if Hilton or Promus terminates the merger
                                            agreement in the circumstances described in paragraph
                                            (1) above, and all of the following have occurred:

                                                - funds have not been made available to Hilton in an
                                                  amount sufficient to pay the cash consideration,
                                                  to refinance certain Promus indebtedness and to
                                                  pay merger related fees and expenses;

                                                - other conditions to the completion of the
                                                  acquisition specified in the merger agreement have
                                                  been satisfied; and

                                                - the unavailability of the funds is not due to a
                                                  breach of any representation or warranty in
                                                  Hilton's financing agreements that is attributable
                                                  solely to facts and circumstances relating to
                                                  Promus.

No Solicitation (page 77).................  The merger agreement prohibits Promus from negotiating or engaging in discussions with a third party regarding
                                            an acquisition transaction with Promus unless:

                                                - Promus has received an unsolicited proposal for
                                                  the transaction from that third party;

                                                - Promus has notified Hilton about the proposal;

                                                - the Promus board of directors determines in good
                                                  faith that, based on the terms and conditions
                                                  contained in the proposal, the proposal could
                                                  reasonably be expected to constitute a superior
                                                  proposal, as described in the merger agreement;
                                                  and

                                                - the third party executes a confidentiality
                                                  agreement with terms substantially similar to
                                                  those contained in the confidentiality agreement
                                                  between Hilton and Promus.

Accounting Treatment (page 65)............  Hilton will treat the acquisition as a purchase for accounting and financial reporting purposes.

Certain Federal Income Tax Consequences of
  the Acquisition (page 60)...............  The tax consequences resulting from the acquisition will differ depending on whether the forward merger structure
                                            or the reverse merger structure is used. Since the
                                            structure that we will use to complete the acquisition
                                            will depend on several factors, including, in
                                            particular, the value of Hilton common stock on the
                                            closing date, we will not know at the time of the
                                            stockholder meeting which structure will be used. As a
                                            result, Promus stockholders will not know which of the
                                            alternative tax consequences described below will be
                                            applicable to them at the time they vote on the
                                            acquisition.

                                            IF THE FORWARD MERGER STRUCTURE IS USED, THE ACQUISITION
                                            WILL QUALIFY AS A REORGANIZATION UNDER SECTION 368(a) OF
                                            THE INTERNAL REVENUE CODE. In that case, generally:

                                                - a Promus stockholder who receives solely Hilton
                                                  common stock in exchange for shares of Promus
                                                  common stock will not recognize any gain or loss,
                                                  except for any gain or loss attributable to cash
                                                  received in lieu of fractional shares;

                                                - a Promus stockholder who receives solely cash in
                                                  exchange for shares of Promus common stock will be
                                                  required to recognize gain, and should be
                                                  permitted to recognize loss, equal to the
                                                  difference between the amount of cash received by
                                                  the stockholder and the stockholder's adjusted tax
                                                  basis in the shares of Promus common stock that
                                                  the stockholder surrenders in the acquisition; and

                                                - a Promus stockholder who receives both Hilton
                                                  common stock and cash in exchange for shares of
                                                  Promus common stock will not recognize loss, but
                                                  will recognize gain to the extent of the lesser
                                                  of:

                                                    -- the cash received; or

                                                    -- the excess of the sum of the fair market
                                                    value of the Hilton common stock and the amount
                                                      of cash received over the stockholder's
                                                      adjusted tax basis in the shares of Promus
                                                      common stock that the stockholder surrenders
                                                      in the acquisition.

                                            Under certain circumstances, gain recognized by a Promus
                                            stockholder may be treated as a dividend, and thus as
                                            ordinary income, rather than as capital gain.

                                            IF THE REVERSE MERGER STRUCTURE IS USED, THE ACQUISITION
                                            WILL NOT QUALIFY AS A REORGANIZATION UNDER SECTION
                                            368(a) OF THE INTERNAL REVENUE CODE, BUT RATHER WILL BE
                                            TREATED AS A SALE OF PROMUS STOCK FULLY TAXABLE TO THE
                                            PROMUS STOCKHOLDERS. In that case, each Promus
                                            stockholder will recognize gain or loss equal to the
                                            difference between:

                                                - the cash received plus the fair market value of
                                                  the Hilton common stock received; and

                                                - the stockholder's adjusted tax basis in the shares
                                                  of Promus common stock that the stockholder
                                                  surrenders in the acquisition.

                                            We would use the reverse merger structure to avoid the
                                            substantial corporate level tax that would result if the
                                            acquisition were to be structured as a forward merger
                                            and were to fail to satisfy the requirements for a
                                            tax-free reorganization under Section 368(a) of the
                                            Internal Revenue Code.

                                            For further details, see "The Acquisition--Certain
                                            Federal Income Tax Consequences of the Acquisition" on
                                            page 60.

                                            TAX MATTERS ARE VERY COMPLICATED AND THE TAX
                                            CONSEQUENCES OF THE ACQUISITION TO EACH STOCKHOLDER WILL
                                            DEPEND ON THE STOCKHOLDER'S PARTICULAR FACTS AND
                                            CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR
                                            OWN TAX ADVISORS TO UNDERSTAND FULLY THE TAX
                                            CONSEQUENCES OF THE ACQUISITION.

Governmental and Regulatory Matters
  (page 60)...............................  We have filed the required notification under the
                                            Hart-Scott-Rodino Act, and, on October 14, 1999, the
                                            required waiting period was terminated.

OTHER MATTERS

Forward-Looking Statements May Prove
  Inaccurate..............................  We have each made forward-looking statements in this document that are subject to risks and uncertainties.
                                            Forward-looking statements include expectations
                                            concerning matters that are not historical facts. Words
                                            such as "believes," "expects," "anticipates" or similar
                                            expressions indicate forward-looking statements. For
                                            more information regarding factors that could cause
                                            actual results to differ from these expectations, you
                                            should refer to "Risk Factors" on page 23.

Who Can Help Answer Your Questions........  If you have questions about the acquisition, you should contact:

                                            FOR HILTON STOCKHOLDERS:

                                                D.F. King & Co.:
                                                77 Water Street
                                                New York, New York 10005
                                                Telephone: (800) 714-3310

                                            FOR PROMUS STOCKHOLDERS:

                                                Morrow & Co., Inc.
                                                445 Park Avenue
                                                New York, New York 10022
                                                Telephone: (800) 566-9061

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

HISTORICAL FINANCIAL INFORMATION

    We are providing or incorporating by reference in this joint proxy statement/prospectus selected historical financial information for Hilton and Promus to help you in your analysis of the financial aspects of the acquisition.


    We derived this information from the audited and unaudited financial statements of Hilton and Promus for the periods presented. The information is only a summary and you should read it together with the financial information included or incorporated by reference in this joint proxy statement/ prospectus. See "Where You Can Find More Information" on page 94.


UNAUDITED PRO FORMA FINANCIAL INFORMATION

    We are also providing unaudited pro forma financial information in this joint proxy statement/ prospectus to show you how Hilton might have looked if the acquisition had been completed on January 1, 1998 for results of operations purposes and on June 30, 1999 for balance sheet purposes.

    The pro forma financial information was prepared using the purchase method of accounting.

    If Hilton had actually completed the acquisition on those dates, the acquired companies might have performed differently. You should not rely on the pro forma financial information as an indication of the results that Hilton would have achieved if the acquisition had taken place earlier or the future results that Hilton will experience after completion of the acquisition.

SELECTED PRO FORMA FINANCIAL INFORMATION

    In the table below, Hilton provides you with unaudited selected pro forma financial information as if the acquisition had been completed on January 1, 1998 for results of operations purposes and as of June 30, 1999 for balance sheet purposes.


    This unaudited selected pro forma financial information should be read in conjunction with the separate historical financial statements and accompanying notes of Hilton and Promus that are incorporated by reference in this joint proxy statement/prospectus. It is also important that you read the unaudited pro forma financial information and accompanying discussion starting on page 81. You should not rely on the unaudited selected pro forma financial information as an indication of the results of operations or financial position that would have been achieved if the acquisition had taken place earlier or of the future results of operations or financial position of Hilton after completion of the acquisition.



                                                               HILTON        PROMUS         HILTON
                                                             HISTORICAL    HISTORICAL    PRO FORMA(1)
                                                             -----------   -----------   -------------
                                                              (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
SIX MONTHS ENDED OR AS OF JUNE 30, 1999

RESULTS OF OPERATIONS:

  Total revenue............................................   $1,014           547           1,561
  Operating income.........................................      270           153             378
  Income from continuing operations........................      108            80(2)          120(2)
  Income from continuing operations per share--Basic.......      .42           .97             .32
  Income from continuing operations per share--Diluted.....      .41           .97             .32
  Dividends per common share...............................      .04            --             .04

OTHER OPERATING DATA:

  EBITDA(3)................................................   $  354           213             567

BALANCE SHEET:

  Cash and equivalents.....................................   $   65            33              98
  Total assets.............................................    4,203(4)      2,505           9,248(4)
  Total debt...............................................    3,386(4)        911           6,195(4)
  Total stockholders' equity...............................      213         1,092           1,238
  Book value per common share..............................      .84         13.88            3.36

YEAR ENDED DECEMBER 31, 1998

RESULTS OF OPERATIONS:

  Total revenue............................................   $1,769         1,107           2,876
  Operating income.........................................      464           303             676
  Income from continuing operations(5).....................      188           154             200
  Income from continuing operations per share--Basic.......      .71          1.79             .52
  Income from continuing operations per share--Diluted.....      .71          1.78             .52
  Dividends per common share...............................      .32            --             .32

OTHER OPERATING DATA:

  EBITDA(3)................................................   $  596           419           1,015


------------------------


footnotes on following page

EQUIVALENT SHARE DATA


    The following information shows the effect of the acquisition from the perspective of an owner of Promus common stock. The information was computed by multiplying the Hilton pro forma information by an assumed exchange ratio of
3.2158 shares of Hilton common stock for each share of Promus common stock.



                                                        SIX MONTHS ENDED
                                                               OR               YEAR ENDED
                                                       AS OF JUNE 30, 1999   DECEMBER 31, 1998
                                                       -------------------   -----------------
Equivalent income from continuing operations per
 share--Basic........................................        $ 1.03                1.67
Equivalent income from continuing operations per
 share--Diluted......................................          1.03                1.67
Equivalent dividends per common share................           .13                1.03
Equivalent book value per common share...............         10.80                  --


--------------------------


(1) Pro forma results do not reflect any operational efficiencies, cost savings associated with greater economies of scale or revenue enhancement opportunities which Hilton expects to achieve after the acquisition. Hilton expects to realize pre-tax annual revenue enhancements and pre-tax cost savings, including operating efficiencies, totaling approximately
    $90 million upon full integration of Promus. Hilton expects to realize approximately $55 million of benefits in 2000, and the entire $90 million of benefits beginning in 2001. However, the estimated benefits are based on projections and assumptions, not actual experiences. As a result, Hilton's ability to realize these benefits could be adversely impacted by difficulties integrating Promus into Hilton, the inability to achieve certain economies of scale or other risks associated with achieving projected revenues and cost savings. Hilton cannot assure you that these revenue enhancements and cost savings will be achieved.



(2) Includes after-tax non-recurring Promus charges totaling $5 million in employment-related expenses associated with the management change following the 1997 Promus/Doubletree merger.


(3) EBITDA is earnings before interest, taxes, depreciation, amortization and non-cash items. EBITDA can be computed by adding depreciation, amortization, interest and dividend income from investments related to operating activities and non-cash items to operating income. EBITDA is presented supplementally because management believes it allows for a more complete analysis of results of operations. Non-cash items, such as asset write-downs and impairment losses, are excluded from EBITDA as these items do not impact EBITDA on a recurring basis. You should not consider this information as an alternative to any measure of performance reported under generally accepted accounting principles, such as operating income or income from continuing operations, nor should you consider it as an indicator of the overall financial performance of either Hilton or Promus before the acquisition or after the acquisition. Our method of calculating EBITDA may be different from methods used by other companies, and therefore comparability may be limited.

(4) Includes $625 million of long-term debt which, although allocated under a debt assumption agreement to Park Place Entertainment Corporation, remains the legal obligation of Hilton. At the time of the spin-off of Hilton's gaming operations to its stockholders on December 31, 1998, Park Place assumed and agreed to pay 100% of the amount of each payment required to be made by Hilton under the terms of the indentures governing Hilton's
    $300 million 7.375% Senior Notes due 2002 and its $325 million 7% Senior Notes due 2004. These notes remain in Hilton's long-term debt balance and a long-term receivable from Park Place in an equal amount is included in Hilton's consolidated balance sheet. If the interest rate on these notes increases due to specified Hilton actions, Hilton will be required to reimburse Park Place for the increase.


(5) Includes after-tax non-recurring Hilton charges totaling $10 million, representing Hilton's proportionate share of costs associated with the spin-off of Park Place, and after-tax non-recurring Promus net charges aggregating $26 million, including a $27 million charge for severance and employment related expenses associated with the 1997 Promus/Doubletree merger, a $6 million charge for accrued severance and employment related expenses associated with the resignations of Promus' Chief Executive Officer and President in 1998, gains of $6 million on the sale of real estate and securities and a gain of $1 million on the sale of excess joint venture land.

SELECTED HISTORICAL FINANCIAL INFORMATION--HILTON

    In the table below, Hilton provides you with its selected historical financial data. Hilton prepared this information using its consolidated financial statements as of the dates indicated and for each of the fiscal years in the five-year period ended December 31, 1998 and the six-month periods ended June 30, 1999 and 1998. Hilton derived the results of operations data below for each of the five years in the period ended December 31, 1998, and the balance sheet data at December 31, 1998 from financial statements audited by Arthur Andersen LLP. Hilton derived the remaining data from unaudited financial statements. In the opinion of Hilton management, the unaudited data reflect all adjustments, consisting only of normal or recurring adjustments, necessary to present the data fairly for each interim period.


    When you read the selected historical financial information, you should read along with it the historical financial statements and accompanying notes that Hilton has included in its Annual Report on Form 10-K for the year ended December 31, 1998. You can obtain this report by following the instructions under "Where You Can find More Information" on page 94.


                                    SIX MONTHS ENDED
                                    OR AS OF JUNE 30,              YEARS ENDED OR AS OF DECEMBER 31,
                                   -------------------   ------------------------------------------------------
                                     1999       1998       1998        1997        1996       1995       1994
                                   --------   --------   ---------   ---------   --------   --------   --------
                                                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS:

  Total revenue..................   $1,014        823     1,769       1,475       947          715        622
  Operating income...............      270        236       464         395       237          190        124
  Income from continuing
    operations...................      108        103       188(1)      183(2)    120(3)        88         43
  Income from continuing
    operations per
    share--Basic.................      .42        .39       .71         .68       .61          .46        .22
  Income from continuing
    operations per
    share--Diluted...............      .41        .39       .71         .68       .61          .45        .22
  Dividends per common share.....      .04        .16       .32         .32      .305          .30        .30

OTHER OPERATING DATA:

  EBITDA(4)......................   $  354        295       596         497       361          290        224

BALANCE SHEET:

  Cash and equivalents...........   $   65                   47
  Total assets(5)................    4,203                3,944
  Total debt(5)..................    3,386                3,099
  Total stockholders' equity.....      213                  187

------------------------------

(1) Includes after-tax non-recurring charges totaling $10 million, representing Hilton's proportionate share of costs associated with the spin-off of Park Place on December 31, 1998.

(2) Includes after-tax non-recurring charges totaling $10 million, primarily related to the write-off of net costs related to Hilton's efforts to acquire ITT Corporation.

(3) Includes after-tax non-recurring charges totaling $24 million, primarily related to the write-down of certain investments and notes receivable to estimated fair market value.

(4) EBITDA is earnings before interest, taxes, depreciation, amortization and non-cash items. EBITDA can be computed by adding depreciation, amortization, interest and dividend income from investments related to operating activities and non-cash items to operating income. EBITDA is presented supplementally because management believes it allows for a more complete analysis of results of operations. Non-cash items, such as asset write-downs and impairment losses, are excluded from EBITDA as these items do not impact operating results on a recurring basis. Hilton pre-tax non-cash items for the year ended December 31, 1997 resulted in a credit of $2 million, primarily from the reversal of a 1996 non-cash write-down. Hilton pre-tax non-cash items for the year ended December 31, 1996 totaled $22 million and relate to the write-down of certain investments and notes receivable to estimated fair market value. You should not consider this information as an alternative to any measure of performance reported under generally accepted accounting principles, such as operating income or income from continuing operations, nor should you consider it as an indicator of the overall financial performance of Hilton. Our method of calculating EBITDA may be different from the methods used by other companies, and therefore comparability may be limited.

(5) Includes $625 million of long-term debt which, although allocated under a debt assumption agreement to Park Place, remains the legal obligation of Hilton. At the time of the spin-off of Hilton's gaming operations to its stockholders, Park Place assumed and agreed to pay 100% of the amount of each payment required to be made by Hilton under the terms of the indentures governing Hilton's $300 million 7.375% Senior Notes due 2002 and its
    $325 million 7% Senior Notes due 2004. These notes remain in Hilton's long-term debt balance and a long-term receivable from Park Place in an equal amount is included in Hilton's consolidated balance sheet. If the interest rate on these notes increases due to specified Hilton actions, Hilton will be required to reimburse Park Place for the increase.

SELECTED HISTORICAL FINANCIAL INFORMATION--PROMUS

    In the table below, Promus provides you with its selected historical financial data. Promus prepared this information using its consolidated financial statements as of the dates indicated and for each of the fiscal years in the five-year period ended December 31, 1998 and the six-month periods ended June 30, 1999 and 1998. The information below reflects the December 19, 1997, merger between Promus and Doubletree Corporation. This merger was accounted for as a pooling of interests, and all periods before and including fiscal 1997 were restated to combine the historical results of Promus and Doubletree.

    Promus derived the results of operations data below for each of the four years in the period ended December 31, 1998, and the balance sheet data at December 31, 1998 from financial statements audited by Arthur Andersen LLP, with certain reliance placed on other auditors. Promus derived the remaining data from unaudited financial statements. In the opinion of Promus' management, the unaudited data reflect all adjustments, consisting only of normal or recurring adjustments, necessary to present the data fairly for each interim period.


    When you read the selected historical financial information, you should read along with it the historical financial statements and accompanying notes that Promus has included in its Annual Report on Form 10-K for the year ended December 31, 1998. You can obtain this report by following the instructions under "Where You Can Find More Information" on page 94.



                                SIX MONTHS ENDED
                               OR AS OF JUNE 30,               YEARS ENDED OR AS OF DECEMBER 31,
                              --------------------   ------------------------------------------------------
                                1999        1998       1998        1997        1996       1995       1994
                              ---------   --------   ---------   ---------   --------   --------   --------
                                                 (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS:

  Revenue..................   $  547       545        1,107       1,038       560        422        327
  Operating income.........      153       164          303         184       165        124        110
  Income from continuing
    operations.............       80(1)     88(2)       154(3)       95(4)     91(5)      62         50
  Income from continuing
    operations per share--
    Basic..................      .97      1.02         1.79        1.10      1.25        .89(6)     .73(6)
  Income from continuing
    operations per share--
    Diluted................      .97      1.00         1.78        1.09      1.23        .88(6)     .73(6)
  Dividends per common
    share..................       --        --           --          --        --         --         --

OTHER OPERATING DATA:

  EBITDA(7)................   $  213       221          419         325       231        170        147

BALANCE SHEET:

  Cash and equivalents.....   $   33                      6
  Total assets.............    2,505                  2,474
  Total debt...............      911                    771
  Total stockholders'
    equity.................    1,092                  1,159


------------------------------

(1) Includes after-tax non-recurring charges totaling $5 million in employment-related expenses associated with the management change following the Promus/Doubletree merger.

(2) Includes after-tax non-recurring gains totaling $2 million, comprised of a $1 million gain on the sale of excess joint venture land and the prior sale of hotels and a $1 million gain on the sale of securities.

(3) Includes net after-tax non-recurring charges totaling $26 million, including a $27 million charge for severance and employment related expenses associated with the Promus/Doubletree merger, a $6 million charge for accrued severance and employment related expenses associated with the resignations of Promus' Chief Executive Officer and President, gains of $6 million on the sale of real estate and securities and a gain of $1 million on the sale of excess joint venture land.


(4) Includes net after-tax non-recurring charges totaling $47 million, including a provision for business combination expenses of $81 million, a $7 million break-up fee received in connection with the terminated Renaissance Hotel Group transaction, $26 million of gains on the sale of real estate and securities and other net gains of $1 million.

(5) Includes an after-tax non-recurring gain of $2 million on the sale of real estate and securities.


(6) Before June 30, 1995, Promus was a division of The Promus Companies Incorporated. In June 1995, Promus was spun off by its parent. For periods before the spin-off, weighted average shares outstanding are assumed to be equal to the actual shares outstanding at the spin-off. For the period January 1, 1994 through June 30, 1994, the date of Doubletree's initial public offering, shares outstanding were assumed to be equal to the number of shares issued on June 30, 1994.


(7) EBITDA is earnings before interest, taxes, depreciation, amortization and non-cash items. EBITDA can be computed by adding depreciation, amortization, interest and dividend income from investments related to operating activities and non-cash items to operating income. EBITDA is presented supplementally because management believes it allows for a more complete analysis of results of operations. Non-cash items, such as asset write-downs and impairment losses, are excluded from EBITDA as these items do not impact operating results on a recurring basis. Promus' pre-tax non-cash items for the year ended December 31, 1997 totaled $32 million and relate to the provision for business combination expenses. Promus' presentation of EBITDA has been changed to conform with Hilton's presentation. You should not consider this information as an alternative to any measure of performance reported under generally accepted accounting principles, such as operating income or income from continuing operations, nor should you consider it as an indicator of the overall financial performance of Promus. Our method of calculating EBITDA may be different from the methods used by other companies, and therefore comparability may be limited.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

    Hilton common stock is traded on the New York Stock Exchange under the symbol "HLT" and Promus common stock is traded on the NYSE under the symbol "PRH." The following table shows, for the periods indicated, the high and low reported sales prices per share of Hilton common stock and Promus common stock on the NYSE, as well as quarterly dividends paid per share of Hilton common stock and Promus common stock. THE SALES PRICES FOR HILTON COMMON STOCK IN 1999 REFLECT THE HILTON COMMON STOCK TRADING ON A STAND-ALONE BASIS AFTER THE SPIN-OFF OF PARK PLACE ENTERTAINMENT CORPORATION ON DECEMBER 31, 1998. No information is provided for Promus prior to the merger of the former Promus Hotel Corporation and Doubletree Corporation on December 19, 1997. The timing and amounts of dividends have depended on each company's result of operations, financial condition, cash requirements and other factors deemed relevant by its board of directors. Hilton cannot assure you that dividends will be paid in the future.


                                                        PROMUS                            HILTON
                                            -------------------------------   -------------------------------
                                              PRICE RANGE OF                    PRICE RANGE OF
                                               COMMON STOCK         CASH         COMMON STOCK         CASH
                                            -------------------   DIVIDEND/   -------------------   DIVIDEND/
                                              HIGH       LOW        SHARE       HIGH       LOW        SHARE
                                            --------   --------   ---------   --------   --------   ---------
1997  QUARTER ENDED:

      March 31............................      N/A        N/A        N/A      $30.00     $24.00      $0.08
      June 30.............................      N/A        N/A        N/A       30.13      24.25       0.08
      September 30........................      N/A        N/A        N/A       34.06      26.75       0.08
      December 31.........................   $43.13     $36.50      $0.00       35.81      26.06       0.08

1998  QUARTER ENDED:

      March 31............................    49.63      40.75       0.00       35.50      27.50       0.08
      June 30.............................    48.31      37.13       0.00       34.00      28.13       0.08
      September 30........................    43.63      26.50       0.00       29.38      16.56       0.08
      December 31.........................    36.63      20.56       0.00       22.81      12.50       0.08

1999  QUARTER ENDED:

      March 31............................    38.50      28.75       0.00       16.69      13.81       0.02
      June 30.............................    37.75      23.63       0.00       16.94      13.38       0.02
      September 30........................    35.19      24.69       0.00       15.00       9.75       0.02
      December 31 (through October 18)....    32.81      31.63        N/A       10.13       8.75        N/A

                                  RISK FACTORS

    You should consider the following risk factors, together with the other information included and incorporated by reference in this joint proxy statement/prospectus, in deciding whether to vote to approve the acquisition.

RISKS RELATING TO THE ACQUISITION

    WE MAY EXPERIENCE DIFFICULTIES INTEGRATING PROMUS WITH HILTON


    After the acquisition's completion, we intend to integrate the operations of Promus with those of Hilton. We cannot assure you that Hilton will be able to integrate the operations without encountering difficulties. These difficulties could include integrating different business strategies with respect to franchising, managing, owning and leasing hotels; integrating personnel with disparate business backgrounds and corporate cultures; integrating different reservations systems and other technology; and managing relationships with hotel owners, franchisees and other business parties. The integration of operations may temporarily distract management from the day-to-day business of Hilton after the acquisition. Hilton also may lose key Promus or Hilton personnel because of the acquisition and the consolidation of Promus' corporate headquarters with Hilton's. For these reasons, Hilton cannot assure you that it will be able successfully to integrate the Promus operations in the anticipated time frame.


    WE MAY NOT ACHIEVE THE EXPECTED SYNERGIES FROM THE ACQUISITION


    Hilton's management believes that the acquisition of Promus will allow Hilton to achieve approximately $90 million of pre-tax annual synergistic benefits once Promus is fully integrated. Hilton expects to realize approximately $55 million of benefits in 2000, and the entire $90 million of benefits beginning in 2001. The anticipated benefits relate to operational efficiencies, cost savings associated with greater economies of scale and revenue enhancement opportunities. However, the estimated benefits are based on projections and assumptions, not actual experience. As a result, Hilton cannot assure you that it will realize the anticipated benefits. Hilton's ability to realize these benefits could be adversely impacted by difficulties in integrating Promus into Hilton, the inability to achieve certain economies of scale and other risks associated with achieving expected revenue enhancements and cost savings.


    PROMUS STOCKHOLDERS MAY RECEIVE HILTON COMMON STOCK THAT HAS A VALUE OF LESS
     THAN $38.50


    No assurances can be given to Promus stockholders of the value of the shares of Hilton common stock to be issued in the merger. Upon completion of the acquisition, 45% of the shares of Promus common stock will be exchanged for a number of shares of Hilton common stock that will be determined as described in this joint proxy statement/prospectus, but in no case more than 3.2158 shares of Hilton common stock per Promus share. The 3.2158 exchange ratio will apply if the average Hilton stock price is less than $11.97 per share. Therefore, if the value of Hilton common stock is less than $11.97 per share, the value of Hilton common stock exchanged for Promus shares will be less than $38.50 per share. The volume weighted average per share sales price of the Hilton stock on October 18, 1999 was $8.97. Neither party is permitted to terminate the merger agreement because of changes in the market price of Hilton or Promus common stock. You are urged to obtain recent market quotations for Hilton and Promus common stock. We cannot predict or give any assurances as to the market price of Hilton common stock at any time before or after the acquisition.


    PROMUS STOCKHOLDERS MAY RECEIVE ACQUISITION CONSIDERATION IN A FORM THAT
     DIFFERS FROM THEIR ELECTIONS OF CASH OR STOCK CONSIDERATION


    Although Promus stockholders may elect to receive cash, Hilton common stock, or a combination of cash and stock in exchange for their shares of Promus common stock, 55% of the outstanding shares of Promus common stock will be converted into cash and 45% of the outstanding shares of Promus common stock will be converted into Hilton common stock. If a Promus stockholder elects to receive cash, and cash elections are oversubscribed, then the holder will receive a portion of the acquisition consideration in shares of Hilton common stock. As described in the preceding risk factor, the value of the stock consideration delivered at closing may be below $38.50 per Promus share. Similarly, if a holder elects to receive Hilton common stock and stock elections are oversubscribed, then the holder will receive a portion of the acquisition consideration in cash. The form of the consideration ultimately received by a Promus stockholder will depend upon the election and proration procedures described in this joint proxy statement/prospectus and the elections made by other Promus stockholders.


    PROMUS STOCKHOLDERS WILL NOT KNOW THE FEDERAL INCOME TAX CONSEQUENCES TO
     THEM OF THE ACQUISITION AT THE TIME THEY MAKE AN ELECTION AS TO THE FORM OF CONSIDERATION OR AT THE TIME THEY VOTE


    The federal income tax consequences of the acquisition to each Promus stockholder will vary depending on whether we complete the acquisition through the use of the forward merger structure or the reverse merger structure. These tax consequences will also vary depending on whether a Promus stockholder receives cash, stock, or a combination of cash and stock in exchange for the stockholder's shares of Promus common stock. At the time that a Promus stockholder makes an election as to the form of the consideration to be received in the acquisition and at the time that the stockholder votes on the acquisition, the stockholder will not know if, or to what extent, the consideration proration procedures will be applicable. Therefore, a Promus stockholder will not know at those times the extent to which the stockholder's elected forms of acquisition consideration will be given effect. Additionally, at the time of making the election and voting on the acquisition, the Promus stockholders will not know which of the two alternative structures we will use to complete the acquisition. Accordingly, although the federal tax treatment of both of these alternative structures is described in this joint proxy statement/prospectus, the actual federal income tax consequences to each Promus stockholder will not be ascertainable at that time. Based on the volume weighted per share sales price of Hilton stock of $8.97 on October 18, 1999, if the closing had occurred on that date, we would have used the reverse merger structure. However, the structure actually used will not be determined until the closing date.


    THIS ACQUISITION MAY LIMIT HILTON'S ABILITY TO OPERATE THE COMBINED BUSINESS
     IN SOME GEOGRAPHIC AREAS


    A number of Hilton's and Promus' franchise, management and license agreements purport to restrict Hilton's or Promus' right to own, manage or franchise additional hotels, or in some cases brands, in a specified geographic area. After the acquisition, Hilton will own, manage or franchise additional hotels in some of these areas and, consequently, may be in violation of some of these purported restrictions. If Hilton is unable to renegotiate successfully or otherwise resolve the effects of these restrictions, the agreements may be terminated, Hilton may be required to pay monetary damages or Hilton may be required to sell certain of these hotels. We cannot predict or give any assurances that Hilton will be able to renegotiate successfully or otherwise resolve the effects of these restrictions. See "The Acquisition--Recent Litigation" at page 66 for a description of a recently filed lawsuit which alleges that the acquisition will violate the territorial restriction in one of Hilton's hotel management agreements.


    IF SUFFICIENT FUNDS ARE NOT AVAILABLE TO HILTON, THE ACQUISITION WILL LIKELY
     NOT BE CONSUMMATED


    The acquisition's completion is conditioned upon funds being available to Hilton in an amount sufficient to pay the cash component of the consideration to the Promus stockholders, to refinance certain existing indebtedness of Promus and to pay fees and expenses. If these funds are not available and Hilton is not in material breach of the financing-related provisions of the merger agreement or the provisions of Hilton's financing agreements, Hilton will not be required to complete the acquisition. Hilton has obtained a fully underwritten commitment from Bank of America N.A. for financing that, together with existing credit capacity and available cash, Hilton believes is sufficient to complete the acquisition. That commitment is subject to customary closing conditions, including a provision that no material adverse change in or material disruption of conditions in the financial, banking or capital markets has occurred. We cannot assure you that all of the conditions to the consummation of the financing will be met. We expect to close the acquisition before December 31, 1999. We cannot predict what impact the Year 2000 issue, relating to the ability of computer software, hardware and hardware systems to properly process data containing dates on or after January 1, 2000, may have on the financial markets generally. If the financing under the commitment were not available, Hilton would attempt to obtain financing from other sources, although Hilton cannot assure you that it would be able to do so on favorable terms or at all. If Hilton's costs of financing are greater than anticipated, its future results may be adversely affected. If we do not complete the acquisition because sufficient funds are not available to Hilton other than as a result of a breach of any representation or warranty attributable solely to facts and circumstances relating to Promus, Hilton would be obligated to pay Promus a fee of $150 million if other conditions to the closing of the acquisition that are specified in the merger agreement have been satisfied. For further information, see "The Merger Agreement--Termination Fees and Expenses" on page 76.


    WE CANNOT ASSURE YOU THAT THIS ACQUISITION WILL NOT IMPACT THE TAX
     CONSEQUENCES OF HILTON'S 1998 SPIN-OFF OF PARK PLACE


    On December 31, 1998, Hilton distributed the stock of Park Place Entertainment Corporation, then a wholly-owned subsidiary of Hilton, to its stockholders. Hilton received a ruling from the Internal Revenue Service to the effect that the Park Place distribution was tax-free to Hilton and its stockholders pursuant to Sections 355(a) and (c) of the Internal Revenue Code. However, despite that ruling, the Park Place distribution would not be a tax-free distribution as far as Hilton is concerned if the distribution were deemed to be part of a plan or series of related transactions, pursuant to which one or more persons acquired, directly or indirectly, stock representing a 50% or greater interest in Hilton or Park Place, as set forth in Section 355(e) of the Internal Revenue Code. Hilton has received an opinion from its counsel to the effect that the acquisition will not cause the Park Place distribution to fail to qualify as a tax-free transaction based on the application of Section 355(e) of the Internal Revenue Code. Moreover, as a condition to the obligation of Promus to complete the acquisition, the opinion must be confirmed as of the closing of the acquisition. In rendering the tax opinions, counsel has relied and will rely on factual representations and statements made by Hilton. Any inaccuracy or change with respect to the factual representations or statements could adversely affect the conclusions reached in the opinions. The tax opinion received at signing does, and the tax opinion to be delivered at closing will, represent tax counsel's best judgment as to the effect of the acquisition on the Park Place distribution, but will not be binding on the Internal Revenue Service. There can be no assurance that the Internal Revenue Service will not contest the conclusions reached in the opinions of counsel. If Hilton's acquisition of Promus or other transactions involving acquisition of the stock or assets of Hilton or Park Place were to affect the tax-free nature of the Park Place distribution, Hilton would be subject to tax on the gain inherent in the stock of Park Place at the time of the distribution. Hilton would, however, be entitled to indemnification from Park Place if Park Place entered into a transaction that caused the distribution to fail to comply with Section 355.


    PROMUS STOCKHOLDERS WILL HAVE A REDUCED OWNERSHIP AND VOTING INTEREST AFTER
     THE ACQUISITION

    After the acquisition's completion, Promus stockholders will own a significantly smaller percentage of Hilton than they currently own of Promus. Consequently, Promus stockholders may be able to exercise less influence over the management and policies of Hilton than they currently exercise over the management and policies of Promus.

    PROMUS' DIRECTORS AND OFFICERS HAVE INTERESTS THAT DIFFER IN SOME RESPECTS
     FROM PROMUS STOCKHOLDERS


    In considering the recommendation of the Promus board of directors to approve the acquisition, Promus stockholders should consider that some of Promus' directors and officers have interests in the acquisition that differ from, or are in addition to, their interests as Promus stockholders. Promus' directors and officers may receive benefits from the acquisition not available to Promus stockholders generally. These benefits include the receipt of cash in connection with Promus stock options, potential payments under Promus' severance agreements and the continuation of existing indemnification policies and agreements. These and additional interests are described under the headings "The Acquisition--Interests of Certain Persons in the Acquisition" on page 56 and "Hilton After the Acquisition--Management" on page 78.


RISKS RELATING TO THE BUSINESS OF HILTON AFTER THE ACQUISITION

    HILTON WILL HAVE TO COMPETE FOR CUSTOMERS, MANAGEMENT CONTRACTS, LEASES AND
     FRANCHISE AGREEMENTS

    Hilton's hotels will compete for customers with a wide range of lodging facilities offering full-service, limited-service and all-suite lodging options to the public. Companies in the lodging industry compete based on factors such as room rates, quality of accommodations, name recognition, service levels, marketing programs and convenience of location. We cannot assure you that our competitors will not significantly expand or improve facilities, adjust prices or implement new or improved marketing programs in markets in which Hilton's hotels compete so that Hilton's operations are adversely affected. Hilton also will compete for management contracts, leases and franchise agreements with other hotel management companies and national brand franchisers, including Marriott, Starwood, Hyatt, Cendant and Wyndham, as well as hotel management companies, including some that do not have their own brand. We cannot assure you that Hilton will be successful in retaining current, or competing for additional, management contracts, leases or franchise agreements.

    HILTON MAY EXPERIENCE ADVERSE EFFECTS OR INCUR LIABILITY AS A RESULT OF ITS
     OWNERSHIP AND LEASING OF REAL ESTATE

    Hilton owns and leases, and will continue to own and lease, hotels and will therefore be subject to varying degrees of risk generally related to leasing and owning real estate. In addition to general risks related to the lodging industry, these risks include liability for long-term lease obligations, changes in national, regional and local economic conditions, local real estate market conditions, changes in interest rates and in the availability, cost and terms of financing, the potential for uninsured casualty and other losses, the impact of present or future environment legislation and compliance with environmental laws, and adverse changes in zoning laws and other regulations, many of which are beyond the control of Hilton. Additionally, real estate investments are relatively illiquid, which means that the ability of Hilton to vary its portfolio of hotels in response to changes in economic and other conditions may be limited.

    Under various federal, state, and local environmental laws and regulations, a current or previous owner, lessee or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. These laws often impose liability whether or not the owner, lessee or operator knew of or was responsible for the presence of such hazardous or toxic substances. For example, liability may arise as a result of the historical use of a site or from the migration of contamination from adjacent or nearby properties. Any such contamination or liability may also reduce the value of the property. Additionally, environmental laws govern the removal, encapsulation or disturbance of asbestos-containing materials when those materials are in poor condition or in the event of a building remodeling, renovation or demolition. These laws and common law principles could be used to impose liability for the release of asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to such materials. In connection with the ownership, lease or operation of hotels, including properties managed or franchised by Hilton or Promus, Hilton may be potentially liable for any such costs. While we are currently involved in several remedial projects, we are not currently aware of any obligations to perform any remediation that will have a material adverse effect on Hilton. We cannot assure you, however, that Hilton's or Promus' properties have not been or will not be adversely affected by the historical or current uses of such properties or the activities in the vicinity of such properties or that the potential liability resulting from non-compliance or other claims relating to environmental matters will not have a material adverse effect on Hilton.

    HILTON'S BUSINESS WILL CONTINUE TO BE REGULATED

    The lodging industry is subject to federal, state and local government regulations, including those relating to the preparation and sale of food and beverages, such as health and liquor license laws, and building and zoning requirements. Also, Hilton and its customers are subject to laws governing their relationships with employees, including minimum wage requirements, overtime, working conditions and work permit requirements. Hilton will also be subject to federal regulations and state laws that govern the offer and sale of franchises, including state laws that require approvals before franchises can be offered or sold in that state. The failure to obtain or retain liquor licenses or approvals to sell franchises, or an increase in the minimum wage rate, employee benefit costs or other costs associated with employees, could harm Hilton.

    Under the Americans with Disabilities Act of 1990, all public accommodations are required to meet federal requirements related to access and use by disabled persons. We believe that the hotels that we own or that are under our management are substantially in compliance with these requirements. However, a determination that these hotels are not in compliance with the law could result in the imposition of fines, an award of damages to private litigants or significant expense to Hilton in bringing these hotels into compliance.


    Hilton operates a riverboat casino in Kansas City, Missouri, which it has agreed to sell to a third party. Hilton also owns a 50% interest in the consortium that operates the Casino Windsor in Windsor, Ontario, Canada. These operations are subject to regulation by the Missouri Gaming Commission and the Ontario Alcohol and Gaming Commission. These regulations are more fully described in Hilton's filings with the SEC. For information on how you can obtain copies of these filings, see "Where You Can Find More Information" on page 94 of this joint proxy statement/prospectus.

                    THE MEETINGS--GENERAL PROXY INFORMATION

THE HILTON STOCKHOLDERS MEETING

    GENERAL; DATE, TIME AND PLACE OF THE SPECIAL MEETING


    Hilton's board of directors is sending this joint proxy statement/prospectus to Hilton's stockholders in connection with the Hilton board's solicitation of proxies for use at the special meeting of Hilton stockholders to be held on November 30, 1999, at 10:00 a.m., local time, at:


       Hilton Beverly Hills
       9876 Wilshire Boulevard
       Beverly Hills, California 90210

    MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    At the special meeting, Hilton stockholders will be asked:

    - to approve the merger agreement and the issuance of Hilton common stock in the acquisition.


    - to approve the amendment to Hilton's certificate of incorporation to increase the authorized number of shares of Hilton common stock from 400 million shares to 500 million shares. This is designed to allow for future stock issuances by Hilton for purposes such as raising funds to repay debt, making acquisitions or granting employee incentives. Assuming that approximately 113 million shares are issued in the acquisition, Hilton would have approximately 368 million shares of common stock outstanding. If approved, the amendment to the certificate of incorporation will take effect only if the acquisition is completed.



    - to approve an amendment to Hilton's by-laws to change the authorized number of directors from the fixed number of 12 to a range of 10 to 20, with the exact number to be set from time to time by the board of directors. The amendment to Hilton's by-laws is designed to provide Hilton greater flexibility in the composition of its board of directors. If Hilton stockholders approve the amendment to the by-laws, Hilton intends to set the authorized number of directors at 14 and add to its board two new directors chosen from Promus' current board. If approved, the amendment to the bylaws will take effect regardless of the outcome of the votes on the acquisition and the amendment to Hilton's certificate of incorporation.



    - to transact other business that properly comes before the special meeting or any postponements or adjournments of the special meeting.


    APPROVAL OF THE MERGER AGREEMENT AND COMPLETION OF THE ACQUISITION ARE NOT DEPENDENT ON APPROVAL OF THE PROPOSED AMENDMENTS TO THE HILTON CERTIFICATE OF INCORPORATION AND BYLAWS.

    RECORD DATE FOR VOTING ON THE ACQUISITION; STOCKHOLDERS ENTITLED TO VOTE


    Only Hilton stockholders of record at the close of business on October 15, 1999 are entitled to notice of and to vote at the special meeting. As of the close of business on that record date, there were 254,978,461 shares of Hilton common stock outstanding and entitled to vote, which were held of record by 11,533 stockholders. Each Hilton stockholder is entitled to one vote for each share of Hilton common stock held as of the record date.


    SECURITY OWNERSHIP


    Hilton's previous SEC filings contain information on the security ownership of certain beneficial owners and the security ownership of management. For information on how you may obtain copies of these filings, please see the section entitled "Where You Can Find More Information" on page 94.

    VOTING AND REVOCATION OF PROXIES


    The proxy for the Hilton stockholders meeting is solicited on behalf of Hilton's board of directors. Hilton stockholders are requested to complete, date and sign the Hilton proxy and promptly return it in the accompanying envelope or otherwise mail it to Hilton. All properly executed proxies received by Hilton before the special meeting that are not revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the merger agreement and the issuance of Hilton common stock in the acquisition and the amendments to Hilton's certificate of incorporation and by-laws. Hilton stockholders may also vote by calling the toll-free telephone number on the proxy card and following the instructions on the proxy card.


    A Hilton stockholder that has given a proxy may revoke it at any time before it is exercised at the special meeting by doing any of the following:

    - delivering to the Secretary of Hilton a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked;

    - signing and delivering a proxy relating to the same shares and bearing a later date than the date of the previous proxy, or submitting a telephonic proxy at a later date, before the vote at the special meeting; or

    - attending the special meeting and voting in person.

    PROXY SOLICITATION

    In addition to this mailing, Hilton employees may solicit proxies personally, electronically or by telephone. Hilton is also paying D. F. King & Co. a fee of $13,500 plus expenses to help with the solicitation.

    STOCKHOLDER VOTE REQUIRED FOR HILTON PROPOSALS

    Hilton stockholders' approval of the merger agreement and the issuance of Hilton common stock in the acquisition requires the affirmative vote of the holders of a majority of the shares of Hilton common stock represented at the special meeting. Hilton stockholders' approval of the amendment to Hilton's certificate of incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of Hilton common stock. Hilton stockholders' approval of the amendment to the by-laws requires the affirmative vote of the holders of 75% of the outstanding shares of Hilton common stock.


    Abstentions and broker non-votes are not counted as voting with respect to the approval of the merger agreement and the issuance of shares and will have no effect on this vote. Abstentions and broker non-votes are not counted as affirmative votes with respect to the proposed amendment to Hilton's certificate of incorporation and will have the same effect as votes against approval of the amendment. Abstentions are not counted as affirmative votes with respect to the proposed amendment to Hilton's by-laws and will have the same effect as votes against approval of the amendment.



    In addition, the required vote of the Hilton stockholders with respect to the proposed amendments to the certificate of incorporation and the by-laws is based upon the number of outstanding shares of Hilton common stock rather than upon the shares actually voted in person or by proxy at the special meeting. Therefore, if a stockholder fails either to submit a proxy or to vote in person at the special meeting, it will have the same effect as a vote against approval of the amendments.


    HILTON BOARD RECOMMENDATION


    HILTON'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ACQUISITION AND BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND THAT THE ACQUISITION IS IN THE BEST INTERESTS OF, HILTON AND ITS

STOCKHOLDERS. HILTON'S BOARD HAS ALSO UNANIMOUSLY APPROVED THE AMENDMENTS TO HILTON'S CERTIFICATE OF INCORPORATION AND BY-LAWS. HILTON'S BOARD OF DIRECTORS THEREFORE UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF HILTON COMMON STOCK VOTE TO APPROVE THE MERGER AGREEMENT AND THE ISSUANCE OF HILTON COMMON STOCK IN THE ACQUISITION AND THE AMENDMENTS TO HILTON'S CERTIFICATE OF INCORPORATION AND BY-LAWS.



    THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE HILTON STOCKHOLDERS. ACCORDINGLY, HILTON'S STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE.


THE PROMUS STOCKHOLDERS MEETING

    GENERAL; DATE, TIME AND PLACE OF THE SPECIAL MEETING


    Promus' board of directors is sending this joint proxy statement/prospectus to Promus' stockholders in connection with the Promus board's solicitation of proxies for use at the special meeting of Promus stockholders to be held on November 30, 1999, at 1:00 p.m., local time, at:



       Fogelman Executive Center
       Room 136, Lower Level
       The University of Memphis
       330 Deloach Street
       Memphis, Tennessee 38152


    MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    At the special meeting, Promus stockholders will be asked to approve the acquisition and the merger agreement and to transact such other business as may properly come before the special meeting or any postponements or adjournments of the special meeting.

    SECURITY OWNERSHIP


    Promus' previous SEC filings contain information on the security ownership of certain beneficial owners and the security ownership of management. For information on how you may obtain copies of these filings, please see the section entitled "Where You Can Find More Information" on page 94.


    RECORD DATE FOR VOTING ON THE ACQUISITION; STOCKHOLDERS ENTITLED TO VOTE


    Only Promus stockholders of record at the close of business on October 15, 1999 are entitled to notice of and to vote at the special meeting. As of the close of business on that record date, there were 78,692,352 shares of Promus common stock outstanding and entitled to vote, which were held of record by 9,907 stockholders. Each Promus stockholder is entitled to one vote for each share of Promus common stock held as of the record date.


    VOTING AND REVOCATION OF PROXIES


    The proxy for the Promus stockholders meeting is solicited on behalf of Promus' board of directors. Promus stockholders are requested to complete, date and sign the Promus proxy and promptly return it in the accompanying envelope or otherwise mail it to Promus. All properly executed proxies received by Promus before the special meeting that are not revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the acquisition. Promus stockholders may also vote by calling the toll-free telephone number on the proxy card and following the instructions on the proxy card.

    A Promus stockholder that has given a proxy may revoke it at any time before it is exercised at the special meeting by doing any of the following:

    - delivering to the Secretary of Promus a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked;

    - signing and delivering a proxy relating to the same shares and bearing a later date than the date of the previous proxy or voting by telephone at a later date, before the vote at the special meeting; or

    - attending the special meeting and voting in person.

    PROXY SOLICITATION


    In addition to this mailing, Promus employees may solicit proxies personally, electronically or by telephone. Morrow & Co., Inc. has also been engaged to assist with proxy solicitation. Morrow & Co., Inc. was previously engaged by Promus to perform strategic consulting, stock watch/nominee identification and related consulting services for a fee of $125,000. Subsequently, Morrow & Co., Inc. agreed to perform proxy solicitation services at no additional charge other than reimbursement of out-of-pocket expenses.


    STOCKHOLDER VOTE REQUIRED TO APPROVE THE ACQUISITION


    Promus stockholders' approval of the acquisition requires the affirmative vote of the holders of a majority of the outstanding shares of Promus common stock. Abstentions and broker non-votes are not affirmative votes and will have the same effect as votes against approval of the acquisition. IN ADDITION, THE REQUIRED VOTE OF THE PROMUS STOCKHOLDERS IS BASED UPON THE NUMBER OF OUTSTANDING SHARES OF PROMUS COMMON STOCK RATHER THAN UPON THE SHARES ACTUALLY VOTED IN PERSON OR BY PROXY AT THE SPECIAL MEETING. THEREFORE, IF A STOCKHOLDER FAILS EITHER TO SUBMIT A PROXY OR TO VOTE IN PERSON AT THE SPECIAL MEETING, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE ACQUISITION.


    PROMUS BOARD RECOMMENDATION

    PROMUS' BOARD OF DIRECTORS HAS APPROVED THE ACQUISITION AND BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND THAT THE ACQUISITION IS IN THE BEST INTERESTS OF, PROMUS AND ITS STOCKHOLDERS. PROMUS' BOARD OF DIRECTORS THEREFORE RECOMMENDS THAT THE HOLDERS OF PROMUS COMMON STOCK VOTE TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.


    THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE PROMUS STOCKHOLDERS. ACCORDINGLY, PROMUS' STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE.



    PROMUS STOCKHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. Instead, Promus stockholders who make an election as to the form of consideration that they are to receive should send in their stock certificates with their completed forms of election and letters of transmittal, which are being distributed in a separate mailing. Stockholders who do not elect the form of consideration to be received should hold their stock certificates until after the closing, when they will receive a letter of transmittal instructing them on how to exchange their certificates for acquisition consideration. For more information regarding the procedures for completing the forms of election and exchanging Promus stock certificates for Hilton stock certificates, please see the section entitled "The Merger Agreement--Election and Proration" on page 68.

                                THE ACQUISITION


GENERAL


    Each of our boards of directors has approved the merger agreement, which provides for an acquisition of Promus by Hilton. As a result of the acquisition, Promus stockholders will receive in the aggregate for their shares approximately:


    - $1.66 billion in cash; and



    - 113 million shares of Hilton common stock; this number of shares is based on what the exchange ratio would be if the average Hilton stock price were $9.00, which was the closing price on October 18, 1999.


BACKGROUND OF THE ACQUISITION


    Hilton has from time to time considered expanding its operations through acquisitions of other lodging companies, including Promus. On April 14, 1999, Stephen Bollenbach, Hilton's President and Chief Executive Officer, and Matthew Hart, Hilton's Executive Vice President, Chief Financial Officer and Treasurer, met at Hilton's initiative with Norman Blake, Promus' Chairman, President and Chief Executive Officer, and Dan Hale, Promus' Executive Vice President and Chief Financial Officer. The Hilton representatives expressed an interest in exploring a business combination of the two companies. Mr. Blake indicated that Promus was not interested in pursuing a transaction, and no further contact occurred between Hilton and Promus until July 1999.


    On May 25, 1999, Promus announced that it had lowered its earnings expectation for 1999 as a result of softening market conditions, costs to be incurred as a result of repositioning both the Doubletree and Red Lion brands and deteriorating performance of Doubletree and Red Lion hotels. Promus' stock price declined from $30.50 on May 24 to a low of $23.75 on June 2, 1999.

    In light of the Promus announcement, Hilton again reviewed a possible acquisition of Promus. From July 6, 1999 to July 15, 1999, Hilton acquired 500,000 shares of Promus common stock in the open market, for a total price of approximately $14.2 million.

    Hilton sent a letter dated July 16, 1999 to Mr. Blake, in which Hilton discussed a potential acquisition of Promus. The proposed purchase price was $37.00 per share, which was a 32% premium over the closing price of Promus stock on July 15, 1999. Hilton proposed paying for the acquisition with 50% cash and 50% Hilton stock. On July 19, 1999, Mr. Blake informed Mr. Bollenbach that a Promus board meeting was scheduled for July 29 and 30, 1999, and that the Hilton proposal would be reviewed with the Promus board at that meeting in conjunction with the already scheduled presentations of Promus's new operating and strategic plan. Mr. Blake informed the Promus board of the Hilton proposal at a special meeting held on July 20, 1999.

    On July 29, the Promus board of directors held a regular meeting at which, among other things, the Promus board received a presentation from management regarding a new operating and strategic plan for Promus. The Promus board of directors met again the following day to continue discussions about the strategic plan and also to discuss the proposal outlined in Hilton's July 16th letter. At that meeting, the Promus board of directors determined not to proceed with Hilton's proposal and instructed Promus management to explore Promus' strategic alternatives, including remaining independent and third party transactions that might further Promus' strategic goals and the interests of Promus and its stockholders.

    On August 2, 1999, Mr. Blake called Mr. Bollenbach and said that Hilton's proposal had been rejected by the Promus board. Later that day, Hilton faxed a letter to Promus indicating that Hilton intended to issue a press release regarding Hilton's recent acquisition of Promus shares, Hilton's intent to buy more shares and its interest in Promus. After discussion between Mr. Bollenbach and Mr. Blake, Hilton agreed not to issue the proposed press release at that time.

    During the week of August 2nd, Promus management and Salomon Smith Barney, Promus' financial advisor, contacted a number of companies in the hotel industry to gauge their interest in a business combination or other strategic transaction with Promus. The following week, Promus signed confidentiality agreements with several of these parties and began discussions concerning potential transactions.

    On August 9, Mr. Blake and Mr. Bollenbach met in Houston, Texas. At the meeting, Mr. Bollenbach and Mr. Blake discussed the strategic fit and potential synergies between Hilton and Promus, as well as a possible acquisition of Promus by Hilton. Mr. Bollenbach gave Mr. Blake a draft form of merger agreement that Hilton believed was appropriate for the proposed transaction. Mr. Blake informed Mr. Bollenbach that the Promus board of directors had instructed Promus management to explore Promus' strategic alternatives, including remaining independent and third party transactions, and that, as part of this strategic review, Promus would be willing to consider any proposal from Hilton that was superior to the proposal in Hilton's July 16th letter. Mr. Blake invited Hilton to participate in a series of due diligence meetings with Promus management, similar to meetings being held with other parties.

    Hilton responded that it was not interested in pursuing a transaction under circumstances involving the solicitation of interest of other parties because Hilton believed that such a process inevitably would become public and risk significant damage to the business and value of Promus.


    At a special meeting of the Promus board of directors on August 13, Promus management and Salomon Smith Barney apprised the Promus board of Mr. Blake's conversations with Mr. Bollenbach and the contents of a letter from Hilton dated August 11 indicating that Hilton would withdraw its proposal effective
August 16 if Promus' process with third parties continued. Promus management and Salomon Smith Barney also reported on the status of discussions with other parties. The Promus board of directors authorized management to continue with its review of Promus' strategic alternatives, including possible further discussions with Hilton. On August 16, 1999, Hilton's July 16, 1999 proposal was withdrawn.


    During the week of August 16th, Promus management met with, and provided information about Promus to, the third parties that had executed confidentiality agreements. These parties were asked to present preliminary indications of interest and value ranges as promptly as practicable.


    At a special meeting of the Promus board of directors on August 23, Promus management and Salomon Smith Barney updated the Promus board on the status of their discussions with the other parties. The Promus board of directors authorized management and Salomon Smith Barney to continue these discussions and also to initiate negotiations with Hilton.


    Between August 17 and August 24, 1999, financial advisors representing Hilton and Promus had various discussions in anticipation of a potential meeting between the parties. On August 25, 1999, a confidentiality agreement was executed by the parties. On August 26, 1999, Mr. Bollenbach, Mr. Blake and others from Promus and Hilton and their advisors met in Denver, Colorado to discuss an acquisition. At this meeting, Promus' representatives urged Hilton to make its best offer. In response, Hilton proposed a per share purchase price of $38.50, with the total consideration consisting of 55% cash and 45% stock, including a "collar" centered on the Hilton stock price, and the cash-out of outstanding Promus stock options. Mr. Blake stated that he would present this proposal to the Promus board of directors and would communicate Promus' response to Mr. Bollenbach. Subject to approval by the Promus board of directors, the parties scheduled negotiating and diligence sessions for the following week.

    At a special meeting of the Promus board of directors on August 27, Promus management and Salomon Smith Barney informed the Promus board about the meeting with Hilton and the status of the discussions with other parties. Based on this report, the Promus board of directors decided that no other third party had proposed a transaction that was as favorable to Promus stockholders as the Hilton proposal. The Promus board of directors authorized Promus management to proceed with further discussions with Hilton to determine whether a definitive agreement could be reached.

    During the week of August 30, 1999, Hilton and Promus, together with their legal and financial advisors, met in New York to conduct due diligence and to negotiate the terms of the merger agreement. Negotiations continued throughout the week.

    On September 1, in response to press reports about a possible transaction between Hilton and Promus, Hilton and Promus each issued statements confirming that discussions were taking place.

    On September 3, 1999, the boards of directors of Hilton and Promus met separately to consider the proposed transaction. At the Hilton board meeting, senior management and Hilton's financial and legal advisors discussed the following with the board:

    - the status of the negotiations with respect to the proposed transaction;

    - the potential benefits and risks associated with an acquisition of Promus; and

    - the principal terms and conditions of the merger agreement.

    Hilton's financial advisors reviewed the strategic rationale for, and financial analyses relating to, the acquisition. Morgan Stanley delivered its oral opinion to the Hilton board, which was subsequently confirmed in writing, that, as of such date and based upon and subject to the matters stated in the opinion, the proposed consideration to be paid pursuant to the merger agreement was fair to Hilton from a financial point of view. In addition, DLJ delivered its oral opinion to the Hilton board, which was subsequently confirmed in writing, that, as of such date and based upon and subject to the matters stated in the opinion, the proposed transaction was fair to Hilton and its stockholders from a financial point of view.


    The Hilton board then discussed the terms of the proposed acquisition and the analyses presented by the financial advisors, unanimously approved the acquisition, and authorized management to finalize the terms of the merger agreement.



    At the Promus board meeting, the Promus board received presentations from Promus management, Salomon Smith Barney and Davis Polk & Wardwell, the law firm engaged to represent Promus, regarding the terms and conditions of the proposed merger agreement. As part of its financial presentation to the Promus board, Salomon Smith Barney delivered its oral opinion to the Promus board, which was subsequently confirmed in writing, that, as of such date and based upon and subject to the matters stated in the opinion, the consideration to be received in the acquisition by Promus stockholders was fair from a financial point of view to Promus stockholders. After discussion and due consideration, the Promus board of directors unanimously approved the acquisition and authorized management to finalize the terms of the merger agreement.


    The acquisition was jointly announced by Hilton and Promus on the morning of September 7.

REASONS FOR THE ACQUISITION

    HILTON'S REASONS FOR THE ACQUISITION

    Hilton's board of directors believes that the acquisition will benefit Hilton and its stockholders for the following reasons:

    - ENHANCED COMPETITIVE POSITION. The acquisition will enhance Hilton's competitive position as a multi-branded owner, operator, manager and franchisor of hotels, comparable in size to its principal competitors in terms of number of properties, market segments served and profitability.

    - INCREASE REVENUES FROM MANAGEMENT AND FRANCHISING. Due to the number of Promus' management and franchise properties, the acquisition will increase Hilton's revenues from fees relating to management, franchising, purchasing and other services from approximately 13% of total revenues to approximately 30% of total revenues. This addition to Hilton's portfolio will create a more diversified and balanced income stream.


    - COMPLEMENTARY PORTFOLIO OF HOTEL BRANDS AND GEOGRAPHIC
      DIVERSIFICATION. Upon completion of the acquisition, Hilton will offer brands in most industry categories, including upscale to mid-priced products in the full service, all suite, extended stay and limited service segments, as well as vacation ownership. Doubletree will serve as a complementary brand to Hilton's full service product. Promus' Embassy Suites and Homewood Suites will expand Hilton's offerings in the all-suites and extended stay segments of the market, while Hampton Inns will give Hilton a stronger presence in the limited service segment. The addition of the Promus' properties will also diversify Hilton's geographical asset concentration and expand its presence throughout the United States.



    - SYNERGIES AND ECONOMIES OF SCALE. Hilton believes that the acquisition will result in significant synergies and revenue enhancements from consolidating corporate functions and regional offices by combining strengths in all core functional areas such as finance, legal, human resources, operations, technology and development. In addition, Hilton believes that the acquisition will result in significant economies of scale in such areas as marketing and purchasing. By way of example, Hilton believes that the acquisition will result in economies of scale by:



       -- providing greater opportunity for expansion with multiple brands and market segments, including growing the Embassy Suites and Hampton Inns brands and extended stay product, and growing and maintaining Doubletree as a complementary brand to Hilton;


       -- blending both companies' products in the extended-stay, conference hotel and time-share markets;

       -- including the Promus brands in Hilton's award-winning HHonors frequent guest program and its central reservation system, Hilton Reservations Worldwide, as well as Hilton's international sales organization, consisting of 39 sales offices worldwide, Hilton.com and Hilton Direct, Hilton's group business booking operation; and

       -- spreading fixed overhead expense across a wider base of properties.

    Hilton's board of directors consulted with Hilton's senior management, as well as its legal and financial advisers, in reaching its decision to approve the acquisition. Among the factors considered by Hilton's board in its deliberations were the following:

    - historical information concerning Hilton's and Promus' financial performance, results of operations, assets, liabilities, operations, brand development, management and competitive position;

    - management's view of the financial condition, results of operations, assets, liabilities, businesses and prospects of Hilton and Promus after giving effect to the acquisition;

    - current market conditions and historical trading information with respect to Hilton and Promus common stock;

    - comparable merger transactions in the lodging industry;


    - the terms and conditions of the merger agreement, including closing conditions, termination fees and no solicitation provisions;



    - the analysis prepared by Morgan Stanley and presented to Hilton's board of directors and the oral opinion of Morgan Stanley, subsequently confirmed in writing, that the consideration to be paid by Hilton pursuant to the merger agreement was fair, from a financial point of view, to Hilton as described more fully in the text of the entire opinion attached as Appendix B to this joint proxy statement/prospectus; and


    - the analysis prepared by DLJ and presented to Hilton's board of directors and the oral opinion of DLJ, subsequently confirmed in writing, that the consideration to be paid by Hilton in the acquisition was fair, from a financial point of view, to Hilton and its stockholders, as described more fully in the text of the entire opinion attached as Appendix C to this joint proxy statement/ prospectus.


    Hilton's board of directors does not intend the discussion of information and factors to be exhaustive, but believes the discussion to include all of the material factors that it considered. In view of the complexity and wide variety of information and factors that it considered, Hilton's board did not find it practical to quantify or otherwise assign relative or specific weights to the factors considered. However, after taking into consideration all of the factors discussed above, Hilton's board concluded that the merger agreement and acquisition were fair to, and in the best interests of, Hilton and its stockholders and that Hilton should proceed with the acquisition.


    PROMUS' REASONS FOR THE ACQUISITION


    At its September 3, 1999 meeting, the Promus board of directors unanimously determined that the acquisition is fair to and in the best interests of Promus and Promus' stockholders. Accordingly, the Promus board of directors has unanimously approved the merger agreement and recommends that Promus' stockholders vote "FOR" approval of the merger agreement and the acquisition.



    In the course of reaching its decision to adopt the merger agreement, the Promus board of directors consulted with Promus' management, as well as its outside legal counsel and its financial advisor, and considered a number of factors, including:


       - the Promus board's view of the need to reposition the business and brand portfolio of Promus in order to sustain and drive long-term growth, and the significant short- and medium-term costs associated with executing such a long-term strategic plan as an independent entity and the risks associated with implementation of such plan, balanced against the possible long-term benefits that would result from execution of such plan;

       - a review of the feasibility of other possible strategic alternatives to the acquisition, including the fact that, notwithstanding an investigation of potential third-party interest conducted by management and Salomon Smith Barney, no other third party proposed a transaction that was as favorable to Promus stockholders as the acquisition;

       - current industry, economic and market conditions, including softening in the market segments in which Promus operates and the risks to Promus associated with remaining independent amidst industry-wide consolidation;

       - the presentations made by Salomon Smith Barney to the Promus board of directors, and Salomon Smith Barney's opinion to the effect that, as of September 3, 1999, the acquisition consideration was fair, from a financial point of view, to Promus' stockholders;

       - the fact that Promus stockholders may elect to receive the acquisition consideration in the form of cash or Hilton stock, subject to proration;


       - the fact that the value of the stock portion of the acquisition consideration is not fixed if the average Hilton stock price prior to the closing (calculated as described under "The Merger Agreement--Consideration to be Received for Promus Common Stock in the Acquisition" on page 69) is below $11.97 or above $13.23, and that the closing price of the Hilton stock on September 2, 1999 was below $11.97;



       - the fact that if the average Hilton stock price prior to the closing is below $11.97, Promus stockholders would receive 3.2158 shares of Hilton stock for each Promus share, but if the average Hilton stock price prior to the closing is above $13.23, Promus stockholders would receive
         2.9096 shares of Hilton stock, and accordingly share in any appreciation or depreciation in the Hilton stock prior to the closing;



       - the historical trading prices of the Promus stock and the fact that an acquisition consideration of $38.50 represented a premium of approximately



           -- 32.5% over the closing price of Promus stock on August 31, 1999, the date prior to announcement that Hilton and Promus were in discussions regarding a possible transaction, and


           -- 21.5% over the closing price of Promus stock on September 2, 1999, the date prior to the Promus board meeting;


       - the potential for appreciation and the risk of depreciation in value of the Hilton stock as a result of the acquisition or for other reasons, and the ability of Promus stockholders to have a significant equity participation in the combined company through ownership of approximately 30% of the outstanding stock of the combined company after the acquisition;

       - the strategic benefits of a combination with Hilton, including:

           -- the global nature of Hilton's brand which could provide overarching support for market awareness of Promus' brands,

           -- Hilton's strong national sales force and international market access which could enhance group business,

           -- Hilton's established customer loyalty/frequency program which could increase property-level revenues,

           -- Promus' franchising expertise which could add incremental growth to Hilton's brands,

           -- the opportunity to extend Hampton Inn, Hampton Inn & Suites and
              Homewood Suites development and franchising in the western part of the U.S. by leveraging Hilton's regional presence, and


           -- the opportunity for near- and longer-term synergies resulting from the combination;


       - the fact that after the acquisition the combined company would be significantly more leveraged on a relative basis than Promus, the possible implications of such increased leverage on the credit rating of the long term debt of the combined company and the associated risks, including increased interest costs under Hilton's outstanding debt;


       - the risks and difficulties of integrating the two companies, and other risks of the transaction and to the business, as more fully described under "Risk Factors," on page 23;

       - an evaluation of the likelihood that the acquisition would be consummated, including the terms and conditions of the financing commitment that Hilton has obtained to fund the cash portion of the consideration and the fact that the availability of such funds is (except in circumstances of material breach of representations, warranties, covenants or agreements or material failure by Hilton to take any action necessary under any financing agreements) a condition to Hilton's obligation to consummate the acquisition, and the circumstances under which Hilton's failure to obtain financing could result in a payment of $150 million to Promus;



       - the intention of the parties that the acquisition be treated as a tax-free reorganization for U.S. federal income tax purposes, such that Promus stockholders would be taxed on any gain realized only to the extent of cash consideration received by them, the circumstances under which the acquisition would not be so treated and the likelihood or unlikelihood of such circumstances developing;



       - that if the fair market value for tax purposes of all shares of Hilton stock to be delivered in connection with the acquisition is less than 40% of the sum of the total consideration paid in connection with the acquisition or if the opinions as to the tax-free nature of the transaction could not otherwise be delivered, the acquisition would not constitute a tax-free reorganization for U.S. federal income tax purposes and the Promus stockholders would be taxed on any gain realized regardless of the form of consideration received by them;



       - the terms and conditions of the merger agreement, including the provisions that permit Promus to furnish information to and participate in discussions or negotiations with a third party if the Promus board of directors determines in good faith that such third party has presented an acquisition proposal that could reasonably be expected to constitute a superior proposal, as described under "The Merger Agreement--No Solicitation; Covenant to Recommend," on page 77, and to terminate the merger agreement to accept such superior proposal upon prior notice to Hilton and payment of a $75 million termination fee;


       - that two of the Promus board members would become directors of Hilton; and


       - the interests that certain executive officers and directors of Promus may have with respect to the acquisition in addition to their interests as stockholders of Promus generally. See "Interests of Certain Persons in the Acquisition" on page 56.



    In view of the wide variety of factors considered in connection with its evaluation of the acquisition and the complexity of these matters, the Promus board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. The Promus board relied on the experience and expertise of Salomon Smith Barney, its financial advisor, for quantitative analysis of the financial terms of the acquisition. See "Opinions of Financial Advisors--Opinion of Salomon Smith Barney Inc." on page 51. In addition, the Promus board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the Promus board's ultimate determination, but rather the Promus board conducted an overall analysis of the factors described above, including through discussions with and questioning of Promus' management and legal and financial advisors. In considering the factors described above, individual members of the Promus board of directors may have given different weight to different factors.


OPINIONS OF HILTON FINANCIAL ADVISORS

    OPINION OF MORGAN STANLEY & CO. INCORPORATED

    In a letter agreement dated August 11, 1999, Hilton retained Morgan Stanley to render a financial opinion in connection with the acquisition, based on Morgan Stanley's qualifications, expertise and reputation. On September 3, 1999, Morgan Stanley delivered an oral opinion, subsequently confirmed in writing on September 7, 1999, to the effect that, based upon and subject to the considerations set forth in the opinion, the consideration to be paid by Hilton pursuant to the merger agreement is fair from a financial point of view to Hilton.

    THE FULL TEXT OF MORGAN STANLEY'S WRITTEN OPINION, DATED AS OF SEPTEMBER 7, 1999, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS. HILTON'S STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED TO HILTON'S BOARD OF DIRECTORS, ADDRESSES ONLY THE FAIRNESS OF THE CONSIDERATION TO BE PAID BY HILTON FROM A FINANCIAL POINT OF VIEW, AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE ACQUISITION OR CONSTITUTE A RECOMMENDATION TO ANY HILTON STOCKHOLDER AS TO HOW TO VOTE AT THE SPECIAL MEETING. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    In connection with rendering its opinion, Morgan Stanley, among other things:

    - reviewed certain publicly available financial statements and other information of Promus and Hilton;

    - reviewed certain internal financial statements and other financial and operating data concerning Promus prepared by the management of Promus;

    - reviewed certain financial projections prepared by the management of Promus;

    - discussed the past and current operations and financial condition and the prospects of Promus, including information relating to certain strategic, financial and operational benefits anticipated from the acquisition, with senior executives of Promus;

    - discussed the past and current operations and financial condition and the prospects of Promus, including information relating to certain strategic, financial and operational benefits anticipated from the acquisition, with senior executives of Hilton;

    - reviewed certain internal financial statements and other financial and operating data concerning Hilton prepared by the management of Hilton;

    - reviewed certain financial projections prepared by the management of Hilton;

    - discussed the past and current operations and financial condition and the prospects of Hilton, including information relating to certain strategic, financial and operational benefits anticipated from the acquisition, with senior executives of Hilton;

    - reviewed with senior executives of Hilton the pro forma impact of the acquisition on Hilton's earnings per share, consolidated capitalization and financial ratios;

    - reviewed the reported prices and trading activity for Promus common stock and Hilton common stock;

    - compared the financial performance of Promus and the prices and trading activity of Promus common stock with those of certain other comparable publicly traded companies and their securities;

    - compared the financial performance of Hilton and the prices and trading activity of Hilton common stock with those of certain other comparable publicly traded companies and their securities;

    - reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

    - participated in discussions and negotiations among representatives of Promus and Hilton and their financial and legal advisors;

    - reviewed a draft of the merger agreement and certain related documents;
      and

    - performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

    Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the acquisition, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Promus and Hilton. Morgan Stanley has also relied upon, without independent verification, the assessment of Hilton of the strategic, financial and operational benefits expected to result from the acquisition. In addition, Morgan Stanley has assumed that the acquisition will be consummated in accordance with the terms set forth in the merger agreement. Morgan Stanley has not made any independent valuation or appraisal of the assets or liabilities of Promus, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, September 7, 1999.

    The following is a summary of certain analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated September 7, 1999. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

    HISTORICAL STOCK PRICE TRADING ANALYSIS. Using the closing price for Hilton's and Promus' common stock on the NYSE, Morgan Stanley reviewed the closing prices over a 12-month period ending August 31, 1999. Morgan Stanley noted that the trading range per share for Hilton over the period examined was between a low of $12.06 and a high of $16.82. Morgan Stanley noted that the trading range per share for Promus over the period examined was between a low of $20.50 and a high of $38.50.

    PROMUS COMPARABLE COMPANY ANALYSIS. Using publicly available information, Morgan Stanley performed an analysis comparing Promus' current trading value and the implied multiples for a variety of operating statistics to those of selected publicly traded companies that share some of the same characteristics of Promus. In particular, Morgan Stanley focused on the following companies:

    - Choice Hotels International, Inc.

    - Hilton

    - Marriott International, Inc.

    - Starwood Hotels & Resorts Worldwide, Inc.

    - Wyndham International Inc.

    Morgan Stanley reviewed financial information including the price to forecasted calendar year 1999 and calendar year 2000 earnings multiples and the aggregate value to forecasted calendar year 1999 and 2000 earnings before interest, taxes, depreciation and amortization ("EBITDA") multiples. The financial information was based on a compilation of earnings projections by securities research analysts. The tables below summarize these analyses and the relevant statistics for Promus as of August 31, 1999.

                                                                LOW           HIGH
                                                              --------      --------
COMPARABLE COMPANIES
Price to Forecasted 1999 Earnings...........................    15.1x         20.7x
Price to Forecasted 2000 Earnings...........................    13.3          17.7
Aggregate Value to Forecasted 1999 EBITDA...................     7.1          11.8
Aggregate Value to Forecasted 2000 EBITDA...................     6.6          10.1

PROMUS
Price to Forecasted 1999 Earnings...........................          13.4x
Price to Forecasted 2000 Earnings...........................  12.6
Aggregate Value to Forecasted 1999 EBITDA...................           7.5
Aggregate Value to Forecasted 2000 EBITDA...................           7.2

    Morgan Stanley applied these multiples from the comparable companies to Promus' corresponding financial statistics to arrive at a range of per share equity values for Promus. Using this methodology, Morgan Stanley observed that, assuming a 25% - 35% control premium, the implied value per share of Promus common stock ranged from $38.08 to $54.39. Morgan Stanley noted that the acquisition consideration based on the merger agreement was $38.50 per share. No company considered in the foregoing analysis is identical to Promus. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hilton and Promus, such as the impact of competition on Promus and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Promus or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

    PROMUS SELECTED TRANSACTION ANALYSIS. Using publicly available information, Morgan Stanley examined the terms of certain transactions involving acquisitions of companies in businesses that were similar in some characteristics to the business of Promus. These transactions included the following transactions:

                   ACQUIREE                                        ACQUIROR
-----------------------------------------------  ---------------------------------------------
Red Roof Inns, Inc.............................  Accor, S.A.
Stakis plc.....................................  Hilton Group plc
Inter-Continental Hotels & Resorts
  Corporation..................................  Bass plc
Arcadian International plc.....................  Patriot American Hospitality, Inc.
La Quinta Inns, Inc............................  Meditrust Companies Corporation
Interstate Hotels Company......................  Patriot American Hospitality, Inc.
                                                 Starwood Hotels and Resorts &
ITT Corporation................................  Worldwide, Inc.
                                                 Starwood Hotels and Resorts &
Westin Hotels LP...............................  Worldwide, Inc.
Doubletree Corporation.........................  Promus
Wyndham International, Inc.....................  Patriot American Hospitality, Inc.
Renaissance Hotel Group N.V....................  Marriott International, Inc.
Red Lion Hotels, Inc...........................  Doubletree Corporation

    Based on this review, Morgan Stanley selected a range of 10.0-12.0 times next 12 months EBITDA for the purposes of determining a valuation. Applying this range to Promus' next 12 months EBITDA produced an implied value per share of Promus common stock between $45.54 and $56.91. Morgan

Stanley also analyzed each of the above transactions to determine the premium offered by the acquiror to the acquiree's stockholders one month before the announcement of the transaction. Based on this analysis, Morgan Stanley selected a range of premiums of 25% to 35% for purposes of determining a valuation. Applying this range to the average closing price for Promus, measured from 90 to 30 days before August 31, 1999, produced an implied value per share of Promus common stock between $36.06 and $38.95.

    No transaction utilized in the analysis of selected precedent transactions is identical to the acquisition in timing and size, and, accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of Promus and other factors that would affect the acquisition value of companies to which it is being compared. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hilton and Promus, such as the impact of competition on Promus and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Promus or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using selected transaction data.

    PROMUS SUM OF THE PARTS ANALYSIS. Morgan Stanley performed an analysis of Promus assuming separation of Promus into its material components based on its operating units.

    Morgan Stanley compared financial information of each operating unit with publicly available information in the lodging industry. For this analysis, Morgan Stanley examined a range of estimates based on securities research analysts. The following table presents, as of August 31, 1999, the low and high for the operating units of the estimated aggregate value to projected calendar year 1999 EBITDA multiples based on the relevant lodging industry information:

                                                                    LODGING
                                                                   INDUSTRY
                                                                   MULTIPLES
                                                              -------------------
OPERATING UNIT                                                  LOW        HIGH
--------------                                                --------   --------
Promus Managed/Franchised Assets............................   11.0x      12.0x
Promus Owned Assets.........................................    7.5x       8.5x
Doubletree Managed/Franchised Assets........................    8.5x       9.5x
Doubletree Leased Assets....................................    7.5x       8.5x
Red Lion Owned Assets.......................................    7.5x       8.5x
Red Lion Leased Assets......................................    7.5x       8.5x
Red Lion Joint Ventures.....................................    7.5x       8.5x
Red Lion Managed Assets.....................................    7.5x       8.5x

    Morgan Stanley applied these multiples to Promus' corresponding financial statistics, and using publicly available data for the value of Promus outstanding debt, general and administrative expenses, land and other investments, Morgan Stanley arrived at a range of per share equity values for Promus of $40.85 to $46.35. In evaluating selected multiples, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hilton and Promus, such as the impact of competition on Promus and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Promus or the industry or in the financial markets in general. Mathematical analysis is not in itself a meaningful method of using comparable company data.

    PROMUS DISCOUNTED CASH FLOW ANALYSIS. Morgan Stanley performed a discounted cash flow analysis for Promus based upon publicly available information, equity research estimates and financial projections provided by the management of Hilton, the "base case." Morgan Stanley calculated unlevered free cash flows, defined as net income plus the aggregate of depreciation and amortization, other non-cash expenses and after-tax interest expense less the sum of capital expenditures and investment in non-cash working capital.

    Morgan Stanley calculated terminal values by applying a range of multiples from 8.5x to 9.5x to last 12 months EBITDA. The cash flow streams and terminal values were then discounted to the present using an estimated range of the weighted average cost of capital for Promus of 11.5% to 12.5%. Morgan Stanley performed its analysis both including and excluding assumed operational benefits from the transaction prepared by the management of Hilton. The results of this analysis as of August 31, 1999 are summarized in the table below.

                                                              ESTIMATED VALUE
                                                               PER SHARE OF
CASE                                                              PROMUS
----                                                          ---------------
Base case--without operational benefits.....................  $36.75 - $42.75
Base case--with operational benefits........................  $45.25 - $52.25

    HILTON COMPARABLE COMPANY ANALYSIS. Using publicly available information, Morgan Stanley performed an analysis comparing Hilton's current trading value and the implied multiples for a variety of operating statistics, both historical and projected, to those of selected publicly traded companies that share some of the same characteristics of Hilton. In particular, Morgan Stanley focused on the following companies:

    - Marriott International, Inc.

    - Promus

    - Starwood Hotels & Resorts Worldwide, Inc.

    - Wyndham International, Inc.

    Morgan Stanley reviewed financial information including the price to forecasted calendar year 1999 and calendar year 2000 earnings multiples and aggregate value to forecasted calendar year 1999 and calendar year 2000 EBITDA multiples. The financial information was based on a compilation of earnings projections by securities research analysts. The tables below summarize these analyses and the relevant statistics for Hilton as of August 31, 1999.

                                                                LOW           HIGH
                                                              --------      --------
COMPARABLE COMPANIES
Price to Forecasted 1999 Earnings...........................    13.4x         20.7x
Price to Forecasted 2000 Earnings...........................    12.6          17.7
Aggregate Value to Forecasted 1999 EBITDA...................     7.1          11.8
Aggregate Value to Forecasted 2000 EBITDA...................     6.6          10.0

HILTON
Price to Forecasted 1999 Earnings...........................          15.1x
Price to Forecasted 2000 Earnings...........................  13.3
Aggregate Value to Forecasted 1999 EBITDA...................           8.2
Aggregate Value to Forecasted 2000 EBITDA...................           7.7

    Morgan Stanley applied these multiples from the comparable companies to Hilton's corresponding financial statistics to arrive at a range of per share equity values for Hilton. Using this methodology, Morgan Stanley observed that the implied value per share of Hilton common stock ranged from $9.74 to $14.21. Morgan Stanley noted that as of August 31, 1999, Hilton's closing price on the New York Stock Exchange was $12.25. No company used in the foregoing analysis is identical to Hilton. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hilton, such as the impact of competition on Hilton and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Hilton or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data.

    HILTON SUM OF THE PARTS ANALYSIS. Morgan Stanley performed an analysis of Hilton assuming separation of Hilton into its material components based on its operating units.

    Morgan Stanley compared financial information of each operating unit with publicly available information in the lodging industry. For this analysis, Morgan Stanley examined a range of estimates based on securities research analysts. The following table presents, as of August 31, 1999 the low and high for the operating units of the estimated aggregate value to projected calendar year 1999 EBITDA multiples based on the relevant lodging industry information:

                                                                    LODGING
                                                                   INDUSTRY
                                                                   MULTIPLES
                                                              -------------------
OPERATING UNIT                                                  LOW        HIGH
--------------                                                --------   --------
Top Ten Owned Hotels........................................    9.0x      10.0x
Other Owned Hotels..........................................    8.0x       9.0x
Managed/Franchised Hotels...................................   11.0x      12.0x

    Morgan Stanley applied these multiples to Hilton's corresponding financial statistics, and using information regarding the value of debt outstanding, corporate hedging, and general and administrative expenses from Hilton, Morgan Stanley arrived at a range of per share equity values for Hilton of $14.02 to $16.84. In evaluating selected multiples, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hilton and Promus, such as the impact of competition on Hilton and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Hilton or the industry or in the financial markets in general. Mathematical analysis is not in itself a meaningful method of using comparable company data.


    HILTON DISCOUNTED CASH FLOW ANALYSIS. Morgan Stanley performed a discounted cash flow analysis for Hilton based upon publicly available information, equity research estimates and financial projections provided by the management of Hilton, the "base case." Morgan Stanley calculated unlevered free cash flows, and calculated terminal values by applying a range of multiples from 8.0x to 9.0x to last 12 months EBITDA. The cash flow streams and terminal values were then discounted to the present using an estimated range of the weighted average cost of capital for Hilton of 12.5% to 13.5%. The results of this analysis as of August 31, 1999 are summarized in the table below.


                                                              ESTIMATED VALUE
                                                               PER SHARE OF
CASE                                                              HILTON
----                                                          ---------------
Base case...................................................  $13.50 - $16.75

    PRO FORMA ANALYSIS OF THE ACQUISITION. Morgan Stanley analyzed the pro forma impact of the acquisition on Hilton's earnings per share ("EPS") and cash EPS, defined as the sum of EPS and annual goodwill amortization per share. The analysis was performed utilizing estimates for Hilton and Promus and incorporated assumed operational benefits anticipated from the acquisition prepared by the management of Hilton. Based on these forecasts and assuming Hilton's share price of $12.65 and the achievement of the assumed benefits, while the acquisition is not expected to be accretive to Hilton's EPS in 2000, the acquisition is expected to be accretive to Hilton's cash EPS in 2000.

    In connection with the review of the acquisition by Hilton's board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinion given in connection therewith. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Morgan Stanley believes that the summary set forth and the analyses described above must be considered as a whole and that selecting portions thereof, without considering all its analyses, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Morgan Stanley's view of the actual value of Hilton or Promus.

    In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Hilton or Promus. Any estimates contained in Morgan Stanley's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as a part of Morgan Stanley's analysis of the fairness from a financial point of view to Hilton of the consideration to be paid pursuant to the merger agreement and were conducted in connection with the delivery of Morgan Stanley's opinion dated September 7, 1999 to Hilton's board of directors. Morgan Stanley's analyses do not purport to be appraisals or to reflect the prices at which shares of Promus' or Hilton's common stock might actually trade. The consideration to be paid pursuant to the merger agreement was determined through arm's length negotiations between Hilton and Promus and was approved by Hilton's board of directors. Morgan Stanley did not recommend any specific consideration to Hilton or that any specific consideration constituted the only appropriate consideration for the acquisition.

    In addition, as described above, Morgan Stanley's opinion and presentation to Hilton's board of directors was one of many factors taken into consideration by the board in making its determination to recommend adoption of the merger agreement. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the board or the view of the management of Hilton with respect to the value of Promus or of whether the board would have been willing to agree to different consideration.

    Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, trade or otherwise effect transactions, for its own account or for the account of customers, in the securities or senior loans of Hilton or Promus.

    Pursuant to an engagement letter dated August 11, 1999 between Hilton and Morgan Stanley, Hilton has agreed to pay to Morgan Stanley a fee of approximately $7,200,000 and to reimburse Morgan Stanley for its expenses incurred in performing its services. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services to Doubletree Corporation, which merged with Promus, and have received fees for its services. Furthermore, Hilton has also agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions. Morgan Stanley may receive additional fees for providing financing services in connection with this transaction.

    OPINION OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

    Hilton asked DLJ as its financial advisor to render an opinion to the Hilton board of directors as to the fairness to Hilton and the Hilton stockholders, from a financial point of view, of the acquisition consideration pursuant to the terms of the merger agreement. DLJ was not retained as an advisor or agent to Hilton's stockholders or any other person, other than as an advisor to the Hilton board of directors. On September 3, 1999, DLJ delivered an oral opinion, subsequently confirmed in writing on September 7, 1999, to the effect that as of the date of such opinion, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the acquisition consideration was fair to Hilton and the Hilton stockholders from a financial point of view.


    THE FULL TEXT OF DLJ'S OPINION IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS APPENDIX C. HILTON STOCKHOLDERS ARE URGED TO READ DLJ'S OPINION IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN IN ARRIVING AT SUCH OPINION. DLJ'S OPINION WAS PREPARED FOR THE HILTON BOARD OF DIRECTORS AND IS DIRECTED ONLY TO THE FAIRNESS OF THE ACQUISITION CONSIDERATION TO HILTON AND THE HILTON STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW AND DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY HILTON TO ENGAGE IN THE ACQUISITION OR OTHER BUSINESS STRATEGIES CONSIDERED BY THE HILTON BOARD OF DIRECTORS. DLJ'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HILTON STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE HILTON STOCKHOLDERS MEETING.


    DLJ's opinion does not constitute an opinion as to the price at which the Promus common stock or the Hilton common stock will actually trade at any time. The acquisition consideration was determined in arms-length negotiations between Hilton and Promus. DLJ advised Hilton in connection with these negotiations. No restrictions or limitations were imposed by Hilton upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion.


    In arriving at its opinion, DLJ reviewed, among other things, an executed copy of the merger agreement, dated as of September 3, 1999. DLJ also reviewed financial and other information that was publicly available or furnished to DLJ by Hilton and Promus including information provided during discussions with their respective management. Included in the information provided during discussions with the respective management were certain financial projections of Promus for the period beginning July 31, 1999 and ending December 31, 2003 prepared by the management of Hilton and certain financial projections of Hilton for the period beginning July 31, 1999 and ending December 31, 2003 prepared by the management of Hilton. In addition, DLJ compared certain financial and securities data of Hilton and Promus with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of Promus and Hilton, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of its opinion.



    In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to DLJ from public sources, that was provided to

DLJ by Hilton and Promus or their respective representatives, or that was otherwise reviewed by DLJ. In particular, DLJ relied upon the estimates of the management of Hilton of the projected operating synergies possible as a result of the acquisition and upon its discussion of such synergies with the management of Promus. With respect to the financial projections supplied to DLJ by Hilton, DLJ relied on representations of Hilton that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Hilton as to the future operating and financial performance of Hilton and Promus. DLJ has not assumed any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by DLJ. DLJ has also assumed that the acquisition will result in no corporate level taxation for Hilton or Promus.


    DLJ's opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to DLJ as of, the date of its opinion. It should be understood that, although subsequent developments may affect its opinion, DLJ does not have any obligation to, nor did it, update, revise or reaffirm its opinion. DLJ is expressing no opinion as to the prices at which Hilton or Promus securities will actually trade at any time. DLJ's opinion does not address the relative merits of the acquisition and the other business strategies being considered by Hilton's or Promus' board of directors, nor does it address either company's board of director's decision to proceed with the acquisition. DLJ's opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction or as to what election regarding form of consideration any such stockholder should make.


    Included in the textual discussion below are summaries of certain of the statistical information appearing in such discussion presented in a tabular format. While these tables are presented for the purpose of clarity and ease of reference, they are not substitutes for, and must be read along with, all of the information appearing under the captions immediately preceding them as well as all of the information under the caption "Opinions of Hilton Financial Advisors--Opinion of Donaldson, Lufkin & Jenrette Securities Corporation."


    SUMMARY OF FINANCIAL ANALYSIS PERFORMED BY DLJ. The following is a summary of the principal aspects of certain financial analysis performed by DLJ in connection with its oral opinion and the presentation of its written opinion dated September 7, 1999:


        ACCRETION/DILUTION ANALYSIS. DLJ analyzed the pro forma financial impact of the acquisition assuming the acquisition would close at the end of fiscal year 1999. DLJ compared the projected earnings per share, cash earnings per share and after-tax cash flows per share of Hilton, assuming the acquisition had not occurred, to that of the new company based on projections for both Hilton and Promus provided by Hilton management. Earnings per share were calculated as net income to common stock divided by the fully diluted shares outstanding using the treasury method and adjusted for any dilutive effects of Hilton's convertible notes and the acquisition on a pro forma basis, as appropriate. Cash earnings per share were calculated as net income to common stock plus goodwill amortization expense divided by the fully diluted shares outstanding using the treasury method and adjusted for any dilutive effects of the convertible notes and the acquisition on a pro forma basis, as appropriate. After-tax cash flows per share were calculated as net income to common stock plus depreciation and amortization expense divided by the fully diluted shares outstanding using the treasury method and adjusted for any dilutive effects of the convertible notes and the acquisition on a pro forma basis, as appropriate. DLJ used Hilton management's assumptions with respect to Hilton and Promus operating synergies, including the phase-in period for achieving those synergies. DLJ's analysis of the acquisition, assuming the maximum exchange ratio under the merger agreement, showed that, in 2000, the acquisition, compared to continued operation of Hilton on a stand-alone basis, would be dilutive to earnings per share, modestly dilutive to cash earnings per share, and accretive to after-tax cash flow per share. DLJ's analysis of the acquisition, assuming the minimum exchange ratio under the merger agreement, showed that, in 2000, the acquisition, compared to continued operation of Hilton on a stand-alone basis, would be dilutive to earnings per share, modestly accretive to cash earnings per share, and accretive to after-tax cash flow per share.


    ANALYSIS OF CERTAIN OTHER PUBLICLY TRADED COMPANIES. DLJ compared selected common stock prices, earnings and operating and financial ratios for Promus, based on consideration per share for Promus common stock of $38.50 both taking into account and excluding the anticipated operating synergies, to the corresponding data and ratios of certain comparable companies whose securities are publicly traded, including Hilton, based on September 2, 1999 prices for the common stock of these comparable companies. The comparable companies were chosen because they possess general business, operating and financial characteristics representative of companies in the industry in which Promus operates. The comparable companies consisted of Marriott International, Inc., Choice Hotels International, Inc., Starwood Hotels & Resorts Worldwide, Inc., Wyndham International, Inc. and Hilton. For each company, DLJ calculated common stock price to projected calendar 1999 and calendar 2000 earnings per share multiples and multiples representing ratios of enterprise value, aggregate market equity value, plus total debt, preferred equity and minority interests, less cash and cash equivalents and investments in unconsolidated affiliates, to projected calendar 1999 and 2000 EBITDA, earnings before interest, taxes, depreciation and amortization expense. Hilton and Promus EBITDA and earnings per share projections were provided by Hilton management. Projections for comparable companies were based on published research analysts' reports in the case of EBITDA and First Call Corporation consensus estimates in the case of earnings per share. The average enterprise value to calendar 1999 EBITDA ratio for the comparable companies was 9.2x with no premium for control, as compared to 9.3x for Promus based on an assumed consideration per share for Promus common stock of $38.50 in the acquisition.

SUMMARY OF COMPARABLE COMPANY ANALYSIS

                                           ENTERPRISE VALUE/        PRICE/EARNINGS
                                             EBITDA RATIO           PER SHARE RATIO
                                         ---------------------   ---------------------
                                         CALENDAR    CALENDAR    CALENDAR    CALENDAR
                                         YEAR 1999   YEAR 2000   YEAR 1999   YEAR 2000
                                         ---------   ---------   ---------   ---------
Promus at Transaction Price of $38.50,
  excluding synergies..................    9.3x        9.0x       17.7x       17.0x

Promus at Transaction Price of $38.50,
  including synergies..................     8.5         8.0          --          --

Promus, at 9/2/99 Market Price.........     7.7         7.4        14.5        14.0
                                            ---         ---        ----        ----

Hilton.................................     7.6         6.8        14.5        11.9

Average of Comparable Companies,
  including Hilton.....................     9.2         8.2        17.2        14.5
                                            ===         ===        ====        ====

    DLJ's analysis of certain comparable publicly traded companies necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Hilton and Promus and other factors that could affect the public trading values of Hilton, Promus and the other companies included in such analysis.

    COMPARABLE TRANSACTION ANALYSIS. DLJ reviewed the following 13 selected comparable acquisitions announced since September 1996 involving companies DLJ deemed to be relevant (Acquiror/Target):

    - Accor SA/Red Roof Inns, Inc.,

    - Hilton Group plc/Stakis plc,

    - Bass plc/Inter-Continental Hotels & Resorts Corporation,

    - Patriot American Hospitality, Inc./Arcadian International plc,

    - Meditrust Companies Corporation/La Quinta Inns, Inc.,

    - Patriot American Hospitality, Inc./Interstate Hotels Company,

    - Starwood Hotels & Resorts Worldwide, Inc./ITT Corporation,

    - Starwood Hotels & Resorts Worldwide, Inc./Westin Hotels LP,

    - Promus/Doubletree Corporation,

    - Patriot American Hospitality, Inc./Wyndham International, Inc.,

    - Marriott International, Inc./Renaissance Hotel Group N.V.,

    - Extended Stay America, Inc./Studio Plus Hotels Inc.,

    - Doubletree Corporation/Red Lion Hotels, Inc.

    For purposes of the comparable transaction analysis, total transaction value was calculated as the aggregate purchase price of equity, in the case of stock purchases, or the aggregate purchase price of the assets, in the case of asset purchases, plus total debt, preferred equity and minority interests, less cash and cash equivalents and investments in unconsolidated affiliates. Investments in unconsolidated affiliates was only subtracted if the related investment income was excluded from EBITDA. For each of the comparable transactions, DLJ calculated an EBITDA multiple representing the ratio of transaction value to the next full calendar year EBITDA estimate. Promus forward EBITDA was provided by Hilton management. Forward EBITDA for comparable companies was based on published research analysts' reports. The analysis resulted in an average EBITDA multiple of 11.2x for the comparable transactions, compared to 9.0x for Promus, excluding synergies, based on an assumed consideration per share for Promus common stock of $38.50 in the acquisition.

SUMMARY OF COMPARABLE TRANSACTION ANALYSIS

                                                              FORWARD EBITDA
                                                                MULTIPLES
                                                              --------------
Promus at Transaction Price of $38.50 (excluding
  synergies)................................................       9.0x

Promus at Transaction Price of $38.50 (including
  synergies)................................................        8.0

Promus at Market Price on 9/2/99............................        7.4
                                                                   ----

Average for Selected Group..................................       11.2

High for Selected Group.....................................       14.3

Low for Selected Group......................................        7.8
                                                                   ====

    No transaction utilized in the comparable transaction analysis is identical to the acquisition. Accordingly, such analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Hilton and Promus and other factors that could affect the acquisition value of the companies to which they are being compared.

        PREMIUMS PAID ANALYSIS. DLJ determined the premiums paid or to be paid over the common stock trading prices for selected acquisitions of publicly traded companies announced since January 1, 1999 with total transaction values greater than $1.0 billion. For each selected transaction, DLJ calculated such premiums paid or to be paid for one-day, one-week, and four-weeks prior to the announcement of the transaction. The mean premiums for these transactions over the closing prices one day, one week and four weeks prior to the announcement of the transactions were 33.1%, 40.3% and 47.9%, as compared to 21.5%, 34.4% and 44.2% based on
Promus' respective closing common stock prices and consideration per share for Promus common stock of $38.50 in the acquisition.

    No transaction utilized in the premiums paid analysis is identical to the acquisition. Accordingly, such analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Hilton and Promus and other factors that could affect the acquisition value of the companies to which they are being compared.

        DISCOUNTED CASH FLOW ANALYSIS. DLJ performed a discounted cash flow analysis to estimate a range of present values per share of Promus common stock assuming it continued to operate as a stand-alone entity. DLJ performed this analysis both including and excluding the synergies estimated by the management of Hilton as set forth above. These ranges were determined by adding the present value of the estimated future free cash flow that Hilton management estimated Promus could generate through December 31, 2003 and the present value of the "terminal value" of Promus at December 31, 2003. Free cash flow is defined as earnings before interest and taxes, net of tax expenses, plus depreciation and amortization expense, less changes in working capital and capital expenditures.

    DLJ determined the range of present values per share of Promus common stock using the terminal year multiples and discount rates that DLJ viewed as appropriate for companies with its risk characteristics. DLJ relied on Hilton management estimates of Promus' future cash flows and operating data.

    In calculating a terminal value of Promus common stock at December 31, 2003, DLJ applied multiples ranging from 8.0x to 10.0x to forecasted EBITDA for fiscal year 2003. The free cash flows and terminal values were then discounted back to December 31, 1999 using discount rates ranging from 10.0% to 13.0%. Based on these assumptions, the stand-alone present value of Promus common stock ranged from $31.86 to $46.10 per share. Assuming the amount of all the synergies described above were to be reflected in the future value of Promus, the present value of Promus common stock ranged from $39.62 to $56.31.

    The discounted cash flow analyses are not necessarily indicative of actual values or actual future results and do not purport to reflect the prices at which any securities may trade at the present time or at any time in the future. Discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, working capital growth, capital expenditure growth, terminal values and discount rates.

    The summary set forth above describes the material elements of the presentation made by DLJ to the Hilton board on September 3, 1999. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinions. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

    Pursuant to the terms of an engagement letter, dated September 3, 1999, Hilton agreed to pay DLJ (a) a fee of $600,000 payable promptly upon the execution of a definitive agreement providing for the acquisition of the Promus by Hilton and (b) an additional cash compensation of $4.8 million, less the initial $600,000 fee, payable upon consummation of the acquisition. Hilton has also agreed to reimburse DLJ promptly for all out-of-pocket expenses, including the reasonable fees and out-of-pocket expenses of counsel, incurred by DLJ in connection with its engagement, and to indemnify DLJ and related persons against liabilities in connection with its engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and Hilton believe are customary in transactions of this nature, were negotiated at arms-length between Hilton and DLJ and the Hilton board of directors was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the acquisition.

    In the ordinary course of business, DLJ may actually trade the securities of both Hilton and Promus for its own account and for the accounts of its customers and accordingly, may at any time hold a long or short position in such securities.

    DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for Hilton in the past and has been compensated for such services. DLJ co-managed $200 million of Senior Notes due 2009 and $200 million of Senior Notes due 2017 for the Company in December 1997, lead-managed a $773 million offering of the Company's common stock in April 1998, delivered a fairness opinion to the Company in connection with a spin-off of its gaming assets to its shareholders and the simultaneous acquisition of the gaming business of Grand Casinos, Inc. in June 1998 and acted as dealer manager and lead consent solicitation agent for Park Place Entertainment Corporation, a wholly owned subsidiary of the Company at the time, in connection with a tender offer and consent solicitation for $450 million of Grand Casinos' First Mortgage Notes due 2003 in December 1998. DLJ received usual and customary compensation in connection with these transactions.

OPINION OF PROMUS FINANCIAL ADVISOR

    OPINION OF SALOMON SMITH BARNEY INC.

    Salomon Smith Barney was retained by Promus to act as its financial advisor in connection with the acquisition and the merger agreement. In connection with such engagement, Promus requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, to holders of Promus common stock of the consideration to be received by such holders pursuant to the terms of the merger agreement. On September 3, 1999, at a meeting of the Promus board of directors held to approve the merger agreement, Salomon Smith Barney delivered an oral opinion, which was subsequently confirmed in writing, to the Promus board of directors to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received in the acquisition by holders of Promus common stock was fair from a financial point of view to the stockholders.

    In arriving at its opinion, Salomon Smith Barney reviewed the merger agreement and held discussions with certain officers and employees of Promus and Hilton concerning the business, operations, financial condition and prospects of Promus and Hilton. Salomon Smith Barney examined certain publicly available information relating to Promus and Hilton as well as certain other financial information concerning Promus and Hilton which were provided to or otherwise discussed with Salomon Smith Barney by Promus and Hilton respectively. Salomon Smith Barney reviewed the financial terms of the acquisition in relation to, among other things: (i) current and historical market prices and trading volumes of the Promus common stock; (ii) the historical and projected earnings and other operating data of Promus; and (iii) the capitalization and financial condition of Promus. Salomon Smith Barney also considered, to the extent publicly available, the financial terms of certain other similar transactions effected which Salomon Smith Barney considered relevant in evaluating the acquisition and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of Promus. In addition to the foregoing, Salomon Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion. Salomon Smith Barney noted that its opinion was necessarily based upon information available and conditions as they existed and could be evaluated on the date of its opinion.

    In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney. With respect to the financial forecasts of Promus and Hilton, Salomon Smith Barney has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Promus and Hilton as to the future financial performance of Promus and Hilton and Salomon Smith Barney expresses no opinion with respect to such forecasts. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Promus or Hilton nor did Salomon Smith Barney make any physical inspection of the properties, facilities or assets of Promus and Hilton.

    At the meeting of the Promus board of directors held on September 3, 1999, Salomon Smith Barney made a presentation to the Promus board of directors regarding the acquisition. The following is a summary of the material financial analyses of Salomon Smith Barney included in such presentation:

        PUBLIC MARKET VALUATION. Using publicly available information, Salomon Smith Barney analyzed the market values and trading multiples of the following five publicly traded companies in the lodging industry:

    - Choice Hotels

    - Marriott International, Inc.

    - Hilton

    - Starwood Hotels & Resorts Worldwide, Inc.

    - Wyndham International, Inc.

    Salomon Smith Barney compared, among other things, equity values as a multiple of estimated calendar years 1999 and 2000 earnings per share, commonly called "EPS," and firm values, calculated as equity value, plus total debt and minority interests, less cash, as multiples of estimated calendar year 1999 and 2000 earnings before interest, taxes, depreciation and amortization, commonly called "EBITDA." All multiples were based on closing stock prices on September 2, 1999. Estimated financial data for the selected lodging companies were based on publicly available research analysts' estimates and estimated financial data for Promus were based on internal estimates of the management of Promus.

    Applying a range of multiples derived from the selected lodging companies of estimated calendar 1999 and 2000 EPS and estimated calendar 1999 and 2000 EBITDA to corresponding financial data of Promus resulted in an implied equity reference range for Promus of approximately $33.98 to $38.98 per share, as compared to the acquisition consideration of approximately $38.50 per share.

        PRIVATE MARKET VALUATION. Using publicly available information, Salomon Smith Barney reviewed the purchase prices and implied transaction value multiples paid or proposed to be paid in the following 12 selected transactions in the lodging industry:

ACQUIROR                                                        TARGET
---------------------------------------------------------  ----------------
Westbrook Partners.......................................  Sunstone
Accor....................................................  Red Roof Inns
Hilton Plc...............................................  Stakis
Felcor...................................................  Bristol
CapStar..................................................  American General
Bass Plc.................................................  Inter-Continental
Meditrust................................................  La Quinta Inns
Patriot American.........................................  Interstate
Starwood.................................................  ITT
Patriot American.........................................  Wyndham Hotels
Marriott.................................................  Renaissance
Doubletree...............................................  Red Lion

    Salomon Smith Barney compared purchase prices in the selected transactions as a multiple of one-year forward EBITDA. All multiples were based on publicly available financial information for the relevant transaction. Applying a range of multiples derived from the selected transactions of one-year forward EBITDA to estimated calendar year 2000 EBITDA of Promus resulted in an implied equity reference range for Promus of approximately $44.67 to $56.16 per share, as compared to the acquisition consideration of approximately $38.50 per share.

    Salomon Smith Barney also employed the concept of an adjusted forward EBITDA multiple analysis, which it believed was a more appropriate valuation measure than that described in the previous paragraph given the current market circumstances. The averages of the forward price to earnings multiples for Marriott International, Hilton and Choice Hotels for the period January 1997 to May 1998 were compared to those for the period May 1998 to July 1999. This analysis revealed that the average multiples for the latter period were 26% less than the earlier period. This discount of 26% was then applied to the forward multiples of the precedent transactions that were announced in the January 1997 to May 1998 time period to derive an adjusted forward EBITDA multiple. Applying a range of multiples derived from the adjusted forward multiple EBITDA analysis to Promus' 2000 EBITDA resulted in an implied equity reference range for Promus of approximately $34.23 to $43.41 per share, as compared to acquisition consideration of approximately $38.50 per share.

        DISCOUNTED CASH FLOW ANALYSIS. Salomon Smith Barney performed a discounted cash flow analysis of Promus to estimate a range of values for the Promus common stock. The discounted cash flow analysis for Promus was based upon certain financial forecasts for the years 1999 through 2003 prepared by the management of Promus. Salomon Smith Barney performed a discounted cash flow analysis of Promus in order to determine the aggregate net present value of the unlevered free cash flows of Promus' businesses, net of the outstanding debt balances. A terminal value multiple range of 8.5x to 10.5x was applied to the projected EBITDA in year 2003. The unlevered free cash flows were then discounted to present value using discount rates ranging from 9.5% to 11.5%. This analysis of the forecasts for Promus indicated an implied equity value range per share of Promus common stock of approximately $35.03 to $40.31 on a fully diluted basis, as compared to the acquisition consideration of approximately $38.50 per share.

    Salomon Smith Barney also performed a discounted cash flow analysis of Hilton to estimate a range of values for the common stock of Hilton. The discounted cash flow analysis for Hilton was based upon certain financial forecasts for the years 1999 through 2003 prepared by the management of

Hilton. Salomon Smith Barney performed a discounted cash flow analysis of Hilton in order to determine the aggregate net present value of the unlevered free cash flows of Hilton's businesses, net of the full payment of outstanding debt balances. A terminal value multiple range of 7.5x to 9.5x was applied to the projected EBITDA in year 2003. The unlevered free cash flows were then discounted to present value using discount rates ranging from 10.0% to 12.0%. This analysis of the forecasts for Hilton indicated an implied equity value range per share of Hilton common stock of approximately $12.96 to $16.72 on a fully diluted basis.

        OTHER FACTORS. In rendering its opinion, Salomon Smith Barney also reviewed and considered, among other things:

    - a business, financial and shareholder profile of Promus and Hilton;

    - the relationship between movements in Promus common stock and movements in the common stock of selected companies in the lodging industry and the relationship between movements in Hilton stock and movements in selected companies in the lodging industry; and

    - selected analysts' reports on Hilton, including reports containing 1999 and 2000 EPS estimates.

    In preparing its opinion to the Promus board of directors, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described above, in connection with its opinion dated September 3, 1999. The summary of described analyses does not purport to be a complete description of the analyses underlying Salomon Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of such analyses or any of the individual factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Salomon Smith Barney made numerous assumptions with respect to Promus, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Promus. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

    Pursuant to the terms of Salomon Smith Barney's engagement, Promus has agreed to pay Salomon Smith Barney for its services in connection with the acquisition an estimated financial advisory fee of $14 million, a substantial portion of which is contingent upon the consummation of the acquisition. Promus has also agreed to indemnify Salomon Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Salomon Smith Barney's engagement.

    Salomon Smith Barney has advised Promus that, in the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of Promus and Hilton for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney has in the past provided certain investment banking services to Hilton unrelated to the acquisition, for which services Salomon Smith Barney has received customary compensation. In addition, Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Promus, Hilton and their respective affiliates.

    Salomon Smith Barney is a nationally recognized investment banking firm and was selected by Promus based on its experience, expertise and familiarity with Promus and Promus' business. Salomon Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

    THE FULL TEXT OF THE WRITTEN OPINION OF SALOMON SMITH BARNEY DATED
SEPTEMBER 3, 1999, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX D AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF PROMUS COMMON STOCK ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. SALOMON SMITH BARNEY'S OPINION IS ADDRESSED TO THE BOARD OF DIRECTORS OF PROMUS AND RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF PROMUS COMMON STOCK IN THE ACQUISITION AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE ACQUISITION OR RELATED TRANSACTIONS. THE SUMMARY OF THE OPINION OF SALOMON SMITH BARNEY SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

STRUCTURE OF THE ACQUISITION


    In the acquisition, each share of Promus common stock other than shares held by Hilton, Promus or any of their respective subsidiaries and shares with respect to which dissenters' appraisal rights have been perfected will be converted into either $38.50 in cash or a number of shares of Hilton common stock determined as described elsewhere in this joint proxy statement/prospectus, such that 55% of the number of shares of Promus common stock outstanding immediately prior to the closing will be converted into cash and the remaining 45% of the Promus shares will be converted into Hilton common stock.


    As long as the value of the Hilton common stock delivered in the acquisition is at least 40% of the total consideration described below, the transaction will be effected using the forward merger structure, under which Promus will merge into PRH Acquisition, and PRH Acquisition will be the surviving corporation. However, the companies will not use the forward merger structure in either of the following circumstances:


    - on the closing date, the fair market value, based on the volume weighted average per share sales price of Hilton common stock on that day on the NYSE, of all shares of Hilton common stock to be delivered in the acquisition is less than 40% of the sum of:


       -- the cash consideration paid in the acquisition, determined by:

           * adding together the total number of shares of Promus common stock that receive cash consideration in the acquisition and the total number of shares of Promus common stock for which dissenters' rights are exercised, and

           * multiplying that number by $38.50;


       -- $14.2 million, which is the amount of cash paid by Hilton to acquire shares of Promus common stock within the two-year period before the date of the acquisition; and


       -- the fair market value of all shares of Hilton common stock to be delivered in the acquisition; or


    - the tax opinions described under "The Merger Agreement--Conditions to the Completion of the Acquisition," on page 75 cannot otherwise be delivered, assuming that the legally required minimum percentage of stock consideration under the continuity of interest test applicable pursuant to U.S. Treasury Regulations promulgated under the Internal Revenue Code is 40%.

Under either of these circumstances, the companies will implement the reverse merger structure, under which PRH Acquisition will merge into Promus and Promus will be the surviving corporation and a wholly-owned subsidiary of Hilton. The purpose of this modification to the structure is to avoid the substantial corporate level tax that would result if the acquisition were to be structured as a forward merger and were to fail to satisfy the requirements for a tax-free reorganization under Section 368(a) of the Internal Revenue Code.


    The tax consequences to the Promus stockholders under each of the acquisition structures will differ, and the structure will not be determined until immediately before closing. As a result, Promus stockholders will not know at the time they vote what the tax consequences of the acquisition will be. These tax consequences are discussed in the section titled "The Acquisition--Certain Federal Income Tax Consequences of the Acquisition" on page 60.


    As an alternative to both the forward merger structure and the reverse merger structure, the merger agreement provides that the companies will use their best efforts to implement a holding company structure if both Hilton and Promus agree that a holding company structure will not result in any material adverse consequences under any material indebtedness of Hilton. Under this structure, Hilton and Promus would form a new holding company, which in turn would form two wholly-owned subsidiaries. One subsidiary would merge into Hilton, with Hilton being the surviving corporation, and the other subsidiary would merge into Promus, with Promus being the surviving corporation. As a result, both Hilton and Promus would become subsidiaries of the new holding company.


    Under this structure, the stock consideration component of the acquisition would be satisfied by the issuance of holding company common stock and each outstanding share of Hilton common stock would be converted into one share of holding company common stock. Promus stockholders would receive holding company common stock based on the exchange ratio calculated on the Hilton common stock trading price described in "The Merger Agreement--Consideration to be Received for Promus Common Stock in the Acquisition," and Hilton stockholders would have their Hilton shares converted into holding company shares on a one-for-one basis. The result would be that Hilton and Promus stockholders would hold holding company common stock in the same proportions as they would have held Hilton common stock if either of the other structures had been used. Implementation of the holding company structure would require amendments to the merger agreement and a supplement to this joint proxy statement/prospectus. Since Hilton and Promus have not agreed that the holding company structure will not result in material adverse consequences under any material indebtedness of Hilton, we do not currently intend to implement the holding company structure.


INTERESTS OF CERTAIN PERSONS IN THE ACQUISITION

    In considering the recommendation of the Promus board of directors to approve the acquisition, Promus stockholders should consider that some of Promus' directors and officers have interests in the acquisition that differ from, or are in addition to, their interests as Promus stockholders. Promus' directors and officers may receive benefits from the acquisition not available to Promus stockholders generally. The Promus board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

    DIRECTORS AND EXECUTIVE OFFICERS


    See "Hilton After the Acquisition--Management" on page 78.


    INCENTIVE COMPENSATION AND STOCK OWNERSHIP ARRANGEMENTS


    Promus' key management employees and directors are participants in incentive compensation and stock ownership plans currently maintained by Promus. Generally, options outstanding under these plans contain change of control provisions that provide for accelerated vesting upon completion of the vote of Promus stockholders approving the acquisition.



    Under the merger agreement, generally, each outstanding Promus employee and directors stock option will be canceled at the closing of the acquisition, and Promus or Hilton will pay the holder of the stock option, at or promptly after the effective time, an amount in cash determined by multiplying:


    - the excess, if any, of $38.50 over the applicable exercise price of such Promus stock option by

    - the number of Promus shares the option holder could have purchased, assuming full vesting of the option, had the holder exercised the option in full immediately prior to the effective time.


    The following table shows the number of unvested options held by individuals who were Promus' seven most highly compensated executive officers as of the end of 1998, all other executive officers as a group, and all other directors as a group, as well as the aggregate value of the unvested options, which are subject to accelerated vesting as discussed earlier, assuming the acquisition is completed on November 30, 1999. Unless otherwise noted, the information in the following table is as of October 15, 1999.



                                                     NUMBER OF UNVESTED          AGGREGATE VALUE OF
                                                     PROMUS OPTIONS THAT        UNVESTED OPTIONS THAT
                                                  ACCELERATE AS A RESULT OF   ACCELERATE AS A RESULT OF
NAME AND PRINCIPAL POSITIONS                         THE ACQUISITION(1)          THE ACQUISITION(2)
----------------------------                      -------------------------   -------------------------
Norman P. Blake, Jr., Chairman of the Board,
 President and Chief Executive Officer..........           800,000                   $  3,500,000

Raymond E. Schultz, former Chairman of the Board
 and Chief Executive Officer(3).................           187,500                             --

Richard M. Kelleher, former President and Chief
 Operating Officer(4)...........................           150,000                             --

William L. Perocchi, former Executive Vice
 President and Chief Financial Officer(5).......           112,500                             --

Thomas L. Keltner, President-- Brand Performance
 and Development Group(6).......................           193,750                   $    343,750

Thomas W. Storey, Executive Vice President--
 Corporate Strategic Planning and Venture
 Operations(7)..................................           243,750                   $    768,750

M. Ann Rhoades, former Executive Vice
 President--Team Services(8)....................                --

All other executive officers as a group (5
 persons).......................................           652,500                   $  2,523,438

All other directors as a group (13 persons).....           105,000                   $     79,375


--------------------------


(1) This represents the number of options estimated to be unvested as of November 30, 1999.



(2) The estimated value of unvested options shown in this table reflects the difference between $38.50 per share and the applicable option exercise price, if any.


(3) Mr. Schultz retired as the Chairman of the Board and Chief Executive Officer of Promus on December 3, 1998.

(4) Mr. Kelleher resigned as the President and Chief Operating Officer and as a director of Promus on December 3, 1998.

(5) Mr. Perocchi resigned as an Executive Vice President and Chief Financial Officer of Promus on January 11, 1999.

(6) Mr. Keltner was an Executive Vice President and the Chief Development Officer of Promus during 1998 and until his election to his current position effective as of February 16, 1999.

(7) Mr. Storey was the Executive Vice President--Sales, Marketing and Reservations of Promus during 1998 and until his election to his current position effective as of February 16, 1999.


(8) Ms. Rhoades resigned as an Executive Vice President--Team Services of Promus on March 31, 1999.



    Independent directors who have been awarded deferred shares of Promus common stock under the Promus Hotel Corporation 1996 Non-Management Director Incentive Plan or the Independent Director Equity Participation Program under The 1997 Equity Participation Plan of Promus Hotel Corporation will have the same opportunity to elect to receive cash or Hilton common stock for the deferred shares, subject to proration, as Promus stockholders. As of October 15, 1999, independent directors as a group were credited with 11,057 deferred shares of Promus common stock under these two plans.


    A more detailed description of the benefits under Promus' incentive compensation and stock ownership plans may be found in Promus' 1998 Proxy Statement under the heading "Executive Officer Compensation."

    SEVERANCE AGREEMENTS AND ARRANGEMENTS


    Specified Promus employees, including all executive officers named in the preceding table, are parties to employment or severance agreements. Among other things, the agreements provide for a lump sum payment based on a specified multiple of annual base salary, bonus amount and a benefit allowance equal to 25% of the officer's then current annual base salary, as well as the payment of earned or accrued and other customary severance benefits, in the event of a termination of employment under circumstances specified in the agreements. An executive officer who is covered by an employment or severance agreement is entitled to receive severance benefits if (x) Hilton or the surviving corporation terminates his or her employment without "cause," as defined in the agreement, or (y) the executive terminates his or her employment with "good reason," as defined in the agreement, in either case within two years following the acquisition. For this purpose, "good reason" generally includes the executive's voluntary termination for any reason within the 30-day period immediately following the first anniversary of the completion of the acquisition, except that under the agreements applicable to Messrs. Blake and Keltner, "good reason" includes the executive's voluntary termination for any reason during the two-year period following completion of the acquisition. In connection with the merger agreement, Promus has also agreed to pay relocation benefits to certain of its executive officers in the event of a termination of their employment that results in the payment of severance benefits, in an amount sufficient to make such officers whole for the costs (including loss in home value) incurred in moving to another city.


    Under the agreements, officers receiving severance benefits agree for a two-year period to certain restrictions relating to confidentiality, nonsolicitation of Promus employees and non-interference with hotel development opportunities. They also agree for a period of three years to cooperate with Promus on matters with which they were involved while employed.

    Under the agreements, Promus is required, if necessary, to make an additional gross-up payment to any covered employee to offset fully the effect of any excise tax imposed by Section 4999 of the Internal Revenue Code on any excess parachute payment, whether made to that employee under his or her severance agreement or otherwise.

    The following table shows the estimated amount of aggregate severance benefits which would be payable under these agreements to each individual who was one of Promus' seven most highly compensated executive officers as of the end of 1998, and all other executive officers as a group. The information in the following table is as of October 15, 1998.



                                                            ESTIMATED AMOUNT OF
                                                            AGGREGATE SEVERANCE
NAME                                                            BENEFITS(1)
----                                                        -------------------
Norman P. Blake, Jr.......................................      $3,885,000
Raymond E. Schultz........................................             N/A
Richard M. Kelleher.......................................             N/A
William L. Perocchi.......................................             N/A
Thomas L. Keltner.........................................      $2,358,750
Thomas W. Storey..........................................      $2,081,250
M. Ann Rhoades............................................             N/A
All other executive officers as a group (5 persons).......      $7,908,750


------------------------

(1) Amounts do not include the value of gross-up payments for excise tax under
    Section 4999 of the Internal Revenue Code, or of the relocation benefits payable in accordance with the merger agreement upon specified terminations of employment.

    A more detailed description of the severance benefits payable under these agreements may be found in Promus' 1998 Proxy Statement under the heading "Executive Officer Compensation--Severance Agreements."

    Promus also maintains more broadly based severance agreements and plans that will provide benefits to its other officers and employees in the event of termination of employment under certain circumstances following the acquisition.


    ARRANGEMENTS WITH MR. BLAKE



    Norman P. Blake, Jr. serves as the Chairman of the Board, President and Chief Executive Officer of Promus pursuant to an employment agreement entered into as of December 3, 1998, and is also a party to a severance agreement entered into as of January 13, 1999. Promus and Mr. Blake have agreed to arrangements relating to the termination of Mr. Blake's employment effective upon the closing of the acquisition. Pursuant to these arrangements, the parties confirmed that the termination of Mr. Blake's employment on that date would be a "Covered Termination" entitling him to severance benefits under his existing severance agreement. The estimated amount of these severance benefits is stated in the table above. In addition, Promus agreed to pay Mr. Blake an aggregate amount of $5,128,000, minus withholding taxes, in full satisfaction of other rights to benefits and entitlements under his employment and severance agreements. The arrangements also confirm Mr. Blake's right to lifetime medical benefits for himself and his wife, in accordance with his employment agreement. More detailed descriptions of the terms of Mr. Blake's existing employment and severance agreements may be found in Promus' 1998 Proxy Statement under the headings "Executive Officer Compensation--Employment Agreements--Norman P. Blake, Jr." and "Executive Officer Compensation--Severance Agreements--Norman P. Blake, Jr."


    DEFERRED COMPENSATION BENEFITS

    Promus' Capital Accumulation Plan for Executives, a deferred compensation plan in which many of Promus' executive officers participate, provides that upon completion of a transaction such as the acquisition, participants will vest, upon termination of employment within 24 months, in the right to a higher interest crediting rate on their account balances than would otherwise apply.

    In addition, certain funding arrangements maintained in connection with Promus' deferred compensation plans, including the Capital Accumulation Plan for Executives, contain provisions requiring enhanced or accelerated contributions by Promus in the event of a transaction such as the acquisition. Any additional funding required upon completion of the acquisition will serve as additional security for the payment of benefits under the deferred compensation plans, but will not itself affect the level of benefits to which participants are entitled under the plans' terms.

    OTHER EMPLOYEE BENEFITS


    See "The Merger Agreement--Covenants Regarding Conduct of Business Before the Acquisition" on page 73.


    DIRECTORS' AND OFFICERS' INSURANCE; INDEMNIFICATION OF PROMUS DIRECTORS AND
     OFFICERS


    See "The Merger Agreement--Covenants Regarding Conduct of Business Before the Acquisition" on page 73, "Comparison of Stockholder Rights--Limitation of Liability of Directors" on page 92 and "--Indemnification of Directors and Officers" on page 92.



GOVERNMENTAL AND REGULATORY MATTERS



    We have filed the notifications required under the Hart-Scott-Rodino Act and, on October 14, 1999, the required waiting period was terminated. The Justice Department, the Federal Trade Commission or any state or foreign governmental authority could take action under the antitrust laws as it deems necessary in the public interest. This action could include seeking to enjoin the acquisition or seeking Hilton's divestiture of Promus or Promus' divestiture of all or some portion of its business. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.


    Based on information available to us, we believe that the acquisition will comply with all significant federal, state and foreign antitrust laws. We cannot assure you, however, that there will not be a challenge to the acquisition on antitrust grounds or that, if this challenge were made, we would prevail.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION

    The following discussion is a summary of the material federal income tax consequences of the acquisition to Promus stockholders who hold their shares of Promus common stock as capital assets. This summary is based upon provisions of the Internal Revenue Code, applicable Treasury regulations promulgated under the Internal Revenue Code, and judicial and administrative decisions currently in effect. All of these authorities are subject to retroactive or prospective change and to possibly differing interpretations. This discussion does not address the federal income tax consequences applicable to holders of Promus common stock who are subject to special treatment under the Internal Revenue Code, such as foreign holders, holders who acquired their stock pursuant to the exercise of employee stock options or otherwise as compensation, holders who are dealers in securities, banks, insurance companies or tax exempt organizations, and holders who hold their shares of Promus or Hilton common stock as part of a hedge, straddle, or other risk reduction transaction. In addition, this discussion does not address the tax consequences of the acquisition under applicable foreign, state or local tax laws. STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE ACQUISITION, INCLUDING THE EFFECTS OF STATE, LOCAL AND FOREIGN TAX LAWS.

    SUMMARY


    The federal income tax consequences resulting from the acquisition will differ depending on whether the forward merger structure or the reverse merger structure is used.



    - If the forward merger structure is used, Hilton will receive an opinion from its counsel, Gibson, Dunn & Crutcher LLP, and Promus will receive an opinion from its counsel, Davis Polk & Wardwell, substantially to the effect that the acquisition will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. The federal income tax consequences of the forward merger structure are discussed below under the heading "Tax Consequences of the Forward Merger Structure" on page 62.



    - If the reverse merger structure is used, the acquisition will not constitute a reorganization under Section 368(a). Instead, it will be treated as a sale of Promus common stock fully taxable to the Promus stockholders as discussed below under the heading "Tax Consequences of the Reverse Merger Structure" on page 64.



    We will not know until the closing of the acquisition whether the forward merger structure or the reverse merger structure will be used. As a result, Promus stockholders will not know the tax consequences to them of the acquisition at the time they vote on it. THE FORWARD MERGER STRUCTURE WILL BE USED IF THE ACQUISITION QUALIFIES AS A REORGANIZATION UNDER SECTION 368(A) OF THE INTERNAL REVENUE CODE. IF THE ACQUISITION DOES NOT SO QUALIFY, THE REVERSE MERGER STRUCTURE WILL BE USED. The purpose of using the reverse merger structure is to avoid the substantial corporate level tax that would result if the acquisition were to be structured as a forward merger and were to fail to satisfy the requirements for a tax-free reorganization under Section 368(a) of the Internal Revenue Code. One of the requirements that must be satisfied in order for the acquisition to qualify as a reorganization under Section
368(a) of the Internal Revenue Code is the continuity of interest requirement. This requirement will be satisfied if the Promus stockholders exchange a substantial portion of their proprietary interests in Promus for proprietary interests in Hilton. The Internal Revenue Service takes the position for advance ruling purposes that the continuity of interest requirement is satisfied in a reorganization if the value of the acquiring corporation's stock received in the reorganization by the acquired corporation's stockholders equals or exceeds 50% of the total consideration paid for the stock of the acquired corporation in the reorganization. However, these guidelines only describe the circumstances in which the Internal Revenue Service will issue a favorable ruling in advance of the completion of a transaction. They are not a statement of the substantive law with regard to the continuity of interest requirement. The case law is less restrictive than the ruling guidelines of the Internal Revenue Service in this area and, in one early case, the Supreme Court held that the continuity requirement was satisfied where the stockholders of the acquired company received stock of the acquiring company having a value of approximately 38% of the value of the formerly outstanding stock of the acquired company. Hilton and Promus have thus been advised by their respective tax counsel that the continuity of interest requirement will be satisfied if at least 40% of the consideration received by the Promus stockholders in connection with the acquisition is comprised of Hilton common stock.



    The merger agreement contains a mechanism to ensure that the forward merger structure is used only if the mix of stock and cash received by the Promus stockholders is such that it satisfies the 40% continuity of interest threshold. Pursuant to the merger agreement, the continuity of interest requirement will be satisfied if on the closing date, the fair market value of the Hilton common stock, as determined based on the volume weighted average per share sales price of that stock on that date, delivered in the acquisition is greater than or equal to 40% of the total consideration delivered in the acquisition. Whether this requirement will be satisfied depends on certain variables, including in particular the volume weighted average price of the Hilton common stock on the closing date. Based on current information, if the price of Hilton common stock on that date is at least $9.84, the value of the Hilton common stock delivered to the Promus stockholders in connection with the acquisition will be at least 40% of the value of the total consideration delivered to Promus stockholders in the acquisition. In that case, the continuity of interest test will be satisfied and the acquisition will be completed through the use of the forward merger structure and will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. However, if the price of Hilton common stock on that date declines below $9.84, the value of the Hilton common stock delivered to the Promus stockholders in the acquisition will be less than 40% of the total consideration delivered to Promus stockholders in the acquisition. In this event, the continuity of interest requirement will not be satisfied and the acquisition will be completed through the use of the reverse merger structure and will not qualify as a reorganization under Section 368(a) of the Internal Revenue Code. Because the value of the Hilton common stock for purposes of the 40% test will be determined on the closing date, we will not know at the time of the stockholder meeting whether the acquisition will qualify as a reorganization under Section 368(a) of the Internal Revenue Code and, therefore, whether the forward merger structure or the reverse merger structure will be used.


    TAX CONSEQUENCES OF THE FORWARD MERGER STRUCTURE

    If we use the forward merger structure, as conditions to the consummation of the acquisition, Gibson, Dunn & Crutcher LLP and Davis Polk & Wardwell will give opinions that the acquisition will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. If the acquisition qualifies as a reorganization, the federal income tax consequences of the acquisition to a Promus stockholder will depend on whether the stockholder receives solely Hilton common stock, solely cash, or a combination of cash and Hilton common stock in the acquisition. The opinion of each counsel will represent counsel's best judgment as to the tax treatment of the acquisition and as to the consequences of the acquisition to Promus stockholders, but will not be binding on the Internal Revenue Service or the courts. Additionally, these opinions will be based on certain factual representations and statements by Hilton, Promus and PRH Acquisition. Any inaccuracy or change in the representations and any future actions by Hilton or Promus contrary to the representations could adversely affect the conclusions reached in the opinions and the tax discussion set forth below.

    THE RECEIPT OF SOLELY HILTON COMMON STOCK BY A PROMUS STOCKHOLDER IN
     EXCHANGE FOR PROMUS COMMON STOCK UNDER THE FORWARD MERGER STRUCTURE


    A Promus stockholder who exchanges all of the shares of Promus common stock owned by the stockholder for shares of Hilton common stock will not recognize any gain or loss upon the exchange, except for any gain or loss attributable to any cash received in lieu of a fractional share of Hilton common stock. The aggregate tax basis of the shares of Hilton common stock received by the stockholder in the exchange will be the aggregate tax basis of the shares of Promus common stock surrendered in the exchange. Also, the stockholder's holding period for the Hilton common stock received in exchange for shares of Promus common stock will include the period during which the stockholder held shares of Promus common stock that were surrendered in the exchange.


    THE RECEIPT OF A COMBINATION OF CASH AND HILTON COMMON STOCK BY A PROMUS
     STOCKHOLDER IN EXCHANGE FOR PROMUS COMMON STOCK UNDER THE FORWARD MERGER STRUCTURE

    A Promus stockholder who exchanges the shares of Promus common stock owned by the stockholder for a combination of cash and shares of Hilton common stock will not recognize any loss on the exchange. However, the stockholder will recognize gain equal to the lesser of the amount of cash received and the gain realized. The gain realized will be the excess of the sum of the fair market value of Hilton common stock and the amount of cash received in exchange for the stockholder's shares of Promus common stock that were surrendered in the exchange over the stockholder's adjusted tax basis in those shares. For this purpose, a Promus stockholder must calculate gain or loss separately for each identifiable block of shares of Promus common stock that is surrendered in the exchange, and the Promus stockholder may not offset a loss recognized on one block of the shares against gain recognized on another block of the shares.

    Any gain recognized by a Promus stockholder who receives a combination of Hilton common stock and cash will generally be treated as capital gain. However, if the receipt of the cash has "the effect of the distribution of a dividend" for federal income tax purposes, any gain recognized by the stockholder will be treated as ordinary dividend income to the extent of the stockholder's ratable share of the accumulated earnings and profits of Hilton and/or Promus. Any gain that is treated as capital gain will be long-term capital gain if the holding period for shares of Promus common stock that are surrendered in the exchange is greater than one year as of the date of the exchange.

    For purposes of determining whether the cash received has the effect of a distribution of a dividend for federal income tax purposes, a Promus stockholder is treated as if the stockholder first exchanged all of the stockholder's shares of Promus common stock solely for Hilton common stock and then Hilton immediately redeemed a portion of the Hilton common stock in exchange for the cash the stockholder actually received. This is called a "deemed redemption." Under this analysis, in general, if the receipt of cash by the holder in the deemed redemption results in a "substantially disproportionate" reduction in the holder's voting stock interest in Hilton or is "not essentially equivalent to a dividend," the receipt of the cash will not have the effect of the distribution of a dividend.

    The deemed redemption will be "substantially disproportionate," and, therefore, will not have the effect of a distribution of a dividend with respect to a Promus stockholder if the percentage of the outstanding Hilton common stock that is actually and constructively owned by the stockholder immediately after the deemed redemption is less than 80% of the percentage of the outstanding Hilton common stock that is considered to be actually and constructively owned by the stockholder immediately before the deemed redemption. The deemed redemption will not be "essentially equivalent to a dividend," and, therefore, will not have the effect of a distribution of a dividend with respect to a Promus stockholder if it results in a "meaningful reduction" in the stockholder's proportionate interest in Hilton. If a stockholder that is considered to have a relatively minimal stock interest in Hilton and no right to exercise control over corporate affairs suffers a reduction in the stockholder's proportionate interest in Hilton, the stockholder should be regarded as having suffered a meaningful reduction of his or her interest in Hilton. For example, the Internal Revenue Service has held in a published ruling that, in the case of a less than 1% stockholder who does not have management control over the corporation, any reduction in the stockholder's proportionate interest will constitute a "meaningful reduction."

    In applying this deemed redemption analysis, certain attribution rules apply in determining a Promus stockholder's ownership interest in Hilton immediately after the acquisition, but before the deemed redemption, and after the deemed redemption. Under those rules, a Promus stockholder is deemed to own stock held by certain family members, estates and trusts of which the stockholder is a beneficiary, a partnership in which the stockholder is a partner, and a corporation in which the stockholder is a direct or indirect 50% stockholder, as well as stock subject to options that are held by the stockholder or the entities. Because these constructive ownership rules are complex, each Promus stockholder who believes that he or she may be subject to these rules should consult his or her tax advisor.

    The aggregate tax basis of the Hilton common stock received by a Promus stockholder who exchanges his or her shares of Promus common stock for a combination of Hilton common stock and cash will be the same as the aggregate tax basis of the shares Promus common stock surrendered in the exchange, decreased by the amount of cash received, and increased by the amount of gain recognized, including any portion of the gain that is treated as a dividend. The holding period of the Hilton common stock received will include the holding period of the shares of Promus common stock surrendered in exchange therefor. If a Promus stockholder has differing tax bases and/or holding periods with respect to the stockholder's shares of Promus common stock that the stockholder surrenders in the exchange, the stockholder should consult a tax advisor in order to identify the particular tax bases and/or holding periods of the particular shares of Hilton common stock received in the exchange.

    THE RECEIPT OF SOLELY CASH BY A PROMUS STOCKHOLDER IN EXCHANGE FOR PROMUS
     COMMON STOCK UNDER THE FORWARD MERGER STRUCTURE


    Currently, the state of the law is unclear as to the analysis that must be applied in determining the federal income tax consequences to a Promus stockholder who exchanges all of the shares of Promus common stock owned by the stockholder solely for cash. The stockholder may be treated as:


    - having sold his or her shares of Promus common stock in a taxable sale or exchange;

    - having received shares of Hilton common stock in the merger of Promus into PRH Acquisition and having had the shares redeemed by Hilton immediately after the acquisition; or

    - having had his or her shares of Promus common stock redeemed by Promus prior to the merger.

    However, in most circumstances, both the sales analysis and the redemption analysis will yield the same tax result to the Promus stockholder.

    If the sales analysis is applied, the Promus stockholder will recognize gain or loss, measured by the difference between the amount of cash received and the adjusted tax basis of the Promus common stock surrendered in exchange for the cash.

    If the redemption analysis is applied, the Promus stockholder will be treated as having exchanged the Promus stock held by the stockholder for cash, rather than having received a dividend distribution, if, after applying the attribution rules discussed above, the redemption is:

    - in complete redemption of all of the Promus stockholder's stock in either Hilton or Promus, as the case may be;

    - a substantially disproportionate reduction in the holder's voting stock interest in either Hilton or Promus, as the case may be; or

    - not essentially equivalent to a dividend.

    If the redemption qualifies as an exchange, a Promus stockholder will recognize any gain or loss realized on the exchange. If the redemption does not qualify as an exchange, the cash received by the Promus stockholder will be treated as a dividend distribution, and thus as ordinary income, to the extent of the current and accumulated earnings and profits of the redeeming corporation. Any excess will be treated as gain from the sale or exchange of the Promus stock held by the stockholder. However, under those circumstances, the Promus stockholder will not be permitted to recognize any loss.

    Given the unclear state of the law with respect to the exchange of Promus stock solely for cash, Promus stockholders who will receive solely cash are urged to consult their own tax advisors with regard to the receipt of cash.

    TAX CONSEQUENCES OF THE REVERSE MERGER STRUCTURE

    If we complete the acquisition through the use of the reverse merger structure, the obligations of Hilton and Promus to consummate the acquisition will not be conditioned upon the issuance of opinions by tax counsel, and the acquisition will not constitute a reorganization under Section 368(a). Instead, it will be treated as a sale of Promus stock fully taxable to the Promus stockholders. In this case, each Promus stockholder will recognize gain or loss equal to the difference between:

    - the amount of cash plus the fair market value of the Hilton common stock received; and

    - the stockholder's adjusted tax basis in the shares of Promus common stock surrendered in the exchange.

    CASH RECEIVED IN LIEU OF FRACTIONAL SHARES

    A Promus stockholder who receives cash in lieu of a fractional share of Hilton common stock will recognize gain or loss equal to the difference between the amount of cash received and the portion of the adjusted tax basis of the stockholder's shares of Promus common stock that are allocable to the fractional interest. Such gain or loss will constitute capital gain or loss, and will generally be long-term capital gain or loss if the holding period for the shares was greater than one year as of the date of the exchange.

    TRANSFER TAXES

    Pursuant to the merger agreement, Hilton will pay certain federal, state, local, foreign or provincial tax that is attributable to the transfer of real property by Promus or its subsidiaries or that is attributable to the transfer of Promus common stock or Hilton common stock and that arises from the acquisition. Payments attributable to the transfer of Promus common stock may be considered for federal income tax purposes to be additional consideration paid to each holder of Promus common stock. In that event, each holder would be treated as if the holder received cash equal to the amount of the taxes that are paid on its behalf, which could result in additional taxable gain to the holder and a corresponding increase in tax basis of the holder's shares of Hilton common stock.

    BACKUP WITHHOLDING

    Under the Internal Revenue Code, a Promus stockholder may be subject, under certain circumstances, to backup withholding at a 31% rate with respect to the amount of consideration received pursuant to the acquisition unless the holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

    THE ABOVE DISCUSSION MAY NOT APPLY TO CERTAIN CATEGORIES OF STOCKHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE INTERNAL REVENUE CODE. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE ACQUISITION, INCLUDING ANY FEDERAL, STATE, LOCAL OR OTHER TAX CONSEQUENCES OF THE ACQUISITION.

DELISTING AND DEREGISTRATION OF PROMUS COMMON STOCK; LISTING OF HILTON COMMON STOCK ISSUED IN CONNECTION WITH THE ACQUISITION

    Promus common stock is currently listed on the NYSE under the symbol "PRH." Upon the completion of the acquisition, Promus common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act.

    Hilton common stock is currently listed on the NYSE under the symbol "HLT." Hilton has agreed to use its reasonable best efforts to cause the shares of Hilton common stock to be issued in the acquisition to be approved for listing on the NYSE.

ACCOUNTING TREATMENT

    Hilton will account for the acquisition as a purchase for accounting and financial reporting purposes. As a result, Hilton will record Promus' assets and liabilities at their estimated fair values and will record as goodwill the excess of the purchase price over the estimated net fair values. Promus' operating results will be combined with Hilton's results only from the date of the acquisition.

RECENT LITIGATION


    On or around September 7, 1999, two actions were filed in the Court of Chancery for the State of Delaware by alleged common stockholders of Promus on behalf of a purported class of similarly situated Promus stockholders. The actions are styled STEVEN GOLDSTEIN V. PROMUS HOTEL CORPORATION, ET AL., C.A. No. 17410NC and JOSEPH CARCO V. PROMUS HOTEL CORPORATION, ET AL., C.A. No. 17411NC. The complaints in the actions, which are substantially similar, name as defendants Promus, the members of the Promus board of directors and Hilton, and allege that the Promus directors breached their fiduciary duties to Promus stockholders by agreeing to the acquisition and by allegedly failing to obtain the highest value for Promus stockholders, and that Hilton allegedly aided and abetted such alleged breaches of fiduciary duty. The complaints seek injunctive relief and monetary damages in an unspecified amount. Defendants intend to defend the actions vigorously.



    On or about October 11, 1999, an action was filed in the United States District Court for the Southern District of Florida entitled HOTELRAMA ASSOCIATES, LTD. V. HILTON HOTELS CORPORATION (Case No. 99-CV02717). The plaintiff is the owner of the Fontainebleau Hilton Resort & Towers in Miami, Florida, which is managed by Hilton. The complaint alleges that the acquisition will cause Hilton to be in violation of territorial restrictions contained in the management agreement. The complaint seeks an injunction enjoining Hilton from violating the restrictive covenant by its acquisition of Promus and for the entry of a judgment entitling the plaintiff to any and all remedies available under Florida law. Hilton intends to defend the action vigorously.


DISSENTERS' APPRAISAL RIGHTS OF PROMUS STOCKHOLDERS

    Promus' stockholders have the right to dissent from the acquisition and to receive payment for their shares in accordance with the terms of Section 262 of the Delaware General Corporation Law. The following discussion is a summary of the dissenters' rights law under the Delaware law. The entire statute is reprinted in Appendix E. ANY STOCKHOLDER THAT WISHES TO EXERCISE DISSENTERS' RIGHTS OR PRESERVE THE RIGHT TO DO SO SHOULD REVIEW THE STATUTE CAREFULLY. PROMUS STOCKHOLDERS THAT DO NOT COMPLY WITH THE PROCEDURES OF THE STATUTE WILL LOSE THEIR DISSENTERS' RIGHTS.

    A Promus stockholder that wishes to dissent from the acquisition must satisfy both of the following conditions, among others:

    - WRITTEN OBJECTION. The stockholder must file a written objection to the acquisition with Promus at its offices at 755 Crossover Lane, Memphis, Tennessee 38117, Attention: Secretary, before the vote is taken at the Promus stockholders meeting.

    - NO VOTE IN FAVOR. The stockholder must not vote in favor of the acquisition.


    Promus stockholders that file and do not withdraw a written objection to the acquisition will not be entitled to elect between cash and Hilton common stock as acquisition consideration. Any Promus stockholder in that circumstance that later withdraws the stockholder's demand for appraisal will then receive the combination of cash and Hilton common stock that is allocated to non-electing Promus stockholders as a result of the proration procedure discussed in the section titled "The Merger Agreement--Election and Proration" on page 68.


    A negative vote alone will not constitute the written objection required before the meeting. The written objection should specify the stockholder's name and mailing address, the number of shares of Promus common stock owned by the stockholder and that the stockholder is demanding appraisal of his or her shares.

    If the Promus stockholders approve the acquisition, Promus will send written notice to each dissenting stockholder that has filed an objection and not voted in favor of the acquisition no later than 10 days after consummation of the acquisition. The notice will state the date that the acquisition has become effective.

    Within 120 days after the effective time of the acquisition, any dissenting stockholder that desires to have his or her shares appraised should file a petition with the Delaware Court of Chancery demanding a determination of the fair value of the shares of all the dissenting stockholders. Within the same period, a dissenting stockholder may also make a written request to Promus demanding a statement by Promus of the number of dissenting Promus stockholders and the aggregate number of dissenting shares of Promus common stock. Promus must mail the statement within 10 days after it receives the request.

    If a proper petition for appraisal is timely filed, the Chancery Court will determine which Promus stockholders, if any, are entitled to appraisal rights. The Chancery Court may require any stockholders demanding appraisal rights to submit their certificates of Promus common stock to the Register in Chancery for notation on these certificates of the pendency of the appraisal proceedings. Where the proceedings are not dismissed, the Chancery Court will appraise the shares of Promus common stock owned by the dissenting stockholders by determining the fair value of the shares exclusive of any element of value arising out of the accomplishment or expectation of the acquisition and the fair rate of interest, if any, on the amount determined to be the fair value. In making this determination of fair value, the Chancery Court must consider the following factors:

    - market value;

    - asset value;

    - dividends;

    - earnings prospects;

    - the nature of the enterprise; and

    - any other facts which could be ascertained as of the date of the acquisition which would throw light on future prospects of the combined corporation.

    Promus stockholders considering seeking appraisal should recognize that the fair value of their shares determined under Section 262 could be more than, the same as or less than the consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares. The Chancery Court may determine the cost of the appraisal proceedings and allocate the cost against the dissenting stockholders and Promus as it deems equitable under the circumstances.

    After the acquisition is complete, any Promus stockholder who has demanded appraisal in compliance with Section 262 will not be entitled to vote for any purpose any shares subject to the demand or to receive payment of dividends or other distributions on the shares, except for dividends or distributions payable to stockholders of record on a date prior to the effective time of the acquisition.


    At any time within 60 days after the consummation of the acquisition, any dissenting stockholder will have the right to withdraw his or her demand for appraisal and to accept the terms offered in the acquisition. After this period, the stockholder may withdraw the demand only with the written consent of Promus. If no petition is filed by any dissenting stockholder within 120 days after the effective time of the acquisition, Promus stockholders' rights as to appraisal will cease and dissenting stockholders will be entitled only to receive the consideration offered pursuant to the merger agreement. These stockholders also will not be able to elect between cash and Hilton common stock. Instead, they will receive whatever consideration is available as a result of the proration procedure discussed in the section titled "The Merger Agreement--Election and Proration" on page 68.

                              THE MERGER AGREEMENT


    THIS IS A DESCRIPTION OF THE TERMS OF THE MERGER AGREEMENT THAT WE BELIEVE ARE IMPORTANT. HOWEVER, THE DESCRIPTION DOES NOT CONTAIN ALL THE TERMS OF THE MERGER AGREEMENT. A COPY OF THE MERGER AGREEMENT, AS AMENDED, IS ATTACHED AS APPENDIX A TO THE JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. WE ENCOURAGE YOU TO READ THE ENTIRE MERGER AGREEMENT.


CLOSING

    The acquisition will become effective at the closing, which will take place on the date on which the certificate of merger is filed with the Delaware Secretary of State or at such later time as the certificate of merger specifies.

CONSIDERATION TO BE RECEIVED FOR PROMUS COMMON STOCK IN THE ACQUISITION

    At the effective time, each share of Promus common stock, other than shares held by dissenting stockholders and shares held by Promus or Hilton, will be converted at the election of each holder, subject to proration as described below, to the right to receive either:

    - $38.50 in cash; or

    - not less than 2.9096 shares or more than 3.2158 shares of Hilton common stock determined by the exchange ratio.

    Promus stockholders who receive Hilton common stock will receive a number of shares equal to $38.50 divided by the average Hilton stock price, but in any event not less than 2.9096 shares or more than 3.2158 shares, for each share of Promus common stock.

    - If the average Hilton stock price, as described below, is between $11.97 and $13.23, Promus stockholders who receive Hilton common stock will receive for each Promus share a number of Hilton shares equal to $38.50 divided by the average Hilton stock price.

    - If the average Hilton stock price is greater than $13.23, Promus stockholders who receive Hilton common stock will receive 2.9096 Hilton shares for each Promus share.

    - If the average Hilton stock price is less than $11.97, Promus stockholders who receive Hilton common stock will receive 3.2158 Hilton shares for each Promus share.

    The average Hilton stock price is the average of the volume weighted average per share sales price of Hilton common stock on the NYSE for 20 trading days selected by lot from the 30 trading days ending on the fifth trading day before the closing of the acquisition.

    After the effective time, all shares of Promus common stock will cease to be outstanding and will automatically be canceled.

    Each share of Promus common stock held by Promus as treasury stock or owned by Hilton or any wholly-owned subsidiary of either company immediately before the effective time of the acquisition will be canceled without any conversion or payment.

ELECTION AND PRORATION

    ELECTION


    Promus stockholders who do not exercise their dissenters' appraisal rights may elect, on a share-by-share basis, to receive $38.50 in cash or shares of Hilton common stock. This election must be made by completing the form of election and letter of transmittal distributed to Promus stockholders in a separate mailing. Promus stockholders making an election must submit their completed form of election and letter of transmittal as to any or all of their shares to First Union National Bank, the exchange agent in this transaction, by 5:00 p.m. on November 29, 1999. Those stockholders must also include the Promus stock certificates representing the Promus shares that are the subject of their election.


    Promus stockholders who do any of the following will be deemed to have made a non-election, which means that the stockholder will receive cash or shares of Hilton common stock based on the proration method described below:

    - fail to submit a form of election prior to the election deadline;

    - submit and then revoke the forms of election and not re-submit forms of election prior to the election deadline; or

    - submit a form of election without corresponding stock certificates or a guarantee of delivery.

    Notwithstanding a Promus stockholder's election, the conversion of Promus common stock is limited as follows:


    - the aggregate number of shares of Promus common stock that may be converted into cash in the acquisition is equal to 55% of the number of shares of Promus common stock outstanding immediately prior to the closing, excluding shares held by Promus, Hilton or any of their wholly-owned subsidiaries, less any dissenting shares. We refer to these shares as the maximum cash shares; and



    - the aggregate number of shares of Promus common stock that may be converted into the right to receive shares of Hilton common stock in the acquisition is equal to 45% of the number of shares of Promus common stock outstanding immediately prior to the closing excluding shares held by Promus, Hilton or any of their wholly-owned subsidiaries.


    PRORATION

    If cash elections are received for more than the maximum cash shares, the acquisition consideration will be allocated as follows:

    - shares for which a stock election or a non-election has been made will be converted into Hilton common stock; and

    - shares for which a cash election has been made will be converted into Hilton common stock and cash as follows:

       -- for each cash election, the number of shares of Promus common stock covered by the cash election that will receive cash will be the product of:

           * the total number of shares covered by the cash election, times

           * a proration fraction, the numerator of which is a number equal to the maximum cash shares and the denominator of which is the aggregate number of shares of Promus common stock covered by all cash elections; and

       -- all remaining shares of Promus common stock covered by a cash election will be converted into shares of Hilton common stock.

    If stock elections are received for more than 45% of the outstanding shares of Promus common stock, the acquisition consideration will be allocated as follows:

    - shares for which a cash election or a non-election has been made will be converted into cash;

    - shares for which a stock election has been made will be converted into Hilton common stock and cash as follows:

       -- for each stock election, the number of shares of Promus common stock covered by such stock election that will be exchanged into Hilton common stock will be the product of:


           * the total number of shares covered by the stock election, times



           * a proration fraction, the numerator of which is a number equal to 45% of the outstanding shares of Promus common stock (less shares owned by Promus, Hilton or their subsidiaries) and the denominator of which is the aggregate number of shares of Promus common stock covered by all stock elections; and


       -- all remaining shares of Promus common stock covered by a stock election will be converted into cash.


    If cash elections are received for less than the maximum cash shares and stock elections are received for less than 45% of the outstanding shares of Promus common stock, the acquisition consideration will be allocated as follows:



    - shares for which a cash election has been made will be converted into cash;



    - shares for which a stock election has been made will be converted into Hilton common stock; and



    - shares for which a non-election has been made will be converted into cash and Hilton common stock as follows:



       -- the number of shares of Promus common stock covered by the non-election that will receive cash will be the product of:



           * the total number of shares covered by the non-election, times



           * a proration fraction, the numerator of which is the number equal to the amount by which the maximum cash shares exceeds the aggregate number of shares of Promus common stock covered by all cash elections and the denominator of which is the aggregate number of shares of Promus common stock covered by all non-elections; and



       -- all remaining shares of Promus common stock covered by a non-election will be converted into shares of Hilton common stock.



    The following are three examples of the proration of the acquisition consideration received by a Promus stockholder who owns 100 shares of Promus common stock and elects the type of acquisition consideration shown in the examples. The examples assume there are no dissenting shares.


  PRORATION IF CASH ELECTIONS RECEIVED FOR 75% OF OUTSTANDING SHARES OF PROMUS
                                  COMMON STOCK


Shares Stockholder Elects to Convert to Cash................     100
Proration Fraction (55%/75%)................................    0.73
Shares Actually Converted to Cash...........................   73.33
Shares Actually Converted to Stock..........................      26
Fractional Shares for which Cash will Be Paid...............    0.67

 PRORATION IF STOCK ELECTIONS RECEIVED FOR 75% OF OUTSTANDING SHARES OF PROMUS
                                  COMMON STOCK


Shares Stockholder Elects to Convert to Stock...............     100
Proration Fraction (45%/75%)................................    0.60
Shares Actually Converted to Stock..........................      60
Shares Actually Converted to Cash...........................      40



  PRORATION IF CASH ELECTIONS RECEIVED FOR 45% OF OUTSTANDING SHARES OF PROMUS COMMON STOCK, STOCK ELECTIONS RECEIVED FOR 30% OF OUTSTANDING SHARES OF PROMUS
COMMON STOCK, AND NON-ELECTIONS RECEIVED FOR 25% OF OUTSTANDING SHARES OF PROMUS
                                  COMMON STOCK



Shares for Which Stockholder Makes Non-Election.............     100
Proration Fraction ((55% - 45%)/25%)........................    0.40
Shares Actually Converted to Cash...........................      40
Shares Actually Converted to Stock..........................      60



PROCEDURES FOR EXCHANGE OF PROMUS COMMON STOCK



    At the closing, Hilton will deposit with the exchange agent certificates representing the shares of Hilton common stock and an estimated amount of the cash to be paid to Promus stockholders in the acquisition. Each form of election and letter of transmittal sent to Promus stockholders before closing includes detailed instructions on how Promus stockholders may exchange their Promus common stock for the consideration they will receive in the acquisition. After the closing, the exchange agent will send to former Promus stockholders who submitted their forms of election and letters of transmittal to the exchange agent with their Promus share certificates new certificates for the Hilton common stock, and a check for the cash and any fractional share interests or dividends or distributions the stockholder is entitled to receive. No interest will be paid on any cash to be paid pursuant to the acquisition.



    In addition, soon after the acquisition is completed, Hilton will send to Promus stockholders of record immediately before the closing, other than dissenting stockholders and stockholders who have previously sent their stock certificates to the exchange agent, a letter of transmittal instructing the stockholders on how to exchange their Promus common stock for the consideration they are entitled to receive in the acquisition.



    Hilton will not pay Promus stockholders entitled to receive Hilton common stock in the acquisition any dividends or other distributions with respect to Hilton common stock with a record date occurring after the closing until those stockholders have properly surrendered their Promus share certificates.


TREATMENT OF FRACTIONAL SHARES

    Holders of Promus common stock will be paid cash instead of any fractional shares of Hilton common stock they would otherwise receive. The amount of cash to be received instead of the fractional share will be equal to:

    - a fraction, the numerator of which is the fractional share interest to which a holder would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders would otherwise be entitled, multiplied by


    - the net proceeds from the sale on the NYSE by the exchange agent of any excess shares of Hilton common stock received from Hilton by the exchange agent but not delivered to Promus stockholders receiving Hilton shares in the acquisition.

TREATMENT OF PROMUS EMPLOYEE AND DIRECTOR STOCK OPTIONS


    In general, each outstanding Promus employee and director stock option will be canceled in accordance with the terms of the plans under which such options were issued. Payment for each stock option will equal an amount in cash determined by multiplying:


    - the excess, if any, of $38.50 over the applicable exercise price of such Promus stock option by

    - the number of Promus shares such holder could have purchased (assuming full vesting of the option) had the holder exercised the option in full immediately prior to the effective time.


    If the payment is made at the closing, Promus will pay the holder of the stock option. If the payment is made after the closing, Hilton will pay the holder.


TREATMENT OF GE WARRANTS AND OPTIONS

    An affiliate of General Electric Company holds warrants to purchase an aggregate of 262,753 shares of Promus common stock. At the effective time of the acquisition, Hilton will assume each outstanding GE warrant such that each holder of a GE warrant will have the right to receive the same number of shares of Hilton common stock as the holder would have been entitled to receive in the acquisition if the holder had exercised its GE warrants in full immediately prior to the effective time, had elected to receive Hilton common stock in the acquisition and the stock consideration was not subject to proration.

    Affiliates of General Electric hold options to purchase an aggregate of 22,500 shares of Promus common stock. At the effective time of the acquisition, Hilton will assume each of these outstanding GE options such that each holder will have the right to receive the same number of shares of Hilton common stock as the holder would have been entitled to receive in the acquisition if the holder had exercised its GE options in full immediately prior to the effective time, had elected to receive common stock in the acquisition and the stock consideration was not subject to proration.

REGISTRATION AND LISTING OF HILTON COMMON STOCK

    Hilton has agreed to use its reasonable best efforts to register the shares of Hilton common stock to be issued as consideration in the acquisition under the Securities Act and to cause the shares to be listed on the NYSE. The registration and listing are conditions to the obligations of Hilton and Promus to consummate the acquisition. Hilton has registered the issuance of such shares in the acquisition under the Securities Act pursuant to a registration statement which the SEC has declared effective.

REPRESENTATIONS AND WARRANTIES

    Promus and Hilton made certain customary representations and warranties to each other, including as to:

- corporate existence;        - disclosure documents;

- corporate authorization;    - absence of certain changes;

- government authorization;   - no undisclosed material liabilities;

- non-contravention;          - compliance with laws;

- capitalization;             - litigation;

- subsidiaries;               - finders' fees;

- SEC filings;                - taxes;

- financial statements;       - employee benefit plans;

- environmental matters;      - anti-takeover statutes and rights agreement;

- director votes;             - opinion of financial advisor;

- insurance;                  - intellectual property; and

- real property;              - year 2000 compliance.

- management and franchise
  agreements;


    Hilton has made an additional representation and warranty to Promus regarding financing. The representations and warranties contained in the merger agreement will not survive beyond the effective time of the acquisition.

COVENANTS REGARDING CONDUCT OF BUSINESS BEFORE THE ACQUISITION

    Hilton and Promus have agreed to conduct their businesses from September 3, 1999 to the effective time in the ordinary course consistent with past practice and use their reasonable best efforts to preserve intact their current business organizations and relationships with third parties.

    Promus has also agreed with certain exceptions not to take any action outside the parameters specified in the merger agreement, such as:

    - declaring or paying dividends or recapitalizing or redeeming its capital stock;

    - issuing, selling or encumbering any shares of its capital stock or options to acquire shares of its capital stock;

    - amending its organization documents;

    - making acquisitions or capital expenditures, except in the ordinary course or under its business plan;

    - making loans, advances or capital contributions, except in the ordinary course or under its business plan;

    - selling, leasing or otherwise encumbering its property or assets, except in the ordinary course or pursuant to existing commitments;

    - incurring indebtedness, except in the ordinary course or under its business plan;

    - entering into or adopting a new, or amending an existing severance arrangement, employee plan or employment or consulting agreement;

    - increasing the compensation of its officers and employees;

    - granting or awarding equity-based incentive awards;

    - changing its accounting practices or its fiscal year;

    - settling a federal, state, local or foreign tax liability for more than $5 million;

    - preparing or filing a tax return inconsistent with past practice;

    - engaging in a transaction with any affiliate, director or officer of Promus, except on an arms' length basis; or

    - amending its rights agreement.

    In addition, Hilton has agreed with limited exceptions not to take any action outside the parameters specified in the merger agreement, such as:

    - amending its organization documents;

    - amending any material terms of its outstanding securities;

    - splitting, combining, subdividing or reclassifying any of its shares or declaring, setting aside or paying a dividend with respect to its shares;

    - taking any action that would impede the parties from consummating the acquisition;

    - changing its accounting practices or its fiscal year;

    - entering into or acquiring a material new line of business;


    - incurring indebtedness, other than indebtedness to finance the acquisition, that would result in Hilton's senior debt receiving a non-investment grade rating;


    - making acquisitions or loans, advances or capital contributions;

    - engaging in a transaction with any affiliate, director or officer of Hilton, except on an arms' length basis; or

    - acquiring the Promus shares except pursuant to the acquisition.

    Hilton and the surviving corporation have agreed:

    - to indemnify Promus' present and former officers and directors from liability for six years for actions occurring at or prior to the effective time;

    - to honor Promus' employment and severance agreements, plans and accrued and vested benefits;

    - to provide for one year after the effective time employee benefits to Promus' current employees that in the aggregate are comparable to Promus' benefits immediately prior to the effective time; and


    - to pay cash bonuses on or before March 15, 2000 with respect to Promus' 1999 bonus plan to all employees who, as of September 3, 1999, participated in Promus' bonus plans, including those employees who are involuntarily terminated without "cause" by Hilton, if the bonuses would otherwise be payable to those employees.


    Hilton has agreed:

    - to take all action necessary to add to the Hilton board two current Promus directors chosen by Hilton;

    - to use its reasonable best efforts to cause the Hilton stock issuable in the acquisition to be listed on the NYSE and Pacific Stock Exchange;

    - not to take any action that, in the opinion of counsel, would cause the distribution by Hilton of Park Place to fail to be qualified as a tax-free transaction under Section 355(a) and (c) of the Internal Revenue Code;

    - to use its best efforts to obtain financing for the cash consideration and the other amounts contemplated by the merger agreement;

    - to pay any gains or stock transfer taxes in connection with the acquisition; and


    - to enter into a registration rights agreement extending registration rights to the parties to Promus' existing registration rights agreement with respect to the shares of Hilton common stock issued in the acquisition that are covered by the existing registration rights agreement.

CONDITIONS TO THE COMPLETION OF THE ACQUISITION

    Hilton and Promus will complete the acquisition only if the conditions specified in the merger agreement are either satisfied or waived. The conditions are:

    - the Hilton stockholders and the Promus stockholders approve the acquisition;


    - there is no law or court order prohibiting the acquisition;


    - the stock issuable in the acquisition is authorized for listing on the NYSE;

    - each of Hilton and Promus has performed in all material respects all of their respective obligations under the merger agreement;

    - the representations and warranties made by the other party in the merger agreement remain accurate in all material respects, with such exceptions as would not reasonably be expected to have a material adverse effect. Material adverse effect excludes any effect resulting from changes in the hotel industry or a geographic region generally, changes in general economic or business conditions or the merger agreement;

    - if the forward merger structure is used, Hilton and Promus receive legal opinions as to tax matters relating to the acquisition; and

    - funds are available to Hilton in an amount sufficient to pay the cash consideration contemplated by the acquisition, to refinance certain existing indebtedness of Promus and to pay related fees and expenses, except that this condition will not apply if Hilton is in material breach of the financing-related provisions of the merger agreement or any provisions of Hilton's financing agreements, other than breaches of representations and warranties in the financing agreements attributable solely to facts and circumstances relating to Promus.

TERMINATION OF THE MERGER AGREEMENT

    Both companies may mutually agree to terminate the merger agreement at any time without completing the acquisition. Either company may terminate the merger agreement if:


    (1) the acquisition is not completed by March 31, 2000, unless funds are not available to Hilton because of a "Year 2000 problem" that causes a material adverse change in the financial markets, in which case the deadline is extended to April 30, 2000. Neither Hilton nor Promus may terminate the merger agreement on this basis, however, if that company's breach of the merger agreement results in the acquisition not being completed by the applicable deadline;


    (2) a court or other governmental authority issues a final, non-appealable order prohibiting the acquisition, or any law makes the acquisition illegal. Neither Hilton nor Promus may terminate the merger agreement on this basis, however, if its breach of the merger agreement results in the imposition of the order or the application of the law or regulation to the acquisition; or

    (3) the Hilton stockholders or the Promus stockholders do not approve the acquisition.

    In addition, Hilton may terminate the merger agreement if:

    (4) any person or group of persons acting in concert, other than Hilton or its affiliates, acquires beneficial ownership of more than 50% of the shares of Promus common stock;

    (5) the Promus board of directors withdraws or amends in a manner adverse to Hilton its recommendation of the acquisition and approves a superior proposal; or

    (6) Promus enters into or announces its intention to enter into an agreement with a third party based on a superior proposal.

    Furthermore, Promus may terminate the merger agreement if:

    (7) the Promus board of directors approves a superior, unsolicited proposal or withdraws or amends in a manner adverse to Hilton its recommendation of the acquisition, so long as Promus has complied with the non-solicitation, board recommendation, notice and termination fee provisions of the merger agreement and Hilton has not offered adjustments to the merger agreement that would allow the Promus board of directors to recommend the acquisition by Hilton; or

    (8) the Hilton board of directors withdraws or amends in a manner adverse to Promus its recommendation to approve the acquisition.

TERMINATION FEES AND EXPENSES

    Promus has agreed to pay Hilton a termination fee of $75 million if:

    - the merger agreement is terminated in the circumstances described in paragraphs (4), (5), (6) or (7) above;

    - the merger agreement is terminated by Hilton under the circumstances described in paragraph (1) above and:

       - prior to the termination, a third party has made a proposal for an alternative transaction with Promus and after the proposal is made, Promus materially and intentionally breaches any of its material obligations under the merger agreement; and

       - within 12 months of the termination, Promus enters into an agreement for or consummates an alternative transaction with any third party; or

    - the merger agreement is terminated by Hilton because the Promus stockholders do not approve the merger agreement and

       - any person or group of persons acting in concert other than Hilton or its affiliates acquires beneficial ownership of 25% or more of the outstanding shares of Promus common stock and within 12 months of termination of the merger agreement Promus enters into an agreement for an alternative transaction with that person or group; or

       - prior to the Promus stockholder meeting, a third party has made a proposal for an alternative transaction with Promus and within 12 months of termination of the merger agreement, Promus enters into an agreement for or consummates an alternative transaction with any third party.

    Hilton has agreed to pay Promus a termination fee of $150 million if Hilton or Promus terminates the merger agreement in the circumstances described in paragraph (1) above, and all of the following have occurred:

    - funds have not been made available to Hilton in an amount sufficient to pay the cash consideration, to refinance certain Promus indebtedness and to pay merger related fees and expenses;

    - other conditions to the completion of the acquisition specified in the merger agreement have been satisfied; and

    - the unavailability of the funds was not due to a breach of any representation or warranty in Hilton's financing agreements that is attributable solely to facts and circumstances relating to Promus.

NO SOLICITATION; COVENANT TO RECOMMEND

    The merger agreement prevents Promus from negotiating or otherwise engaging in discussions with, or furnishing information to, a third party regarding an acquisition transaction with Promus unless:

    - Promus has received an unsolicited proposal for the transaction from that third party;

    - Promus has notified Hilton about the proposal;

    - the Promus board of directors determines in good faith that, based on the terms and conditions contained in the proposal, the proposal could reasonably be expected to constitute a superior proposal, as described below; and

    - the third party executes a confidentiality agreement with terms substantially similar to those contained in the confidentiality agreement between Hilton and Promus.

    The Promus board of directors has agreed to recommend the approval and adoption of the merger agreement and the acquisition to Promus stockholders. However, the Promus board is permitted to withdraw, or modify in a manner adverse to Hilton, its recommendation if:

    - Promus has received an unsolicited proposal from a third party regarding an acquisition transaction with Promus which the Promus board determines in good faith would, if consummated, constitute a superior proposal;

    - the Promus board determines in good faith, on the basis of advice of outside legal counsel, that it must withdraw, or modify in a manner adverse to Hilton, its recommendation in order to comply with its fiduciary duties under applicable law;

    - Promus delivers to Hilton a prior written notice advising Hilton that it intends to withdraw, or modify in a manner adverse to Hilton, its recommendation; and

    - Promus concurrently terminates the merger agreement and pays the $75 million termination fee.

    A superior proposal is a bona fide written proposal from a third party for:

    - a business combination transaction involving Promus; or

    - the acquisition of more than 50% of the voting securities of Promus or a substantial portion of Promus' assets,

which the Promus board of directors concludes in good faith, after consultation with its financial advisors and legal counsel, taking into account all legal, financial, regulatory and other aspects of the proposal including the nature and sufficiency of financing for the proposal and the person making the proposal:

    - would, if consummated, result in a transaction that is more favorable to Promus stockholders from a financial point of view than the transactions contemplated by the merger agreement; and

    - is reasonably likely to be completed.

AMENDMENT OR WAIVER OF THE MERGER AGREEMENT

    The parties may amend the merger agreement or waive its terms and conditions before the effective time, but, after Promus' stockholders have approved the merger agreement, the parties may not amend the merger agreement in a manner that would reduce or change the kind of consideration Promus stockholders will receive in the acquisition.

                          HILTON AFTER THE ACQUISITION

MANAGEMENT

    DIRECTORS


    In connection with the acquisition, Hilton has agreed to appoint two of Promus' current directors to the Hilton board. Hilton is asking its stockholders to approve at the special meeting an amendment to the Hilton by-laws to provide for a board of directors comprised of between 10 and 20 members. See "Amendment to Hilton's By-laws" on page 93. If the amendment is approved, Hilton intends to increase the size of its board from 12 to 14, and to appoint two of the current Promus directors chosen by Hilton to fill the vacancies. If the by-law amendment is not approved at the special meeting, Hilton expects to appoint two of Promus' current directors to replace two of Hilton's current directors. Hilton has not yet chosen which two of the current Promus directors it will appoint. More information about each of the members of Promus' board of directors is included in Promus' filings with the SEC. For information on how you can obtain copies of these filings, please see the section entitled "Where You Can Find More Information" on page 94.



    Following the acquisition, the directors of PRH Acquisition on the closing date will be the directors of the surviving corporation. These directors are Stephen F. Bollenbach, Thomas E. Gallagher and Matthew J. Hart. More information about Messrs. Bollenbach, Gallagher and Hart is included in Hilton's filings with the SEC. For information on how you can obtain copies of these filings, please see the section entitled "Where You Can Find More Information" on page 94.


    EXECUTIVE OFFICERS


    The composition of Hilton's management is not expected to change materially as a result of the acquisition but certain officers of Promus may become officers of Hilton in connection with the integration of management following the acquisition. More information about each of Hilton's executive officers is included in Hilton's filings with the SEC. For information on how you can obtain copies of these filings, please see the section entitled "Where You Can Find More Information" on page 94. Hilton may enter into retention or other arrangements with Promus officers who are employed by the surviving corporation following the acquisition.



    The officers of Promus at the effective time will be the officers of the surviving corporation, a wholly-owned subsidiary of Hilton. Hilton intends to appoint new officers of the surviving corporation immediately after the closing of the acquisition. These new officers will be selected from Hilton's and Promus' officers. More information about each of Hilton's and Promus' executive officers is included in Hilton's and Promus' respective filings with the SEC. For information on how you can obtain copies of these filings, please see the section entitled "Where You Can Find More Information" on page 94.


HILTON CAPITAL STOCK

    As of September 3, 1999, Hilton was authorized to issue 400,000,000 shares of Hilton common stock, of which 254,976,661 shares were issued, including treasury shares of 10,337,356, and 24,832,700 shares of Hilton preferred stock, of which no shares have been issued. If the Hilton stockholders approve the amendment to Hilton's certificate of incorporation and the acquisition is completed, then Hilton will be authorized to issue 500,000,000 shares of Hilton common stock.

    Each share of Hilton common stock entitles the holder to one vote on matters submitted to a vote of the stockholders, and, subject to the prior preferences of the Hilton preferred stock, if issued, a pro rata share of assets remaining available for distribution to stockholders upon a liquidation of Hilton. Dividends may be paid to the holders of the Hilton common stock when and if declared by Hilton's board of directors out of funds legally available therefor, but any dividend that exceeds $0.02 per share per quarter may be declared only after consummation of the acquisition. Hilton has in the past paid cash dividends on its common stock. Any determination to pay cash dividends following the effective time will be at the discretion of Hilton's board of directors and will depend upon the earnings of Hilton, its financial condition, capital requirements and other factors as the board of directors may deem relevant. Hilton common stock is not convertible or redeemable and has no preemptive rights.


    After giving effect to the acquisition, the former holders of Promus common stock who receive Hilton common stock in the acquisition will hold approximately 30% of the outstanding shares of Hilton common stock. This percentage is based on the number of shares of Hilton common stock and Promus common stock outstanding as of October 15, 1999.


DESCRIPTION OF HILTON'S BANK CREDIT FACILITIES

    In connection with the acquisition, Hilton has entered into a fully underwritten commitment for a new $2 billion unsecured senior credit facility with Bank of America N.A.

    Bank of America's commitment is subject to customary closing conditions, including no occurrence of a material adverse change in or disruption of conditions in the financial banking or capital markets and the absence of any material adverse change in Hilton's and Promus' pro forma combined condition, business or assets since December 31, 1998. In connection with the new credit facility, Hilton will obtain an amendment to its existing credit facility to permit debt incurred under the new credit facility to be in compliance with Hilton's leverage ratio covenant.

    The existing credit facility provides for borrowings up to $1.75 billion, and the new credit facility will provide for borrowings up to an additional $2.0 billion. Proceeds of borrowings under the bank credit facilities will be used to consummate the acquisition, refinance certain existing debt of Promus, pay related fees and expenses and, after completion of the acquisition, for general corporate purposes of Hilton.

    Loans under the bank credit facilities will bear interest at a rate equal to LIBOR or, at Hilton's option, Bank of America's prime rate, in either case plus a margin determined by reference to Hilton's long-term senior unsecured debt ratings or to the ratio of its consolidated total debt to its consolidated EBITDA.

    The existing credit facility matures on October 18, 2001 and may be extended for successive one-year periods at the request of Hilton with the prior written consent of the lenders. The new credit facility will consist of a $1.5 billion five-year revolver and $500 million 364-day revolver. Hilton expects that the maturity dates of the new credit facility will be extendible on substantially the same terms as are applicable to the existing credit facility.

    The bank credit facilities will contain customary affirmative and negative covenants, substantially consistent with Hilton's existing credit facility, including covenants that restrict, subject to specified exceptions, the incurrence of liens and consolidations, mergers and sales of assets. In addition, the bank credit facilities will require that Hilton maintain compliance with specified financial covenants, including a maximum consolidated total debt to consolidated EBITDA ratio and a minimum consolidated interest coverage ratio. The bank credit facilities will contain customary events of default substantially consistent with Hilton's existing credit facility, including payment defaults, breaches of representations and warranties, covenant defaults, certain events of bankruptcy and insolvency and cross defaults to other material indebtedness.

INDEPENDENT ACCOUNTANTS

    Arthur Andersen LLP will remain the independent accountants for Hilton after the acquisition. Arthur Andersen LLP currently also serves as the independent accountants for Promus.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Hilton common stock is ChaseMellon Shareholder Services, L.L.C.

EXCHANGE AGENT

    The exchange agent in the acquisition is First Union National Bank.

                HILTON UNAUDITED PRO FORMA FINANCIAL STATEMENTS

    The unaudited pro forma statements of income and balance sheet of Hilton illustrate the estimated effects of the acquisition. The unaudited pro forma balance sheet of Hilton as of June 30, 1999 presents the financial position of Hilton as if the acquisition had been completed as of such date. The unaudited pro forma income statements of Hilton for the six month period ended June 30, 1999 and the year ended December 31, 1998 present the results of operations of Hilton as if the acquisition had been completed as of January 1, 1998.


    The unaudited pro forma statements of income and balance sheet of Hilton are based upon the historical consolidated financial statements of Hilton and Promus contained in each company's Annual Report on Form 10-K for the year ended December 31, 1998 and Quarterly Report on Form 10-Q for the quarter ended
June 30, 1999, each of which is incorporated by reference in this joint proxy statement/prospectus, and should be read in conjunction with those consolidated financial statements and related notes. See "Where You Can Find More Information" on page 94.


    The unaudited pro forma statements of income of Hilton for the six months ended June 30, 1999 and the year ended December 31, 1998 give effect to the acquisition of Promus by applying the purchase method of accounting and certain adjustments that are directly attributable to the acquisition as if the transaction was consummated as of January 1, 1998.

    The unaudited pro forma balance sheet of Hilton presents the combined financial position of Hilton and Promus as of June 30, 1999. The unaudited pro forma balance sheet reflects the acquisition of Promus applying the purchase method of accounting and certain adjustments that are directly attributable to the acquisition. Such data further assume that the transactions described above were consummated as of June 30, 1999.

    The pro forma financial data of Hilton does not purport to represent what the financial position or results of operations of Hilton would have been if the acquisition had in fact been consummated on such date or at the beginning of the period indicated or to project the financial position or results of operations for any future date or period. The pro forma adjustments are based upon available information and upon certain assumptions that Hilton and Promus management believe are reasonable. In the opinion of Hilton management, all adjustments necessary to present fairly the unaudited pro forma financial information have been made.

    For the purposes of preparing the financial statements of Hilton, management will undertake a study to establish the fair value of the acquired assets and liabilities of Promus. The allocation of the purchase price to the assets and liabilities acquired reflected in this pro forma financial data is preliminary. Accordingly, the actual financial position and results of operations may differ from these pro forma amounts.

                           HILTON HOTELS CORPORATION

                    UNAUDITED PRO FORMA STATEMENTS OF INCOME

                     FOR THE SIX MONTHS ENDED JUNE 30, 1999

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                                                PRO FORMA
                                                     HISTORICAL   HISTORICAL     MERGER      PRO FORMA
                                                     HILTON(2)    PROMUS(2)    ADJUSTMENTS   HILTON(1)
                                                     ----------   ----------   -----------   ---------
Revenue
  Owned hotels.....................................    $  868         212          --          1,080
  Leased hotels....................................        --         191          --            191
  Management and franchise fees....................        51         109          --            160
  Other fees and income............................        95          35          --            130
                                                       ------        ----       -----         ------
                                                        1,014         547          --          1,561
                                                       ------        ----       -----         ------
Expenses
  Owned hotels.....................................       560         135          --            695
  Leased hotels....................................        --         171          --            171
  Depreciation and amortization....................        81          43          45(3)         169
  Other operating expenses.........................        78          21          --             99
  Corporate expense................................        25          24          --             49
                                                       ------        ----       -----         ------
                                                          744         394          45          1,183
                                                       ------        ----       -----         ------
Operating income...................................       270         153         (45)           378
  Interest and dividend income.....................        26          10          --             36
  Interest expense.................................      (106)        (26)        (62)(4)       (194)
  Interest expense, net, from unconsolidated
    affiliates.....................................        (1)         (7)         --             (8)
  Loss on sale of real estate and securities.......        --          (1)         --             (1)
                                                       ------        ----       -----         ------
Income from continuing operations before income tax
  and minority interest............................       189         129        (107)           211
  Provision for income taxes.......................       (76)        (48)         39 (5)        (85)
  Minority interest, net...........................        (5)         (1)         --             (6)
                                                       ------        ----       -----         ------
Income from continuing operations..................    $  108          80         (68)           120
                                                       ======        ====       =====         ======
Income from continuing operations per share:
  Basic............................................    $  .42                                    .32
                                                       ======                                 ======
  Diluted..........................................    $  .41                                    .32
                                                       ======                                 ======

Weighted average common and equivalent shares:
  Basic............................................       259                                    373
                                                       ======                                 ======
  Diluted..........................................       283                                    397
                                                       ======                                 ======

                           HILTON HOTELS CORPORATION

                    UNAUDITED PRO FORMA STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                                                PRO FORMA
                                                     HISTORICAL   HISTORICAL     MERGER      PRO FORMA
                                                     HILTON(2)    PROMUS(2)    ADJUSTMENTS   HILTON(1)
                                                     ----------   ----------   -----------   ---------
Revenue
  Owned hotels.....................................    $1,485          401         --          1,886
  Leased hotels....................................        --          415         --            415
  Management and franchise fees....................       104          218         --            322
  Other fees and income............................       180           73         --            253
                                                       ------       ------      -----         ------
                                                        1,769        1,107         --          2,876
                                                       ------       ------      -----         ------
Expenses
  Owned hotels.....................................       964          249         --          1,213
  Leased hotels....................................        --          367         --            367
  Depreciation and amortization....................       125           79         91(3)         295
  Business combination expenses....................        --           28         --             28
  Other operating expenses.........................       152           41         --            193
  Corporate expense................................        64           40         --            104
                                                       ------       ------      -----         ------
                                                        1,305          804         91          2,200
                                                       ------       ------      -----         ------
Operating income...................................       464          303        (91)           676
  Interest and dividend income.....................        13           21         --             34
  Interest expense.................................      (137)         (47)      (134)(4)       (318)
  Interest expense, net, from unconsolidated
    affiliates.....................................        (4)         (15)        --            (19)
  Gain on sale of real estate and securities.......        --           11         --             11
                                                       ------       ------      -----         ------
Income from continuing operations before income tax
  and minority interest............................       336          273       (225)           384
  Provision for income taxes.......................      (136)        (116)        83(5)        (169)
  Minority interest, net...........................       (12)          (3)        --            (15)
                                                       ------       ------      -----         ------
Income from continuing operations..................    $  188          154       (142)           200
                                                       ======       ======      =====         ======
Income from continuing operations per share:
  Basic............................................    $  .71                                    .52
                                                       ======                                 ======
  Diluted..........................................    $  .71                                    .52
                                                       ======                                 ======
Weighted average common and equivalent shares:
  Basic............................................       250                                    364
                                                       ======                                 ======
  Diluted..........................................       278                                    391
                                                       ======                                 ======

                           HILTON HOTELS CORPORATION

                       UNAUDITED PRO FORMA BALANCE SHEET

                              AS OF JUNE 30, 1999

                                 (IN MILLIONS)


                                                                                 PRO FORMA
                                                      HISTORICAL   HISTORICAL     MERGER      PRO FORMA
                                                        HILTON       PROMUS     ADJUSTMENTS    HILTON
                                                      ----------   ----------   -----------   ---------
Assets
  Current assets
    Cash and equivalents............................    $   65           33         --             98
    Accounts receivable, net........................       239          100         --            339
    Inventories.....................................        68           --         --             68
    Deferred income taxes...........................        49           --         41 (6)         90
    Other current assets............................        53           33         --             86
                                                        ------       ------     ------         ------
  Total current assets..............................       474          166         41            681

    Investments.....................................       301          281         76 (7)        658
    Long-term receivable............................       625           --         --            625
    Property and equipment, net.....................     2,703        1,139        151 (8)      3,993
    Intangible assets...............................        47          807      2,251 (9)      3,105
    Other assets....................................        53          112         21 (10)       186
                                                        ------       ------     ------         ------
  Total investments, property and other assets......     3,729        2,339      2,499          8,567
                                                        ------       ------     ------         ------
Total assets........................................    $4,203        2,505      2,540          9,248
                                                        ======       ======     ======         ======

Liabilities and stockholders' equity
  Accounts payable and accrued expenses.............    $  347          145         --            492
  Current maturities of long-term debt..............        62            2         --             64
  Income taxes payable..............................        35           --         --             35
                                                        ------       ------     ------         ------
    Total current liabilities.......................       444          147         --            591

  Long-term debt....................................     3,324          909      1,898 (4)      6,131
  Deferred income taxes.............................        78          275        709 (6)      1,062
  Insurance reserves and other......................       144           82         --            226
                                                        ------       ------     ------         ------
Total liabilities...................................     3,990        1,413      2,607          8,010
Stockholders' equity................................       213        1,092        (67)(11)     1,238
                                                        ------       ------     ------         ------
Total liabilities and stockholders' equity..........    $4,203        2,505      2,540          9,248
                                                        ======       ======     ======         ======

                           HILTON HOTELS CORPORATION

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The following table sets forth the estimated determination and allocation of the purchase price of Promus. In the acquisition, Promus stockholders will receive, at their election, for each share of Promus common stock either:

    - $38.50 in cash; or

    - not less than 2.9096 shares or more than 3.2158 shares of Hilton common stock determined as described below.


    Each Promus stockholder's election may be subject to proration depending on the consideration other stockholders elect to receive in the acquisition. The proration will ensure that 55% of the outstanding Promus shares will be converted into cash, while the remaining 45% will be converted into Hilton common stock.


    Promus stockholders who receive Hilton common stock will receive a number of shares equal to $38.50 divided by the average Hilton stock price, but in any event not less than 2.9096 shares or more than 3.2158 shares, for each share of Promus common stock.

    - If the average Hilton stock price, as described below, is between $11.97 and $13.23, Promus stockholders who receive Hilton common stock will receive for each Promus share a number of Hilton shares equal to $38.50 divided by the average Hilton stock price.

    - If the average Hilton stock price is greater than $13.23, Promus stockholders who receive Hilton common stock will receive 2.9096 Hilton shares for each Promus share.

    - If the average Hilton stock price is less than $11.97, Promus stockholders who receive Hilton common stock will receive 3.2158 Hilton shares for each Promus share.

    The average Hilton stock price is the average of the volume weighted average per share sales price of Hilton common stock on the NYSE for 20 trading days selected by lot from the 30 trading days ending on the fifth trading day before the closing of the acquisition.


    For purposes of the pro forma financial statements, an exchange ratio of
3.2158 has been computed based on the October 18, 1999 Hilton common stock closing price of $9.00. The actual exchange ratio will be computed over the time period described above. For a more detailed discussion of the exchange ratio, see "The Merger Agreement--Consideration to be Received for Promus Common Stock in the Acquisition" on page 68.



                                                              (IN MILLIONS)
Cash share purchase.........................................      $1,666
Exchange of shares..........................................       1,025
                                                                  ------
Net equity purchase price...................................       2,691
Assumption of Promus debt...................................         911
Transaction costs and expenses..............................         209
                                                                  ------
                                                                  $3,811
                                                                  ======

                           HILTON HOTELS CORPORATION

    The Hilton preliminary allocation of the pro forma purchase price is as follows:


Investments.................................................   $  357
Property and equipment, net.................................    1,290
Identifiable intangible assets..............................    1,968
Goodwill....................................................    1,090
Other, net..................................................     (894)
                                                               ------
                                                               $3,811
                                                               ======



 (1) Pro forma results do not reflect any operational efficiencies, cost savings associated with greater economies of scale or revenue enhancement opportunities which Hilton expects to achieve after the acquisition. Hilton expects to realize pre-tax annual revenue enhancements and pre-tax cost savings, including operating efficiencies, totaling approximately
     $90 million upon full integration of Promus. Hilton expects to realize approximately $55 million of benefits in 2000, and the entire $90 million of benefits beginning in 2001. However, the estimated benefits are based on projections and assumptions, not actual experiences. As a result, Hilton's ability to realize these benefits could be adversely impacted by difficulties integrating Promus into Hilton, the inability to achieve certain economies of scale or other risks associated with achieving projected revenues and cost savings. Hilton cannot assure you that these revenue enhancements and cost savings will be achieved.


 (2) There are no significant adjustments required to the historical financial data of Promus to conform to the accounting policies of Hilton. Certain reclassifications have been made to the historical balances of Hilton and Promus to conform the financial presentation of Hilton and Promus. Hilton's rooms, food and beverage and other revenue and expenses have been reclassified as owned hotel revenues and expenses and depreciation and amortization expense has been segregated. Promus' general and administrative expenses have been reclassified as corporate and other operating expenses. These reclassifications have no effect on historical or pro forma operating income, income from continuing operations or earnings per share.

 (3) To adjust depreciation and amortization to reflect the revaluation of acquired property and equipment, equity investments, identifiable intangible assets and goodwill.

 (4) To record the estimated increase in interest expense and long-term debt associated with

       - the cash portion of the acquisition consideration totaling $1,666 million,

       - estimated change of control and severance costs relating to certain Promus employees, and

       - estimated direct acquisition costs of Hilton and Promus.

     The estimated increase in interest expense for these items is computed at an assumed weighted average borrowing rate of 6.29% for the six months ended June 30, 1999 and 6.84% for the year ended December 31, 1998, representing 30-day LIBOR plus 125 basis points. Change of control costs include contractual payments for certain Promus executives, including option cash-outs. Severance costs include termination benefits related to the elimination of duplicative corporate office and operational support functions. Direct acquisition costs include investment advisor fees and bank financing costs. Each 1/8 percent change in the rate on this financing would result in a change in interest expense of $1 million for the six months ended June 30, 1999 and $2 million for the year ended December 31, 1998.

     The pro forma adjustment to interest expense also includes amortization of estimated debt issuance costs totaling $2 million for the six months ended June 30, 1999 and $5 million for the year ended December 31, 1998.

                           HILTON HOTELS CORPORATION

 (5) To record the tax effect of the pro forma adjustments to depreciation and amortization expense, cost reductions associated with estimated operational efficiencies, and interest expense. The amortization of goodwill is not tax effected for financial accounting or tax purposes.

 (6) To record the deferred tax effect of the pro forma balance sheet adjustments, primarily related to property and equipment, equity investments, identifiable intangible assets, severance and acquisition costs.

 (7) To increase Promus' equity hotel investments to estimated fair market value.

 (8) To increase Promus' property and equipment to estimated fair market value.

 (9) To value Promus' identifiable intangible assets at fair market value and reflect the excess purchase price over the estimated fair value of assets acquired and liabilities assumed. Identifiable intangible assets include management and franchise contracts, lease agreements and acquired brands and trademarks, and are amortized over a weighted average life of 23 years. Goodwill is amortized over 40 years.

 (10) To record deferred costs associated with financing the cash portion of the acquisition, net of deferred financing costs of Promus not valued in purchase accounting.

 (11) The net increase in stockholders' equity results from:


       - the issuance of an estimated $1,025 million in Hilton equity consideration in connection with the acquisition and


       - the elimination of Promus' historical equity.

                            INFORMATION ABOUT HILTON


    The following is a brief description of Hilton's business. Additional information regarding Hilton is contained in its filings with the SEC. For information on how you can obtain copies of such filings, please see the section entitled "Where You Can Find More Information" on page 94 of this joint proxy statement/prospectus.



    Hilton is primarily engaged in the ownership, management and franchising of hotels. As of September 30, 1999, all of these properties were located in the United States, with the exception of 19 hotels which are located in 10 foreign countries.



    On September 30, 1999, Hilton owned an interest in or leased and operated 43 hotels and managed 23 hotels owned by others. In addition, 217 hotels were operated under the Hilton, Hilton Garden Inn and Hilton Suites names by third parties pursuant to franchises granted by Hilton. Hilton operates vacation ownership resorts under the Hilton Grand Vacations name. Hilton is also engaged in various other activities related to the operation of hotels.


    Hilton's principal executive offices are located at 9336 Civic Center Drive, Beverly Hills, California 90210, and its telephone number is (310) 278-4321.

                          HILTON'S RECENT DEVELOPMENTS


    Since the filing of Hilton's Quarterly Report on Form 10-Q for the period ended June 30, 1999, Hilton has opened the new 600-room Hilton Boston Logan Airport, located in the center of Boston's Logan Airport, and acquired a 100% ownership interest in the Hilton Minneapolis & Towers, which has been managed by Hilton since 1992.


                            INFORMATION ABOUT PROMUS


    The following is a brief description of Promus' business. Additional information regarding Promus is contained in its filings with the SEC. For information on how you can obtain copies of such filings, please see the section entitled "Where You Can Find More Information" on page 94.


    Through its wholly-owned subsidiaries, Promus franchises and manages hotels with the following brands: Doubletree, Doubletree Guest Suites, Club Hotel by Doubletree, Embassy Suites, Hampton Inn, Hampton Inn & Suites, Homewood Suites and Red Lion. Promus may also own all or a portion of these hotels or lease these hotels from others. In addition, Promus leases and manages some hotels that are not Promus-branded.


    As of September 30, 1999, Promus franchised 1,112 hotels and operated 331 hotels, of which 184 were managed for third party owners, 51 were wholly-owned, 23 were partially-owned through joint ventures and 73 were leased from third parties. These hotels are located in all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands and six foreign countries. Promus also operates and franchises vacation interval ownership systems under the Embassy Vacation Resort and Hampton Vacation Resort names.


    Promus' principal executive offices are located at 755 Crossover Lane, Memphis, Tennessee, 38117, and its telephone number is (901) 374-5000.

                          PROMUS' RECENT DEVELOPMENTS


    In the third quarter of 1999, Promus identified 26 owned hotels to be sold as part of a plan to reduce ownership of real estate. During September 1999, Promus closed on sales of 14 of these hotels. The aggregate sales proceeds for these hotels was approximately $135 million, of which $27 million was received in the form of a note with a one year maturity. The total net book value for the 14 hotels was $81 million and the total gain on the sales was approximately $46 million. A portion of the gain will be recognized on the installment method as the note receivable is collected. Promus signed franchise agreements for all of the sold hotels and will retain management agreements for four of these hotels.


    Promus is in negotiations with potential buyers or is actively marketing the 12 remaining hotels and expects these hotels to be sold within one year. For two of these hotels, Promus recorded a write-down in the third quarter of approximately $17 million to adjust the carrying value to estimated net realizable value. After consideration of this write down, the total net book value for the 12 hotels is approximately $95 million and will be reported in Promus' September 30, 1999 consolidated balance sheet as assets held for sale.

                        COMPARISON OF STOCKHOLDER RIGHTS

    THIS SECTION OF THE JOINT PROXY STATEMENT/PROSPECTUS DESCRIBES CERTAIN DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF HILTON COMMON STOCK AND PROMUS COMMON STOCK. WHILE WE BELIEVE THAT THIS DESCRIPTION COVERS THE IMPORTANT DIFFERENCES BETWEEN THE TWO STOCKS, IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO PROMUS STOCKHOLDERS. PROMUS STOCKHOLDERS SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS THAT WE REFER TO FOR A MORE COMPLETE UNDERSTANDING OF THE DIFFERENCES BETWEEN BEING A STOCKHOLDER OF HILTON AND BEING A STOCKHOLDER OF PROMUS.

    The rights of Promus stockholders are governed by Promus' restated certificate of incorporation, as currently in effect, and Promus' amended and restated by-laws. After completion of the acquisition, Promus stockholders may become stockholders of Hilton. As a Hilton stockholder, your rights will be governed by Hilton's restated certificate of incorporation and Hilton's by-laws, each as currently in effect or as proposed to be amended as described in this joint proxy statement/prospectus. Each of Hilton and Promus is incorporated under the laws of the State of Delaware and, accordingly, the rights of Promus stockholders will continue to be governed by the Delaware General Corporation Law after completion of the acquisition.

CLASSES OF COMMON STOCK OF HILTON AND PROMUS

    We each have one class of common stock issued and outstanding. Holders of Hilton common stock and holders of Promus common stock are each entitled to one vote for each share held. Neither of our certificates of incorporation permits our respective stockholders to cumulate votes at any election of directors. However, Hilton's by-laws provide that, except where a date shall have been fixed as a stockholders record date for determination of the shares of Hilton common stock entitled to vote, no share of stock that was transferred within 20 days prior to any election of directors may be voted at such election.

CLASSIFIED BOARD OF DIRECTORS

    A classified board of directors is one with respect to which a certain number of directors, but not necessarily all, are elected on a rotating basis each year. Delaware law permits, but does not require, a classified board of directors, pursuant to which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. Each of our certificates of incorporation calls for a division of each of our respective boards of directors into three classes, as nearly equal in size as possible, with one class being elected annually and with each director elected for a term of three years.

REMOVAL OF DIRECTORS

    Any director or the entire board of Promus may be removed only for cause by the holders of a majority of the shares of Promus stock entitled to vote generally in the election of directors, voting together as a single class.

    Hilton's certificate of incorporation provides that any director of Hilton may be removed with or without cause only by the affirmative vote of the holders of 75% of the voting power of all shares of Hilton stock entitled to vote generally in the election of directors, voting together as a single class.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

    Any newly created directorships or vacancies in either of our boards of directors, resulting from any increase in the number of authorized directors or death, resignation, disqualification, removal or other cause, may be filled solely by the vote of a majority of the remaining members of such board of directors, even though less than a quorum, or in the case of Promus, by a sole remaining director, subject to the rights of holders of any outstanding series of preferred stock. No decreases in the number of directors on either of our respective boards of directors may shorten the term of any director then in office.

LIMITS ON STOCKHOLDER ACTION BY WRITTEN CONSENT

    Both Promus stockholders and Hilton stockholders may take action only at annual or special meetings of stockholders, and they may not take action by written consent.

ABILITY TO CALL SPECIAL MEETINGS

    Promus' certificate of incorporation provides that only a majority of its board of directors, the chairman of the board of directors or the president may call a special meeting of the stockholders.

    Hilton's certificate of incorporation provides that special meetings of the stockholders may be called only by the chairman of the board or by the board of directors pursuant to a resolution approved by a majority of the entire board of directors.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND PROPOSALS

    Promus' by-laws provide that to be timely, a stockholder's notice of nomination of a director or other proposed business must be received not fewer than 60 nor more than 90 calendar days before the annual meeting. If the public announcement of such meeting is not made at least 70 days before the date of such meeting, the stockholder must make the request no later than 10 calendar days after the announcement of the meeting.

    Hilton's by-laws provide that a stockholder's notice of a nomination of a director or other proposed business to be brought before an annual meeting must be received by the secretary not fewer than 60 calendar days prior to the meeting.

PREFERRED STOCK

    Both of our certificates of incorporation provide that our boards of directors are authorized to provide for the issuance of shares of preferred stock in one or more series, and to fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions on such shares.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BY-LAWS

    Under Delaware law, a certificate of incorporation of a Delaware corporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless the corporation's certificate of incorporation requires a higher vote. Stockholders entitled to vote have the power to adopt, amend or repeal by-laws. In addition, a corporation may, in its certificate of incorporation, confer that power upon the board of directors. The stockholders always have the right to adopt, amend or repeal by-laws, even though the board of directors may also be delegated such power.

    Promus' certificate of incorporation provides that the affirmative vote of the holders of at least 75% of the shares of Promus stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend Promus' by-laws or, in certain circumstances, to amend the business combination provision of Promus' certificate of incorporation.

    Hilton's certificate of incorporation provides that the affirmative vote of the holders of at least 75% of the shares of Hilton stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend any of the following provisions of Hilton's certificate of incorporation, among others:

    - the number, election and terms of directors;

    - nominating procedures;

    - the bringing of stockholder business;

    - removal of directors;

    - filling of vacancies;

    - procedures to amend the by-laws; and

    - procedures to call a special meeting of Hilton's stockholders.

DELAWARE ANTI-TAKEOVER STATUTES

    We are both subject to Section 203 of the Delaware General Corporation Law, which, under certain circumstances, may make the consummation of various business transactions by "Interested Stockholders," as defined in Section 203, with either of us more difficult for a three-year period from the time that the stockholder becomes an "Interested Stockholder." Under Delaware law, a corporation may elect in its certificate of incorporation or by-laws not to be governed by Section 203. Neither Hilton nor Promus has done so.

    Hilton's certificate of incorporation requires that mergers, significant asset sales, significant stock issuances and other significant transactions with any entity that owns, directly or indirectly, 10% or more of Hilton's voting stock be approved by the affirmative vote of at least 75% of the then outstanding capital stock of Hilton entitled to vote generally in the election of directors, voting together as a single class. This provision does not apply if either of the following conditions is satisfied, in which case only the affirmative vote of a majority of the Hilton voting stock is required for approval: (i) the transaction is approved by a majority of disinterested directors of Hilton or (ii) certain enumerated price and procedural requirements are satisfied.

    Promus' certificate of incorporation requires that acquisitions, mergers, significant asset sales, significant stock issuances and other significant transactions with any entity that owns, directly or indirectly, or publicly discloses a plan to own 10% or more of Promus' voting stock be approved by the affirmative vote of at least 75% of the then outstanding Promus stock entitled to vote generally in the election of directors, voting together as single class, and by a majority of the then outstanding Promus voting stock not held beneficially by such 10% stockholder. This provision does not apply if either of the following conditions is satisfied, in which case only the affirmative vote of a majority of the Promus voting stock is required for approval:

    - the transaction is approved by a majority of directors of Promus who are not affiliates of the 10% stockholder and were members of Promus' board of directors prior to the time that the 10% stockholder acquired 10% or more Promus' voting stock, or

    - certain enumerated price and procedural requirements are satisfied.

LIMITATION OF LIABILITY OF DIRECTORS

    The Delaware General Corporation Law permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for a breach of the director's fiduciary duty, subject to certain limitations.


    Each of our respective certificates of incorporation includes a provision eliminating personal liability of our respective directors to each of us or to our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any of the following:


    - any breach of the director's duty of loyalty to the company or its stockholders;

    - any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - under Section 174 of the Delaware General Corporation Law regarding unlawful payment of dividends or unlawful stock purchases or redemptions; or

    - any transaction from which the director derived an improper personal benefit.

    In addition, Promus' certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of each Promus director will be limited or eliminated to the fullest extent permitted by the Delaware General Corporation Law as so amended from time to time.

    While these provisions provide directors with protection from awards for monetary damages for breaches of their fiduciary duties, they do not eliminate that duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or recission based on a director's breach of his or her fiduciary duty.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Delaware General Corporation Law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

    Both of our respective certificates of incorporation provide that any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in right of the corporation, because that person is or was a director or officer, or is or was serving at the request of either of us as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified against expenses, including attorney's fees, judgments, fines and amounts paid in a settlement, and held harmless by each of us to the fullest extent permitted by the Delaware General Corporation Law. In the case of actions, suits or proceedings by or in right of the corporation, both of our certificates of incorporation provide that an otherwise indemnified person will be indemnified only for expenses, including attorneys' fees, and only if such person was not adjudged to be liable to the corporation, subject to certain exceptions. The indemnification rights conferred by each of us are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, our respective certificates of incorporation or by-laws, any agreement, vote of stockholders or disinterested directors or otherwise. In addition, each of us is authorized to, and does, purchase and maintain insurance on behalf of its directors and officers.

    Additionally, each of us may pay expenses incurred by our directors or officers in defending a civil or criminal action, suit or proceeding because that person is a director or officer, in advance of the final disposition of that action, suit or proceeding. However, such payment will be made only if we receive an undertaking by or on behalf of that director or officer to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us, as authorized by our respective certificates of incorporation and by-laws.

    Hilton's certificate of incorporation extends the indemnification, advancement of expenses and authorization to maintain insurance provisions described above to employees, agents and fiduciaries of Hilton and, if serving at Hilton's request, to employees, agents and fiduciaries of other corporations, joint ventures, partnerships, trusts or other enterprises.

STOCKHOLDER RIGHTS PLAN


    Both Hilton and Promus have stockholder rights plans. In general, the Hilton rights become exercisable only if a person or group acquires beneficial ownership of 20% or more of the outstanding shares of Hilton common stock. Under Promus' rights plan, the beneficial ownership threshold is 15% instead of 20%. Barron Hilton and the Conrad N. Hilton Fund are excluded in determining whether a person or group has crossed the 20% threshold in Hilton's rights plan. Promus has taken all action necessary to render the Promus rights inapplicable to the acquisition. More information about the Hilton and Promus rights plans are included in their filings with the SEC. For information on how you can obtain copies of these filings, please see the section entitled "Where You Can Find More Information" on page 94.


               AMENDMENT TO HILTON'S CERTIFICATE OF INCORPORATION

    Hilton is asking its stockholders to approve an amendment to Hilton's certificate of incorporation to increase the authorized number of shares of Hilton common stock from 400 million shares to 500 million shares. A form of the amendment is attached as Appendix F to this joint proxy statement/ prospectus. This amendment is designed to allow for future stock issuances by Hilton for purposes such as raising funds to repay debt, acquisition of assets or employee incentives. If approved, the amendment to the certificate of incorporation will take effect only if the acquisition is completed.

                         AMENDMENT TO HILTON'S BY-LAWS

    Hilton is asking its stockholders to approve an amendment to Hilton's by-laws to change the authorized number of directors from the fixed number of 12 to a range of 10 to 20, with the exact number of directors to be set from time to time by the board of directors. A form of the amendment is attached as Appendix G to this joint proxy statement/prospectus. This amendment is designed to provide Hilton greater flexibility in the composition of its board. If approved, the amendment to the bylaws will take effect regardless of the outcome of the votes on the acquisition and the amendment to Hilton's certificate of incorporation.

                             STOCKHOLDER PROPOSALS

    Hilton's next annual meeting of stockholders is expected to be held on May 11, 2000. If any Hilton stockholder intends to present a proposal at the 2000 Hilton annual meeting and wishes to have the proposal considered for inclusion in the proxy materials for the meeting, the stockholder must submit the proposal to the Secretary of Hilton in writing so that the proposal will be received at Hilton's executive offices by December 2, 1999. The proposal must meet the other requirements of the rules of the SEC relating to stockholder proposals. Stockholder nominations or proposals must be duly submitted to the Secretary of Hilton by March 13, 2000 in order to be eligible to be considered at the 2000 annual meeting of Hilton stockholders.

    PROMUS WILL HAVE AN ANNUAL MEETING IN 2000 ONLY IF THE ACQUISITION IS NOT COMPLETED. If you are a Promus stockholder and you wish to submit a proposal to be considered for inclusion in Promus' proxy materials for its next annual meeting, you must submit the proposal to the Secretary of Promus in writing so that the proposal will be received at Promus' executive offices by November 26, 1999. Promus' by-laws provide that to be timely, a stockholder's notice of nomination of a director or other proposed business must be received not fewer than 60 nor more than 90 calendar days before the annual meeting. If the public announcement of the meeting is not made at least 70 days before the date of the meeting, the stockholder must make the request not later than 10 calendar days after the announcement of the meeting.

                                    EXPERTS


    The consolidated financial statements of Hilton as of December 31, 1998 for each of the three years in the period then ended and the consolidated financial statements of Promus as of December 31, 1998 for each of the three years in the period then ended, all of which are incorporated by reference in this joint proxy statement/prospectus from Hilton's Annual Report on Form 10-K for the year ended December 31, 1998 and from Promus' Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports, which also are incorporated by reference in this joint proxy statement/prospectus. These financial statements have been incorporated in reliance on the authority of Arthur Andersen as experts in accounting and auditing in giving the reports. The 1996 consolidated financial statements of Promus include the combined restated results of Doubletree Corporation. The consolidated statements of operations, stockholders' equity and cash flows of Doubletree Corporation and subsidiaries for the year ended December 31, 1996 were audited by other auditors.



    The consolidated financial statements of Promus for the year ended
December 31, 1996, incorporated by reference in this joint proxy statement/prospectus from Promus' Annual Report on Form 10-K for the year ended December 31, 1998, include the combined restated results of Doubletree Corporation. The consolidated statements of operations, stockholders' equity and cash flows of Doubletree Corporation and subsidiaries for the year ended December 31, 1996, have been audited by KPMG LLP, independent auditors, as stated in their report, which is included in the Promus Annual Report on Form 10-K for the year ended December 31, 1998, (such financial statements are not included therein), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of said firm, given upon their authority as experts in accounting and auditing.


                                 LEGAL MATTERS

    The validity of the shares of Hilton common stock to be issued in connection with the acquisition and certain of the United States federal tax consequences to Promus stockholders will be passed upon by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

                      WHERE YOU CAN FIND MORE INFORMATION

    Hilton has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act that registers the shares of Hilton common stock to be issued in exchange for shares of Promus common stock in connection with the acquisition. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Hilton and its capital stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

    In addition, Hilton and Promus file reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy this information at the following public reference rooms of the SEC:

WASHINGTON, D.C.            NEW YORK, NEW YORK         LOS ANGELES,
                                                       CALIFORNIA
450 Fifth Street, N.        7 World Trade Center       5670 Wilshire
W.                                                     Boulevard
Room 1024                   Suite 1300                 11th floor
Washington, D.C. 20549      New York, NY 10048         Los Angeles, CA 90036

    You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330.

    The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Hilton and Promus, which file electronically with the SEC. The address of that site is HTTP://WWW.SEC.GOV.

    The SEC allows Hilton and Promus to "incorporate by reference" information into this joint proxy statement/prospectus, which means that important information may be disclosed to you by referring you to another document filed separately with the SEC. The information of Hilton and Promus incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for information superseded by information in, or incorporated by reference in, this joint proxy statement/ prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. The following documents contain important information about Hilton and Promus and their financial condition and operating results and are hereby incorporated by reference:

    - The description of Hilton's common stock set forth in its Registration Statement on Form 8-A filed with the SEC on May 18, 1986;

    - Hilton's Annual Report on Form 10-K for the year ended December 31, 1998;

    - Hilton's Current Report on Form 8-K dated January 8, 1999;

    - Hilton's Current Report on Form 8-K dated February 5, 1999;

    - Hilton's Proxy Statement dated April 1, 1999;

    - Hilton's Quarterly Report on Form 10-Q for the quarter ended March 31,
      1999;

    - Hilton's Quarterly Report on Form 10-Q for the quarter ended June 30,
      1999;

    - Hilton's Current Report on Form 8-K dated September 3, 1999;

    - Hilton's Registration Statement on Form 8-A dated September 3, 1999;

    - Hilton's Current Report on Form 8-K dated September 8, 1999;

    - The description of Promus' common stock set forth in its Registration Statement on Form 8-A filed with the SEC on December 17, 1997;

    - Promus' Annual Report on Form 10-K for the year ended December 31, 1998;

    - Promus' Proxy Statement dated April 1, 1999;

    - Promus' Current Report on Form 8-K dated May 3, 1999;

    - Promus' Quarterly Report on Form 10-Q for the quarter ended March 31,
      1999;

    - Promus' Current Report on Form 8-K dated May 25, 1999;

    - Promus' Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

    - Promus' Current Report on Form 8-K dated September 7, 1999; and

    - Doubletree Corporation's Annual Report on Form 10-K for the year ended December 31, 1996.

    Hilton and Promus are also incorporating by reference additional documents that each of them may file with the SEC pursuant to the Exchange Act between the date of this joint proxy statement/ prospectus and the dates of each of their respective special meetings.

    Hilton has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Hilton, and Promus has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Promus.

    You may have been sent some of the documents incorporated by reference, but you can obtain any of them through the SEC, Hilton as to the documents filed by Hilton or Promus as to the documents filed by Promus. Documents incorporated by reference are available from Hilton or Promus without charge, excluding any exhibits which are not specifically incorporated by reference as exhibits to this joint proxy statement/prospectus, at the following addresses:

          Hilton Hotels Corporation                      Promus Hotel Corporation
           9336 Civic Center Drive                          755 Crossover Lane
       Beverly Hills, California 90210                   Memphis, Tennessee 38117
        Attention: Investor Relations                  Attention: Investor Relations
          Telephone: (310) 278-4321                      Telephone: (901) 374-5468


    If you would like to request documents from either company, please do so by November 20, 1999 to receive them before the special meetings.


    You should rely only on the information in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                                   APPENDIX A
                          AGREEMENT AND PLAN OF MERGER
                                  dated as of
                               September 3, 1999*
                                     among
                           PROMUS HOTEL CORPORATION,
                           HILTON HOTELS CORPORATION
                                      and
                              CHICAGO HILTON, INC.



* Text of Appendix A reflects Amendment No. 1 dated as of October 21, 1999 to the Agreement and Plan of Merger.

                                    APPENDIX
                              TABLE OF CONTENTS(1)

                                                                                     PAGE
                                                                                     ----
ARTICLE 1  DEFINITIONS; INTERPRETATION
  SECTION 1.01.        DEFINITIONS.................................................    1
  SECTION 1.02.        CERTAIN ACTIVITIES OF SUBSIDIARIES..........................    4

ARTICLE 2  THE MERGER
  SECTION 2.01.        THE MERGER..................................................    5
  SECTION 2.02.        CONVERSION OF SHARES........................................    6
  SECTION 2.03.        ELECTION OF CASH OR PARENT STOCK............................    6
  SECTION 2.04.        PRORATION...................................................    8
  SECTION 2.05.        SURRENDER AND PAYMENT.......................................    9
  SECTION 2.06.        DISSENTING SHARES...........................................   10
  SECTION 2.07.        STOCK OPTIONS...............................................   10
  SECTION 2.08.        DEFERRED SHARES; GE WARRANTS; GE OPTIONS....................   10
  SECTION 2.09.        FRACTIONAL SHARES...........................................   11
  SECTION 2.10.        WITHHOLDING RIGHTS..........................................   11
  SECTION 2.11.        LOST CERTIFICATES...........................................   12

ARTICLE 3  THE SURVIVING CORPORATION
  SECTION 3.01.        CERTIFICATE OF INCORPORATION................................   12
  SECTION 3.02.        BYLAWS......................................................   12
  SECTION 3.03.        DIRECTORS AND OFFICERS......................................   12

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
  SECTION 4.01.        CORPORATE EXISTENCE AND POWER...............................   12
  SECTION 4.02.        CORPORATE AUTHORIZATION.....................................   12
  SECTION 4.03.        GOVERNMENTAL AUTHORIZATION..................................   13
  SECTION 4.04.        NON-CONTRAVENTION...........................................   13
  SECTION 4.05.        CAPITALIZATION..............................................   13
  SECTION 4.06.        SUBSIDIARIES................................................   14
  SECTION 4.07.        SEC FILINGS.................................................   14
  SECTION 4.08.        FINANCIAL STATEMENTS........................................   15
  SECTION 4.09.        DISCLOSURE DOCUMENTS........................................   15
  SECTION 4.10.        ABSENCE OF CERTAIN CHANGES..................................   15
  SECTION 4.11.        NO UNDISCLOSED MATERIAL LIABILITIES.........................   16
  SECTION 4.12.        COMPLIANCE WITH LAWS........................................   16
  SECTION 4.13.        LITIGATION..................................................   17
  SECTION 4.14.        FINDERS' FEES...............................................   17
  SECTION 4.15.        TAXES.......................................................   17
  SECTION 4.16.        EMPLOYEE BENEFIT PLANS......................................   18
  SECTION 4.17.        ENVIRONMENTAL MATTERS.......................................   19
  SECTION 4.18.        ANTITAKEOVER STATUTES; RIGHTS AGREEMENT; DIRECTOR VOTES.....   19

------------------------
(1)The Table of Contents is not a part of this Agreement.

                                                                                     PAGE
                                                                                     ----
  SECTION 4.19.        OPINION OF FINANCIAL ADVISOR................................   19
  SECTION 4.20.        INSURANCE...................................................   19
  SECTION 4.21.        INTELLECTUAL PROPERTY.......................................   19
  SECTION 4.22.        REAL PROPERTY...............................................   20
  SECTION 4.23.        YEAR 2000 COMPLIANCE........................................   20
  SECTION 4.24.        MANAGEMENT AND FRANCHISE AGREEMENTS.........................   20

ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF PARENT
  SECTION 5.01.        CORPORATE EXISTENCE AND POWER...............................   20
  SECTION 5.02.        CORPORATE AUTHORIZATION.....................................   21
  SECTION 5.03.        GOVERNMENTAL AUTHORIZATION..................................   21
  SECTION 5.04.        NON-CONTRAVENTION...........................................   21
  SECTION 5.05.        CAPITALIZATION..............................................   22
  SECTION 5.06.        SUBSIDIARIES................................................   22
  SECTION 5.07.        SEC FILINGS.................................................   23
  SECTION 5.08.        FINANCIAL STATEMENTS........................................   23
  SECTION 5.09.        DISCLOSURE DOCUMENTS........................................   23
  SECTION 5.10.        ABSENCE OF CERTAIN CHANGES..................................   24
  SECTION 5.11.        NO UNDISCLOSED MATERIAL LIABILITIES.........................   25
  SECTION 5.12.        COMPLIANCE WITH LAWS AND COURT ORDERS.......................   25
  SECTION 5.13.        LITIGATION..................................................   25
  SECTION 5.14.        FINDERS' FEES...............................................   25
  SECTION 5.15.        TAXES.......................................................   25
  SECTION 5.16.        EMPLOYEE BENEFIT PLANS......................................   26
  SECTION 5.17.        ENVIRONMENTAL MATTERS.......................................   27
  SECTION 5.18.        FINANCING...................................................   28
  SECTION 5.19.        ANTITAKEOVER STATUTES; RIGHTS AGREEMENT; DIRECTOR VOTES.....   28
  SECTION 5.20.        INSURANCE...................................................   28
  SECTION 5.21.        INTELLECTUAL PROPERTY.......................................   28
  SECTION 5.22.        REAL PROPERTY...............................................   29
  SECTION 5.23.        YEAR 2000 COMPLIANCE........................................   29
  SECTION 5.24.        MANAGEMENT AND FRANCHISE AGREEMENTS.........................   29
  SECTION 5.25.        OPINION OF FINANCIAL ADVISOR................................   29

ARTICLE 6  COVENANTS OF THE COMPANY
  SECTION 6.01.        CONDUCT OF THE COMPANY......................................   29
  SECTION 6.02.        STOCKHOLDER MEETING; PROXY MATERIAL.........................   31
  SECTION 6.03.        NO SOLICITATION; OTHER OFFERS...............................   32
  SECTION 6.04.        AFFILIATES..................................................   33

ARTICLE 7  COVENANTS OF PARENT
  SECTION 7.01.        CONDUCT OF PARENT...........................................   33
  SECTION 7.02.        OBLIGATIONS OF MERGER SUBSIDIARY............................   34

                                                                                     PAGE
                                                                                     ----
  SECTION 7.03.        VOTING OF SHARES............................................   34
  SECTION 7.04.        DIRECTOR AND OFFICER LIABILITY..............................   34
  SECTION 7.05.        EMPLOYEE MATTERS............................................   35
  SECTION 7.06.        PARENT BOARD OF DIRECTORS...................................   36
  SECTION 7.07.        PARENT STOCKHOLDER MEETING..................................   36
  SECTION 7.08.        REGISTRATION STATEMENT......................................   37
  SECTION 7.09.        STOCK EXCHANGE LISTING......................................   37
  SECTION 7.10.        TAX-FREE NATURE OF DISTRIBUTION.............................   37
  SECTION 7.11.        FINANCING AGREEMENTS........................................   37

ARTICLE 8  COVENANTS OF PARENT AND THE COMPANY
  SECTION 8.01.        EFFORTS.....................................................   37
  SECTION 8.02.        CERTAIN FILINGS.............................................   38
  SECTION 8.03.        PUBLIC ANNOUNCEMENTS........................................   38
  SECTION 8.04.        FURTHER ASSURANCES..........................................   38
  SECTION 8.05.        ACCESS TO INFORMATION.......................................   38
  SECTION 8.06.        NOTICES OF CERTAIN EVENTS...................................   39
  SECTION 8.07.        COOPERATION AS TO TAX MATTERS...............................   39
  SECTION 8.08.        TRANSFER AND GAINS TAX......................................   39
  SECTION 8.09.        AUDITORS' LETTERS...........................................   39
  SECTION 8.10.        REGISTRATION RIGHTS AGREEMENT...............................   40

ARTICLE 9  CONDITIONS TO THE MERGER
  SECTION 9.01.        CONDITIONS TO OBLIGATIONS OF EACH PARTY.....................   40
                       CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER
  SECTION 9.02.          SUBSIDIARY................................................   40
  SECTION 9.03.        CONDITIONS TO THE OBLIGATIONS OF THE COMPANY................   41

ARTICLE 10  TERMINATION
  SECTION 10.01.       TERMINATION.................................................   41
  SECTION 10.02.       EFFECT OF TERMINATION.......................................   42

ARTICLE 11  MISCELLANEOUS
  SECTION 11.01.       NOTICES.....................................................   43
  SECTION 11.02.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES..................   43
  SECTION 11.03.       AMENDMENTS; NO WAIVERS......................................   43
  SECTION 11.04.       EXPENSES....................................................   44
  SECTION 11.05.       SUCCESSORS AND ASSIGNS......................................   45
  SECTION 11.06.       GOVERNING LAW...............................................   45
  SECTION 11.07.       JURISDICTION................................................   45
  SECTION 11.08.       WAIVER OF JURY TRIAL........................................   45
  SECTION 11.09.       COUNTERPARTS; EFFECTIVENESS.................................   45
  SECTION 11.10.       ENTIRE AGREEMENT............................................   45
  SECTION 11.11.       CAPTIONS....................................................   45
  SECTION 11.12.       SEVERABILITY................................................   45
  SECTION 11.13.       SPECIFIC PERFORMANCE........................................   45

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") dated as of September 3, 1999 among Promus Hotel Corporation, a Delaware corporation (the "COMPANY"), Hilton Hotels Corporation, a Delaware corporation ("PARENT"), and Chicago
Hilton, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUBSIDIARY").

    WHEREAS, the respective Boards of Directors of Parent and the Company have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent on the terms and conditions set forth herein.

    NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE 1
                          DEFINITIONS; INTERPRETATION

    SECTION 1.01. DEFINITIONS. (a) The following terms, as used herein, have the following meanings:

    "ACQUISITION PROPOSAL" means any offer or proposal for a merger, consolidation, share exchange, business combination, or other similar transaction involving the Company or any of its Subsidiaries or any proposal or offer to acquire, directly or indirectly, more than 20% of the voting securities of the Company, or a substantial portion of the assets of the Company and its Subsidiaries taken as a whole, other than the transactions contemplated by this Agreement.

    "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; PROVIDED that, for purposes of this Agreement, Candlewood Hotel Company, Inc. shall not be deemed an Affiliate of the Company.

    "ALLIANCE COMPANY" means each of Hilton Reservations Worldwide, LLC, Hilton Marketing Worldwide, LLC and Hilton HHonors Worldwide, LLC.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "COMPANY BALANCE SHEET" means the consolidated balance sheet of the Company as of December 31, 1998 and the footnotes thereto set forth in the Company 10-K.

    "COMPANY 10-K" means the Company's annual report on Form 10-K for the fiscal year ended December 31, 1998.

    "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement dated as of August 25, 1999 between the Company and Parent.

    "DELAWARE LAW" means the General Corporation Law of the State of Delaware.

    "ENVIRONMENTAL LAWS" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

    "ENVIRONMENTAL PERMITS" means, with respect to any Person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws for the business of such Person or any of its Subsidiaries as currently conducted.

    "GE OPTIONS" means options to purchase an aggregate of 20,000 Shares issued on June 30, 1994 to GE Investment Hotel Partners I, Limited Partnership, and options to purchase an aggregate of 2,500 Shares issued to Trustees of the General Electric Pension Trust, and in each case issued by a predecessor of the Company and subsequently assumed by the Company.

    "GE WARRANTS" means warrants to purchase an aggregate of 262,753 Shares issued on November 8, 1996 to PT Investments Inc. by a predecessor of the Company and subsequently assumed by the Company.

    "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

    "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

    "MATERIAL ADVERSE EFFECT" means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, except any such effect resulting from: (i) changes in circumstances or conditions affecting the hotel, motel or travel industries in general or affecting any segment or region thereof in which such Person or its Subsidiaries operates, (ii) changes in general economic or business conditions in the United States or (iii) this Agreement or the transactions contemplated hereby or the announcement hereof, including, but not limited to, any stockholder litigation brought or threatened in respect of this Agreement or the Merger. Accordingly, a "COMPANY MATERIAL ADVERSE EFFECT" means a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, and a "PARENT MATERIAL ADVERSE EFFECT" means a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

    "1933 ACT" means the Securities Act of 1933.

    "1934 ACT" means the Securities Exchange Act of 1934.

    "PARENT BALANCE SHEET" means the consolidated balance sheet of Parent as of December 31, 1998 and the footnotes thereto set forth in the Parent 10-K.

    "PARENT NOTES" means any material indebtedness of Parent or PPEC for which Parent is liable.

    "PARENT STOCK" means the common stock, $2.50 par value, of Parent.

    "PARENT 10-K" means Parent's annual report on Form 10-K for the fiscal year ended December 31, 1998.

    "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

    "RIGHTS" means the Series A Junior Participating Preferred Stock Purchase Rights issued and issuable pursuant to the Rights Agreement dated as of December 1, 1997 between the Company and First Union National Bank, as amended (the "Rights Agreement").

    "SEC" means the Securities and Exchange Commission.

    "SHARES" means the shares of common stock, $.01 par value, of the Company.

    "SUBSIDIARY" means, with respect to any Person, any entity of which (i) such Person or any other Subsidiary of such Person is a general partner (excluding partnerships the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the economic interests in such partnership) or (ii) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person; PROVIDED that, for purposes of this Agreement, Candlewood Hotel Company, Inc. shall not be deemed a Subsidiary of the Company.

    Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

    (b) Each of the following terms is defined in the Section set forth opposite such term:

TERM                                                           SECTION
----                                                          ---------
Affected Employee...........................................    7.05(c)
Aggregate Shares............................................    2.04(a)
Alternative Double Merger Structure.........................    2.01(f)
Antitrust Law...............................................    8.01(b)
Bank of America.............................................       5.18
Bank of New York Facility...................................       5.18
Cash Consideration..........................................    2.02(c)
Cash Election...............................................    2.03(a)
Cash Proration Factor.......................................    2.04(b)
cause.......................................................    7.05(f)
Certificates................................................       2.05
Commitment Letter...........................................       5.18
Common Shares Trust.........................................    2.09(b)
Company Designees...........................................       7.06
Company Disclosure Schedule.................................  Article 4
Company Employee Plans......................................    4.16(a)
Company Merger Subsidiary...................................    2.01(f)
Company SEC Documents.......................................       4.07
Company Securities..........................................       4.05
Company Stock Option........................................       2.07
Company Stockholder Meeting.................................       6.02
Company Subsidiary Securities...............................       4.06
Controlling Shareholder.....................................    5.15(i)
Credited Shares.............................................    2.08(a)
Directors Plan..............................................    2.08(a)
Directors Program...........................................    2.08(a)
Dissenting Shares...........................................       2.06
Distribution................................................    5.15(g)
DOJ.........................................................    8.01(b)
Effective Time..............................................       2.01
Election....................................................    2.03(a)
Election Date...............................................    2.03(b)
ERISA.......................................................    4.16(a)
ERISA Affiliate.............................................    4.16(a)
Excess Shares...............................................    2.09(a)
Exchange Agent..............................................       2.05
Exchange Ratio..............................................    2.02(c)
Existing Registration Rights Agreement......................       8.10
Existing Senior Credit Facility.............................       5.18
Financing Agreements........................................    7.11(a)
Form of Election............................................    2.03(a)
FTC.........................................................    8.01(b)
GAAP........................................................       4.08
Gains Taxes.................................................       8.08
Guarantee of Delivery.......................................    2.03(b)
Indemnified Person..........................................       7.04
Joint Proxy Statement.......................................    5.09(a)
Market Price................................................    2.02(c)

TERM                                                           SECTION
----                                                          ---------
Material Company Agreements.................................       4.24
Material Parent Agreements..................................       5.24
Maximum Cash Shares.........................................    2.04(a)
Merger......................................................       2.01
Merger Consideration........................................    2.02(c)
Multiemployer Plan..........................................    4.16(b)
New Hilton..................................................    2.01(f)
Non-Electing Share..........................................    2.04(b)
NYSE........................................................    2.02(c)
Outside Termination Date....................................   10.01(b)
Parent Disclosure Schedule..................................  Article 5
Parent Employee Plans.......................................    5.16(a)
Parent Merger Subsidiary....................................    2.01(f)
Parent Rights...............................................    5.19(b)
Parent Rights Agreement.....................................    5.19(b)
Parent SEC Documents........................................       5.07
Parent Securities...........................................    5.05(b)
Parent Stockholder Meeting..................................       7.07
Parent Subsidiary Securities................................    5.06(b)
PPEC........................................................    5.15(g)
Registration Statement......................................       5.09
Required Cash Amount........................................       5.18
Stock Consideration.........................................    2.02(c)
Stock Election..............................................    2.03(a)
Stock Proration Factor......................................    2.04(c)
Stock Transfer Taxes........................................       8.08
Superior Proposal...........................................       6.02
Surviving Corporation.......................................       2.01
Tax Return..................................................       4.15
Taxes.......................................................       4.15
Total Consideration.........................................    2.01(e)
Total Stock Value...........................................    2.01(e)

    SECTION 1.02. CERTAIN ACTIVITIES OF SUBSIDIARIES. The parties hereto acknowledge that certain Subsidiaries of the Company and of Parent (including, for example, partnerships formed for the purpose of owning and/or operating single hotel properties) have engaged, and may after the date hereof engage, in the ordinary course of their or the Company's or Parent's businesses, in the following activities: (a) the declaration, setting aside and payment of dividends or other distributions and (b) the repurchase, redemption or other acquisition of, or amendment to the existing terms of, capital stock or other ownership interests of such Subsidiaries. Notwithstanding anything else in this Agreement, the parties agree that any such activity referred to in clause (a) or
(b) by any such Subsidiary will not constitute the breach of any representation and warranty of the Company or Parent, as the case may be, made pursuant to this Agreement or the violation of any covenant binding on the Company or Parent, as the case may be, pursuant to this Agreement, so long as such activity is (i) in the ordinary course of business consistent with past practice, (ii) on arm's length terms and (iii) permitted or required pursuant to any agreement.

                                   ARTICLE 2
                                   THE MERGER

    SECTION 2.01.  THE MERGER.  (a)  Subject to Section 2.01(e) and
Section 2.01(f), at the Effective Time, the Company shall be merged (the "MERGER") with and into Merger Subsidiary in accordance with Delaware Law, whereupon the separate existence of the Company shall cease, and Merger Subsidiary shall be the surviving corporation (the "SURVIVING CORPORATION").

    (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the "EFFECTIVE TIME") as the certificate of merger is duly filed with the Delaware Secretary of State or at such later time as is specified in the certificate of merger.

    (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

    (d) The closing of the Merger shall take place (i) at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, NY, as soon as practicable, but in any event within three business days after the day on which the last to be fulfilled or waived of the conditions set forth in Article 9 (other than those conditions that by their nature are to be fulfilled at the closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time or on such other date as the Company and Parent may agree in writing.


    (e) If (A) on the day upon which the Effective Time occurs (or if no trading of Parent Stock on the NYSE takes place prior to the Effective Time on such day, the last date prior to the date upon which the Effective Time occurs upon which there was trading of Parent Stock on the NYSE), the fair market value, based on the volume weighted average per share sales price of the Parent Stock on that day on the NYSE, of all shares of Parent Stock to be delivered in connection with the Merger (the "TOTAL STOCK VALUE") is less than 40% of the sum of (i) the sum of the Maximum Cash Shares and Dissenting Shares, multiplied by the Cash Consideration, (ii) the amount of cash paid by Parent to acquire Shares within the two year period prior to the date of the Merger and (iii) the Total Stock Value (such sum being referred to as the "TOTAL CONSIDERATION") or
(B) the conditions in Sections 9.02(b) and 9.03(b) cannot be satisfied (assuming that the legally required minimum percentage of stock consideration under the continuity of interest test applicable pursuant to Treasury Regulations is 40%), then the Merger contemplated by Section 2.01(a) shall be restructured such that Merger Subsidiary shall be merged with and into the Company, and the Company shall be the surviving corporation. In such event: all references to the term "Merger" shall be deemed references to the merger contemplated by this
Section 2.01(e); all references to the term "Surviving Corporation" shall be deemed references to the Company; all references to the term "Effective Time" shall be deemed references to the time at which the certificate of merger is duly filed with the Delaware Secretary of State or at such later time as is specified in the certificate of merger with respect to the Merger as restructured in the manner contemplated by this Section 2.01(e); and the conditions set forth in Sections 9.02(b) and 9.03(b) and the covenant set forth in Section 8.07 shall thereafter cease to apply. The parties shall cooperate and take all steps necessary to implement such alternative structure. Notwithstanding Section 3.01, in the event the alternative structure contemplated by this Section 2.01(e) is implemented, the certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

    (f) The parties agree that after the date hereof, if Parent and the Company are satisfied in their sole discretion that consummation of the Alternative Double Merger Structure (as defined below) will not result in any material adverse consequences pursuant to the Parent Notes, the parties shall use their best efforts to implement the Alternative Double Merger Structure on the terms and conditions contained in this Merger Agreement (preserving the economic and financial terms of this Agreement) with such modifications to such terms and conditions as are required to implement such structure. The "ALTERNATIVE DOUBLE MERGER STRUCTURE" means a structure whereby the following shall occur: (i) Parent and the Company will form a corporation under Delaware Law ("NEW HILTON") owned and controlled equally by Parent and the Company; (ii) promptly following the incorporation of New Hilton, Parent and the Company will cause New Hilton to form two wholly-owned subsidiaries under Delaware Law ("PARENT MERGER SUBSIDIARY" and "COMPANY MERGER SUBSIDIARY"); (iii) Parent and the Company will cause New Hilton, Parent Merger Subsidiary and Company Merger Subsidiary to become parties to this Agreement and to execute and deliver all documents required by Delaware Law to authorize and adopt this Agreement and (iv) at the Effective Time, (x) Company Merger Subsidiary shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Company Merger Subsidiary shall cease, and the Company shall be the surviving corporation and (y) Parent Merger Subsidiary shall be merged with and into Parent in accordance with Delaware Law, whereupon the separate existence of Parent Merger Subsidiary shall cease, and Parent shall be the surviving corporation.

    SECTION 2.02.  CONVERSION OF SHARES.  At the Effective Time:

    (a) Each Share held by the Company as treasury stock, held by any Subsidiary of the Company, or owned by Parent or any of its Subsidiaries, immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

    (b) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

    (c) Except as otherwise provided in Section 2.02(a) or Section 2.06 and subject to Sections 2.03 and 2.04, each Share outstanding immediately prior to the Effective Time, together with the associated Right, issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive either (i) $38.50 in cash, without interest (the "CASH CONSIDERATION"), or (ii) the number of shares of validly issued, fully paid and non-assessable Parent Stock equal to the Exchange Ratio (the "STOCK CONSIDERATION").

    The "EXCHANGE RATIO" shall be a number (rounded to the nearest ten-thousandth) determined by dividing $38.50 by the Market Price per share of Parent Stock; PROVIDED, HOWEVER, that in no event shall the Exchange Ratio be
(x) greater than 3.2158 or (y) less than 2.9096. The "MARKET PRICE" per share of Parent Stock shall be the average of the volume weighted average per share sales price of Parent Stock on the New York Stock Exchange, Inc. (the "NYSE") for twenty trading days selected by lot out of the thirty trading days ending on and including the fifth trading day prior to the Effective Time. The consideration provided for in this Section 2.02(c) is referred to herein as the "MERGER CONSIDERATION".


    SECTION 2.03.  ELECTION OF CASH OR PARENT STOCK.


    (a) Subject to Section 2.04, each holder of Shares (other than holders of such shares that are to be canceled pursuant to Section 2.02(a)) shall be entitled to elect to specify (i) the number of Shares which such holder desires to have converted into the right to receive the Cash Consideration in the Merger (a "CASH ELECTION") and (ii) the number of Shares which such holder desires to have converted into the right to receive the Stock Consideration in the Merger (a "STOCK ELECTION"); PROVIDED, HOWEVER, that no holder of Dissenting Shares (as defined in Section 2.06) shall be entitled to make an Election.

A holder may also indicate that such record holder has no preference as to the receipt of Cash Consideration, Stock Consideration or a combination thereof with respect to such holder's Shares (a "NON-ELECTION"). Any Cash Election, Stock Election or Non-Election shall be referred to herein as an "ELECTION". All such Elections shall be made on a form furnished by Parent for that purpose (a "FORM OF ELECTION") and reasonably satisfactory to the Company. Holders of record of Shares who hold such Shares as nominees, trustees or in other representative capacities may submit multiple Forms of Election, PROVIDED that such nominee, trustee or representative certifies that each such Form of Election covers all Shares held for a particular beneficial owner.

    (b) Elections shall be made by holders of Shares by delivering the Form of Election to the Exchange Agent. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent by no later than 5:00 p.m. (New York City time) on the business day preceding the date of the Company Stockholder Meeting (the "ELECTION DATE"), and accompanied by (i)
(x) the Certificates representing the Shares as to which the election is being made or (y) an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, PROVIDED such Certificates are in fact delivered to the Exchange Agent within three NYSE trading days after the date of execution of such guarantee of delivery (a "GUARANTEE OF DELIVERY") and (ii) a properly completed and signed letter of transmittal. Failure to deliver Certificates covered by any Guarantee of Delivery within three NYSE trading days after the date of execution of such Guarantee of Delivery shall be deemed to invalidate any otherwise properly made Cash Election or Stock Election.

    (c) The Exchange Agent will have the discretion to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The good faith decision of the Exchange Agent in such matters shall be conclusive and binding; PROVIDED that the Exchange Agent may, in its discretion, seek guidance from Parent and the Company in connection therewith. Neither Parent nor the Company nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. A Form of Election with respect to Dissenting Shares shall not be valid. The Exchange Agent shall also make all computations contemplated by Section 2.04 and all such computations shall be conclusive and binding on the holders of Shares in the absence of manifest error. Any Form of Election may be changed or revoked prior to the Election Date. In the event a Form of Election is revoked prior to the Election Date, Parent shall, or shall cause the Exchange Agent to, cause the Certificates representing the Shares covered by such Form of Election to be promptly returned without charge to the Person submitting the Form of Election upon written request to that effect from such Person.

    (d) For the purposes hereof, a holder of Shares who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Date (including a holder who submits and then revokes his or her Form of Election and does not resubmit a Form of Election which is timely received by the Exchange Agent), or who submits a Form of Election without the corresponding Certificates or a Guarantee of Delivery, shall be deemed to have made a Non-Election. Holders of Dissenting Shares shall not be entitled to make an Election and shall not be deemed to have made a Non-Election; the rights of such holders of Dissenting Shares shall be determined in accordance with Section 262 of Delaware Law and as provided in Section 2.06 hereof. If any Form of Election is defective in any manner such that the Exchange Agent cannot reasonably determine the election preference of the stockholder submitting such Form of Election, the purported Cash Election or Stock Election set forth therein shall be deemed to be of no force and effect and the stockholder making such purported Cash Election or Stock Election shall, for purposes hereof, be deemed to have made a Non-Election.

    (e) A Form of Election and a letter of transmittal shall be included with or mailed contemporaneously with each copy of the Joint Proxy Statement mailed to the Company's stockholders in connection with the Company Stockholder Meeting. Each of Parent and the Company shall use reasonable best efforts to mail or otherwise make available the Form of Election and a letter of transmittal to all persons who become record holders of Shares during the period between the record date for the Company Stockholder Meeting and the Election Date.

    SECTION 2.04. PRORATION. The determination of whether Shares (other than Shares that are to be canceled pursuant to Section 2.02(a)), and the associated Rights, shall be converted in the Merger into the Stock Consideration or the Cash Consideration shall be made as set forth in this Section 2.04.

    (a) As is more fully set forth below, the aggregate number of Shares to be converted in the Merger into the right to receive the Cash Consideration shall equal the Maximum Cash Shares. The "MAXIMUM CASH SHARES" means 55% of the Aggregate Shares, less any Dissenting Shares. The "AGGREGATE SHARES" means all Shares issued and outstanding immediately prior to the Effective Time other than those Shares which are to be canceled in accordance with Section 2.02(a).

    (b) If Cash Elections are received for a number of Shares which is more than the Maximum Cash Shares:

        (i) each Share subject to a Non-Election (a "NON-ELECTING SHARE") and each Share for which a Stock Election has been received (in each case, together with the associated Right) shall be converted in the Merger into the Stock Consideration; and

        (ii) the Shares for which Cash Elections have been received (and the associated Rights) shall be converted in the Merger into the Cash Consideration and the Stock Consideration in the following manner: For each Cash Election, the number of Shares covered by such Cash Election that shall receive the Cash Consideration shall be the total number of Shares covered by such Cash Election multiplied by the Cash Proration Factor. The "CASH PRORATION FACTOR" means a fraction the numerator of which shall be a number equal to the Maximum Cash Shares and the denominator of which shall be the aggregate number of Shares covered by all Cash Elections made by all holders of Shares. All Shares covered by a Cash Election, other than that number converted into the right to receive the Cash Consideration in accordance with this Section 2.04(b)(ii), shall be converted into the right to receive the Stock Consideration.

    (c) If Stock Elections are received for a number of Shares which is more than 45% of the Aggregate Shares,

        (i) each Non-Electing Share and each Share for which a Cash Election has been received (in each case, together with the associated Right) shall be converted in the Merger into the Cash Consideration; and

        (ii) the Shares for which Stock Elections have been received shall be converted in the Merger into the Stock Consideration and the Cash Consideration in the following manner: For each Stock Election, the number of Shares covered by such Stock Election that shall receive the Stock Consideration shall be the total number of Shares covered by such Stock Election multiplied by the Stock Proration Factor. The "STOCK PRORATION FACTOR" means a fraction the numerator of which shall be a number equal to 45% of the Aggregate Shares and the denominator of which shall be the aggregate number of Shares covered by all Stock Elections made by all holders of Shares. All Shares covered by a Stock Election, other than that number converted into the right to receive the Stock Consideration in accordance with this Section 2.04(c)(ii), shall be converted into the right to receive the Cash Consideration.

    (d) If Cash Elections are received for a number of Shares which is equal to the Maximum Cash Shares, each Share covered by a Cash Election shall be converted in the Merger into the Cash

Consideration, and each Share covered by a Stock Election and each Non-Electing Share shall be converted in the Merger into the Stock Consideration.

    (e) If Non-Electing Shares are not converted under either Section 2.04(b),
Section 2.04(c) or 2.04(d), the Exchange Agent shall determine by lot (or by such other method as is deemed reasonable by Parent and the Company) which of such Non-Electing Shares shall be converted in the Merger into the Cash Consideration; PROVIDED, HOWEVER, that such selection by lot (or by such other method) will cease when the sum of the shares converted in such manner, plus the number of Shares covered by all Cash Elections made by the holders of Shares is equal to the Maximum Cash Shares. Each Non-Electing Share not so converted into the Cash Consideration shall be converted in the Merger into the Stock Consideration.

    SECTION 2.05. SURRENDER AND PAYMENT. (a) Prior to the record date for the Company Stockholder Meeting, Parent shall appoint an agent (the "EXCHANGE AGENT") reasonably acceptable to the Company for the purpose of exchanging certificates representing Shares (the "CERTIFICATES") for the Merger Consideration and for purposes of receiving Election Forms and determining, in accordance with Sections 2.02, 2.03 and 2.04 the form of the Merger Consideration to be received by each holder of Shares. At the Effective Time, Parent will deposit with the Exchange Agent the Merger Consideration to be paid in respect of the Shares. For the purpose of determining the Merger Consideration to be made available, Parent shall assume that no holders of Shares will perfect rights to appraisal of their Shares.

    (b) Each holder of Shares that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration payable for each Share represented by such Certificate. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

    (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

    (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article.

    (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.05(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares three years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

    (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.05(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent, upon demand.

    (g) No dividends or other distributions with respect to any Parent Stock constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section. Subject to the effect of applicable laws, following such surrender, there shall be paid, without interest, to the record holder of the Parent Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such Parent Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Stock with a record date after the Effective Time but with a payment date subsequent to such surrender.

    SECTION 2.06. DISSENTING SHARES. Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law ("DISSENTING SHARES") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses its right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration and shall be deemed to have been subject to a Non-Election. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares. Except as required by applicable law or with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

    SECTION 2.07.  STOCK OPTIONS.

    (a) Each stock option to purchase Shares outstanding under any employee or director stock option or compensation plan or arrangement of the Company (a "COMPANY STOCK OPTION") shall be canceled, and the Company shall pay the holder of such Company Stock Option at or promptly after the Effective Time an amount in cash determined by multiplying the excess, if any, of the Cash Consideration over the applicable exercise price of such Company Stock Option by the number of Shares such holder could have purchased (assuming full vesting of such option) had such holder exercised such option in full immediately prior to the Effective Time.

    (b) Parent, the Company and their Boards of Directors shall take all steps necessary to cause the payments referred to in this Section 2.07 to be exempt transactions pursuant to Rule 16b-3 promulgated by the Securities and Exchange Commission.

    SECTION 2.08. DEFERRED SHARES; GE WARRANTS; GE OPTIONS. (a) Each participant in the Promus Hotel Corporation 1996 Non-Management Directors Stock Incentive Plan (as amended, the "DIRECTORS PLAN") or the Independent Director Equity Participation Program under The 1997 Equity Participation Plan of Promus Hotel Corporation (the "DIRECTORS PROGRAM"), as applicable, will be provided with a Form of Election and given the opportunity to make an Election with respect to all Shares credited to such participant's account under the Directors Plan or the Directors Program, whether or not previously vested ("CREDITED SHARES"), at the same time and in the same manner as holders of Shares are given the opportunity to make Elections. Upon consummation of the Merger, each such participant shall have rights with respect to such Credited Shares that are identical to those of a holder of Shares who had made the same Election as that made by such participant.

    (b) At the Effective Time, Parent shall assume all obligations under the GE Warrants, and the holder of the GE Warrants thereafter shall have the right to acquire, on the same pricing and payment terms and conditions as are currently applicable under the GE Warrants, the same number of shares of

Parent Stock as the holder of the GE Warrants would have been entitled to receive pursuant to the Merger had such holder exercised the GE Warrants in full immediately prior to the Effective Time (rounded up to the nearest whole number) and made a Stock Election in connection with the Merger that was not subject to proration, at the price per share (rounded down to the nearest whole cent) equal to (y) the aggregate exercise price for the Shares purchasable pursuant to the GE Warrants immediately prior to the Effective Time divided by (z) the number of full shares of Parent Stock deemed purchasable pursuant to the GE Warrants in accordance with the foregoing.

    (c) At the Effective Time, Parent shall assume all obligations under the GE Options, and each holder of the GE Options thereafter shall have the right to acquire, on the same pricing and payment terms and conditions as are currently applicable under the GE Options, the same number of shares of Parent Stock as such holder of the GE Options would have been entitled to receive pursuant to the Merger had such holder exercised the GE Options in full immediately prior to the Effective Time (rounded up to the nearest whole number) and made a Stock Election in connection with the Merger that was not subject to proration, at the price per share (rounded down to the nearest whole cent) equal to (y) the aggregate exercise price for the Shares purchasable pursuant to the GE Options immediately prior to the Effective Time divided by (z) the number of full shares of Parent Stock deemed purchasable pursuant to the GE Options in accordance with the foregoing.

    SECTION 2.09. FRACTIONAL SHARES. (a) No fractional shares of Parent Stock shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fractional share of Parent Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this
Section 2.09, a cash payment in lieu of such fractional shares of Parent Stock representing such holder's proportionate interest, if any, in the proceeds from the sale by the Exchange Agent in one or more transactions of the number of shares of Parent Stock delivered to the Exchange Agent by Parent pursuant to
Section 2.05(a) over the aggregate number of whole shares of Parent Stock to be distributed to the holders of the certificates representing Shares pursuant to
Section 2.05(b) (such excess being herein called the "EXCESS SHARES"). As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the certificates representing Shares, shall sell the Excess Shares at then prevailing prices on the NYSE in the manner provided in the following paragraph.

    (b) The sale of the Excess Shares by the Exchange Agent, as agent for the holders that would otherwise receive fractional shares, shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The compensation payable to the Exchange Agent and the expenses incurred by the Exchange Agent, in each case, in connection with such sale or sales of the Excess Shares, and all related commissions, transfer taxes and other out-of-pocket transaction costs, will be paid by the Surviving Corporation out of its own funds and will not be paid directly or indirectly by Parent. Until the proceeds of such sale or sales have been distributed to the holders of Shares, the Exchange Agent shall hold such proceeds in trust for the holders of Shares (the "COMMON SHARES TRUST"). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Shares shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Shares would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Shares would otherwise be entitled.

    (c) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional shares of Parent Stock, the Exchange Agent shall make available such amounts to such holders of Shares without interest.

    SECTION 2.10. WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

    SECTION 2.11. LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article.

                                   ARTICLE 3
                           THE SURVIVING CORPORATION

    SECTION 3.01. CERTIFICATE OF INCORPORATION. The certificate of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law, PROVIDED that, at the Effective Time, such certificate of incorporation shall be amended to provide that the name of the Surviving Corporation shall be Promus Hotel Corporation.

    SECTION 3.02. BYLAWS. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

    SECTION 3.03. DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to Parent by the Company on or prior to the date hereof (the "COMPANY DISCLOSURE SCHEDULE") or in the Company SEC Documents, the Company represents and warrants to Parent that:

    SECTION 4.01. CORPORATE EXISTENCE AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

    SECTION 4.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the affirmative vote of the holders of a majority of the outstanding Shares in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger. This Agreement constitutes a valid and binding agreement of the Company.

    SECTION 4.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic or foreign, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, whether state or foreign, (iv) such consents, approvals, orders, authorizations, permits, filings or registrations of or with any governmental entity related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages and (v) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or delay the consummation of the transactions contemplated by this Agreement beyond the Outside Termination Date.

    SECTION 4.04. NON-CONTRAVENTION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with, or result in a violation or breach of any provision of any applicable law, regulation, judgment, injunction, order or decree, (iii) except as to Material Company Agreements (which are addressed in Section 4.24), require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and
(iv) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

    SECTION 4.05. CAPITALIZATION. (a) The authorized capital stock of the Company consists of 500,000,000 Shares and 10,000,000 shares of preferred stock, par value $.01 per share (of which 5,000,000 shares are designated Series A Junior Participating Preferred Stock). As of August 31, 1999, there were outstanding: (i) 87,949,101 Shares (including 9,282,300 treasury Shares and vested rights to 3,835 Shares pursuant to the Directors Plan); (ii) GE Warrants to purchase an aggregate of 262,753 Shares (all of which were exercisable);
(iii) employee and director stock options to purchase an aggregate of 11,173,389 Shares; (iv) GE Options to purchase an aggregate of 22,500 Shares (all of which were exercisable); and (v) no shares of preferred stock. All shares of capital stock of the Company outstanding as of the date hereof have been duly authorized and validly issued and are fully paid and nonassessable. All Shares issuable upon exercise of outstanding options or warrants have been duly authorized and, when issued, will have been validly issued and will be fully paid and nonassessable.

    (b) Except as set forth in this Section 4.05 and except for the Rights, any Shares reserved for issuance pursuant to future grants of options under stock option plans, and changes since August 31,

1999 resulting from the exercise of employee stock options, director stock options, GE Options or GE Warrants, there are outstanding (i) no shares of capital stock or voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) no options or other rights to acquire from the Company or other obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

    SECTION 4.06. SUBSIDIARIES. (a) Each material Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such material Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All "significant subsidiaries", as such term is defined in Section 1-02 of Regulation S-X under the 1934 Act of the Company and their respective jurisdictions of incorporation are identified in the Company 10-K.

    (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each material Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are outstanding (i) no securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any material Subsidiary of the Company or (ii) no options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any material Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the "COMPANY SUBSIDIARY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

    SECTION 4.07.  SEC FILINGS.  (a) The Company has made available to Parent
(i) the Company's annual reports on Form 10-K for its fiscal years ended December 31, 1997 and 1998, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 1999 and June 30, 1999, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 1998, and
(iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1998 (the documents referred to in this Section 4.07(a), collectively, the "COMPANY SEC DOCUMENTS".)

    (b) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

    (c) As of its filing date, each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

    (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

    (e) None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

    SECTION 4.08. FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the annual reports on Form 10-K referred to in clause (i) of
Section 4.07(a) and the quarterly reports on Form 10-Q referred to in clause (ii) of Section 4.07(a) complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q under the 1934 Act) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

    SECTION 4.09. DISCLOSURE DOCUMENTS. The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Parent specifically for use in the Joint Proxy Statement or any amendment or supplement thereto will not, at the time the Joint Proxy Statement or any such supplement or amendment thereto is first mailed to the stockholders of Parent and the Company or at the time of the Parent Stockholder Meeting and the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Such information will comply as to form in all material respects with the applicable requirements of the 1933 Act. The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Parent specifically for use in the Registration Statement or any amendment or supplement thereto will not, at the time the Registration Statement or any such amendment or supplement becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    SECTION 4.10. ABSENCE OF CERTAIN CHANGES. Since December 31, 1998, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

    (a) any events, occurrences, developments or state of circumstances or facts that, individually or in the aggregate, have had or will have a Company Material Adverse Effect;

    (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

    (c) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

    (d) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

    (e) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

    (f) any making of any material loan, advance or capital contributions to or investment in any Person other than to the Company or any of its direct or indirect wholly-owned Subsidiaries or in the ordinary course of business consistent with past practices;

    (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had or could reasonably be expected to have a Company Material Adverse Effect;

    (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

    (i) any change in any method of accounting, method of tax accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change which is not significant or which is required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act; or

    (j) any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or (to the extent material in the aggregate) employee of the Company or any of its Subsidiaries, except for any such grants made in connection with any severance agreements described in
Section 7.05(b), (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, except for any such grants made in connection with any severance agreements described in Section 7.05(b),
(iii) any entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries, except (A) the adoption of any severance agreement described in Section 7.05(b), or (B) to the extent necessary or desirable to effectuate the consolidation and amendment of the Company's benefit plans as described in Section 7.05(c) of the Company Disclosure Schedule, or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its subsidiaries, other than, in the case of any of clauses (i) through (v), in the ordinary course of business consistent with past practice or as required pursuant to an existing agreement.

    SECTION 4.11. NO UNDISCLOSED MATERIAL LIABILITIES. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

    (a) liabilities or obligations disclosed or provided for in the Company Balance Sheet or in the notes thereto or in any of the Company SEC Documents filed prior to the date hereof;

    (b) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

    (c) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby.

    SECTION 4.12. COMPLIANCE WITH LAWS. Neither the Company nor any of its Subsidiaries is in violation of, or has since January 1, 1998 violated, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

    SECTION 4.13. LITIGATION. There is no action, suit, investigation or proceeding pending, or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any of their respective properties, or against any Company Employee Plan (as defined in Section 4.16), before any court or arbitrator or before or by any governmental body, agency or official, domestic or foreign, that, if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to have a Company Material Adverse Effect.

    SECTION 4.14. FINDERS' FEES. Except for Salomon Smith Barney Inc., a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

    SECTION 4.15. TAXES. (a) The Company and each of its Subsidiaries has timely filed (or has had timely filed on its behalf) or will timely file or cause to be timely filed all material Tax Returns required by applicable law to be filed by it prior to or as of the Effective Time, and all such material Tax Returns are, or will be at the time of filing, true and complete in all material respects.

    (b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) all material Taxes, whether individually or in the aggregate, due with respect to any period ending prior to or as of the Effective Time (other than Taxes which are being contested in good faith), or, where payment is not yet due or is being contested in good faith, has established (or has had established on its behalf and for its sole benefit and recourse) or will establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for the payment of such Taxes.

    (c) The Company and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

    (d) No federal, state, local or foreign audits or administrative proceedings are pending with regard to any material Taxes or Tax Return of the Company or its Subsidiaries and none of them has received a written notice of any proposed audit or proceeding.

    (e) Neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group of corporations (within the meaning of Section 1504(a)) filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local, or foreign tax law) for any taxable period, other than a group the common parent of which is the Company or any Subsidiary of the Company.

    (f) Neither the Company nor any of its Subsidiaries has any obligation under any agreement or arrangement with any other person with respect to material Taxes of such other person (including pursuant to Treasury Regulation
Section 1.1502-6 or comparable provisions of state, local, or foreign tax law) including any liability for Taxes of any predecessor entity.

    (g) Since December 31, 1998, the Company has not made any payments, and is not obligated to make any payments and is not a party to any agreement that could obligate it to make any payments, that will not be fully deductible under Sections 162(m) or 280G of the Code (or any similar provision of foreign, state, or local law).

    (h) The Company is not aware of any fact or circumstance as of the date hereof which is reasonably likely to cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, PROVIDED that Merger Subsidiary is the surviving corporation in the Merger.

    (i) "TAXES" shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by the Internal Revenue Service or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments and shall include any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement or otherwise). "TAX RETURN" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

    SECTION 4.16. EMPLOYEE BENEFIT PLANS. (a) Section 4.16(a) of the Company Disclosure Schedule contains a correct and complete list identifying each "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each written employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits, change of control benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries or ERISA Affiliates has any liability. Copies of such plans (and, if applicable, related trust agreements, insurance policies and other funding documents relating thereto, Internal Revenue Service determination letters, most recent filings on Form 5500, actuarial valuations, financial statements, and any correspondence with a government agency relating thereto) and all amendments thereto and written interpretations thereof have been furnished, or will be made available upon request, to Parent. Such plans are referred to collectively herein as the "COMPANY EMPLOYEE PLANS". For purposes of this Agreement, "ERISA AFFILIATE" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code.

    (b) Except as may be required by a collective bargaining agreement set forth in Section 4.16(a) of the Company Disclosure Schedule (or which may be entered into after the date hereof), neither the Company nor any ERISA Affiliate maintains, contributes to, has any obligation to contribute to, or participates in, nor has within the past six years maintained, contributed to, had an obligation to contribute to, or participated in any plan that constitutes or constituted a defined benefit or money purchase pension plan, as defined in
Section 412 of the Code or ERISA, a "multiemployer plan," as defined in
Section 3(37) of ERISA (a "MULTIEMPLOYER PLAN"), a "multiple employer plan," as defined in ERISA, or that is or was subject to Title IV of ERISA.

    (c) Each Company Employee Plan which is intended to be qualified under
Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and the Company knows of no fact or circumstance giving rise to a material likelihood that the plan would not be treated as so qualified by the Internal Revenue Service. Each Company Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Company Employee Plan. No material audit or investigation by any governmental authority is pending or, to the knowledge of the Company, threatened, regarding any Company Employee Plan.

    (d) No Company Employee Plan provides for post-employment welfare benefits of any kind, except as may be required by Section 4980B of the Code.

    (e) With respect to the Company Employee Plans which are Multiemployer Plans, (i) during the last six years neither the Company nor any ERISA Affiliate thereof has incurred any complete or partial withdrawal, withdrawal liability, or any other obligation or liability under Title IV of ERISA (including
Section 4212(c)) (other than contributions due in the normal course); and
(ii) no such Plan is in reorganization status, is insolvent, has terminated, or suffered a mass withdrawal.

    SECTION 4.17. ENVIRONMENTAL MATTERS. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse
Effect:

        (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any governmental entity or other Person with respect to any matters relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law;

        (ii) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws and all Environmental Permits; and

       (iii) there are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law.

    SECTION 4.18. ANTITAKEOVER STATUTES; RIGHTS AGREEMENT; DIRECTOR VOTES. (a) The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from the provisions of Section 203 of Delaware Law, any other applicable antitakeover or similar statute or regulation and the business combination provisions of Article Ninth of the Company's certificate of incorporation.

    (b) The Board of Directors of the Company has resolved to, and the Company promptly after the execution hereof will, take all action necessary to render the rights issued pursuant to the terms of the Company's Rights Agreement inapplicable to the Merger, this Agreement and the transactions contemplated hereby.

    (c) The Company has been advised that all of its directors who own Shares intend to vote in favor of the Merger, PROVIDED that the Board of Directors does not withdraw, modify or amend in a manner adverse to Parent its recommendation to the Company's stockholders.

    SECTION 4.19. OPINION OF FINANCIAL ADVISOR. The Company has received the written opinion of Salomon Smith Barney Inc., financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company's stockholders from a financial point of view.

    SECTION 4.20. INSURANCE. All material insurance policies maintained by the Company and its Subsidiaries are set forth in the Company Disclosure Schedule.

    SECTION 4.21. INTELLECTUAL PROPERTY. The Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all trademarks, trade names, service marks, copyrights, and any applications for such trademarks, trade names, service marks and copyrights, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of the Company as currently conducted, subject to such exceptions that, individually and in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect. The Company has no knowledge of any assertion or claim challenging the validity of any of such intellectual property that would be reasonably likely to have a Company Material Adverse Effect.

    SECTION 4.22. REAL PROPERTY. (a) Neither the Company nor any of its Subsidiaries has received a notice of default or termination under any leases for real property providing for the occupancy, in each case, of (i) a hotel or
(ii) other facilities in excess of 50,000 square feet except where the existence of such notices, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

    (b) With respect to the real property that the Company and any of its Subsidiaries own, the Company or one of its Subsidiaries has title sufficient to conduct the business of the Company and its Subsidiaries as currently conducted, except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

    SECTION 4.23.  YEAR 2000 COMPLIANCE.  The Company and its Subsidiaries have
(i) completed a review and assessment of all areas within the business and operations of the Company and its Subsidiaries that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer software and systems used by the Company or any of its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to, on, and any date after December 31, 1999) and (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, which plan and timeline have been made available to Parent.

    SECTION 4.24. MANAGEMENT AND FRANCHISE AGREEMENTS. The Company has made available to Parent, or otherwise identified, all material management, license and franchise agreements (or forms thereof) to which the Company or any of its Subsidiaries is a party (collectively, the "MATERIAL COMPANY AGREEMENTS") that contain material radius or non-competition restrictions which would prohibit Parent or its Subsidiaries (as determined immediately prior to the Effective
Time) from the ownership, operation or management of any of their respective currently owned hotel properties or that require any consent or other action by any Person for, or will be subject to default, termination or cancellation because of, the transactions contemplated hereby, other than (x) those agreements the loss of the net income from which, individually or in the aggregate, would not have a Company Material Adverse Effect or (y) those agreements the Company has the right or the ability to terminate and the loss of net income from which, or any payment required to be made or otherwise payable in connection therewith, individually or in the aggregate, would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received as of the date hereof a notice of default or termination under any Material Company Agreement, except where the existence of such notices, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARENT

    Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to the Company by Parent on or prior to the date hereof (the "PARENT DISCLOSURE SCHEDULE") or in the Parent SEC Documents, Parent represents and warrants to the Company that:

    SECTION 5.01. CORPORATE EXISTENCE AND POWER. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has heretofore made available to the Company true and complete copies of the certificate of incorporation and bylaws of Parent and Merger Subsidiary as currently in effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

    SECTION 5.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and, except for any required approval by the stockholders of Parent of the issuance of shares of Parent Stock in connection with the Merger, have been duly authorized by all necessary corporate action. The affirmative vote of the holders of a majority of the outstanding shares of Parent Stock is the only vote of the holders of any of Parent's capital stock necessary in connection with consummation of the Merger. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary.

    SECTION 5.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic or foreign, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, whether state or foreign, (iv) such consents, approvals, orders, authorizations, permits, filings or registrations of or with any governmental entity related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages and (v) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement or delay the consummation of the transactions contemplated by this Agreement beyond the Outside Termination Date.

    SECTION 5.04. NON-CONTRAVENTION. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in
Section 5.03, contravene, conflict with, or result in a violation or breach of any provision of any applicable law, regulation, judgment, injunction, order or decree, (iii) except as to Material Parent Agreements (which are addressed in Section 5.24), require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries or any Alliance Company is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any Alliance Company or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent or any of its Subsidiaries or any Alliance Company or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries or any Alliance Company, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) or
(iv) that would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

    SECTION 5.05. CAPITALIZATION. (a) The authorized capital stock of Parent consists of 400,000,000 shares of Parent Stock and 24,832,700 shares of preferred stock, par value $1.00 per share. As of September 3, 1999, there were outstanding: (i) 254,976,661 shares of Parent Stock; (ii) employee stock options to purchase an aggregate of 23,060,444 shares of Parent Stock (of which options to purchase an aggregate of 9,462,987 shares of Parent Stock were exercisable); and (iii) no shares of preferred stock. All shares of capital stock of Parent outstanding as of the date hereof have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Parent Stock issuable upon exercise of outstanding employee stock options have been duly authorized and, when issued, will have been validly issued and will be fully paid and nonassessable.

    (b) Except as set forth in this Section 5.05 and except for the Parent Rights, any Shares reserved for issuance pursuant to future grants of options under stock plans, and changes since September 3, 1999 resulting from the exercise of employee stock options, there are outstanding (i) no shares of capital stock or voting securities of Parent, (ii) no securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (iii) no options or other rights to acquire from Parent or other obligations of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent (the items in clauses (i), (ii) and (iii) being referred to collectively as the "PARENT SECURITIES"). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities.

    (c) The shares of Parent Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

    SECTION 5.06. SUBSIDIARIES. (a) Each material Subsidiary of Parent and each Alliance Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each such material Subsidiary and Alliance Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All "significant subsidiaries," as such term is defined in Section 1-02 of Regulation S-X under the 1934 Act of Parent and their respective jurisdictions of incorporation are identified in the Parent 10-K.

    (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each material Subsidiary of Parent, is owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are outstanding (i) no securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any material Subsidiary of Parent or (ii) no options or other rights to acquire from Parent or any of its Subsidiaries, or other obligation of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any material Subsidiary of Parent (the items in clauses (i) and (ii) being referred to collectively as the "PARENT SUBSIDIARY SECURITIES"). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Subsidiary Securities. Parent owns, directly or indirectly, a 50% interest in each Alliance Company.

    SECTION 5.07.   SEC FILINGS.  (a) Parent has made available to the Company
(i) Parent's annual reports on Form 10-K for its fiscal years ended
December 31, 1997 and 1998, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 1999 and June 30, 1999, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Parent held since December 31, 1998, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1998 (the documents referred to in this Section 5.07(a), collectively, the "PARENT SEC DOCUMENTS").

    (b) As of its filing date, each Parent SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

    (c) As of its filing date, each Parent SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

    (d) Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

    (e) None of Parent's Subsidiaries is required to file any forms, reports or other documents with the SEC.

    SECTION 5.08. FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the annual reports on Form 10-K referred to in clause (i) of
Section 5.07(a) and the quarterly reports on Form 10-Q referred to in clause (ii) of Section 5.07(a) complied as to form in all material respect with the applicable published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q under the 1934 Act) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

    SECTION 5.09.   DISCLOSURE DOCUMENTS.

    (a) The Registration Statement on Form S-4 of Parent (the "REGISTRATION STATEMENT") to be filed with the SEC with respect to the issuance of Parent Stock in connection with the Merger and any amendments or supplements thereto, when filed, will comply as to form in all material respects with the applicable requirements of the 1933 Act. Neither the Registration Statement nor any amendment or supplement thereto will at the time it becomes effective under the 1933 Act contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The representations and warranties contained in this
Section 5.09(a) will not apply to statements or omissions included in the Registration Statement based upon information furnished to Parent or Merger Subsidiary by the Company specifically for use therein.

    (b) Neither the joint proxy statement relating to the Parent Stockholder Meeting and the Company Stockholder Meeting nor the related proxy and notice of meeting, or soliciting material in connection therewith (collectively, the "JOINT PROXY STATEMENT") nor any amendment or supplement thereto, will, at the date the Joint Proxy Statement or any such amendment or supplement is first mailed to stockholders of Parent and the Company or at the time of the Parent Stockholder Meeting and the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement (except for information relating solely to the Company) shall comply as to form in all material respects with the applicable requirements of the 1933 Act. The representations and warranties contained in this Section 5.09(b) will not apply to statements or omissions included in the Joint Proxy Statement based upon information furnished to Parent or Merger Subsidiary by the Company specifically for use therein.

    SECTION 5.10. ABSENCE OF CERTAIN CHANGES. Since December 31, 1998, the business of Parent and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

    (a) any events, occurrences, developments or state of circumstances or facts that, individually or in the aggregate, have had or will have a Parent Material Adverse Effect;

    (b) as of the date of this Agreement, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent (other than the payment of regular quarterly dividends not in excess of $0.02 per share of Parent Stock, or any repurchase, redemption or other acquisition by Parent or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or any of its Subsidiaries;

    (c) as of the date of this Agreement, any amendment of any material term of any outstanding security of Parent or any of its Subsidiaries;

    (d) as of the date of this Agreement, any incurrence, assumption or guarantee by Parent or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

    (e) as of the date of this Agreement, any creation or other incurrence by Parent or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

    (f) as of the date of this Agreement, any making of any material loan, advance or capital contributions to or investment in any Person other than to Parent or any of its direct or indirect wholly-owned Subsidiaries or in the ordinary course of business consistent with past practices;

    (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Parent or any of its Subsidiaries that has had or could reasonably be expected to have a Parent Material Adverse Effect;

    (h) as of the date of this Agreement, any transaction or commitment made, or any contract or agreement entered into, by Parent or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by Parent or any of its Subsidiaries of any contract or other right, in either case, material to Parent and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

    (i) as of the date of this Agreement, any change in any method of accounting, method of tax accounting or accounting principles or practice by Parent or any of its Subsidiaries, except for any such change which is not significant or which is required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act; or

    (j) as of the date of this Agreement, any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or (to the extent material in the aggregate) employee of Parent or any of its Subsidiaries, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) any entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Parent or any of its Subsidiaries, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Parent or any of its Subsidiaries or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of Parent or any of its subsidiaries, other than, in the case of any of clauses (i) through (v), in the ordinary course of business consistent with past practice.

    SECTION 5.11. NO UNDISCLOSED MATERIAL LIABILITIES. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

    (a) liabilities or obligations disclosed or provided for in the Parent Balance Sheet or in the notes thereto or in any of the Parent SEC Documents filed prior to the date hereof;

    (b) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and

    (c) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby.

    SECTION 5.12. COMPLIANCE WITH LAWS AND COURT ORDERS. Neither Parent nor any of its Subsidiaries is in violation of, or has since January 1, 1998 violated, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

    SECTION 5.13. LITIGATION. There is no action, suit, investigation or proceeding pending, or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries or any of their respective properties, or against any Parent Employee Plan (as defined in Section 5.16), before any court or arbitrator or before or by any governmental body, agency or official, domestic or foreign, that, if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to have a Parent Material Adverse Effect.

    SECTION 5.14. FINDERS' FEES. Except for Morgan Stanley & Co. Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with of the transactions contemplated by this Agreement.

    SECTION 5.15. TAXES. (a) Parent and each of its Subsidiaries has timely filed (or has had timely filed on its behalf) or will timely file or cause to be timely filed all material Tax Returns required by applicable law to be filed by it prior to or as of the Effective Time, and all such material Tax Returns are, or will be at the time of filing, true and complete in all material respects.

    (b) Parent and each of its Subsidiaries has paid (or has had paid on its behalf) all material Taxes, whether individually or in the aggregate, due with respect to any period ending prior to or as of the Effective Time (other than Taxes which are being contested in good faith), or, where payment is not yet due or is being contested in good faith, has established (or has had established on its behalf and for its sole benefit and recourse) or will establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for the payment of such Taxes.

    (c) Parent and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

    (d) No federal, state, local or foreign audits or administrative proceedings are pending with regard to any material Taxes or Tax Return of Parent or its Subsidiaries and none of them has received a written notice of any proposed audit or proceeding.

    (e) Neither Parent nor any of its Subsidiaries is or has been a member of an affiliated group of corporations (within the meaning of Section 1504(a)) filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) for any taxable period, other than a group the common parent of which is Parent or any Subsidiary of Parent.

    (f) Neither Parent nor any of its Subsidiaries has any obligation under any agreement or arrangement with any other person with respect to material Taxes of such other person (including pursuant to Treasury Regulation Section 1.1502-6 or comparable provisions of state, local or foreign tax law) including any liability for Taxes of any predecessor entity.

    (g) Parent (i) is not aware of any fact or circumstance as of the date hereof which is reasonably likely to cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, PROVIDED that Merger Subsidiary is the surviving corporation in the Merger and (ii) is not aware of any fact or circumstance (including the Merger), or combination thereof, which has caused or may cause the distribution by Parent of Park Place Entertainment Corporation ("PPEC") on December 31, 1998 (the "DISTRIBUTION") to fail to qualify as a tax-free transaction under Section 355(a) and (c) of the Code.

    (h) The representations set forth in the private letter ruling issued by the IRS to Parent dated December 10, 1998, and the representations made by Parent in its request (and any supplements thereto) for such private letter ruling, were true, correct and complete in all respects at the date of the Distribution and are true, correct and complete in all respects on the date hereof.

    (i) At the time of the Distribution, neither Parent, PPEC, nor any "Controlling Shareholder" (as defined below) of either corporation anticipated, in light of (i) industry trends, (ii) any information known regarding the intentions of the managements of corporations engaging in businesses similar to those of Parent and PPEC, and (iii) the general economic climate at the time of the distribution, that it was more likely than not that one or more persons would acquire a 50-percent or greater interest in Parent or PPEC within 2 years after the Distribution (or later pursuant to an agreement, understanding, or arrangement existing at the time of the Distribution or within 6 months thereafter) who would not have acquired such interests if the Distribution had not occurred. For purposes of this representation, "CONTROLLING SHAREHOLDER" means any stockholder of (i) Parent who directly or indirectly together with related persons (as described in Sections 267(b) and 707(b) of the Code) owned
5 percent or more of any class of stock of Parent and who actively participated in the management of Parent, or (ii) PPEC who immediately after the Distribution directly or indirectly together with related persons (as described in Sections 267(b) and 707(b) of the Code) owned 5 percent or more of any class of stock of PPEC and who actively participated in the management of PPEC.

    (j) The Parent Disclosure Schedule sets forth Parent's federal income tax basis, at the time of the Distribution, in the shares of PPEC distributed to its stockholders.

    (k) Parent has received an opinion from Gibson, Dunn & Crutcher LLP to the effect that the Merger pursuant to this Agreement will not cause the Distribution to fail to qualify as a tax-free transaction under Section 355(a) and (c) of the Code. In rendering such opinion Gibson, Dunn & Crutcher LLP shall be entitled to rely upon certain documentation including representations of officers and shareholders of Parent.

    SECTION 5.16. EMPLOYEE BENEFIT PLANS. (a) Section 5.16 of the Parent Disclosure Schedule contains a correct and complete list identifying each "employee benefit plan," as defined in Section 3(3) of ERISA, each written employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits, change of control benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Parent or any ERISA Affiliate and covers any employee or former employee of Parent or any of its Subsidiaries, or with respect to which Parent or any of its Subsidiaries or ERISA Affiliates has any liability. Copies of such plans (and, if applicable, related trust agreements, insurance policies and other funding documents relating thereto, Internal Revenue Service determination letters, most recent filings on Form 5500, actuarial valuations, financial statements, and any correspondence with a government agency relating thereto) and all amendments thereto and written interpretations thereof have been furnished, or will be made available upon request, to the Company. Such plans are referred to collectively herein as the "PARENT EMPLOYEE PLANS".

    (b) Except as may be required by a collective bargaining agreement set forth in Section 5.16(a) of the Parent Disclosure Schedule, neither Parent nor any ERISA Affiliate maintains, contributes to, has any obligation to contribute to, or participates in, nor has within the past six years maintained, contributed to, had an obligation to contribute to, or participated in, any plan that constitutes or constituted a defined benefit or money purchase pension plan, as defined in Section 412 of the Code or ERISA, a Multiemployer Plan, a "multiple employer plan," as defined in ERISA, or that is or was subject to Title IV of ERISA.

    (c) Each Parent Employee Plan which is intended to be qualified under
Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and Parent knows of no fact or circumstance giving rise to a material likelihood that the plan would not be treated as so qualified by the Internal Revenue Service. Each Parent Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Parent Employee Plan. No material audit or investigation by any governmental authority is pending or, to the knowledge of Parent, threatened, regarding any Parent Employee Plan.

    (d) No Parent Employee Plan provides for post-employment welfare benefits of any kind, except as may be required by Section 4980B of the Code.

    (e) With respect to the Parent Employee Plans which are Multiemployer Plans,
(i) during the last six years neither Parent nor any ERISA Affiliate thereof has incurred any complete or partial withdrawal, withdrawal liability, or any other obligation or liability under Title IV of ERISA (including Section 4212(c)) (other than contributions due in the normal course); and (ii) no such Plan is in reorganization status, is insolvent, has terminated, or suffered a mass withdrawal.

    SECTION 5.17. ENVIRONMENTAL MATTERS. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse
Effect:

           (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of Parent, is threatened by any governmental entity or other Person with respect to any matters relating to Parent or any Subsidiary and relating to or arising out of any Environmental Law;

           (ii) the Parent and its Subsidiaries are in compliance with all applicable Environmental Laws and all Environmental Permits; and

           (iii) there are no liabilities or obligations of Parent or any of its Subsidiaries, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law.

    SECTION 5.18.   FINANCING.   Parent has received and furnished a copy to the
Company of a commitment letter (including the Summary of Terms and Conditions annexed thereto, the "COMMITMENT LETTER") with Bank of America, N.A. and Bank of America Securities LLC (collectively, "BANK OF AMERICA") dated as of
September 3, 1999. The funds which Bank of America has agreed, subject to the terms and conditions of the Commitment Letter, to provide will be sufficient, when taken together with funds available pursuant to (A) Parent's Existing Senior Credit Facility (as defined in the Commitment Letter) (the "EXISTING SENIOR CREDIT FACILITY"), as amended as contemplated by the Commitment Letter, and (B) other funds available to Parent, to pay all cash amounts payable to Company stockholders and optionholders in connection with the transactions contemplated by this Agreement, to effect all necessary refinancing of existing indebtedness of the Company and its Subsidiaries or of Parent and its Subsidiaries that is required as a result of the transactions contemplated by this Agreement, and to pay all related fees and expenses (such amount, the "REQUIRED CASH AMOUNT"). Pursuant to the Commitment Letter, Bank of America has also agreed to purchase assignments of commitments and loans outstanding under the Existing Senior Credit Facility to the extent, if any, necessary to enable Bank of America and any other lenders under the Existing Senior Credit Facility that consent to such amendment, to adopt any amendment, waiver or other modification necessary under the Existing Senior Credit Facility to permit the consummation of the transactions contemplated by this Agreement and all financings and refinancings required to consummate such transactions. Parent knows of no facts or circumstances as of the date hereof that would result in any of the conditions set forth in the Commitment Letter not being satisfied.

    SECTION 5.19. ANTITAKEOVER STATUTES; RIGHTS AGREEMENT; DIRECTOR VOTES. (a) Parent has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from the provisions of Section 203 of Delaware Law, any other applicable antitakeover or similar statute or regulation and the business combination provisions of Article IX of Parent's certificate of incorporation.

    (b) Under the terms of the Amended and Restated Rights Agreement dated as of September 10, 1998 between Parent and ChaseMellon Shareholder Services, L.L.C., as amended as of September 3, 1999 (the "PARENT RIGHTS AGREEMENT"), neither the execution of this Agreement nor the transactions contemplated hereby will cause a "Distribution Date" to occur or otherwise cause the rights ("PARENT RIGHTS") issued pursuant to the Parent Rights Agreement to become exercisable, and all such rights shall be non-exercisable at the Effective Time.

    (c) Parent has been advised that all of its directors who own shares of Parent Stock intend to vote in favor of the Merger.

    SECTION 5.20. INSURANCE. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Parent or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of Parent and its Subsidiaries and their respective properties and assets, and are in character and amount comparable to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

    SECTION 5.21. INTELLECTUAL PROPERTY. Parent owns, or is licensed or otherwise possesses legally enforceable rights to use, all trademarks, trade names, service marks, copyrights, and any applications for such trademarks, trade names, service marks and copyrights, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of Parent as currently conducted, subject to such exceptions that, individually and in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect. Parent has no knowledge of any assertion or claim challenging the validity of any of such intellectual property that would be reasonably likely to have a Parent Material Adverse Effect.

    SECTION 5.22. REAL PROPERTY. (a) Neither Parent nor any of its Subsidiaries has received a notice of default or termination under any leases for real property providing for the occupancy, in each case, of (i) a hotel or
(ii) other facilities in excess of 50,000 square feet except where the existence of such notices, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect.

    (b) With respect to the real property that Parent and any of its Subsidiaries own, Parent or its Subsidiary has title sufficient to conduct the business of Parent and its Subsidiaries as currently conducted, except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

    SECTION 5.23.  YEAR 2000 COMPLIANCE.  Parent and its Subsidiaries have
(i) completed a review and assessment of all areas within the business and operations of Parent and its Subsidiaries that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer software and systems used by Parent or any of its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to, on, and any date after December 31, 1999) and (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, which plan and timeline have been made available to the Company.

    SECTION 5.24. MANAGEMENT AND FRANCHISE AGREEMENTS. Parent has made available to the Company, or otherwise identified, all material management and franchise agreements (or forms thereof) to which Parent or any of its Subsidiaries is a party (collectively, the "MATERIAL PARENT AGREEMENTS") that contain material radius or non-competition restrictions which would prohibit the Company or its Subsidiaries (as determined immediately prior to the Effective
Time) from the ownership, operation or management of any of their respective currently owned hotel properties or that require any consent or other action by any Person for, or will be subject to default, termination or cancellation because of, the transactions contemplated hereby, other than (x) those agreements the loss of the net income from which, individually or in the aggregate, would not have a Parent Material Adverse Effect or (y) those agreements Parent has the right or the ability to terminate and the loss of net income from which, or any payment required to be made or otherwise payable in connection therewith, individually or in the aggregate, would not have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received as of the date hereof a notice of default or termination under any Material Parent Agreement, except where the existence of such notices, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect.

    SECTION 5.25. OPINION OF FINANCIAL ADVISOR. Parent has received the written opinions of Morgan Stanley & Co. Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation, financial advisors to Parent, each to the effect that, as of the date of this Agreement, the Merger Consideration is fair to Parent from a financial point of view.

                                   ARTICLE 6
                            COVENANTS OF THE COMPANY

    The Company agrees that:

    SECTION 6.01. CONDUCT OF THE COMPANY. From the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties. Without limiting the generality of the foregoing, except with the prior written consent of Parent or as contemplated by this Agreement or as set forth in the Company Disclosure Schedule, from the date hereof until the Effective Time the Company shall not, and shall not permit any of its Subsidiaries to:

    (a) (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its

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
stockholders in their capacity as such (other than dividends and other distributions by direct or indirect wholly owned Subsidiaries), (ii) other than in the case of any direct or indirect wholly owned Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; PROVIDED that nothing in this Section 6.01(a) shall prohibit the Company or any of its Subsidiaries from doing any of the foregoing to the extent such action is otherwise permitted by this Section 6.01.

    (b) issue, deliver, sell, pledge, dispose of or otherwise encumber any Shares, or any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such Shares, voting securities, equity equivalent or convertible securities, other than
(i) as permitted by Section 6.01(j), (ii) the issuance of Shares (and associated rights) upon the exercise of the GE Warrants, the GE Options or stock options pursuant to the Company's stock plans in accordance with their current terms and the issuance of Credited Shares upon vesting thereof and (iii) the issuance of Shares and options pursuant to the Directors Plan or the Directors Program;

    (c) amend its Certificate of Incorporation or By-Laws or other comparable organizational documents or amend any material terms of the outstanding securities of the Company or its Subsidiaries;

    (d) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or (ii) any assets that are, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, other than, in the case of clauses (i) and (ii),
(x) transactions that are in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries taken as a whole and (y) the direct or indirect acquisition of individual hotel properties or interests therein in accordance with Annex C to the Company Disclosure Schedule;

    (e) except as contemplated by (i) Annex C to the Company Disclosure Schedule, (ii) Annex A (Funding Commitments) to the Company Disclosure Schedule or (iii) in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or other investments in, any entity which, individually, is in excess of $10 million or, in the aggregate, are in excess of $20 million;

    (f) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, any of its assets, other than (x) transactions that are in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries taken as a whole, (y) pursuant to agreements existing on the date hereof or (z) sales of individual hotel properties not to exceed $50 million in the aggregate;

    (g) incur any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities or guarantee any debt securities, other than
(i) indebtedness and guarantees as contemplated by Annex A (Funding Commitments) or Annex C to the Company Disclosure Schedule, (ii) any other such indebtedness, guarantee or issuance incurred in the ordinary course of business consistent with past practice or incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries and (iii) the annual renewal of the Company's existing 364-day revolving credit agreement on substantially the same terms;

    (h) except as required under any collective bargaining agreement (whether now or hereafter in effect) or under Section 2.07 or as may be mutually agreed upon between Parent and the Company, enter into or adopt any new, or amend any existing, severance plan, agreement or arrangement or enter into any new or amend any existing Company Employee Plan or employment or consulting agreement, other than as required by law, except that the Company or its Subsidiaries may enter into (i) employment agreements if such agreements (x) are no longer than one year in duration and (y) provide for an annual base salary of less than $150,000, and (ii) consulting agreements in the ordinary course of business that are terminable on no more than 90 days' notice without penalty, and the Company or its Subsidiaries may amend any Company Employee Plan or other plan, program, policy or arrangement if such amendment will result in not more than a DE MINIMIS additional cost to the Company or its Subsidiaries;

    (i) except (i) as permitted under Section 6.01(h), (ii) as described in
Section 7.05(c) of the Company Disclosure Schedule or (iii) to the extent required by written employment agreements existing on the date of this Agreement, increase the compensation payable or to become payable to its officers or employees, except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries;

    (j) grant or award any stock options, restricted stock, performance shares, stock appreciation rights or other equity-based incentive awards, other than an award agreed to in good faith by Parent which (i) is made to a management employee or non-employee director who would be eligible to receive such award under the terms of the Company Employee Plans as applied consistently with past practice and (ii) is made on terms substantially the same as the terms of awards previously awarded under such plan (except that the vesting of such award shall not be subject to acceleration by virtue of consummation of the Merger);

    (k) change (i) its method of accounting or accounting practices in any material respect except as required by changes in GAAP or (ii) its fiscal year;

    (l) except (i) as disclosed in Annex A (Funding Commitments) to the Company Disclosure Schedule, (ii) as disclosed in Annex C to the Company Disclosure Schedule, or (iii) for maintenance and casualty capital expenditures in the ordinary course of business consistent with past practice, make or agree or make any new capital expenditure or expenditures which, individually, is in excess of $5,000,000 or, in the aggregate, are in excess of $10,000,000;

    (m) settle or compromise any federal, state, local or foreign tax liability to the extent the amount paid pursuant to such settlement or compromise would exceed $5,000,000;

    (n) except as required by law, prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

    (o) engage in any transaction with any Affiliate (other than any Subsidiary), director or officer of Parent, except as contemplated by this Agreement or on an arms' length basis and in the ordinary course of business;

    (p) amend the Rights Agreement or redeem or render inapplicable the Rights to facilitate the acquisition by any Person of more than 15% of the outstanding Shares, except in connection with the transactions contemplated by this Agreement or a Superior Proposal recommended by the Board of Directors of the Company in accordance with Section 6.02(b); or

    (q) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

    SECTION 6.02. STOCKHOLDER MEETING; PROXY MATERIAL. (a) The Company shall cause a meeting of its stockholders (the "COMPANY STOCKHOLDER MEETING") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. In connection with such meeting, the Company will (i) promptly prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Joint Proxy Statement and all other proxy materials for such meeting, (ii) use its reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (iii) otherwise comply with all legal requirements applicable to such meeting.

    (b) The Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders; PROVIDED that (A) the Board of Directors of the Company shall be permitted to withdraw, or modify in a manner adverse to Parent, its recommendation to its stockholders, but only if (i) the Company has complied with the terms of
Section 6.03, (ii) the Company has received an unsolicited Acquisition Proposal which the Board of Directors of the Company determines in good faith would, if consummated, constitute a Superior Proposal, (iii) the Board of Directors determines in good faith, on the basis of advice of outside legal counsel, that it must take such action to comply with its fiduciary duties under applicable law; (iv) the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action; and (v) the Company concurrently terminates this Agreement pursuant to Section 10.01(d)(i) and pays the termination fee contemplated by Section 11.04(b); and (B) to the extent applicable the Board of Directors of the Company shall be permitted to comply with Rule 14d-9 and Rule 14e-2 under the 1934 Act with respect to any Acquisition Proposal. For purposes of this Agreement, "SUPERIOR PROPOSAL" means a bona fide written Acquisition Proposal which the Board of Directors of the Company concludes in good faith (after consultation with its financial advisors and legal counsel), taking into account all legal, financial, regulatory and other aspects of the proposal including the nature and sufficiency of financing for such proposal and the Person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to the Company's stockholders (in their capacities as stockholders) from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably likely to be completed (provided that for purposes of this definition the term Acquisition Proposal shall have the meaning assigned to such term in Section 1.01 except that the references to "20%" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "50%"). Nothing in this Section 6.02(b) shall permit the Company to terminate this Agreement except as specifically provided in Article 10.

    SECTION 6.03. NO SOLICITATION; OTHER OFFERS. (a) From the date hereof until the termination hereof, the Company will not, and will cause its Subsidiaries and will use reasonable best efforts to cause the officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors of the Company and its Subsidiaries not to, directly or indirectly, (i) take any action to solicit or initiate the submission of any Acquisition Proposal or (ii) engage in discussions or negotiations with, or disclose any nonpublic information relating to the Company or any of its Subsidiaries to, any Person who, to the knowledge of the Company, is considering making, or has made, an Acquisition Proposal; PROVIDED that the Company may negotiate or otherwise engage in discussions with, and furnish nonpublic information to, any Person in response to an unsolicited Acquisition Proposal if
(w) the Company has complied with the terms of Section 6.03(b), (x) the Board of Directors of the Company determines in good faith that, based on the terms and conditions contained in such Acquisition Proposal, such Acquisition Proposal could reasonably be expected to constitute a Superior Proposal, (y) prior to providing any information or data to any Person in connection with an Acquisition Proposal, such Person executes a confidentiality agreement with terms substantially similar to those contained in the Confidentiality Agreement (except as to the standstill provisions, PROVIDED that if the Company so enters into any such confidentiality agreement without standstill provisions substantially similar to those in the Confidentiality Agreement, then Parent shall to the extent of such difference be relieved of compliance with the Confidentiality Agreement's standstill obligations) and (z) the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action.

    (b) The Company will notify Parent promptly after receipt by the Company of any Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries by any Person who, to the knowledge of the Company, is making, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Person making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent informed of the status and details of any such Acquisition Proposal, indication or request. The Company shall, and shall cause its Subsidiaries and use reasonable best efforts to cause the directors, employees and other agents of the Company and its Subsidiaries to, cease immediately and cause to be terminated all activities, discussions and negotiations, if any, with any Persons conducted prior to the date hereof with respect to any Acquisition Proposal.

    SECTION 6.04. AFFILIATES. Prior to the Effective Time, the Company shall cause to be delivered to Parent a letter identifying, to the best of the Company's knowledge, all Persons who may be deemed "affiliates" of the Company under Rule 145 of the 1933 Act. The Company shall use its reasonable best efforts to cause each Person who is so identified as an affiliate to deliver to Parent on or prior to the Effective Time a letter substantially in the form of Exhibit A to this Agreement.

                                   ARTICLE 7

                              COVENANTS OF PARENT

    Parent agrees that:

    SECTION 7.01. CONDUCT OF PARENT. From the date hereof until the Effective Time, Parent and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties. Without limiting the generality of the foregoing, except with the prior written consent of the Company or as contemplated by this Agreement, from the date hereof until the Effective Time Parent shall not, and shall not permit any of its Subsidiaries to:

    (a) amend Parent's certificate of incorporation or by-laws (PROVIDED that Parent shall be permitted to make such amendments to its by-laws as are not inconsistent with the rights and obligations of the parties under this Agreement and as would not delay consummation of the transactions contemplated by this Agreement);

    (b) amend any material terms of the outstanding securities of Parent or its Subsidiaries;

    (c) split, combine, subdivide or reclassify any shares of Parent Stock or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Parent Stock, except for (i) regular quarterly cash dividends not exceeding $0.02 per share, (ii) regular dividends on any future series of preferred stock pursuant to the terms of such securities, or (iii) dividends paid by a Subsidiary of Parent to Parent or any Subsidiary of Parent that is, directly or indirectly, wholly owned by Parent;

    (d) take any action that would or would reasonably be expected to impair the ability of the Company, Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement;

    (e) change (i) its methods of accounting or accounting practices in any material respect except as required by concurrent changes in U.S. GAAP or by law or (ii) its fiscal year;

    (f) enter into or acquire any new line of business that (i) is material to Parent and its Subsidiaries taken as a whole and (ii) is not strategically related to the current business or operations of Parent and its Subsidiaries;

    (g) incur indebtedness (other than pursuant to the Financing Agreements) outside of the ordinary course or for acquisitions unless such incurrence is not reasonably likely (assuming the consummation of the transactions contemplated hereby) to result in the rating accorded Parent's senior debt by Moody's Investor's Services and Standard & Poor's Rating Services to be non-investment grade;

    (h) engage in any (i) merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction unless the stockholders of Parent prior to such transaction own, directly or indirectly, a majority of the equity interests in the surviving or resulting corporation and Parent has received an opinion from Gibson, Dunn & Crutcher LLP, reasonably satisfactory to Company, to the effect that such transaction will not adversely affect its ability to deliver the opinion described in
Section 9.03(c), (ii) transaction as a result of which any third party acquires, directly or indirectly, an equity interest for less than the then market value of Parent stock (other than pursuant to any existing employee compensation plan), or representing greater than in the aggregate 15% of the voting securities of Parent or any Subsidiary of Parent unless Parent has received an opinion from Gibson, Dunn & Crutcher LLP, reasonably satisfactory to the Company, to the effect that such transaction will not adversely affect its ability to deliver the opinion described in Section 9.03(c) or (iii) sale, lease, mortgage or disposition of, or creation of any Lien upon, any of the properties or assets of Parent and its Subsidiaries, other than transactions in this ordinary course of business or transactions not exceeding $100 million in the aggregate;

    (i) engage in any transaction with any Affiliate (other than any Subsidiary or any Alliance Company), director or officer of Parent, except on an arms' length basis and in the ordinary course of business;

    (j) acquire, directly or indirectly, any Shares except pursuant to the Merger; or

    (k) agree or commit to do any of the foregoing.

    SECTION 7.02. OBLIGATIONS OF MERGER SUBSIDIARY. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

    SECTION 7.03. VOTING OF SHARES. Parent agrees to vote all Shares beneficially owned by it in favor of adoption of this Agreement at the Company Stockholder Meeting.

    SECTION 7.04. DIRECTOR AND OFFICER LIABILITY. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

    (a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present and former officer and director of the Company and of any Subsidiary of the Company (each, an "INDEMNIFIED PERSON") in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other applicable laws or provided under the Company's certificate of incorporation and bylaws in effect on the date hereof; PROVIDED that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

    (b) The Surviving Corporation shall pay all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations provided for in this Section 7.04. The Indemnified Person shall be entitled to control the defense of any action, suit, investigation or proceeding with counsel of its own choosing reasonably acceptable to the Surviving Corporation and the Surviving Corporation shall cooperate in the defense thereof; PROVIDED that the Surviving Corporation shall not be liable for the fees of more than one counsel for all Indemnified Persons, other than local counsel, unless a conflict of interest shall be caused thereby, and PROVIDED FURTHER that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

    (c) For six years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; PROVIDED if the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the per annum rate of premium paid by the Company and its Subsidiaries as of the date hereof for such insurance, then Parent shall, or shall cause its Subsidiaries to, provide only such coverage as shall then be available at an annual premium equal to 200% of such rate.

    (d) If Parent, the Surviving Corporation or any of its successors or assigns
(i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.04.

    (e) The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights to indemnification, exculpation from liabilities for acts or omissions or other rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other applicable laws or under any agreements or other arrangements with the Company or its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

    (f) The obligations of the Surviving Corporation under this Section 7.04 shall be joint and several obligations of Parent and the Surviving Corporation.

    SECTION 7.05. EMPLOYEE MATTERS. (a) EXISTING EMPLOYMENT AND SEVERANCE AGREEMENTS. From and after the Effective Time Parent shall, or shall cause the Surviving Corporation to, without further action, assume and honor the obligations of the Company and its Subsidiaries under the terms of each written employment and severance agreement in effect immediately prior to the Effective Time between the Company or any of its Subsidiaries and any employee or former employee thereof.

    (b) SEVERANCE AGREEMENTS. Parent shall, or shall cause the Surviving Corporation to, honor all obligations under all severance agreements and arrangements referred to in Sections 7.05(b)(i) and 7.05(b)(ii) of the Company Disclosure Schedule.

    (c) EMPLOYEE BENEFIT LEVELS. For one year after the Effective Time, Parent shall, or shall cause the Surviving Corporation to provide employees of the Company or its Subsidiaries immediately prior to the Effective Time ("AFFECTED EMPLOYEES") with benefits substantially comparable, in the aggregate, to the benefits available to Affected Employees immediately prior to the Effective Time (taking into account, whether or not implemented as of the Effective Time, the changes to the Company's benefit plans described in Section 7.05(c) of the Company Disclosure Schedule). In addition to the foregoing requirement, on and after the first anniversary of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide Affected Employees with benefits substantially comparable, in the aggregate, to the benefits provided similarly situated employees of Parent or its Affiliates. In addition, Parent shall, or shall cause the Surviving Corporation to, maintain in effect during the period from the Effective Time until the first anniversary of the Effective Time for the benefit of Affected Employees the severance plans, policies and practices of the Company and its Subsidiaries applicable to Affected Employees as in effect immediately prior to the Effective Time.

    (d) HONORING ACCRUED AND VESTED BENEFITS. Parent shall, or shall cause the Surviving Corporation to, honor all accrued, vested benefits under all compensation and benefit plans, policies, practices and arrangements of the Company or its Subsidiaries in existence immediately prior to the Effective Time. Without limiting the generality of the foregoing, Parent shall, or shall cause the Surviving Corporation to, honor all unused vacation, holiday, sickness and personal days accrued by Affected Employees under the policies and practices of the Company and its Subsidiaries.

    (e) SERVICE CREDIT. In the event of any change in the welfare benefits provided to an Affected Employee under any plan, Parent shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employee under such plan (except to the extent that such conditions, exclusions or waiting periods would apply under the Company or Subsidiary's then existing plans absent any change in such welfare plan coverage) and (ii) provide each Affected

Employee with credit for any co-payments and deductibles paid prior to any such change in coverage in satisfying any applicable deductible or out-of-pocket requirements under such new or changed plan. Parent shall, or shall cause the Surviving Corporation to, provide each Affected Employee with credit for all service with the Company and its Affiliates under each employee benefit plan, policy, program or arrangement in which such Affected Employee is eligible to participate, except to the extent that it would result in a duplication of benefits with respect to the same period of services. However, neither Parent nor the Surviving Corporation shall be required to provide past service credit for benefit accrual purposes (other than under any vacation, sick pay or severance plan), unless such past service credit is given to other similarly situated employees.

    (f) ANNUAL BONUSES. On or prior to March 15, 2000, without duplicating any benefits under any severance, termination or employment agreement, Parent shall, or shall cause the Surviving Corporation to, pay to each Affected Employee then employed by Parent, the Surviving Corporation or any of their respective Affiliates who currently participates in the Company's bonus plans, and each such Affected Employee whose employment was involuntarily terminated without "cause" by Parent, the Surviving Corporation or any of their respective Affiliates after the Effective Time but prior to March 15, 2000, a cash bonus equal to the amount to which such Affected Employee would have been entitled under the terms of such plans, PROVIDED that the performance measures used to determine whether an Affected Employee is eligible for such bonus shall be adjusted to exclude extraordinary expenses arising from the transactions contemplated by the Agreement. In the event an Affected Employee whose employment is terminated in 1999 is entitled to a bonus pursuant to this
Section 7.05(f), such bonus shall be pro rated to reflect the portion of calendar 1999 elapsed between January 1, 1999 and the date of such employee's termination. A termination will be deemed to be involuntary and without "cause" if the Affected Employee is terminated in a manner that entitles such person to severance benefits under the Tier I or Tier II Severance Agreement or Tier III or Tier IV severance or similar arrangement or agreement for which he or she is eligible, or the Affected Employee terminates his or her employment after (i) a material reduction in the level of such Affected Employee's compensation and benefits, taken in the aggregate; (ii) an assignment of duties substantially different from his or her current duties and incompatible with such Affected Employee's education, training and experience; (iii) a relocation of such Affected Employee's principal workplace by more than 50 miles; or (iv) the occurrence of any event, fact or circumstance entitling such Affected Employee to receive severance benefits under any severance or employment agreement.

    Without limiting the generality of the immediately preceding paragraph, Parent shall not, and shall cause the Surviving Corporation not to, adversely modify, impair or diminish the ability of any Affected Employee to attain such Affected Employee's full bonus opportunity for 1999 afforded by any relevant bonus plan in effect as of the Effective Time.

    (g) Nothing in this Agreement shall be construed to restrict the ability of Parent and its Subsidiaries to make hiring, promotion or termination decisions after the Effective Time or to prevent changes in compensation or benefits as may result due to changes in title, position or responsibility.

    SECTION 7.06. PARENT BOARD OF DIRECTORS. Prior to the Effective Time, the Board of Directors of Parent shall take all action necessary to appoint 2 persons, selected by Parent, who are currently directors of the Company (the "COMPANY DESIGNEES") to the Board of Directors of Parent as of the Effective Time.

    SECTION 7.07. PARENT STOCKHOLDER MEETING. Parent shall cause a meeting of its stockholders (the "PARENT STOCKHOLDER MEETING") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger, and, at such stockholder meeting, the Board of Directors of Parent shall recommend approval and adoption by Parent's stockholders of this Agreement and the Merger and shall not withdraw such recommendation. In connection with such meeting, Parent will (i) promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Joint Proxy Statement and all other proxy materials for such meeting,

(ii) use its reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and
(iii) otherwise comply with all legal requirements applicable to such meeting.

    SECTION 7.08. REGISTRATION STATEMENT. Parent shall promptly prepare and file with the SEC under the 1933 Act the Registration Statement, and shall use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable. Parent shall promptly take any action required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Parent Stock in the Merger and upon the exercise of Parent Stock Options.

    SECTION 7.09. STOCK EXCHANGE LISTING. Parent shall use its reasonable best efforts to cause the shares of Parent Stock to be issued in connection with the Merger to be listed on the NYSE and the Pacific Stock Exchange, subject to official notice of issuance.

    SECTION 7.10. TAX-FREE NATURE OF DISTRIBUTION. Parent will not take any action or fail to take any action which in the opinion of Gibson, Dunn & Crutcher LLP or other nationally recognized tax counsel selected by Parent may cause the Distribution to fail to be qualified as a tax-free transaction under
Section 355(a) and (c) of the Code.

    SECTION 7.11. FINANCING AGREEMENTS. (a) Parent shall use its best efforts to obtain financing in an amount at least equal to the Required Cash Amount, including by (i) executing before December 2, 1999 (or such later date as agreed by Bank of America) definitive agreements for the New Senior Credit Facilities (as defined in the Commitment Letter) contemplated by the Commitment Letter and
(ii) executing as promptly as practicable any necessary amendments, waivers or other modifications to the Existing Senior Credit Facility. The Commitment Letter, the definitive agreements for the New Senior Credit Facilities and the Existing Senior Credit Facility, as so amended, modified or waived (along with any other document pursuant to which Parent obtains financing of all or a portion of the Required Cash Amount) are referred to herein collectively as the "FINANCING AGREEMENTS". The Company will be afforded a reasonable opportunity to review and comment on the representations and warranties contained in the Financing Agreements and no such representation or warranty, insofar as it relates to facts and circumstances relating to the Company and its Subsidiaries, shall be included therein that the Company shall have advised Parent is incorrect or inaccurate. Parent shall use its reasonable best efforts to ensure that the representations and warranties contained in the Financing Agreements shall be consistent with the Commitment Letter.

    (b) Without limiting the generality of the foregoing, in the event that at any time funds are not or have not been made available under the Financing Agreements so as to enable Parent to proceed with the Closing in a timely manner, Parent shall (i) use its best efforts to obtain alternative funding in an amount at least equal to the Required Cash Amount on terms and conditions materially comparable to those provided in such Financing Agreements or otherwise on terms reasonably acceptable to Parent and (ii) shall continue to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

    (c) Parent shall take all actions necessary to enforce any or all of its rights, and comply with all of its obligations under the Financing Agreements, except to the extent consented to by the Company in writing.

                                   ARTICLE 8

                      COVENANTS OF PARENT AND THE COMPANY

    The parties hereto agree that:

    SECTION 8.01. EFFORTS. (a) Subject to the terms and conditions of this Agreement, Company and Parent will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Each of Parent and Company agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

    (b) In connection with the efforts referenced in Section 8.01(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, each of Parent and Company shall use its reasonable best efforts to (i) cooperate in all respects with the other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other governmental authority or, in connection with any proceeding by a private party, with any other Person. For purposes of this Agreement, "ANTITRUST LAW" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

    SECTION 8.02. CERTAIN FILINGS. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Joint Proxy Statement and the Registration Statement, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and
(iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Joint Proxy Statement or the Registration Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

    SECTION 8.03. PUBLIC ANNOUNCEMENTS. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

    SECTION 8.04. FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

    SECTION 8.05. ACCESS TO INFORMATION. From the date hereof until the Effective Time and subject to applicable law and the Confidentiality Agreement, the Company and Parent shall (i) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party, (ii) furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other party in its investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. Unless otherwise required by law, each of Company and Parent will hold, and will cause its respective officers, employees, counsel, financial advisors, auditors and other authorized representatives to hold, any nonpublic information obtained in any such investigation in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder.

    SECTION 8.06. NOTICES OF CERTAIN EVENTS. Each of the Company and Parent shall promptly notify the other of:

    (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

    (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

    (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company, Parent or any of their Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.12, 4.13, 5.12 or 5.13, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement.

    SECTION 8.07. COOPERATION AS TO TAX MATTERS. Each of the Company and Parent will (a) not take any action that is reasonably likely to cause the Merger to fail to qualify as a "reorganization" within the meaning of
Section 368 of the Code, and (b) use its reasonable best efforts (including the provision of customary representations) to permit counsel to render the opinions described in Section 9.02(b) and Section 9.03(b). Neither Parent nor the Company shall take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the representations set forth in certificates delivered to such counsel.

    SECTION 8.08. TRANSFER AND GAINS TAX. Parent will pay any federal, state, local, foreign or provincial tax which is attributable to the transfer of the beneficial ownership of the Company's or its Subsidiaries' real property, if any (collectively, the "GAINS TAXES"), any penalties or interest with respect to the Gains Taxes, payable in connection with the consummation of the Merger, (except as otherwise provided in Section 2.10) any federal, state, local, foreign or provincial tax which is attributable to the transfer of Shares or Parent Stock pursuant to the terms of this Agreement (collectively, "STOCK TRANSFER TAXES") and any penalties or interest with respect to any such Stock Transfer Taxes. Parent and the Company agree to cooperate with the other in the filing of any returns with respect to the Gains Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and its Subsidiaries and any information with respect to such property that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real property of the Company and its Subsidiaries shall be agreed to between Parent and the Company. The stockholders of the Company shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 8.08 in the preparation of any return with respect to the Gains Taxes.

    SECTION 8.09. AUDITORS' LETTERS. Parent and the Company each shall use all reasonable best efforts to cause to be delivered to the other party and such other party's directors a letter of its independent auditors, dated the date on which the Registration Statement shall become effective, and addressed to the other party and such other party's directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

    SECTION 8.10. REGISTRATION RIGHTS AGREEMENT. At the Effective Time, Parent will enter into a Registration Rights Agreement identical to the Registration Rights Agreement dated as of December 19, 1997 by and among the Company, GE Investment Hotel Partners I, Limited Partnership, GE Investment Management Incorporated, Trustees of General Electric Pension Trust, MetPark
Funding, Inc., The Ueberroth Family Trust, The Ueberroth Investment Trust,
Mr. Richard Ferris, Ridge Partners, L.P. and Red Lion (the "EXISTING REGISTRATION RIGHTS AGREEMENT"), pursuant to which Parent will provide registration rights to the parties to the Existing Registration Rights Agreement with respect to all shares of Parent Stock issued in the Merger in respect of Shares covered by the Existing Registration Rights Agreement.

                                   ARTICLE 9

                            CONDITIONS TO THE MERGER

    SECTION 9.01. CONDITIONS TO OBLIGATIONS OF EACH PARTY. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

    (a) this Agreement shall have been approved and adopted by the stockholders of the Company in accordance with Delaware Law;

    (b) this Agreement shall have been approved by the stockholders of Parent;

    (c) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

    (d) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

    (e) the Registration Statement shall have been declared effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC; and

    (f) the shares of Parent Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

    SECTION 9.02. CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUBSIDIARY. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

    (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true in all material respects at and as of the Effective Time as if made at and as of such time (or, if given as of a specific date, at and as of such date) with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (iii) Parent shall have received a certificate signed by an executive of the Company to the foregoing effect;

    (b) Parent shall have received an opinion of Gibson, Dunn & Crutcher LLP in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provision of
Section 368(a) of the Code and that each of Parent, Merger Subsidiary and the Company will be a party to the reorganization within the meaning of
Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon certain representations of officers of Parent and the Company; and

    (c) funds at least equal to the Required Cash Amount shall be available to Parent; PROVIDED that this condition shall be deemed satisfied (and Parent and Merger Subsidiary shall be obligated to consummate the Merger) in the event that Parent is in material breach of Sections 5.18 or 7.11 of this Agreement or any representation, warranty, covenant or agreement of Parent or any of its Affiliates contained in, or any material failure by Parent or any of its Affiliates to take any action necessary under, any of the Financing Agreements (other than any such breaches of representations or warranties in the Financing Agreements attributable solely to facts and circumstances relating to the Company and its Subsidiaries).

    SECTION 9.03. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

    (a) (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent and Merger Subsidiary contained in this Agreement and in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true in all material respects at and as of the Effective Time as if made at and as of such time (or, if given as of a specific date, at and as of such date) with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and
(iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect; and

    (b) The Company shall have received an opinion of Davis Polk & Wardwell in form and substance reasonably satisfactory to the Company, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of
Section 368(a) of the Code and that each of Parent, Merger Subsidiary and the Company will be a party to the reorganization within the meaning of
Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon certain representations of officers of Parent and the Company.

    (c) Parent shall have received an opinion of Gibson, Dunn & Crutcher LLP dated the Effective Time confirming its opinion referred to in Section 5.15(k) of this Agreement.

                                   ARTICLE 10

                                  TERMINATION

    SECTION 10.01. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company or Parent):

    (a) by mutual written agreement of the Company and Parent;

    (b) by either the Company or Parent, if:

        (i) the Merger has not been consummated on or before the Outside Termination Date. The "OUTSIDE TERMINATION DATE" shall mean March 31, 2000; PROVIDED however that if by such date the condition set forth in
    Section 9.02(c) has not been satisfied solely because the lenders under the Financing Agreements have declined to provide funds thereunder because of a material adverse change in or material disruption of conditions in the financial, banking or capital markets related to the "Year 2000 Problem" (that is, the risk that computer software and systems may be unable to recognize and perform date-sensitive functions involving certain dates prior to, on, and any date after December 31, 1999) and such change or disruption of conditions is continuing, then "Outside Termination Date" shall mean April 30, 2000; PROVIDED further that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

        (ii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining Company or Parent from consummating the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable; PROVIDED that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement results in the application of any such law or regulation to the Merger or the imposition of any such judgment, injunction, order or decree;

        (iii) this Agreement shall not have been approved and adopted in accordance with Delaware Law by the Company's stockholders at the Company Stockholder Meeting (or any adjournment thereof); or

        (iv) this Agreement shall not have been approved by Parent's stockholders at the Parent Stockholder Meeting (or any adjournment thereof);

    (c) by Parent, if

        (i) any Person or "group" (as defined in Section 13(d)(3) of the 1934
    Act), other than Parent or any of its Affiliates, shall have acquired beneficial ownership of more than 50% of the Shares;

        (ii) (A) the Board of Directors of the Company shall have failed to recommend or withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger and shall have approved or recommended a Superior Proposal, or (B) the Company shall have entered into, or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to a Superior Proposal; or

    (d) by the Company, if

        (i) the Board of Directors of the Company shall approve a Superior Proposal or shall withdraw, or modify in a manner adverse to Parent, its recommendation of this Agreement or the Merger to its stockholders, provided however that (A) the Company shall have complied with Section 6.02(b) and
    Section 6.03, (B) the Company shall have given Parent five business days written prior notice of its intention to terminate the Agreement, attaching a description of all material terms and conditions of the Superior Proposal to such notice, (C) Parent does not make prior to such termination of this Agreement a definitive, binding offer to make adjustments to this Agreement which the Board of Directors of the Company determines would enable the Company to proceed with its recommendation to its stockholders of the transactions contemplated hereby as amended by such proposed adjustments, and (D) the Company prior to such termination pursuant to this clause (d)(i) pays to Parent in immediately available funds the fee required to be paid pursuant to Section 11.04(b). The Company agrees to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification; or

        (ii) if the Board of Directors of Parent shall have failed to recommend or withdrawn or modified or changed in a manner adverse to the Company its approval and recommendation of this Agreement or the Merger.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

    SECTION 10.02. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; PROVIDED that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure of either party to perform a covenant hereof or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 11.04, 11.06, 11.07 and 11.08 shall survive any termination hereof pursuant to Section 10.01.

                                   ARTICLE 11

                                 MISCELLANEOUS

    SECTION 11.01. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

    if to Parent or Merger Subsidiary, to:

        9336 Civic Center Drive
        Beverly Hills, California 90210
        Fax: (310) 205-7677
        Attention: Thomas E. Gallagher, General Counsel

    with a copy to:

        Gibson, Dunn & Crutcher LLP
        333 South Grand Avenue
        Los Angeles, California 90071
        Fax: (213) 229-7520
        Attention: Andrew Bogen

    if to the Company, to:

        755 Crossover Lane
        Memphis, Tennessee 38117
        Fax: (910) 374-6533
        Attention: Jay Huber, General Counsel

    with a copy to:

        Davis Polk & Wardwell
        450 Lexington Avenue
        New York, New York 10017
        Fax: (212) 450-4800
        Attention: Joseph Rinaldi

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

    SECTION 11.02. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement, except for the agreements set forth in Sections 7.04 and 7.05 (which shall survive the Effective Time) and Sections 10.02, 11.04, 11.06, 11.07 and 11.08.

    SECTION 11.03. AMENDMENTS; NO WAIVERS. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; PROVIDED that, after the adoption of this Agreement by the stockholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Shares.

    (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

    SECTION 11.04. EXPENSES. (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

    (b) The Company agrees to pay Parent a fee in immediately available funds equal to $75 million promptly, but in no event later than two business days, after the termination of this Agreement

    (1) by Parent pursuant to Section 10.01(c)(ii),

    (2) by Company pursuant to Section 10.01(d)(i),

    (3) if (A) Parent shall terminate this Agreement pursuant to
Section 10.01(b)(i), (B) at any time after the date of this Agreement and at or before the time of the event giving rise to such termination there shall exist an Acquisition Proposal, (C) following the existence of such Acquisition Proposal and prior to any such termination, the Company shall have intentionally breached (and not cured after notice thereof) any of its material covenants or agreements set forth in this Agreement in any material respect and (D) within 12 months of any such termination of this Agreement, the Company shall enter into a definitive agreement with any third party with respect to an Acquisition Proposal or an Acquisition Proposal is consummated;

    (4) if (A) Parent shall terminate this Agreement pursuant to
Section 10.01(b)(iii), (B) any Person or "group" other than Parent or any of its Affiliates acquires beneficial ownership of more than 25% of the Shares and
(C) within 12 months of any such termination of this Agreement, the Company shall enter into a definitive agreement with such Person or group with respect to an Acquisition Proposal;

    (5) if (A) Parent shall terminate this Agreement pursuant to
Section 10.01(b)(iii), (B) at or before the time of the event giving rise to such termination there shall exist an Acquisition Proposal and (C) within 12 months of any such termination of this Agreement, the Company shall enter into a definitive agreement with any third party with respect to an Acquisition Proposal or an Acquisition Proposal is consummated; or

    (6) if Parent shall terminate this Agreement pursuant to
Section 10.01(c)(i).

    (c) Parent agrees to pay the Company a fee in immediately available funds equal to $150 million promptly, but in no event later than two business days, after the termination of this Agreement pursuant to Section 10.01(b)(i) if:
(i) prior to the Outside Termination Date funds at least equal to the Required Cash Amount have not been made available to Parent pursuant to the Financing Agreements, (ii) the conditions set forth in Sections 9.01(a) (except if the Company has delayed or postponed its stockholder meeting pending notification from Parent that the condition referred to in Section 9.02(c) has been or is reasonably likely to be satisfied or has been waived), 9.01(c), 9.01(d), 9.01(e) (except if effectiveness of the Registration Statement has been delayed or postponed pending notification from Parent that the condition referred to in
Section 9.02(c) has been or is reasonably likely to be satisfied or has been waived) and 9.02(a) are satisfied as of the Outside Termination Date (in the case of Section 9.02(a), as if the reference to the Effective Time therein were to the Outside Termination Date) and (iii) the unavailability of such funds was not due to a breach of any representation and warranty in the Financing Agreements attributable solely to facts and circumstances relating to the Company and its Subsidiaries (PROVIDED that this clause (iii) shall not apply if the Company had previously advised Parent, as contemplated in Section 7.11, that the representation or warranty in question was incorrect or inaccurate).

    SECTION 11.05. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, PROVIDED that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

    SECTION 11.06. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

    SECTION 11.07. JURISDICTION. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

    SECTION 11.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

    SECTION 11.09. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as provided in Section 7.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

    SECTION 11.10. ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

    SECTION 11.11. CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

    SECTION 11.12. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

    SECTION 11.13. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                                       PROMUS HOTEL CORPORATION

                                                       By:           /s/ NORMAN P. BLAKE, JR.
                                                            -----------------------------------------
                                                                    Name: Norman P. Blake, Jr.
                                                             TITLE: CHAIRMAN OF THE BOARD, PRESIDENT
                                                                   AND CHIEF EXECUTIVE OFFICER

                                                       HILTON HOTELS CORPORATION

                                                       By:          /s/ STEPHEN F. BOLLENBACH
                                                            -----------------------------------------
                                                                   Name: Stephen F. Bollenbach
                                                               TITLE: PRESIDENT AND CHIEF EXECUTIVE
                                                                             OFFICER

                                                       CHICAGO HILTON, INC.

                                                       By:          /s/ STEPHEN F. BOLLENBACH
                                                            -----------------------------------------
                                                                   Name: Stephen F. Bollenbach
                                                               TITLE: PRESIDENT AND CHIEF EXECUTIVE
                                                                             OFFICER

                                                                       EXHIBIT A

                 FORM OF RULE 145 LETTER FOR COMPANY AFFILIATES

                                                                       [Date]

Hilton Hotels Corporation
9336 Civic Center Drive
Beverly Hills, CA 90210

Promus Hotel Corporation
755 Crossover Lane
Memphis, TN 98031

Ladies and Gentlemen:

    The undersigned has been advised that, as of the date of this letter, the undersigned may be deemed to be an "affiliate" of Promus Hotel Corporation, a Delaware corporation (the "COMPANY"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "RULES AND REGULATIONS") of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 ACT"). Pursuant to the terms of the Agreement and Plan of Merger dated as of September 3, 1999 (the "MERGER AGREEMENT") among the Company, Hilton Hotels Corporation, a Delaware corporation ("PARENT"), and Chicago Hilton, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("MERGER SUBSIDIARY"), the Company will be merged with and into Merger Subsidiary with Merger Subsidiary to be the surviving corporation in the merger (the "MERGER").

    As a result of the Merger, the undersigned will receive shares of common stock, par value $2.50 per share, of Parent ("PARENT STOCK") in exchange for shares owned by the undersigned of common stock, par value $0.01, of the Company (the "COMPANY COMMON STOCK"), or options, warrants or other rights to acquire Parent Stock.

    The undersigned represents, warrants and covenants to Parent and the Company that, as of the date the undersigned receives any Parent Stock (including through exercise of any options, warrants or other rights) as a result of the
Merger:

    A. The undersigned shall not make any sale, transfer or other disposition of the Parent Stock in violation of the 1933 Act or the Rules and Regulations.

    B. The undersigned has carefully read this letter and reviewed the principal terms of the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon the undersigned's ability to sell, transfer or otherwise dispose of Parent Stock, to the extent the undersigned felt necessary, with the undersigned's counsel or counsel for the Company.

    C. The undersigned has been advised that the issuance of Parent Stock to the undersigned pursuant to the Merger will be registered with the SEC under the 1933 Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, because, at the time the Merger is submitted for a vote of the stockholders of the Company, the undersigned may be deemed an affiliate of the Company, the undersigned may not sell, transfer or otherwise dispose of Parent Stock issued to the undersigned in the Merger (including through the exercise of any options, warrants or other rights) unless (i) such sale, transfer or other disposition has been registered under the 1933 Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the SEC under the 1933 Act, or (iii) in the opinion of counsel reasonably acceptable to Parent, or pursuant to a "no action" letter obtained by the undersigned from the SEC staff, such sale, transfer or other disposition is otherwise exempt from registration under the 1933 Act.

    D. The undersigned understands that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Stock by the undersigned or on the undersigned's behalf under the 1933 Act or to take any other action necessary in order to enable the undersigned to make such sale, transfer or other disposition in compliance with an exemption from such registration.

    E. The undersigned also understands that there will be placed on the certificates for the Parent Stock issued to the undersigned, or on any substitutions therefor, a legend stating in substance:

       "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY IN ACCORDANCE WITH THE TERMS OF A LETTER AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND HILTON HOTELS CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF HILTON HOTELS CORPORATION."

    F. The undersigned also understands that, unless the transfer by the undersigned of the undersigned's Parent Stock (including any Parent Stock acquired pursuant to the exercise of any options, warrants or other rights) has been registered under the 1933 Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to the undersigned's transferee:

       "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SECURITIES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES HAVE NOT BEEN ACQUIRED BY THE HOLDER WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if (i) the securities represented thereby have been registered for sale by the undersigned under the 1933 Act or (ii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a "no-action" letter obtained by the undersigned from the SEC staff to the effect that the restrictions imposed by Rule 145 under the 1933 Act no longer apply to the undersigned.

    G. The undersigned further understands and agrees that the representations, warranties, covenants and agreements of the undersigned set forth herein are for the benefit of Parent, the Company and the Surviving Corporation (as defined in the Merger Agreement) and will be relied upon by such firms and their respective counsel and accountants.

    H. The undersigned understands and agrees that this letter agreement shall apply to all shares of the capital stock of Parent and the Company that are deemed beneficially owned by the undersigned pursuant to applicable federal securities laws and which were directly or indirectly acquired by the undersigned as a result of the consummation of the transactions contemplated by the Merger Agreement.

    Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an "affiliate" of the Company as described in the first paragraph of this letter, nor as a waiver of any rights that the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

                                          Very truly yours,

                                         By:____________________________________
                                          Name:
                                          Title:

Accepted this __ day of
_________, ___ by

HILTON HOTELS CORPORATION

By____________________________________
Name:
Title:

                                   APPENDIX B

                                                          September 7, 1999

Board of Directors
Hilton Hotels Corporation
9336 Civic Center Drive
Beverly Hills, CA 90210

Members of the Board:

We understand that Promus Hotel Corporation (the "Company"), Hilton Hotels Corporation ("Buyer") and Chicago Hilton, Inc., a wholly owned subsidiary of Buyer ("Acquisition Sub"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated as of September 3, 1999 (the "Merger Agreement"), which provides for, among other things, the merger of the Company with Acquisition Sub (the "Merger"). You have advised us that in its final form, the Merger Agreement contemplates an alternative possibility as to the mechanics of the Merger (not reflected in the September 3 draft referred to above) depending upon future circumstances, in order to minimize adverse effects of the Merger under certain existing contracts. You have further advised that such alternative would not adversely affect Buyer in any material respect. Pursuant to the Merger, other than shares of Company Common Stock held in treasury or held by any Subsidiary (as defined in the Merger Agreement) of the Company or by Buyer or any of its Subsidiaries or as to which appraisal rights have been perfected, 55% of the outstanding shares of common stock, par value $.01 per share of the Company (the "Company Common Stock") will be converted into the right to receive $38.50 per share in cash, and 45% of the outstanding shares of Company Common Stock will be converted into the right to receive the number of shares of common stock, par value $2.50 per share of Buyer (the "Buyer Common Stock) equal to the Exchange Ratio (as defined below). You have advised us that under the alternative mechanics referred to above, common stock of a new holding company could be substituted for Company Common Stock. The "Exchange Ratio" is defined in the Merger Agreement as the number (rounded to the nearest ten-thousandth) determined by dividing $38.50 by the Market Price per share of Buyer Common Stock; provided, that in no event shall the Exchange Ratio be
(x) greater than 3.2158 or (y) less than 2.9096. The "Market Price" per share of Buyer Common Stock is defined in the Merger Agreement as the average of the volume weighted average per share sales price of Buyer Common Stock on the New York Stock Exchange, Inc. for twenty trading days selected by lot out of the thirty trading days ending on and including the fifth trading day prior to the Effective Time (as defined in the Merger Agreement). The terms and conditions of the Merger are more fully set forth in the Merger Agreement and are incorporated herein by reference.

You have asked for our opinion as to whether the consideration to be paid by Buyer pursuant to the Merger Agreement is fair from a financial point of view to Buyer.

For purposes of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements and other information of the Company and Buyer;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

   (iii) reviewed certain financial projections prepared by the management of the Company;

    (iv) discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

    (v) discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic financial and operational benefits anticipated from the merger with senior executives of Buyer;

    (vi) reviewed certain internal financial statements and other financial and operating data concerning Buyer prepared by the management of Buyer;

   (vii) reviewed certain financial projections prepared by the management of Buyer;

  (viii) discussed the past and current operations and financial condition and the prospects of Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Buyer;

    (ix) reviewed with senior executives of Buyer the pro forma impact of the Merger on Buyer's earnings per share, consolidated capitalization and financial ratios;

    (x) reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Common Stock;

    (xi) compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with those of certain other comparable publicly traded companies and their securities;

   (xii) compared the financial performance of Buyer and the prices and trading activity of the Buyer Common Stock with those of certain other comparable publicly traded companies and their securities;

  (xiii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

   (xiv) participated in discussions and negotiations among representatives of the Company and Buyer and their financial and legal advisors;

   (xv) reviewed the draft Merger Agreement and certain related documents; and

   (xvi) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and Buyer. We have also relied upon, without independent verification, the assessment of Buyer of the strategic, financial and operational benefits expected to result from the Merger. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of Buyer in connection with this transaction and will receive a fee for our services, including possibly fees for providing financing services in connection with this transaction. In the past, Morgan Stanley & Co. Incorporated ("Morgan Stanley") and its affiliates have provided financial advisory and financing services to Doubletree Corporation, which merged with the Company, and have received fees for its services.

It is understood that this letter is for the information of the Board of Directors of Buyer and may not be used for any other purpose without our prior written consent, except that this letter may be included in its entirety in any filing made by the Buyer with the Securities and Exchange Commission in connection with the Merger. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Merger, and Morgan Stanley expresses no opinion or recommendation as to how shareholders of the Company and Buyer should vote at the shareholders meetings to be held in connection with the Merger.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be paid by Buyer pursuant to the Merger Agreement is fair from a financial point of view to Buyer.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By: /s/ IAN C.T. PEREIRA
                                          --------------------------------------

                                             Ian C.T. Pereira
                                             MANAGING DIRECTOR

                                   APPENDIX C

                                                          September 7, 1999

Board of Directors
Hilton Hotels Corporation
9336 Civic Center Drive
Beverly Hills, CA 90210
Dear Sirs:

    You have requested our opinion as to the fairness from a financial point of view to Hilton Hotels Corporation (the "Company") and its stockholders of the consideration to be paid by the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of September 3, 1999 (the "Agreement"), by and among the Company, Promus Hotel Corporation ("Promus") and Chicago
Hilton, Inc., a wholly owned subsidiary of the Company ("Merger Subsidiary"), pursuant to which Promus will be merged with and into Merger Subsidiary (or in certain circumstances, Merger Subsidiary shall be merged with and into Promus) (the "Merger"). We understand that the Agreement contemplates an alternative possibility as to the mechanics of the Merger depending upon future circumstances, in order to minimize adverse effects of the Merger under certain existing contracts. You have advised that such alternative would not adversely affect the Company or Promus in any material respect.

    Pursuant to the Agreement, each share of common stock, $.01 par value ("Promus Stock"), of Promus will be converted into the right to receive, at the election of the holder (subject to the limitations below) (the "Cash Election" and the "Stock Election," respectively) either (i) $38.50 in cash (the "Cash Consideration") or (ii) the number of shares of common stock, $2.50 par value ("Company Stock"), of the Company equal to the Exchange Ratio (as defined below) (the "Stock Consideration" and together with the Cash Consideration, the "Merger Consideration"). The "Exchange Ratio" shall be a number of shares determined by dividing $38.50 by the Market Price (as defined below) per share of the Company Stock; PROVIDED, HOWEVER, that in no event shall the Exchange Ratio be greater than 3.2158 or less than 2.9096. The "Market Price" per share of the Company Stock shall be the average of the volume weighted average per share sales price of the Company Stock on the New York Stock Exchange, Inc. for twenty trading days selected by lot out of the thirty trading days ending on and including the fifth day prior to the effective date of the Merger. If Cash Elections exceed 55% of the aggregate shares of Promus Stock, shares for which cash elections have been received will receive prorated Cash and Stock Consideration, such that the aggregate Cash Consideration equals 55% of the total Merger Consideration. If Stock Elections exceed 45% of the aggregate shares of Promus Stock, shares for which Stock Elections have been received will receive prorated Stock and Cash Consideration, such that the aggregate Stock Consideration equals 45% of the total Merger Consideration. You have advised us that under the alternative mechanics of the Merger referred to above, common stock of a new holding company with minimal operations and whose sole assets are its interests in the Company and Promus could be substituted for Company Stock.

    In arriving at our opinion, we have reviewed the Agreement dated as of September 3, 1999. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Promus including information provided during discussions with their respective management. Included in the information provided during discussions with the respective managements were certain financial projections of Promus for the period beginning July 31, 1999 and ending December 31, 2003 prepared by the management of Company and certain financial projections of the Company for the period beginning July 31, 1999 and ending December 31, 2003 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company and Promus with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of Promus and the Company, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We have also assumed that the Merger will result in no corporate level taxation for the Company or Promus.

    In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Promus or their respective representatives, or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the management of the Company of the operating synergies achievable as a result of the Merger and upon our discussion, with your knowledge, of such synergies with the management of Promus. With respect to the financial projections supplied to us, we have relied on representations that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company and Promus. We have not assumed any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us.

    Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion as to the prices at which Company Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction or as to what election regarding form of consideration any such stockholder should make.

    Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services. DLJ co-managed $200 million of Senior Notes due 2009 and $200 million of Senior Notes due 2017 for the Company in December 1997, lead-managed a $773 million follow-on offering of the Company's common stock in April 1998, delivered a fairness opinion to the Company in connection with a spin-off of its gaming assets to its shareholders and the simultaneous acquisition of the gaming business of Grand Casinos, Inc. in June 1998 and acted as dealer manager and lead consent solicitation agent for Park Place Entertainment Corporation, a wholly owned subsidiary of the Company at the time, in connection with a tender offer and consent solicitation for $450 million of Grand Casinos' First Mortgage Notes due 2003 in December 1998. DLJ received usual and customary compensation in connection with these transactions.

    Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Merger Consideration to be paid by the Company pursuant to the Agreement is fair to the Company and its stockholders from a financial point of view.

                                          Very truly yours,
                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By: /s/ KEN MOELIS
                                          --------------------------------------

                                          Ken Moelis
                                          MANAGING DIRECTOR

                                   APPENDIX D

                                                               September 3, 1999

Board of Directors
Promus Hotel Corporation
755 Crossover Lane
Memphis, TN 38117

Members of the Board:

    You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Promus Hotel Corporation (the "Company") of the consideration to be received by such holders pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of September 3, 1999, by and among the Company, Hilton Hotels Corporation ("Parent") and Chicago Hilton, Inc. ("Merger Subsidiary"). As more fully described in the Merger Agreement, (i) the Company and Merger Subsidiary will merge (the "Merger") and
(ii) each outstanding share of the common stock, par value $0.01 per share, of the Company (the "Company Common Stock") (other than shares held by the Company, Parent or Merger Subsidiary) will be converted into the right to receive, at the election of the holder thereof and subject to proration, either (A) $38.50 in cash (the "Cash Consideration") or (B) that number of shares (rounded to the nearest ten-thousandth) of the common stock, par value $2.50 per share, of Parent (the "Parent Common Stock") determined by dividing $38.50 by the Market Price (as defined below) of the Common Stock (the "Exchange Ratio"); PROVIDED, HOWEVER, that in no event shall the Exchange Ratio be (x) greater than 3.2158 or
(y) less than 2.9096. Alternatively, pursuant to the Merger Agreement, the parties may agree to implement the Alternative Double Merger Structure (as defined in the Merger Agreement), in which case you have advised us that
(i) each outstanding share of Company Common Stock will be converted into the right to receive, at the election of the holder thereof and subject to proration, either (A) the Cash Consideration or (B) that number of shares (rounded to the nearest ten-thousandth) of the common stock (the "New Hilton Common Stock") of a new holding company ("New Hilton") equal to the Exchange Ratio, (ii) each outstanding share of Parent Common Stock will be converted into one share of New Hilton Common Stock and (iii) each of the Company and Parent will become wholly owned subsidiaries of New Hilton. The "Market Price" per share of Parent Common Stock shall be the average of the volume weighted average per share sales price of Parent Common Stock on the New York Stock
Exchange, Inc. for twenty trading days selected by lot out of the thirty trading days ending on and including the fifth trading day prior to the effective time of the Merger. In this opinion, the term "Merger Consideration" means (i) if the Alternative Double Merger Structure is not implemented, the Cash Consideration and the shares of Parent Common Stock, together with cash in lieu of fractional shares of Parent Common Stock, payable and issuable to the holders of Company Common Stock and (ii) if the Alternative Double Merger Structure is implemented, the Cash Consideration and the shares of New Hilton Common Stock payable and issuable to holders of Company Common Stock.

    In arriving at our opinion, we have reviewed the Merger Agreement, certain publicly available information concerning the Company and Parent and certain other financial information concerning the Company and Parent, including financial forecasts and estimated cost savings and synergies resulting from the Merger, that were provided to us by the Company and Parent, respectively. We have discussed the past and current business operations, financial condition and prospects of the Company and Parent with certain officers and employees of the Company and Parent, respectively. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant.

    In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purpose of this opinion, and we have not assumed any responsibility for independent verification of such information. With respect to the financial forecasts of the Company and Parent, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Parent, respectively, as to the future financial performance of the Company and Parent and we express no opinion with respect to such forecasts.

    Our opinion, as set forth herein, relates to the relative values of the Company and Parent. We are not expressing any opinion as to what the value of the Parent Common Stock or New Hilton Common Stock actually will be when issued pursuant to the Merger or the price at which the Parent Common Stock or New Hilton Common Stock will trade subsequent to the Merger. We have not made or obtained or assumed any responsibility for making or obtaining any independent evaluation or appraisal of any of the assets (including properties and facilities) or liabilities of the Company or Parent. We have assumed that the implementation of the Alternative Double Merger Structure will preserve the economic and financial terms of the Merger Agreement.

    Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the Company's underlying business decision to effect the proposed Merger, and we express no view on the effect on the Company of the Merger and related transactions. Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote on any matters relating to the proposed Merger or whether such stockholder should elect to receive the Cash Consideration or, as applicable, Parent Common Stock or New Hilton Common Stock.

    We have acted as financial advisor to the Board of Directors of the Company in connection with the proposed Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We are currently providing investment banking services to the Company and have in the past provided investment banking services to the Company and Parent, in each case unrelated to the proposed Merger, for which services we will receive or have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Parent for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Parent and their respective affiliates.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

                                          Very truly yours,
                                          /s/ SALOMON SMITH BARNEY INC.

                                          SALOMON SMITH BARNEY INC.

                                   APPENDIX E

                        DELAWARE GENERAL CORPORATION LAW

SECTION 262. APPRAISAL RIGHTS.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(G) of this title), Section 252 Section 254 Section 257 Section 258
Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each consitutent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constitutent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection
(f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                   APPENDIX F
          AMENDMENT TO HILTON'S RESTATED CERTIFICATE OF INCORPORATION

    Article IV(a) of Hilton's Restated Certificate of Incorporation shall be amended and restated in its entirety to read as follows:

        "(a) CAPITAL STOCK. The total number of shares of all classes of stock that the Corporation shall have the authority to issue is Five Hundred Twenty-Four Million Eight Hundred Thirty-Two Thousand Seven Hundred (524,832,700) shares consisting of Five Hundred Million (500,000,000) shares of Common Stock, par value $2.50 per share, and Twenty-Four Million Eight Hundred Thirty-Two Thousand Seven Hundred (24,832,700) shares of Preferred Stock, par value $1.00 per share."

                                   APPENDIX G
                         AMENDMENT TO HILTON'S BY-LAWS

    The first sentence of Section 15(a) of Hilton's By-laws shall be amended and restated in its entirety to read as follows:

        "Except as otherwise fixed by or pursuant to the provisions of Article IV of the Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, the number of the Directors of the Corporation shall be not less than ten nor more than twenty, with the exact number of Directors to be fixed from time to time solely by resolution adopted by a majority of the total number of Directors which the Corporation would have if there were no vacancies."

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law, Article XI of Hilton's Certificate of Incorporation, and Paragraph 35 of Hilton's By-Laws, as amended, authorize and empower Hilton to indemnify its directors, officers, employees and agents, and agreements with each of Hilton's directors and executive officers provide for indemnification against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of such person's relationship with Hilton, provided that such persons acted in accordance with a stated standard of conduct in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such persons in connection with such acts or events is not necessarily determinative of the question of whether such persons have met the required standard of conduct and are, accordingly, entitled to be indemnified. Hilton has purchased for the benefit of its officers and directors and those of certain subsidiaries insurance policies under which the issuing insurance companies agree, among other things, that in the event any such officer or director becomes legally obligated to make a payment (including legal fees and expenses) in connection with an alleged wrongful act, such insurance companies will pay Hilton up to $100,000,000. Wrongful act means any breach of duty, neglect, error, misstatement, misleading statement or other act done by an officer or director of Hilton or any subsidiary.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------

        2               Agreement and Plan of Merger, dated as of September 3, 1999, among Registrant, Promus Hotel Corporation and PRH
                        Acquisition Corporation (formerly known as Chicago Hilton,
                        Inc.) (attached as Appendix A to the Joint Proxy
                        Statement/Prospectus included in this Registration
                        Statement)

        4.1             Indenture, dated as of July 1, 1988, between Registrant and
                        Citibank, N.A., as Trustee, regarding Registrant's
                        Subordinated Debt Securities (incorporated herein by
                        reference from Exhibit 4.1 to Post-Effective Amendment
                        No. 2 to Registrant's Registration Statement on Form S-3
                        (File No. 2-95746))

        4.2             Indenture, dated as of July 1, 1988, between Registrant and
                        Morgan Guaranty Trust Company of New York, as Trustee,
                        regarding Registrant's Senior Debt Securities (incorporated herein by reference from Exhibit 4.1 to Post-Effective
                        Amendment No. 1 to Registrant's Registration Statement on
                        Form S-3 (File No. 2-99967))

        4.3             First Supplemental Indenture, dated as of June 30, 1992,
                        between Registrant and Morgan Guaranty Trust Company of New
                        York, as Trustee, regarding Registrant's Senior Debt
                        Securities, relating to Exhibit 4.2 hereto (incorporated
                        herein by reference from Exhibit 4.3 to Registrant's Annual
                        Report on Form 10-K for the year ended December 31, 1992)

        4.4             Indenture, dated as of May 14, 1996, between Registrant and
                        The Bank of New York, as Trustee, regarding Registrant's 5%
                        Convertible Subordinated Notes due 2006 (incorporated herein by reference from Exhibit 4.6 to Registrant's Registration
                        Statement on Form S-4 (File No. 333-10415))

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
        4.5.1           Indenture, dated as of April 15, 1997, between Registrant
                        and BNY Western Trust Company, as Trustee, regarding
                        Registrant's Debt Securities (incorporated herein by
                        reference from Exhibit 4.3 to Registrant's Current Report on
                        Form 8-K, dated April 15, 1997)

        4.5.2           First Supplemental Indenture, dated as of December 31, 1998, among Registrant, Park Place and BNY Western Trust Company, as Trustee, regarding Registrant's Debt Securities, relating to Exhibit 4.5.1 hereto (incorporated herein by reference
                        from Exhibit 4.1 to Registrant's Current Report on Form 8-K, dated January 8, 1999)

        4.5.3           Officers' Certificate containing terms of 7.95% Senior Notes due 2007 (incorporated herein by reference from Exhibit 99 to Registrant's Current Report on Form 8-K, dated April 15,
                        1997)

        4.5.4           Officers' Certificate containing terms of 7.375% Senior
                        Notes due 2002 (incorporated herein by reference from Exhibit 99.01 to Registrant's Current Report on Form 8-K, dated June 4, 1997)

        4.5.5 Officers' Certificate containing terms of 7% Senior Notes due 2004 (incorporated herein by reference from Exhibit
                        99.01 to Registrant's Current Report on Form 8-K, dated July 17, 1997)

        4.5.6           Officers' Certificate containing terms of 7.20% Senior Notes due 2009 and 7.5% Senior Notes due 2017 (incorporated herein by reference from Exhibit 4.1 to Registrant's Current Report on Form 8-K, dated December 17, 1997)

        4.6             Credit Agreement, dated as of October 18, 1996, among
                        Registrant, Morgan Guaranty Trust Company of New York, as
                        Documentation Agent, The Bank of New York, as Administrative
                        Agent, and the financial institutions signatory thereto
                        (incorporated herein by reference from Exhibit 4.5 to
                        Registrant's Annual Report on Form 10-K for the year ended
                        December 31, 1996)

        4.7             Amendment No. 1 to Credit Agreement, dated as of December 3,
                        1998, among Registrant, Morgan Guaranty Trust Company of New
                        York, as Documentation Agent, The Bank of New York, as
                        Administrative Agent, and the financial institutions
                        signatory thereto, relating to Exhibit 4.6 hereto
                        (incorporated herein by reference from Exhibit 4.7 to
                        Registrant's Annual Report on Form 10-K for the year ended
                        December 31, 1998)

        4.8             Reimbursement Agreement, dated as of November 15, 1990,
                        among Registrant, Swiss Bank Corporation and the financial institutions signatory thereto (incorporated herein by
                        reference from Exhibit 4.7 to Registrant's Annual Report on
                        Form 10-K for the year ended December 31, 1990)

        4.9             First Amendment to Reimbursement Agreement, dated as of
                        December 17, 1996, among Registrant, Deutsche Bank AG and the financial institutions signatory thereto, relating to
                        Exhibit 4.8 hereto (incorporated herein by reference from Exhibit 4.9 to Registrant's Annual Report on Form 10-K for the year ended December 31, 1998)

        4.10            Second Amendment to Reimbursement Agreement, dated as of May
                        1, 1998, among Registrant, Deutsche Bank AG and the
                        financial institutions signatory thereto, relating to
                        Exhibits 4.8 and 4.9 hereto (incorporated herein by
                        reference from Registrant's Annual Report on Form 10-K for the year ended December 31, 1998)

        4.11            Amended and Restated Rights Agreement, dated as of September
                        10, 1998, between Registrant and ChaseMellon Shareholder
                        Services, L.L.C., as Rights Agent (incorporated herein by
                        reference from Exhibit 1 to Registrant's Registration
                        Statement on Form 8-A, dated September 16, 1998)

        4.12            Amendment No. 1 to the Amended and Restated Rights
                        Agreement, dated as of September 3, 1999, between
                        Registrant and ChaseMellon Shareholder Services, L.L.C., as
                        Rights Agent, relating to Exhibit 4.11 hereto (incorporated herein by reference from Exhibit 1 to Registrant's Report on
                        Form 8-A, dated September 3, 1999)

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
        5               Opinion of Gibson, Dunn & Crutcher LLP as to the legality of the securities being registered.............................

        8               Form of Opinion of Gibson, Dunn & Crutcher LLP as to tax
                        matters.....................................................

       23.1             Consent of Arthur Andersen LLP, independent public
                        accountants--Promus.........................................

       23.2             Consent of Arthur Andersen LLP, independent public
                        accountants--Hilton.........................................

       23.3             Consent of KPMG LLP, independent auditors...................

       23.4             Consent of Morgan Stanley & Co. Incorporated

       23.5             Consent of Donaldson, Lufkin & Jenrette Securities
                        Corporation

       23.6             Consent of Salomon Smith Barney Inc.

       23.7             Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
                        5)

       99.1             Form of Election and Letter of Transmittal..................

       99.2             Hilton Hotels Corporation Proxy for Special Meeting of
                        Stockholders................................................

       99.3             Promus Hotel Corporation Proxy for Special Meeting of
                        Stockholders................................................


---------


* Management contracts or compensatory plans or arrangements required to be filed as exhibits to this Registration Statement by Item 601(b)(10)(iii) of Regulation S-K, previously filed where indicated and incorporated herein by reference.



    Pursuant to Regulation Section 229.601, Item 601(b)(4)(iii) of
Regulation S-K, upon request of the Securities and Exchange Commission, the Registrant hereby undertakes to furnish a copy of any unfiled instrument which defines the rights of holders of long-term debt of the Registrant and its consolidated subsidiaries (and for any of its unconsolidated subsidiaries for which financial statements are required to be filed) wherein the total amount of securities authorized thereunder does not exceed 10% of the total consolidated assets of the Registrant.


ITEM 22.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

        The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on October 20, 1999.


                                          HILTON HOTELS CORPORATION


                                          /s/ THOMAS E. GALLAGHER_______________
                                          Thomas E. Gallagher
                                          EXECUTIVE VICE PRESIDENT, CHIEF
                                          ADMINISTRATIVE OFFICER,
                                          GENERAL COUNSEL AND SECRETARY


                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen F. Bollenbach or Thomas E. Gallagher, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ STEPHEN F. BOLLENBACH
----------------------------------------
Stephen F. Bollenbach
President, Chief Executive Officer and Director
October 19, 1999



/s/ PETER M. GEORGE
----------------------------------------
Peter M. George, Director
October 19, 1999



/s/ MATTHEW J. HART
----------------------------------------
Matthew J. Hart
Executive Vice President, Chief Financial
Officer and Treasurer
October 18, 1999



/s/ DIETER H. HUCKESTEIN
----------------------------------------
Dieter H. Huckestein, Director
October 18, 1999



/s/ ROBERT M. LA FORGIA
----------------------------------------
Robert M. La Forgia
Senior Vice President and Controller
(Chief Accounting Officer)
October 18, 1999



/s/ JOHN L. NOTTER
----------------------------------------
John L. Notter, Director
October 19, 1999



/s/ DONNA F. TUTTLE
----------------------------------------
Donna F. Tuttle, Director
October 19, 1999



/s/ A. STEVEN CROWN
----------------------------------------
A. Steven Crown, Director
October 19, 1999



/s/ ARTHUR M. GOLDBERG
----------------------------------------
Arthur M. Goldberg, Director
October 19, 1999



/s/ BARRON HILTON
----------------------------------------
Barron Hilton
Chairman of the Board
October 19, 1999
/s/ ROBERT L. JOHNSON
----------------------------------------
Robert L. Johnson, Director
October 20, 1999



/s/ BENJAMIN V. LAMBERT
----------------------------------------
Benjamin V. Lambert, Director
October 19, 1999



/s/ JUDY L. SHELTON
----------------------------------------
Judy L. Shelton, Director
October 19, 1999



/s/ SAM D. YOUNG, JR.
----------------------------------------
Sam D. Young, Jr., Director
October 20, 1999

                                       INDEX TO EXHIBITS
       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------

        2               Agreement and Plan of Merger, dated as of September 3, 1999, among Registrant, Promus Hotel Corporation and PRH
                        Acquisition Corporation (formerly known as Chicago Hilton,
                        Inc.)(attached as Appendix A to the Joint Proxy
                        Statement/Prospectus included in this Registration
                        Statement)

        4.1             Indenture, dated as of July 1, 1988, between Registrant and
                        Citibank, N.A., as Trustee, regarding Registrant's
                        Subordinated Debt Securities (incorporated herein by
                        reference from Exhibit 4.1 to Post-Effective Amendment
                        No. 2 to Registrant's Registration Statement on Form S-3
                        (File No. 2-95746))

        4.2             Indenture, dated as of July 1, 1988, between Registrant and
                        Morgan Guaranty Trust Company of New York, as Trustee,
                        regarding Registrant's Senior Debt Securities (incorporated herein by reference from Exhibit 4.1 to Post-Effective
                        Amendment No. 1 to Registrant's Registration Statement on
                        Form S-3 (File No. 2-99967))

        4.3             First Supplemental Indenture, dated as of June 30, 1992,
                        between Registrant and Morgan Guaranty Trust Company of New
                        York, as Trustee, regarding Registrant's Senior Debt
                        Securities, relating to Exhibit 4.2 hereto (incorporated
                        herein by reference from Exhibit 4.3 to Registrant's Annual
                        Report on Form 10-K for the year ended December 31, 1992)

        4.4             Indenture, dated as of May 14, 1996, between Registrant and
                        The Bank of New York, as Trustee, regarding Registrant's 5%
                        Convertible Subordinated Notes due 2006 (incorporated herein by reference from Exhibit 4.6 to Registrant's Registration
                        Statement on Form S-4 (File No. 333-10415))

        4.5.1           Indenture, dated as of April 15, 1997, between Registrant
                        and BNY Western Trust Company, as Trustee, regarding
                        Registrant's Debt Securities (incorporated herein by
                        reference from Exhibit 4.3 to Registrant's Current Report on
                        Form 8-K, dated April 15, 1997)

        4.5.2           First Supplemental Indenture, dated as of December 31, 1998, among Registrant, Park Place and BNY Western Trust Company, as Trustee, regarding Registrant's Debt Securities, relating to Exhibit 4.5.1 hereto (incorporated herein by reference
                        from Exhibit 4.1 to Registrant's Current Report on Form 8-K, dated January 8, 1999)

        4.5.3           Officers' Certificate containing terms of 7.95% Senior Notes due 2007 (incorporated herein by reference from Exhibit 99 to Registrant's Current Report on Form 8-K, dated April 15,
                        1997)

        4.5.4           Officers' Certificate containing terms of 7.375% Senior
                        Notes due 2002 (incorporated herein by reference from Exhibit 99.01 to Registrant's Current Report on Form 8-K, dated June 4, 1997)

        4.5.5 Officers' Certificate containing terms of 7% Senior Notes due 2004 (incorporated herein by reference from Exhibit
                        99.01 to Registrant's Current Report on Form 8-K, dated July 17, 1997)

        4.5.6           Officers' Certificate containing terms of 7.20% Senior Notes due 2009 and 7.5% Senior Notes due 2017 (incorporated herein by reference from Exhibit 4.1 to Registrant's Current Report on Form 8-K, dated December 17, 1997)

        4.6             Credit Agreement, dated as of October 18, 1996, among
                        Registrant, Morgan Guaranty Trust Company of New York, as
                        Documentation Agent, The Bank of New York, as Administrative
                        Agent, and the financial institutions signatory thereto
                        (incorporated herein by reference from Exhibit 4.5 to
                        Registrant's Annual Report on Form 10-K for the year ended
                        December 31, 1996)

                                       INDEX TO EXHIBITS
       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
        4.7             Amendment No. 1 to Credit Agreement, dated as of December 3,
                        1998, among Registrant, Morgan Guaranty Trust Company of New
                        York, as Documentation Agent, The Bank of New York, as
                        Administrative Agent, and the financial institutions
                        signatory thereto, relating to Exhibit 4.6 hereto
                        (incorporated herein by reference from Exhibit 4.7 to
                        Registrant's Annual Report on Form 10-K for the year ended
                        December 31, 1998)

        4.8             Reimbursement Agreement, dated as of November 15, 1990,
                        among Registrant, Swiss Bank Corporation and the financial institutions signatory thereto (incorporated herein by
                        reference from Exhibit 4.7 to Registrant's Annual Report on
                        Form 10-K for the year ended December 31, 1990)

        4.9             First Amendment to Reimbursement Agreement, dated as of
                        December 17, 1996, among Registrant, Deutsche Bank AG and the financial institutions signatory thereto, relating to
                        Exhibit 4.8 hereto (incorporated herein by reference from Exhibit 4.9 to Registrant's Annual Report on Form 10-K for the year ended December 31, 1998)

        4.10            Second Amendment to Reimbursement Agreement, dated as of May
                        1, 1998, among Registrant, Deutsche Bank AG and the
                        financial institutions signatory thereto, relating to
                        Exhibits 4.8 and 4.9 hereto (incorporated herein by
                        reference from Registrant's Annual Report on Form 10-K for the year ended December 31, 1998)

        4.11            Amended and Restated Rights Agreement, dated as of September
                        10, 1998, between Registrant and ChaseMellon Shareholder
                        Services, L.L.C., as Rights Agent (incorporated herein by
                        reference from Exhibit 1 to Registrant's Registration
                        Statement on Form 8-A, dated September 16, 1998)

        4.12            Amendment No. 1 to the Amended and Restated Rights
                        Agreement, dated as of September 3, 1999, between Registrant and ChaseMellon Shareholder Services, L.L.C., as Rights
                        Agent, relating to Exhibit 4.11 hereto (incorporated herein by reference from Exhibit 1 to Registrant's Report on
                        Form 8-A, dated September 3, 1999)

        5               Opinion of Gibson, Dunn & Crutcher LLP as to the legality of the securities being registered.............................

        8               Form of Opinion of Gibson, Dunn & Crutcher LLP as to tax
                        matters.....................................................

       23.1             Consent of Arthur Andersen LLP, independent public
                        accountants--Promus.........................................

       23.2             Consent of Arthur Andersen LLP, independent public
                        accountants--Hilton.........................................

       23.3             Consent of KPMG LLP, independent auditors...................

       23.4             Consent of Morgan Stanley & Co. Incorporated

       23.5             Consent of Donaldson, Lufkin & Jenrette Securities
                        Corporation

       23.6             Consent of Salomon Smith Barney Inc.

       23.7             Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
                        5)

       99.1             Form of Election and Letter of Transmittal..................

       99.2             Hilton Hotels Corporation Proxy for Special Meeting of
                        Stockholders................................................

                                       INDEX TO EXHIBITS
       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
       99.3             Promus Hotel Corporation Proxy for Special Meeting of
                        Stockholders................................................


---------


* Management contracts or compensatory plans or arrangements required to be filed as exhibits to this Registration Statement by Item 601(b)(10)(iii) of Regulation S-K, previously filed where indicated and incorporated herein by reference.


    Pursuant to Regulation Section 229.601, Item 601(b)(4)(iii) of
Regulation S-K, upon request of the Securities and Exchange Commission, the Registrant hereby undertakes to furnish a copy of any unfiled instrument which defines the rights of holders of long-term debt of the Registrant and its consolidated subsidiaries (and for any of its unconsolidated subsidiaries for which financial statements are required to be filed) wherein the total amount of securities authorized thereunder does not exceed 10% of the total consolidated assets of the Registrant.